   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 17, 1999.


                                                  REGISTRATION NO. 333-

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549

                            ------------------------


                                    FORM S-4


                             REGISTRATION STATEMENT


                                     UNDER


                           THE SECURITIES ACT OF 1933

                            ------------------------


                                PEOPLESOFT, INC.


             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



              DELAWARE                               7372                              68-0137069
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL                (IRS EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)



                   4460 HACIENDA DRIVE, PLEASANTON, CA 94588


                                 (925) 694-3000



    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,


                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)



                                  CRAIG CONWAY


                     PRESIDENT AND CHIEF EXECUTIVE OFFICER


                                PEOPLESOFT, INC.


               4460 HACIENDA DRIVE, PLEASANTON, CALIFORNIA 94588


                                 (925) 694-3000


           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,


                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)



                                   COPIES TO:



                   KENNETH R. LAMB                                        GREGORY M. GALLO
                  PETER T. HEILMANN                                         JOE SORENSON
             GIBSON, DUNN & CRUTCHER LLP                          GRAY CARY WARE & FREIDENRICH LLP
         ONE MONTGOMERY STREET, TELESIS TOWER                           400 HAMILTON AVENUE
           SAN FRANCISCO, CALIFORNIA 94104                          PALO ALTO, CALIFORNIA 94301
                    (415) 393-8200                                         (650) 833-2100



     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:


 As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the merger described in the proxy statement/prospectus.



    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]



                        CALCULATION OF REGISTRATION FEE



- -------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF                                PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT OF
SECURITIES TO BE                AMOUNT TO BE           OFFERING PRICE        AGGREGATE OFFERING         REGISTRATION
REGISTERED                     REGISTERED(1)             PER SHARE              PRICE(1)(2)              FEE(2)(3)
- -------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $.01 per share.........        25,892,462                $16.08               $416,339,027            $115,742.25
- -------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------



(1) The number of shares to be registered pursuant to this Registration Statement is based upon the aggregate number of shares of The Vantive Corporation common stock, par value $.001 per share ("Vantive Common Stock"), currently outstanding, and the number of shares of Vantive Common Stock issuable upon exercise of options to acquire shares of Vantive Common Stock currently outstanding, shares of Vantive Common Stock issuable upon conversion of Vantive's 4.75% convertible subordinated notes, and shares of Vantive Common Stock issuable to other third parties, multiplied by an exchange ratio of 0.825 shares of common stock, par value $.01 per share, of the Registrant.



(2) The registration fee was computed pursuant to Rules 457(f) and 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of Vantive Common Stock, as reported by The Nasdaq Stock Market on November 10, 1999.



(3) $71,155.31 of the registration fee was previously paid with the filing by The Vantive Corporation of preliminary proxy solicitation materials under
    Section 14(g) and Rule 0-11 of the Securities Exchange Act of 1934, as amended. Such fee has been credited against the registration fee payable hereunder pursuant to Rule 457(b) under the Securities Act of 1933. Accordingly, a registration fee of $ 44,586.94 is being paid herewith.

                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 [VANTIVE LOGO]
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON DECEMBER 29, 1999


TO THE STOCKHOLDERS OF
THE VANTIVE CORPORATION:


     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of The Vantive Corporation, a Delaware corporation, will be held on December 29, 1999, at 9:00 a.m., local time, at The Santa Clara TechMart at 5201 Great America Parkway, Santa Clara, California for the following purposes:


     1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 11, 1999, by and among Vantive, PeopleSoft, Inc., a Delaware corporation, and a wholly-owned Delaware subsidiary of PeopleSoft that provides for, among other things, a merger that will result in Vantive becoming a wholly-owned subsidiary of PeopleSoft and Vantive stockholders becoming PeopleSoft stockholders. In the merger, each share of Vantive common stock will be converted into 0.825 shares of PeopleSoft common stock.

     2. To consider and vote upon the postponement or adjournment of the special meeting in order to solicit additional votes to approve the merger agreement if the secretary of the special meeting determines that there are not sufficient votes to approve the merger agreement.


     The close of business on November 17, 1999 has been fixed as the record date for determining those stockholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Therefore, only stockholders of record on November 17, 1999 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.


                                          By Order of the Board of Directors

                                          /s/ THOMAS L. THOMAS
                                          Thomas L. Thomas
                                          Chairman of the Board and
                                          Chief Executive Officer


November 19, 1999


     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY VOTE IN PERSON IF YOU ATTEND THE SPECIAL MEETING, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

     THE MERGER AGREEMENT MUST BE APPROVED BY THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF VANTIVE COMMON STOCK. YOUR VOTE ON THIS MATTER IS VERY IMPORTANT. WE URGE YOU TO REVIEW CAREFULLY THE ENCLOSED MATERIAL AND TO RETURN YOUR PROXY CARD PROMPTLY.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

           The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                PRELIMINARY COPY


                                 [VANTIVE LOGO]

                                PROXY STATEMENT

                                     [LOGO]

                                   PROSPECTUS

                            ------------------------


     The Vantive Corporation and PeopleSoft, Inc. have entered into an agreement that provides for a merger, as a result of which Vantive will become a wholly-owned subsidiary of PeopleSoft. In the merger, Vantive stockholders will receive 0.825 shares of PeopleSoft common stock for each of their shares of Vantive common stock. PeopleSoft will issue at least 22.67 million shares of its common stock, but may issue as many as 25.89 million shares if all Vantive options vested as of the date of this proxy statement/ prospectus are exercised and Vantive's convertible debt is converted prior to the merger.



     This proxy statement/prospectus is being furnished to Vantive stockholders in connection with the solicitation by Vantive's board of directors of proxies for use at the special meeting of stockholders to be held at The Santa Clara TechMart at 5201 Great America Parkway, Santa Clara, California, at 9:00 a.m., local time, on December 29, 1999. At this meeting, Vantive stockholders will vote on the proposed merger. This proxy statement/prospectus also constitutes the prospectus of PeopleSoft with respect to the shares of PeopleSoft common stock to be issued to Vantive stockholders in the merger.


     Share Information:


PeopleSoft ("PSFT")...................  The Nasdaq Stock Market closing price on November 16,
                                          1999: $17.81
Vantive ("VNTV")......................  The Nasdaq Stock Market closing price on November 16,
                                          1999: $14.25


     All information concerning PeopleSoft in this proxy statement/prospectus has been furnished by PeopleSoft, and all information concerning Vantive in this proxy statement/prospectus has been furnished by Vantive. Vantive stockholders are encouraged to read this proxy statement/prospectus carefully and to understand it before they vote.


     SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER IN DETERMINING HOW TO VOTE ON THE PROPOSED MERGER.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SECURITIES TO BE ISSUED IN THIS TRANSACTION OR DETERMINED THAT THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     THIS PROXY STATEMENT/PROSPECTUS IS DATED NOVEMBER 19, 1999, AND IS FIRST BEING MAILED TO VANTIVE STOCKHOLDERS ON OR ABOUT NOVEMBER 22, 1999.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
SUMMARY.....................................................    1
RISK FACTORS................................................   14
  Risk Factors Relating to the Merger.......................   14
  Risk Factors Relating to PeopleSoft.......................   17
  Risk Factors Relating to Vantive..........................   26
VANTIVE SPECIAL MEETING.....................................   35
  General...................................................   35
  Matters to be Considered..................................   35
  Proxies...................................................   35
  Solicitation of Proxies...................................   35
  Record Date and Voting Rights.............................   35
  Recommendation of Vantive Board...........................   36
THE MERGER..................................................   37
  Background of the Merger..................................   37
  PeopleSoft's Reasons for the Merger.......................   40
  Recommendation of the Vantive Board of Directors and
     Vantive's Reasons for the Merger.......................   41
  Interests of Vantive's Management in the Merger and
     Potential Conflicts of Interests.......................   43
  Opinion of Vantive's Financial Advisor....................   45
  The Merger................................................   52
  Closing...................................................   52
  Conversion of Vantive Stock; Treatment of Vantive Stock
     Options and Convertible Subordinated Notes.............   52
  Exchange of Certificates; Fractional Shares...............   52
  Representations and Warranties............................   53
  Conduct of Business Before the Merger.....................   54
  Conditions to Completing the Merger.......................   59
  Regulatory and Other Approvals Required for the Merger....   60
  Extension, Waiver and Amendment of the Merger Agreement...   61
  Termination of the Merger Agreement.......................   61
  Material Federal Income Tax Consequences..................   63
  Accounting Treatment......................................   65
  Employee Benefits and Plans...............................   66
  Option Agreement..........................................   66
  Restrictions on Resales by Affiliates.....................   67
  Corporate Structure of PeopleSoft After the Merger........   68
MANAGEMENT AFTER THE MERGER.................................   69
PRICE RANGE OF COMMON STOCK.................................   70
INFORMATION ABOUT PEOPLESOFT................................   72
  General...................................................   72
  Management and Additional Information.....................   73
INFORMATION ABOUT VANTIVE...................................   74
  General...................................................   74
  Management and Additional Information.....................   74

                                                              PAGE
                                                              ----
PEOPLESOFT CAPITAL STOCK AND COMPARISON OF STOCKHOLDER
RIGHTS......................................................   75
  Description of PeopleSoft Capital Stock...................   75
  Comparison of Rights of PeopleSoft Stockholders and
     Vantive Stockholders...................................   78
DISSENTERS' APPRAISAL RIGHTS................................   83
LEGAL MATTERS...............................................   83
EXPERTS.....................................................   83
STOCKHOLDER PROPOSALS.......................................   83
OTHER MATTERS...............................................   83
WHERE YOU CAN FIND MORE INFORMATION.........................   84


APPENDICES

Appendix A -- Merger Agreement

Appendix B -- Option Agreement

Appendix C -- Opinion of Credit Suisse First Boston Corporation

     PeopleSoft, the PeopleSoft logo, PeopleTools, Psn/vision, PeopleCode and PeopleTalk are trademarks of PeopleSoft, Inc. Vantive, Vantive Sales, Vantive Support, Vantive Quality, Vantive HelpDesk, Vantive FieldService, Vantive Inventory, Vantive Procurement, VanWeb, Vantive Partner Desktop, Vantive On-The-Go, Vantive WebCustomer, Vantive Self-Service and The Vantive Enterprise are trademarks of The Vantive Corporation. All other trademarks used are owned by their respective owners.

                                    SUMMARY

     This brief summary highlights selected information from the proxy statement/prospectus. It does not contain all of the information that is important to you. We urge you to carefully read the entire proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers to fully understand our proposed merger. See "Where You Can Find More Information."


THE MERGER (PAGE 37)


     We have attached the merger agreement to this document as Appendix A. Please read the merger agreement. It is the legal document that governs the merger.


PARTIES TO THE MERGER (PAGES 72 AND 74)


PEOPLESOFT, INC.
4460 Hacienda Drive
Pleasanton, California 94588
(925) 694-3000

     PeopleSoft, headquartered in Pleasanton, California, is a world leader in enterprise application software. PeopleSoft provides enterprise application software for human resource management, financial accounting, distribution, supply chain management and manufacturing operations. For more than 3,000 customers, PeopleSoft's applications offer a high degree of flexibility, rapid implementation, scalability across multiple databases and operating systems, and lower cost of ownership. PeopleSoft's customers include some of the largest multi-national organizations in the world, as well as small and medium size businesses and government agencies. All of PeopleSoft's software products are backed by PeopleSoft Advantage Customer Service, a comprehensive consulting, education and technical support program.

     PeopleSoft's strategy is to offer comprehensive solutions that enable organizations to manage and enhance their relationships with customers, suppliers and employees. These solutions will include front office applications for customer relationship management, eCommerce and employee administration. The front office applications can be seamlessly integrated with PeopleSoft's enterprise application software to provide organizations with a complete 360 degree view of their customers, suppliers and employees.


     PeopleSoft had approximately 6,400 employees worldwide at September 30, 1999. PeopleSoft had 1998 revenues of $1.3 billion and revenues of $921 million for the first nine months of 1999.


THE VANTIVE CORPORATION
2525 Augustine Drive
Santa Clara, California 95054
(408) 982-5700

     Vantive, headquartered in Santa Clara, California, is a worldwide leader in customer relationship management solutions and has more than 850 customers. Vantive's products enable companies to sell, support and service customers through channels of interaction including the Internet, call center, e-mail, or directly through sales and service representatives. The Vantive Enterprise is an integrated software suite that leverages the Internet to increase sales, marketing, call center, field service, help desk and web service effectiveness. The Vantive Enterprise is differentiated by its

     - high-performance,

     - scalable architecture,

     - web-based solutions, and

     - time- and cost-effective implementations.

     Vantive is supported by extensive software, consulting and service partner programs that provide further technology and vertical expertise as well as integration support. Founded in 1990, Vantive distributes its products in more than two dozen countries.


     Vantive had approximately 570 full-time employees worldwide at September 30, 1999. Vantive had 1998 revenues of $163 million and revenues of $136 million for the first nine months of 1999.

EFFECT AND TIMING OF THE MERGER

     We propose that PeopleSoft and Vantive combine by way of a merger as a result of which each of you will become PeopleSoft stockholders. We expect to complete the merger no later than December 31, 1999, although the merger agreement does not expire until March 31, 2000. We also expect that the merger will close within two business days after the special meeting if Vantive stockholders approve the merger.


EXCHANGE OF SHARES (PAGE 52)


     When the merger occurs, each of your shares of Vantive common stock will automatically become the right to receive from PeopleSoft 0.825 shares of PeopleSoft common stock.

     You will have to surrender your Vantive common stock certificates to receive new certificates representing PeopleSoft common stock. You will not need to do this, however, until you receive written instructions after we have completed the merger.


VANTIVE STOCK OPTIONS AND CONVERTIBLE SUBORDINATED NOTES (PAGE 52)


     In the merger, each stock option to buy Vantive common stock will become an option to buy PeopleSoft common stock. However, each option will continue to be governed by the terms of the Vantive stock option plan or other agreement under which it was issued. The number of shares of PeopleSoft common stock subject to each new stock option, as well as the exercise price of that stock option, will be adjusted to reflect the merger exchange ratio applicable to the Vantive common stock.

     In addition, PeopleSoft will assume all obligations under Vantive's convertible subordinated notes and will provide for the conversion rights to which the subordinated noteholders are entitled.


MANAGEMENT AFTER THE MERGER (PAGE 69)


     The composition of PeopleSoft's current executive management is not expected to change as a result of the merger.

     Several members of Vantive's current management have signed employment agreements providing for them to remain at Vantive, as part of PeopleSoft, after the merger.


THE VANTIVE STOCKHOLDERS MEETING (PAGE 35)


     At the Vantive stockholders meeting, you will be asked to:

          1. approve an agreement that provides for a merger in which Vantive will become a wholly-owned subsidiary of PeopleSoft; and

          2. vote on the postponement or adjournment of the meeting to solicit additional votes to approve the merger agreement, if the secretary of the meeting decides that there are not enough votes to approve the merger agreement.


RECORD DATE AND THE VOTE REQUIRED (PAGE 35)



     You can vote at the special meeting if you owned Vantive common stock at the close of business on November 17, 1999, the record date for the meeting. You can cast one vote for each share of Vantive common stock you owned at that time. To adopt the merger agreement, the holders of a majority of shares of Vantive common stock allowed to vote at the meeting must vote in favor of it. As of the record date, Vantive's directors and executive officers and their affiliates beneficially owned approximately 420,000 shares of Vantive common stock entitling them to exercise about 1.5% of the voting power of the Vantive common stock entitled to vote at the special meeting. PeopleSoft's directors, executive officers and affiliates owned no shares of Vantive common stock as of the record date.


     You may vote your shares in person by attending the meeting or by mailing us your proxy if you are unable or do not wish to attend. You may revoke your proxy at any time before we take a vote at the meeting by sending a written notice revoking the proxy or a later-dated proxy to the secretary of Vantive, or by attending the meeting and voting in person.

OUR REASONS FOR THE MERGER (PAGES 40 AND 41)


     PeopleSoft and Vantive are proposing to merge because they believe that the merger will significantly benefit their respective stockholders, customers and employees. Specifically, PeopleSoft believes that a combination with Vantive will benefit these constituencies for the following reasons:

     - PeopleSoft would acquire Vantive's customer relationship management software solution, otherwise known as CRM, which is one of the broadest CRM solutions available in the market today encompassing marketing, sales, customer service, field service, help desk and web self-service, and, similar to PeopleSoft's enterprise software suite, is highly scalable across multiple databases and operating systems;

     - PeopleSoft would acquire a CRM solution which is very highly rated by industry analysts and has consistently achieved a top rating for customer satisfaction;

     - the merger will enable the combined company to provide a comprehensive 360 degree enterprise view for managing and enhancing relationships with customers by combining Vantive's CRM solution with PeopleSoft's enterprise application software;

     - PeopleSoft believes Vantive's CRM architecture is more compatible with PeopleSoft's own architecture;

     - the merger will provide PeopleSoft immediate access to Vantive's employee's who possess specific CRM domain expertise and technical skills, including computer telephony integration and mobile computing;

     - PeopleSoft will be able to expand internationally more quickly because of Vantive's strong presence, leading market share, and product availability in key international markets;

     - PeopleSoft will gain access to Vantive's customer base; and

     - both companies have a common culture, including a shared commitment to maintaining high customer satisfaction levels, and close geographic proximity which will facilitate the integration of PeopleSoft's and Vantive's operations and support functions.

     Vantive believes that a merger with PeopleSoft will:

     - provide Vantive stockholders with an attractive price for their Vantive shares;

     - potentially reduce stockholder risk after the merger as a result of the greater resources of the combined companies;

     - increase value for Vantive's customers through a diversification of product and service offerings;

     - enhance the opportunity to realize Vantive's strategic objective of diversifying and building upon its strengths in eBusiness because of the complementary nature of the product and service offerings of PeopleSoft and Vantive;

     - provide a better opportunity for Vantive to attract and retain qualified personnel;

     - provide access to PeopleSoft's global sales force; and

     - provide Vantive immediate access to specific technical skills and depth of technical talent that PeopleSoft possesses.


     The discussion of our reasons for the merger includes forward-looking statements about possible or assumed future results of our operations and the performance of the combined company after the merger. Future results and performance are subject to risks and uncertainties, which could cause such results and performance to differ significantly from those expressed in these statements. For a discussion of factors that could affect these future results, see "Forward-Looking Statements May Prove Inaccurate" on page 7 and "Risk Factors" on page 14.

VANTIVE BOARD'S RECOMMENDATION TO STOCKHOLDERS (PAGE 41)


     The Vantive board of directors believes that the merger is advisable, fair to you and in your best interests, and unanimously recommends that you vote "FOR" approval of the merger agreement.


OPINION OF VANTIVE'S FINANCIAL ADVISOR (PAGE 45)


     Vantive's financial advisor, Credit Suisse First Boston Corporation, has delivered a written opinion to the Vantive board of directors as to the fairness, from a financial point of view, of the exchange ratio provided for in the merger to the holders of Vantive common stock. The full text of Credit Suisse First Boston's written opinion is attached to this proxy statement/prospectus as Appendix C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. CREDIT SUISSE FIRST BOSTON'S OPINION IS DIRECTED TO THE VANTIVE BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE MERGER.


COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGES 70 AND 71)


     PeopleSoft common stock is traded on The Nasdaq Stock Market. On October 8, 1999, the last trading day before we announced the merger, PeopleSoft common stock closed at $17.25 per share. Vantive common stock is also traded on The Nasdaq Stock Market. On October 8, 1999, Vantive common stock closed at $8.9375 per share.


CONDITIONS TO COMPLETION OF THE MERGER (PAGE 59)


     Whether we complete the merger depends on a number of conditions being satisfied in addition to Vantive stockholders' approval of the merger agreement. However, either PeopleSoft or Vantive may choose to complete the merger even though one or more of these conditions has not been satisfied, as long as the law allows them to do so. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.


REGULATORY APPROVALS REQUIRED FOR THE MERGER (PAGE 60)



     PeopleSoft and Vantive may not complete the merger until we have filed notifications with the United States Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice, and have waited a specified period of time. We have filed the necessary notifications and the waiting period was terminated early.



WAIVER AND AMENDMENT (PAGE 61)


     We may jointly amend the merger agreement, and each of us may waive our right to require the other to adhere to the terms and conditions of the merger agreement. However, we may not do so after the Vantive stockholders approve the merger, if the amendment or waiver reduces or changes the consideration that they will receive, unless the stockholders approve the amendment or waiver.


TERMINATION OF THE MERGER AGREEMENT (PAGE 61)


     We can agree at any time prior to completing the merger to terminate the merger agreement. Also, either of us can decide, without the other's consent, to terminate the merger agreement if the merger has not been completed by March 31, 2000, the other company has seriously breached the merger agreement, or for other reasons.


TERMINATION OF THE MERGER AGREEMENT IN CONNECTION WITH AN UNSOLICITED ACQUISITION PROPOSAL (PAGE 62)


     Vantive may engage in negotiations regarding an unsolicited proposal from a potential acquirer other than PeopleSoft if the Vantive board decides, based upon the opinion of its financial advisor, that the potential acquirer is capable of consummating a proposal that is superior to the merger. Vantive may also provide the potential acquirer with due diligence information if copies are also provided to PeopleSoft.

     Vantive may terminate the merger agreement if, after Vantive's board of directors has received an unsolicited proposal from a potential acquirer, the board decides in good faith, after consultation with legal counsel, that it must withdraw its recommendation of the merger with PeopleSoft in order to comply with its fiduciary duties under Delaware law. Under these circumstances, however, Vantive's board of directors must give PeopleSoft the opportunity to at least match the potential acquirer's proposal. PeopleSoft may terminate the merger agreement if Vantive's board of directors withdraws or adversely modifies its recommendation that Vantive stockholders approve the merger with PeopleSoft or recommends that Vantive stockholders approve another competing transaction.


TERMINATION PAYMENTS (PAGE 62)


     In general, Vantive has agreed to pay PeopleSoft $12 million if the merger agreement is terminated because:

     - the Vantive board withdraws or adversely modifies its approval or recommendation of the merger or recommended that the Vantive stockholders approve a proposal for a merger or other business combination with a company other than PeopleSoft;

     - Vantive significantly breached its covenants and an offer to acquire Vantive by a third party had been announced before termination or within six months after termination Vantive becomes party to a merger or other business combination with a company other than PeopleSoft; or

     - Vantive holds a stockholder meeting and fails to obtain its stockholders' approval of the merger and an offer to acquire Vantive by a third party had been announced before the vote and within 12 months after termination Vantive becomes party to a merger or other business combination with a company other than PeopleSoft.


REIMBURSEMENT OF EXPENSES (PAGE 62)


     Vantive has agreed to pay PeopleSoft $2 million as reimbursement of its fees and expenses if the merger agreement is terminated for either of the first two reasons above or if the merger is terminated by PeopleSoft for any of the following reasons:

     - Vantive's representations or warranties in the merger agreement are untrue so that the conditions to PeopleSoft's obligation to complete the merger could not be satisfied by March 31, 2000; or

     - Vantive failed to perform its agreements in the merger agreement, and this failure, in the aggregate, substantially adversely affects Vantive or the ability of PeopleSoft or Vantive to complete the merger or substantially delays the merger.

     PeopleSoft has agreed to pay Vantive $2 million as reimbursement of its fees and expenses if the merger agreement is terminated by Vantive because:

     - PeopleSoft's representations or warranties in the merger agreement are untrue so that the conditions to Vantive's obligation to complete the merger could not be satisfied by March 31, 2000; or

     - PeopleSoft failed to perform its agreements in the merger agreement, and this failure, in the aggregate, substantially adversely affects PeopleSoft or the ability of PeopleSoft or Vantive to complete the merger or substantially delays the merger.

     Otherwise, whether or not the merger is completed, we will each pay our own fees and expenses.


OPTION AGREEMENT (PAGE 66 AND APPENDIX B)


     As part of the merger, Vantive has entered into a stock option agreement granting PeopleSoft an option to purchase 5,497,300 shares of Vantive common stock. This option would become exercisable if the $12 million payment described above becomes payable by Vantive. Vantive has advised PeopleSoft that no event has occurred as of this date that would allow PeopleSoft to exercise its option. The total number of shares that PeopleSoft may purchase if it exercises the option represents 16.667% of the shares of Vantive common stock outstanding on October 11, 1999, assuming the option had been exercised, or 19.999% before the exercise.

     The exercise price of the option is $14.23125 per share. Under certain circumstances, PeopleSoft may elect to require Vantive to repurchase the option. PeopleSoft may not receive total value in excess of $4 million from the option.

     We entered into the option agreement so that, if a third-party submitted a successful proposal to acquire Vantive, PeopleSoft would be compensated for its efforts, expenses and lost business opportunities incurred as a result of its proposed combination with Vantive.


INTEREST OF VANTIVE'S MANAGEMENT IN THE MERGER THAT DIFFER FROM YOUR INTEREST (PAGE 43)


     Some members of Vantive's management have interests in the merger that differ from, or are in addition to, their interests as stockholders of Vantive. These additional interests exist because of employment and related agreements that these officers have entered into with Vantive and PeopleSoft, and rights that these officers have or will have under some of the benefit plans maintained by Vantive and PeopleSoft. These agreements and plans will provide the Vantive officers with severance benefits if their employment with Vantive is terminated after this or any other merger occurs or after Vantive is acquired by anyone.

     In addition, after the merger, PeopleSoft will continue the indemnification arrangements for directors and officers of Vantive and its subsidiaries in effect prior to the merger. However, PeopleSoft's indemnification of Vantive's directors or officers may be limited to Vantive's net worth as of June 30, 1999. Also, PeopleSoft will cause Vantive to maintain a policy of directors' and officers' liability insurance for six years after the merger for the benefit of those persons who were directors or officers covered by liability insurance immediately before the merger occurs.

     Details about the interests of some of Vantive's directors and executive officers are described under "The Merger -- Interests of Vantive's Management in the Merger and Potential Conflicts of Interests."

     The members of Vantive's board of directors knew about these interests, and considered them when they approved the merger agreement.


DISSENTERS' APPRAISAL RIGHTS (PAGE 83)


     Delaware law does not provide you with dissenters' appraisal rights in the merger.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO VANTIVE STOCKHOLDERS (PAGE 63)


     We expect that, for United States federal income tax purposes, your exchange of shares of Vantive common stock for shares of PeopleSoft common stock generally will not cause you to recognize any gain or loss. You may, however, recognize gain or loss in connection with any cash you receive instead of a fractional share of PeopleSoft common stock.

     THIS TAX TREATMENT MAY NOT APPLY TO EVERY VANTIVE STOCKHOLDER. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU MAY BE COMPLICATED. THEY WILL DEPEND ON YOUR SPECIFIC SITUATION AND ON VARIABLES NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES TO YOU.


ACCOUNTING TREATMENT (PAGE 65)


     We expect the merger to qualify as a pooling of interests. This means that, for accounting and financial reporting purposes, PeopleSoft will restate its historical financial statements to include the historical amounts from Vantive's financial statements.


MATERIAL DIFFERENCES IN THE RIGHTS OF STOCKHOLDERS (PAGE 75)


     The rights of PeopleSoft stockholders are governed by Delaware law and PeopleSoft's certificate of incorporation and bylaws. The rights of Vantive stockholders are also governed by Delaware law and Vantive's certificate of incorporation and bylaws. If we complete the merger, you will become a stockholder of PeopleSoft, and your rights will be governed by Delaware law and by PeopleSoft's charter documents.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     We have each made forward-looking statements in this proxy statement/prospectus and in other documents to which we refer you that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of PeopleSoft and Vantive after the merger is completed. When we use any of the words "believes," "expects," "anticipates," "intends," "estimates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the actual financial results and performance of each of our companies before the merger and of the combined company after the merger, and these factors or events could cause those results or performance to differ significantly from those expressed in our forward-looking statements. These possible events or factors include the following:

     - we could lose customers as a result of the merger or the announcement of the merger;

     - our revenues after the merger may be lower than we currently expect for a variety of reasons including changes in market conditions and responses by competitors;

     - integrating our businesses and products or any businesses that we acquire in the future may be more time consuming, costly and difficult than we anticipate;

     - competition in PeopleSoft's and Vantive's industries is extremely intense and may increase;

     - we are in the process of developing products and services that are Internet-based, and existing and potential customers may not purchase these products and services;

     - technology-related changes, including "year 2000" data systems compliance, may be harder for either of us to make or more expensive than we currently expect, or we may not be able to make them as fast or as efficiently as our competitors;

     - we could have trouble attracting and retaining employees;

     - system integrators, distributors, resellers, channel partners and providers of technology and services may take or fail to take actions because of the merger that affect the combined company;

     - third parties may infringe our proprietary intellectual property rights;

     - issues and difficulties that we face in connection with rapid growth;

     - litigation involving matters such as intellectual property, securities, antitrust, employees and customer issues may adversely affect our business;

     - we may not be able to replicate our domestic growth internationally;

     - general economic conditions in the U.S. or abroad may change or be worse than we currently expect;

     - U.S. or international legislative or regulatory changes may adversely affect our business; and

     - changes may occur with respect to our stock price or in the securities markets in general.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following tables show summarized historical financial data for each of us. The information is derived from historical financial information that PeopleSoft and Vantive have presented in their prior SEC filings. PeopleSoft's consolidated historical financial statements for each of the five years in the period ended December 31, 1998 were audited by Ernst & Young LLP, independent auditors, and Vantive's consolidated historical financial statements for each of the five years in the period ended December 31, 1998 were audited by Arthur Andersen LLP, independent public accountants. The interim information for the nine months ended September 30, 1999 and 1998 is derived from unaudited financial statements of PeopleSoft and Vantive for those periods. Management of both PeopleSoft and Vantive believe all adjustments, consisting only of normal recurring adjustments considered necessary for a fair presentation, have been included. The results for the interim periods presented are not necessarily indicative of the results that may be expected for any future period. You should read all of the summary financial information we provide in the following tables in connection with this historical financial information.



     This historical financial information has also been incorporated into this document by reference. See "Where You Can Find More Information" on page 84.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

                                PEOPLESOFT, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                 FOR THE NINE MONTHS ENDED
                                       SEPTEMBER 30,                    FOR THE YEARS ENDED DECEMBER 31,
                                 -------------------------   ------------------------------------------------------
                                    1999          1998          1998        1997       1996       1995       1994
                                 -----------   -----------   ----------   --------   --------   --------   --------
                                        (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Revenues:
  License fees.................  $  183,221    $  432,732    $  576,467   $433,195   $252,799   $137,808   $ 68,580
  Services.....................     722,696       516,769       737,206    382,456    197,253     94,331     44,503
  Development and other
    services...................      14,839            --            --         --         --         --         --
                                 ----------    ----------    ----------   --------   --------   --------   --------
         Total revenues........     920,756       949,501     1,313,673    815,651    450,052    232,139    113,083
Costs and expenses:
  Cost of license fees.........      30,796        30,420        42,933     21,635     12,357      8,503      6,817
  Cost of services.............     377,041       301,206       424,234    229,178    118,906     56,789     26,740
  Cost of development
    services...................      13,499            --            --         --         --         --         --
  Sales and marketing..........     237,664       247,302       339,973    225,498    135,757     70,052     35,844
  Product development..........     190,156       148,377       209,677    129,553     70,653     38,625     15,318
  General and administrative...      61,141        47,608        61,447     43,611     27,162     16,182      8,167
  In-process research and
    development and merger
    related costs..............          --            --        13,900         --     29,393         --         --
  Restructuring charge.........       4,355            --            --         --         --         --         --
  Contribution to Momentum.....     176,409            --            --         --         --         --         --
                                 ----------    ----------    ----------   --------   --------   --------   --------
         Total costs and
           expenses............   1,091,061       774,913     1,092,164    649,475    394,228    190,151     92,886
                                 ----------    ----------    ----------   --------   --------   --------   --------
Operating income (loss)........    (170,305)      174,588       221,509    166,176     55,824     41,988     20,197
Other income, interest expense
  and other....................      15,688        14,317        20,067      9,862      5,888      4,149      2,192
                                 ----------    ----------    ----------   --------   --------   --------   --------
Income (loss) before income
  taxes........................    (154,617)      188,905       241,576    176,038     61,712     46,137     22,389
Provision for income taxes.....       8,717        71,784        98,358     67,775     25,851     18,799      9,308
                                 ----------    ----------    ----------   --------   --------   --------   --------
Net income (loss)..............  $ (163,334)   $  117,121    $  143,218   $108,263   $ 35,861   $ 27,338   $ 13,081
                                 ==========    ==========    ==========   ========   ========   ========   ========
Per Common Share Data
Basic income (loss) per
  share........................  $    (0.68)   $     0.51    $     0.63   $   0.49   $   0.17   $   0.13   $   0.07
Diluted income (loss) per
  share........................  $    (0.68)   $     0.45    $     0.55   $   0.44   $   0.15   $   0.12   $   0.06
BALANCE SHEET DATA
Working capital................  $  326,910    $  445,701    $  495,028   $245,014   $109,806   $ 89,437   $ 72,290
Total assets...................  $1,279,912    $1,306,106    $1,440,605   $898,336   $540,080   $322,241   $173,987
Long-term obligations..........  $  103,627        78,066    $  107,826         --         --         --   $    958
Stockholders' equity...........  $  546,387    $  618,133    $  664,292   $417,304   $253,248   $161,094   $ 94,580

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

                            THE VANTIVE CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                        FOR THE NINE MONTHS
                                        ENDED SEPTEMBER 30,           FOR THE YEARS ENDED DECEMBER 31,
                                        -------------------   -------------------------------------------------
                                          1999       1998       1998       1997      1996      1995      1994
                                        --------   --------   --------   --------   -------   -------   -------
                                            (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Revenues:
  License.............................  $ 61,170   $ 63,435   $ 89,215   $ 76,471   $41,513   $16,631   $ 7,141
  Service.............................    75,138     52,263     73,885     40,875    22,761     8,404     3,073
                                        --------   --------   --------   --------   -------   -------   -------
         Total revenues...............   136,308    115,698    163,100    117,346    64,274    25,035    10,214
Costs and expenses:
  Cost of license fees................     1,651        856      1,485        736       392       163       110
  Cost of services....................    45,230     29,151     41,436     22,748    12,263     5,968     2,383
  Sales and marketing.................    59,242     48,061     67,615     45,811    24,676    11,582     5,068
  Research and development............    25,646     19,982     28,293     17,508     7,261     3,319     2,072
  General and administrative..........    12,383      8,921     12,827      9,377     5,389     2,167     1,099
  In-process research and development
    and merger related costs..........        --      9,675     10,895     21,121        --        --        --
  Restructuring charges...............     4,375         --         --         --        --        --        --
                                        --------   --------   --------   --------   -------   -------   -------
         Total costs and expenses.....   148,527    116,646    162,551    117,301    49,981    23,199    10,732
                                        --------   --------   --------   --------   -------   -------   -------
Operating income (loss)...............   (12,219)      (948)       549         45    14,293     1,836      (518)
Other income, interest expense and
  other...............................       690        499        711      1,305     1,286       439       (30)
                                        --------   --------   --------   --------   -------   -------   -------
Income (loss) before income taxes.....   (11,529)      (449)     1,260      1,350    15,579     2,275      (548)
Provision for income taxes............    (2,551)     2,870      3,546      8,308     4,674       232        --
                                        --------   --------   --------   --------   -------   -------   -------
Net income (loss).....................  $ (8,978)    (3,319)  $ (2,286)  $ (6,958)  $10,905   $ 2,043   $  (548)
                                        ========   ========   ========   ========   =======   =======   =======
Per Common Share Data
Basic income (loss) per share.........  $  (0.34)  $  (0.13)  $  (0.09)  $  (0.28)  $  0.45   $  0.10   $ (0.14)
Diluted income (loss) per share.......  $  (0.34)  $  (0.13)  $  (0.09)  $  (0.28)  $  0.42   $  0.09   $ (0.14)
BALANCE SHEET DATA
Working Capital.......................  $110,259   $103,952   $109,422   $108,929   $32,959   $24,463   $ 3,438
Total assets..........................  $180,445   $175,819   $184,268   $162,739   $58,364   $34,587   $ 7,457
Convertible debt......................  $ 69,000   $ 69,000   $ 69,000   $ 69,000        --        --        --
Capital lease obligations, net of
  current portion.....................  $     97          2   $    165   $     25   $   346   $   571   $   415
Mandatorily redeemable convertible
  preferred stock.....................        --         --         --         --        --        --   $10,801
Total stockholders' equity
  (deficit)...........................  $ 63,990   $ 63,693   $ 69,038   $ 55,732   $39,431   $26,657   $(6,665)

 SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF PEOPLESOFT AND VANTIVE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     We are providing the following summary unaudited pro forma combined financial data to give you a better picture of what the results of operations and the financial position of the combined businesses of PeopleSoft and Vantive might have looked like had the merger occurred at an earlier date. This information is provided for illustrative purposes only and does not show what the results of operations or financial position of PeopleSoft would have been if the merger with Vantive actually occurred on the dates assumed. In addition, this information does not indicate what PeopleSoft's future consolidated operating results or consolidated financial position will be.

HOW THE PRO FORMA FINANCIAL DATA WAS PREPARED


     We derived this data from the unaudited pro forma combined condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. These statements assume a business combination between PeopleSoft and Vantive accounted for as a pooling of interests and combine PeopleSoft's financial position as of September 30, 1999 and historical results of operations for the fiscal years ended December 31, 1998, 1997 and 1996 and the nine months ended September 30, 1999 with Vantive's financial position and results of operations as of the same date and for the same periods, respectively. The pro forma statement of operations data assume the combination occurred at the beginning of the earliest period presented while the pro forma balance sheet data assume the combination took place on September 30, 1999.


THESE PRO FORMA FINANCIAL STATEMENTS HAVE BEEN BASED ON ASSUMPTIONS


     We prepared these pro forma statements on the basis of assumptions described in the notes thereto. These statements also reflect the issuance of
0.825 of a share of PeopleSoft common stock for each outstanding share of Vantive common stock, the exchange ratio specified in the merger agreement. The calculation of the number of shares exchanged was based on the number of shares of Vantive common stock outstanding as of September 30, 1999. The actual number of shares of PeopleSoft common stock to be issued will be based on the number of outstanding shares of Vantive common stock at the effective time of the merger. In addition, we will assume all of the outstanding Vantive stock options with the number of shares and the option prices appropriately adjusted by the exchange ratio. At September 30, 1999, Vantive had options outstanding to purchase 6,508,882 shares of Vantive common stock which would become options to purchase 5,369,827 shares of PeopleSoft common stock. The pro forma combined basic per share amounts are based on PeopleSoft's weighted average shares outstanding for the respective periods plus Vantive's weighted average shares outstanding for the respective periods multiplied by the exchange ratio of
0.825. The pro forma combined diluted net income per share amounts are based on the pro forma weighted average shares computed above plus the potentially dilutive securities of PeopleSoft and also Vantive on an as adjusted basis using the exchange ratio.


CHARGES RESULTING FROM THE COMBINATION


     PeopleSoft and Vantive estimate they will incur costs in connection with the merger in the range of $50 million to $70 million. Such costs include direct transaction costs of approximately $12 million, consisting primarily of business consulting fees paid to investment bankers, legal and accounting fees and expenses and $38 million to $58 million for certain exit costs resulting from the merger. PeopleSoft is only in the preliminary stages of determining such exit costs which could include, among other things, charges related to severance for certain employees of Vantive who will not remain with the combined company following the merger, lease payments for duplicate facilities which will no longer be used, costs to be incurred to terminate contracts with third parties who provide redundant or conflicting services and write-off of duplicative equipment and other fixed assets. Accordingly, such estimates of cost are preliminary and, therefore subject to change. PeopleSoft anticipates having an exit plan in place at the time the merger is consummated which is currently expected to be late in the fourth quarter of 1999, at which time these exit costs, as well as the direct transaction costs, will be charged to operations.


YOU SHOULD READ THESE SUMMARY PRO FORMA FINANCIAL STATEMENTS WITH THE HISTORICAL FINANCIAL STATEMENTS


     The summary unaudited selected pro forma combined condensed consolidated financial data should be read in conjunction with the unaudited pro forma combined condensed financial statements and the related notes, which begin at page 87. They should also be read in conjunction with the audited financial statements of PeopleSoft and Vantive which are incorporated in this proxy statement/prospectus by reference. The summary unaudited pro forma financial data are not necessarily indicative of what the actual results of operations and financial position would have been had the merger with Vantive taken place on January 1, 1996 or September 30, 1999, and do not indicate results of operations or financial position.



  SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL DATA


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                         YEARS ENDED DECEMBER 31,
                                                NINE MONTHS ENDED    --------------------------------
                                                SEPTEMBER 30, 1999      1998        1997       1996
                                                ------------------   ----------   --------   --------
SELECTED UNAUDITED PRO FORMA COMBINED
  STATEMENT OF OPERATIONS DATA:
  Total revenues..............................      $1,056,992       $1,474,768   $932,154   $514,241
  Net income (loss)...........................      $ (172,332)      $  139,943   $101,097   $ 46,746
  Basic income (loss) per share...............      $    (0.66)      $     0.56   $   0.42   $   0.20
     Shares used in basic per share
       computation............................         262,310          249,807    239,572    231,055
  Diluted income (loss) per share.............      $    (0.66)      $     0.50   $   0.37   $   0.18
     Shares used in diluted per share
       computation............................         262,310          281,058    270,204    260,776



                                                                  AS OF
                                                              SEPTEMBER 30,
                                                                  1999
                                                              -------------
SELECTED UNAUDITED PRO FORMA COMBINED BALANCE SHEET DATA:
Working capital.............................................   $  395,769
  Total assets..............................................    1,478,485
  Long-term obligations.....................................      173,967
  Stockholder's equity......................................      568,505


UNAUDITED COMPARATIVE PER SHARE DATA

     The following tables present certain unaudited historical and unaudited pro forma per share data that reflect the completion of the merger of PeopleSoft and Vantive. This data should be read in conjunction with the unaudited pro forma combined condensed consolidated financial statements included elsewhere in this proxy statement/prospectus, and the historical financial statements of PeopleSoft and Vantive incorporated in this proxy statement/prospectus by reference. The new PeopleSoft unaudited pro forma combined per share data do not necessarily indicate the operating results that would have been achieved had the merger of PeopleSoft and Vantive occurred at the beginning of the earliest period presented, and do not indicate future results of operations or financial position.

     The following options and other potential common securities, based upon the amounts outstanding as of September 30, 1999, have not been included in the computation of pro forma diluted net loss per share for the nine months ended September 30, 1999 because their effect would be antidilutive.



PeopleSoft options outstanding..............................  50,450,000
PeopleSoft warrants outstanding.............................   3,240,000
Options to be assumed in connection with the merger with
  Vantive...................................................   6,509,000
PeopleSoft equivalent shares issuable upon the conversion of
  Vantive's outstanding convertible debt....................   1,358,000
                                                              ----------
                                                              61,557,000
                                                              ----------


CALCULATION OF BOOK VALUE PER SHARE AMOUNTS


     The pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares outstanding at the end of each period for which the computation is made. For purposes of computing the historical book value per share of PeopleSoft as of December 31, 1998, historical book value of $664.3 million was divided by historical actual shares outstanding of 233,881,000. For purposes of computing the book value per share of Vantive as of December 31, 1998, historical book value of $69.0 million was divided by the actual shares outstanding of 26,415,000. For purposes of computing the pro forma book value per share as of December 31, 1998, pro forma net book value of $692.3 million was divided by pro forma shares outstanding of 255,673,000. Calculation of Vantive equivalent pro forma per share amounts are computed by multiplying the pro forma amounts per PeopleSoft share by the exchange ratio of 0.825 shares of PeopleSoft common stock for each Vantive common share.


                      UNAUDITED COMPARATIVE PER SHARE DATA


                                                                 FOR THE NINE         FOR THE YEAR ENDED
                                                                 MONTHS ENDED            DECEMBER 31,
                                                              SEPTEMBER 30, 1999             1998
                                                           ------------------------   ------------------
HISTORICAL PEOPLESOFT
Net income (loss) per common share -- basic..............           $(0.68)                 $0.63
Net income (loss) per common shares -- diluted...........           $(0.68)                 $0.55
Book value per common share at period end................           $ 2.17                  $2.84
PRO FORMA COMBINED PER PEOPLESOFT SHARE
Net income (loss) per common share -- basic..............           $(0.66)                 $0.56
Net income (loss) per common share -- diluted............           $(0.66)                 $0.50
Book value per common share at period end................           $ 2.07                  $2.71



                                                                 FOR THE NINE         FOR THE YEAR ENDED
                                                                 MONTHS ENDED            DECEMBER 31,
                                                              SEPTEMBER 30, 1999             1998
                                                           ------------------------   ------------------
HISTORICAL VANTIVE
Net income (loss) per common share -- basic..............           $(0.34)                 $(0.09)
Net income (loss) per common share -- diluted............           $(0.34)                 $(0.09)
Book value per common share at period end................           $ 2.33                  $ 2.61
EQUIVALENT PRO FORMA COMBINED PER VANTIVE SHARE
Net income (loss) per common share -- basic..............           $(0.54)                 $ 0.46
Net income (loss) per common share -- diluted............           $(0.54)                 $ 0.41
Book value per common share at period end................           $ 1.71                  $ 2.24

                                  RISK FACTORS

     Vantive stockholders should carefully consider the following risk factors, together with the other information included and incorporated by reference in this proxy statement/prospectus, in deciding whether to vote to approve the merger.

RISK FACTORS RELATING TO THE MERGER

CHANGES IN THE MARKET VALUE OF PEOPLESOFT COMMON STOCK COULD ADVERSELY AFFECT THE VALUE OF THE CONSIDERATION THAT YOU ARE RECEIVING FOR YOUR VANTIVE COMMON STOCK.

     There will be no adjustment to the exchange ratio of 0.825 shares for changes in the market price of either Vantive common stock or PeopleSoft common stock, and Vantive is not permitted to walk away from the merger or resolicit the vote of its stockholders solely because of changes in the market price of PeopleSoft common stock. Accordingly, the specific dollar value of PeopleSoft common stock to be received by you upon completion of the merger will depend on the market value of PeopleSoft common stock at the time of the merger.

PEOPLESOFT AND VANTIVE COULD LOSE CUSTOMERS OR FAIL TO ATTRACT NEW CUSTOMERS AS A RESULT OF THE ANNOUNCEMENT OR CONSUMMATION OF THE MERGER, WHICH WOULD CAUSE A DECREASE IN REVENUE.

     We cannot assure you that PeopleSoft's and Vantive's current customers will continue their current buying patterns. In addition, the announcement of the merger may inhibit PeopleSoft's and Vantive's attempts to attract new customers. Certain of Vantive's or PeopleSoft's current or potential customers may cancel or defer orders for each company's products as a result of the merger or the announcement of the merger. We believe these cancellations or deferrals may occur because some of our current or potential customers might be concerned about our ability to integrate our operations. See "-- We May Not Successfully Integrate Our Business Operations Or Our Management May Be Distracted By The Integration Process." Any such delay or cancellation would adversely affect PeopleSoft's or Vantive's or, after the merger, the combined company's sales.

VANTIVE STOCKHOLDERS MAY EXPERIENCE LOWER RETURNS ON THEIR INVESTMENT AFTER THE MERGER.

     Vantive stockholders may receive a lower return on their investment after the merger than if the merger did not occur. If, for example, PeopleSoft does not achieve the anticipated operating and strategic benefits of the merger or if PeopleSoft does not otherwise achieve its business objectives and the market price for PeopleSoft's stock declines, a lower return could occur. The issuance of PeopleSoft common stock in the merger will result in dilution and this could hurt its market price. In addition, the trading price of PeopleSoft common stock has fluctuated significantly in the past and is likely to continue to do so. Often, these fluctuations have been greater than those experienced by the stock market in general.

THE IRS MAY CHALLENGE THE TAX-FREE NATURE OF THE MERGER, AND IF THIS CHALLENGE WERE SUCCESSFUL YOU COULD BE REQUIRED TO PAY INCOME TAX ON ANY GAIN REALIZED IN THE MERGER.

     PeopleSoft and Vantive will not seek a ruling from the Internal Revenue Service that the merger generally will be tax-free to Vantive stockholders. Therefore, there is a risk that the Internal Revenue Service may later challenge the tax-free nature of the merger. If it did, Vantive stockholders might be required to pay tax on any gain realized in the merger. See "The
Merger -- Material Federal Income Tax Consequences."

SOME OF VANTIVE'S DIRECTORS AND OFFICERS HAVE INTERESTS THAT COULD HAVE INFLUENCED THEIR DECISION TO RECOMMEND THE MERGER TO VANTIVE STOCKHOLDERS.

     In considering the recommendation of the Vantive board of directors to approve the merger, Vantive stockholders should recognize that one of Vantive's directors and several of its officers have an interest in completing the transaction because of employment arrangements, potential severance benefits and other reasons. These reasons are described under the headings "The
Merger -- Interests of Vantive's Management in the Merger and Potential Conflicts of Interests" and "Management After The Merger."

WE MAY NOT SUCCESSFULLY INTEGRATE OUR BUSINESS OPERATIONS OR OUR MANAGEMENT MAY BE DISTRACTED BY THE INTEGRATION PROCESS.

     After the merger has been completed, PeopleSoft may integrate, among other things, the following business operations of Vantive into PeopleSoft:

     - product and service offerings;

     - product development, sales and marketing;

     - research and development;

     - administrative and customer service functions; and

     - management information systems.

     Integrating the operations of Vantive with those of PeopleSoft after the merger may be difficult, costly and time consuming. The integration of our combined operations may temporarily distract management from the day-to-day business of the combined company after the merger. PeopleSoft and Vantive may fail to manage this integration effectively or to achieve any of the anticipated benefits that both companies hope will result from the merger.

PEOPLESOFT EXPECTS TO INCUR POTENTIALLY SIGNIFICANT INTEGRATION COSTS IN CONNECTION WITH THE MERGER, WHICH COULD NEGATIVELY AFFECT PEOPLESOFT'S EARNINGS.

     PeopleSoft expects to incur costs from integrating Vantive's operations with those of PeopleSoft. These costs may be substantial and may include:

     - costs for employee redeployment, relocation or severance;

     - costs for employee retention, which could include salary increases or bonuses;

     - conversion of information systems;

     - reorganization or closures of facilities; and

     - relocation or disposition of excess equipment or other assets.


     We cannot determine the amount of these costs with certainty at this time. PeopleSoft and Vantive estimate they will incur costs in connection with the merger in the range of $50 million to $70 million. Such costs include direct transaction costs of approximately $12 million, consisting primarily of business consulting fees paid to investment bankers, legal and accounting fees and expenses and $38 million to $58 million for certain exit costs resulting from the merger. PeopleSoft is only in the preliminary stages of determining such exit costs which could include, among other things, charges related to severance for certain employees of Vantive who will not remain with the combined company following the merger, lease payments for duplicate facilities which will no longer be used, costs to be incurred to terminate contracts with third parties who provide redundant or conflicting services and write-off of duplicative equipment and other fixed assets. Accordingly, such estimates of cost are preliminary and, therefore, subject to change. PeopleSoft anticipates having an exit plan in place at the time the merger is consummated which is currently expected to be late in the fourth quarter of 1999, at which time these exit costs, as well as the direct transaction costs, will be charged to operations. PeopleSoft expects to charge the costs of integrating operations in the quarter in which the merger is completed and in subsequent quarters as decisions are made and costs are incurred. This will increase PeopleSoft's operating costs and expenses and decrease PeopleSoft's operating income for those quarters.


PEOPLESOFT COULD LOSE KEY VANTIVE PERSONNEL WHO ARE NECESSARY TO ACHIEVE THE BENEFITS THAT PEOPLESOFT AND VANTIVE EXPECT TO REALIZE FROM THE MERGER.

     The merger could lead to the loss of key Vantive personnel even though some of them have signed employment and related agreements providing for them to remain with the combined company. If one or more of Vantive's senior management, engineers or sales or customer support personnel leaves after the merger is completed, the business of the combined company could be seriously harmed, and PeopleSoft may not be able to achieve the benefits that it expects to realize from the merger.

THE FAILURE TO SATISFY CONDITIONS TO COMPLETION OF THE MERGER COULD JEOPARDIZE THE MERGER. FAILURE TO COMPLETE THE MERGER COULD BE COSTLY TO VANTIVE AND ITS STOCKHOLDERS.

     Even if Vantive's stockholders approve the merger, the merger may not close if any of the following occur:

     - either PeopleSoft or Vantive experiences any significant adverse change in its business since the time Vantive and PeopleSoft signed the merger agreement;

     - either PeopleSoft or Vantive has significantly breached any of its representations, warranties or covenants made in the merger agreement;

     - PeopleSoft is unable to account for the merger as a pooling of interests; or

     - there is imposed a law, regulation or court order that prohibits the merger.

If the merger is not completed:

     - Vantive may be required to pay PeopleSoft an expense reimbursement of $2 million and, in some instances if an acquisition or other similar transaction involving Vantive potentially exists or occurs, a termination payment of $12 million;

     - in some instances if an acquisition or other similar transaction involving Vantive potentially exists or occurs, PeopleSoft's option to purchase up to 5,497,300 shares of Vantive common stock may become exercisable;

     - the price of Vantive common stock may decline, assuming that current market prices reflect a market assumption that the merger will be completed; and

     - Vantive must still pay its costs related to the merger, such as legal, accounting and financial advisory fees.

     Furthermore, if the merger agreement is terminated and PeopleSoft exercises its option to purchase Vantive common stock, Vantive may not be able to account for a future transaction as a pooling of interests.

RISK FACTORS RELATING TO PEOPLESOFT

PEOPLESOFT COULD EXPERIENCE FLUCTUATIONS IN QUARTERLY OPERATING RESULTS WHICH COULD ADVERSELY IMPACT ITS STOCK PRICE.

     PeopleSoft's revenues and results of operations are difficult to predict and may fluctuate substantially from quarter to quarter. License revenues in any quarter depend substantially upon PeopleSoft's total contracting activity and its ability to recognize revenues in that quarter in accordance with its revenue recognition policies.

     PeopleSoft's contracting activity is difficult to forecast for a variety of reasons, including the following:

     - a significant portion of PeopleSoft's license agreements are completed within the last few weeks of each quarter;

     - PeopleSoft's sales cycle is relatively long and increasingly variable since PeopleSoft has broadened its marketing emphasis to include software product solutions for a customer's overall business;

     - the size of license transactions can vary significantly;

     - the possibility of economic downturns that are characterized by decreased product demand, price erosion, technological shifts, work slowdowns and layoffs may substantially reduce contracting activity;

     - customers may unexpectedly postpone or cancel system replacement or new system evaluations due to changes in their strategic priorities, project objectives, budgetary constraints or company management;

     - customer evaluations and purchasing processes vary significantly from company to company, and a customer's internal approval and expenditure authorization process can be difficult and time consuming, even after selection of a vendor;

     - changes in PeopleSoft's sales incentive plans have had and may continue to have an unpredictable impact on business patterns; and

     - the number, timing and significance of software product enhancements and new software product announcements by PeopleSoft and its competitors may affect purchase decisions.

     Several factors may require PeopleSoft to defer recognition of license revenue for a significant period of time after entering into a license agreement, including:

     - whether the license agreement relates entirely to then unavailable software products;

     - whether enterprise transactions include both currently deliverable software products and software products that are under development or other undeliverable elements;

     - whether the customer demands services that include significant modifications, customizations or complex interfaces that could delay product delivery or acceptance;

     - whether the transaction involves acceptance criteria that may preclude revenue recognition or if there are identified product-related issues, such as known defects; and

     - whether the transaction involves payment terms or fees that depend upon contingencies.

     Because of the factors listed above and other specific requirements under GAAP for software revenue recognition, PeopleSoft must have very precise terms in its license agreements in order to recognize revenue when it initially delivers software or performs services. Although PeopleSoft has a standard form of license agreement that meets the criteria under GAAP for current revenue recognition on delivered elements, it negotiates and revises these terms and conditions in some transactions. Negotiation of mutually acceptable terms and conditions can extend the sales cycle, and sometimes PeopleSoft does not obtain terms and conditions that permit revenue recognition at the time of delivery or even as work on the project is completed.

     Variances or slowdowns in PeopleSoft's prior quarter contracting activity may impact its consulting, training and maintenance service revenues since these revenues typically license fee revenues. PeopleSoft's ability to maintain or increase service revenue primarily depends on its ability to increase the number of its licensing agreements. In particular, the significant decrease in license revenues in 1999 versus the prior year may have a significant impact on service revenues and earnings in the second half of 1999 and in fiscal 2000.

     In addition, PeopleSoft's expense levels, operating costs and hiring plans are based on projections of future revenues and are relatively fixed. If PeopleSoft's actual revenues fall below expectations, its net income is likely to be disproportionately adversely affected.

PEOPLESOFT HAS RECENTLY EXPANDED ITS TECHNOLOGY INTO SEVERAL NEW BUSINESS AREAS AND CANNOT BE CERTAIN THAT ITS EXPANSION WILL BE SUCCESSFUL.

     PeopleSoft's future success depends on the Internet being accepted and widely used for commerce. PeopleSoft has recently expanded its technology into a number of new business areas to foster long-term growth, including electronic commerce, on-line business services and other products and services that can be offered over the Internet. These areas are relatively new to PeopleSoft's product development, sales and marketing personnel and PeopleSoft cannot be assured that the markets for these products will develop or that it will be able to compete effectively or will generate significant revenues in these new areas making PeopleSoft's success in this area is difficult to predict.

PEOPLESOFT DEPENDS ON THIRD-PARTY TECHNOLOGY WHICH COULD RESULT IN INCREASED COSTS OR DELAYS IN THE PRODUCTION AND IMPROVEMENT OF PEOPLESOFT'S PRODUCTS.

     PeopleSoft licenses numerous critical third-party software products that it incorporates into its own software products. If any of the third-party software vendors were to change their product offerings or terminate PeopleSoft's licenses, PeopleSoft might need to incur additional development costs to ensure continued performance of its products. In addition, if the cost of licensing any of these third-party software products significantly increases, PeopleSoft's gross margin levels could significantly decrease.

     PeopleSoft relies on existing partnerships with certain other software vendors who are also competitors. If these vendors change their business practices in the future, PeopleSoft may be compelled to find alternative vendors with complementary software, which may not be available on attractive terms, or may not be as widely accepted or as effective as the software provided by PeopleSoft's existing vendors.

THE RELATIONSHIP WITH MOMENTUM BUSINESS APPLICATIONS MAY NEGATIVELY IMPACT PEOPLESOFT BECAUSE PEOPLESOFT GAVE UP SOME CONTROL OVER RESEARCH AND DEVELOPMENT.

     PeopleSoft faces a number of risks as of a result of its relationship with Momentum Business Applications and the distribution of the Momentum Business Applications Class A Common Stock to PeopleSoft stockholders. These include:

     - PeopleSoft has less control over important research and development projects. PeopleSoft and Momentum must agree on project selection, budgets, timetables and specifications for each project, and Momentum has oversight responsibilities for the actual product development;

     - PeopleSoft could face restrictions on the amount and timing of its utilization of, or could lose, the tax benefits associated with the research and development expenditures on the projects pursued by Momentum; and

     - if PeopleSoft chooses to acquire Momentum, it will likely be required to record significant accounting charges relating to acquisition of in-process research and development and amortization of goodwill, which would decrease earnings.

RECENT ACCOUNTING PRONOUNCEMENTS COULD ADVERSELY IMPACT PEOPLESOFT'S PROFITABILITY BY DELAYING SOME REVENUE RECOGNITION INTO FUTURE PERIODS.

     Within the last 2 years, the American Institute of Certified Public Accountants issued Statement of Position, or SOP 97-2, "Software Revenue Recognition," SOP 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition," and SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions." These standards address software revenue recognition matters primarily from a conceptual level and do not include specific implementation guidance. PeopleSoft believes that it is currently in compliance with SOPs 97-2 and 98-4. PeopleSoft has not fully assessed its ability to comply with SOP 98-9 using current contracting and business practices. However, PeopleSoft believes that SOP 98-9 may require significantly more revenue to be deferred for certain types of transactions. This new standard is not effective until the year 2000.

     The American Institute of Certified Public Accountants has only issued some implementation guidelines for these standards and the accounting profession is still discussing a wide range of potential interpretations. These implementation guidelines, once finalized, could lead to unanticipated changes in PeopleSoft's current revenue accounting practices that could cause PeopleSoft to recognize lower profits. As a result, PeopleSoft may change its business practices significantly in order to continue to recognize a substantial portion of its license revenues when it delivers its software products. These changes may reduce demand, extend sales cycles, increase administrative costs and otherwise adversely affect PeopleSoft.

PEOPLESOFT MAY CHANGE PRICING PRACTICES WHICH COULD IMPACT OPERATING MARGINS OR CUSTOMER ORDERING PATTERNS.

     In the future, PeopleSoft may choose to make changes to its pricing practices. For example, PeopleSoft may offer additional discounts to customers, reduce transactions that involve a perpetual use license to its software products or change maintenance pricing. Such changes could reduce margins or inhibit PeopleSoft's ability to sell its products.

THERE IS INTENSE COMPETITION IN THE INDUSTRY, WHICH REQUIRES THAT PEOPLESOFT CONSTANTLY CREATE NEW PRODUCTS, IMPROVE ITS EXISTING PRODUCTS AND SELL ITS PRODUCTS AT COMPETITIVE PRICES.

     PeopleSoft competes with a variety of software vendors, including Internet application vendors in the enterprise application software market segment, vendors in the manufacturing software application market segment, vendors in the emerging enterprise resource optimization software solutions market segment, providers of human resource management system software products, providers of financial management systems software products, and numerous small firms that offer products with new or advanced features. As a result, the market for business application software has been and continues to be intensely competitive. Some competitors have become more aggressive with their payment terms and/or issuance of contractual implementation terms or guarantees. PeopleSoft may be unable to continue to compete successfully with new and existing competitors without lowering prices or offering other favorable terms.

     In addition, PeopleSoft believes it must differentiate itself through different or more subtle architectural and technological factors.

     Some of PeopleSoft's competitors may have an advantage over PeopleSoft due to their significant worldwide presence, longer operating and product development history, and substantially greater financial, technical and marketing resources than PeopleSoft. At least one competitor has a larger installed base. In addition, Oracle Corporation is a competitor whose relational database management system underlies a significant portion of PeopleSoft's installed applications.

     Furthermore, potential customers may consider outsourcing options, including data center outsourcing and service bureaus, as viable alternatives to purchasing PeopleSoft's software products. Although PeopleSoft is pursuing an outsourcing partner program that it believes will address the needs of the marketplace, this program may not be successful.

PEOPLESOFT'S ACQUISITIONS MAY NOT BE SUCCESSFUL.

     PeopleSoft may acquire or invest in complementary companies, products and technologies, and enter into joint ventures and strategic alliances with other companies. Risks commonly encountered in such transactions include:

     - the difficulty of assimilating the operations and personnel of the combined companies;

     - the risk that PeopleSoft may not be able to integrate the acquired technologies or products with its current products and technologies;

     - the potential disruption of PeopleSoft's ongoing business;

     - the inability to retain key technical and managerial personnel;

     - the inability of management to maximize the financial and strategic position of PeopleSoft through the successful integration of acquired businesses;

     - adverse impact on PeopleSoft's annual effective tax rate;

     - dilution of existing equity holders caused by capital stock issuances to the stockholders of acquired companies or to retain employees of the acquired companies;

     - difficulty in maintaining controls, procedures and policies;

     - potential adverse impact on PeopleSoft's relationships with partner companies or third-party providers of technology or products;

     - the impairment of relationships with employees and customers; and

     - issues with product quality, product architecture, legal contingencies, product development issues, or other significant issues that may not be detected through PeopleSoft's due diligence process.

     In addition, combinations with other companies may not qualify for pooling of interests accounting, which would require PeopleSoft to use the purchase method of accounting. The purchase method of accounting for business combinations would require large write-offs of any in process research and development costs related to companies being acquired, as well as ongoing amortization costs for goodwill and other intangible assets valued in the combinations with companies. Such write-offs and ongoing amortization charges may have a significant negative impact on operating margins and net income in the quarter of the combination and for several subsequent years. PeopleSoft may not be successful in overcoming these risks or any other problems encountered in connection with such transactions.

IF AN INDUSTRY STANDARD DEVELOPMENT TOOL IS ESTABLISHED, CONFORMANCE TO THE STANDARD COULD REQUIRE A COSTLY REDESIGN OF EXISTING SOFTWARE PRODUCTS.

     PeopleSoft's software products include a suite of proprietary software development tools, known as PeopleTools, which are fundamental to the effective use of PeopleSoft's software products. While no industry standard exists for software development tools, several companies have focused on providing software development tools and each of them is attempting to establish its software development tools as the accepted industry standard. In addition, Microsoft is attempting to establish several standards in the marketplace. If a software product other than PeopleTools becomes the clearly established and widely accepted industry standard, PeopleSoft may not be able to respond appropriately or sufficiently rapidly to the emergence of an industry standard or might be compelled to abandon or modify PeopleTools in favor of such an established standard; be forced to redesign its software products to operate with such third party's software development tools; or face the potential sales obstacle of marketing a proprietary software product against other vendors' software products that incorporate a standardized software development toolset.

PEOPLESOFT'S SIGNIFICANT INTERNATIONAL OPERATIONS AND SALES SUBJECT IT TO RISKS ASSOCIATED WITH RAPID AND UNEXPECTED GROWTH OUTSIDE OF THE UNITED STATES.


     PeopleSoft continues to invest in an effort to enhance its international operations. The global reach of PeopleSoft's business could cause it to be subject to unexpected, uncontrollable and rapidly changing events and circumstances in addition to those experienced in United States locations. Changes in the following factors, among others, could have an adverse impact on PeopleSoft's business and earnings:


     - conducting business in currencies other than United States dollars subjects PeopleSoft to factors such as currency controls and fluctuations in currency exchange rates;

     - PeopleSoft may be unable to hedge some transactions because of uncertainty or the inability to reasonably estimate its foreign exchange exposure;

     - PeopleSoft may hedge some anticipated transactions and transaction exposures, but could experience losses if exchange rates move in the opposite direction;

     - differing foreign technical standards;

     - increased cost and development time required to localize PeopleSoft products;

     - lack of experience in a particular geographic market;

     - regulatory, social, political, labor or economic conditions in a specific country or region;

     - laws, policies and other regulatory requirements affecting trade and investment including loss or modification of exemptions for taxes and tariffs, and import and export license requirements;

     - exposure to different legal standards; and

     - operating costs in many countries are higher than in the United States.

THE EURO CREATES UNCERTAINTY FOR PEOPLESOFT'S PRODUCT DEVELOPMENT AND AS A RESULT COULD IMPACT SALES.

     PeopleSoft's latest software release contains European Monetary Union, or EMU, functionality that allows for dual currency reporting and information management. However, since the Euro will not be the sole legally required currency in any of the member nations until 2002, it is possible that all issues related to conversion to EMU have not surfaced yet, and may not have been adequately addressed. In addition, PeopleSoft's products may be used with third-party products that may or may not be EMU compliant. Although PeopleSoft continues to take steps to address the impact, if any, of EMU compliance for such third-party products, failure of any critical technology components to operate properly under EMU may adversely affect sales or require PeopleSoft to incur unanticipated expenses to remedy any problems.

PEOPLESOFT'S CONTINUED GROWTH DEPENDS UPON ITS ABILITY TO BUILD AND MAINTAIN RELATIONSHIPS WITH THIRD PARTIES.

     A key aspect of PeopleSoft's sales and marketing strategy is to build and maintain strong working relationships with businesses that PeopleSoft believes play an important role in the successful marketing of its software products. PeopleSoft's current and potential customers often rely on third-party system integrators to develop, deploy and manage client/server applications. PeopleSoft believes that its marketing and sales efforts are enhanced by the worldwide presence of these companies. However, these companies, most of which have significantly greater financial and marketing resources than PeopleSoft, may start, or in some cases increase, the marketing of business application software in competition with PeopleSoft, or may otherwise discontinue their relationships with or support of PeopleSoft. If PeopleSoft's partners are unable to recruit and adequately train a sufficient number of consulting personnel to support the implementation of PeopleSoft's software products, PeopleSoft may lose customers. In addition, integrators who generate consulting fees from customers by providing implementation services may be less likely to recommend PeopleSoft's software application architecture, including PeopleTools, if these products are more difficult to install and maintain than competitors' similar product offerings.

     PeopleSoft has also in the past, and may in the future enter into, various development or joint business arrangements to develop new software products or extensions to its existing software products. Under these joint business arrangements, PeopleSoft may distribute itself or jointly sell with its business partners an integrated software product and pay a royalty to the business partner based on end-user license fees. While PeopleSoft intends to develop business applications that are integrated with its software products, these software products may in fact not be integrated or brought to market or the market may not accept the integrated enterprise solution. As a result, PeopleSoft may not achieve the revenues that it anticipated at the time it entered into the joint business arrangement.

PEOPLESOFT'S CONTINUED GROWTH DEPENDS UPON ITS ABILITY TO RETAIN AND ATTRACT A SUFFICIENT NUMBER OF QUALIFIED EMPLOYEES.

     PeopleSoft believes that its future success will depend in large part upon its ability to attract, train and retain highly-skilled technical, managerial, sales and marketing personnel. Although PeopleSoft invests significant resources in recruiting and retaining employees, competition for personnel in the software industry is intense, and, at times, PeopleSoft has had difficulty locating highly qualified candidates within desired geographic locations, or with certain industry-specific domain expertise. If PeopleSoft's competitors increase their use of non-compete agreements, the pool of available sales and technical personnel may further narrow in certain areas, even if the non-compete agreements are ultimately unenforceable. PeopleSoft may grant large numbers of options or other stock-based awards to attract and retain personnel, which could be highly dilutive to PeopleSoft stockholders. The failure to attract, train, retain and effectively manage employees could increase PeopleSoft's costs, hurt PeopleSoft's development and sales efforts and cause a degradation of PeopleSoft's customer service.

     Since the fourth quarter of 1998, PeopleSoft has experienced turnover of several senior executives. PeopleSoft has hired or promoted qualified candidates to fill these positions. However, since the employees are new to the positions, it is possible that the newly hired or promoted employees will not easily transition into these leadership roles or be able to successfully lead PeopleSoft in its efforts to grow the company. In addition, uncertainty created by turnover of key employees could cause fluctuations in PeopleSoft's stock price.

PEOPLESOFT MAY NOT MEET THE CHALLENGES ASSOCIATED WITH RAPID GROWTH.

     PeopleSoft has experienced rapid growth over the past decade. This growth has resulted in increased responsibilities for management personnel and has placed a significant strain upon operating and financial controls, systems, and resources. To compete effectively and manage potential future growth, PeopleSoft must continue to implement and improve the speed and quality of its information decision support systems, management decisions, procedures and controls. PeopleSoft's personnel, procedures, systems and controls may not be adequate to support its future operations.

PEOPLESOFT'S SOFTWARE PRODUCTS AND PRODUCT DEVELOPMENT ARE COMPLEX, WHICH MAKES IT INCREASINGLY DIFFICULT TO INNOVATE, EXTEND ITS PRODUCT OFFERINGS, AND TO AVOID COSTS RELATED TO CORRECTION OF PROGRAM ERRORS.

     The market for PeopleSoft's software products is characterized by rapid technological change, evolving industry standards, changes in customer requirements and frequent new product introductions and enhancements. PeopleSoft's future success will depend in part upon its ability to:

     - continue to enhance and expand its core applications;

     - continue to provide enterprise solutions;

     - continue to successfully integrate third-party products;

     - enter new markets; and

     - develop and introduce new products that keep pace with technological developments, including developments related to the Internet, satisfy increasingly sophisticated customer requirements and achieve market acceptance. PeopleSoft may not be able to enhance existing products or develop and introduce new products in a timely manner.

     PeopleSoft's software products can be licensed for use with a variety of popular industry standard relational database management systems. There may be future or existing relational database management system platforms that achieve popularity within the business application marketplace and on which PeopleSoft may desire to offer its applications. These future or existing relational database management system products may or may not be architecturally compatible with PeopleSoft's software product design. PeopleSoft may not be able to develop software products on additional platforms with the specifications and within the time frame necessary for market success.

     Despite testing by PeopleSoft and by third parties, PeopleSoft's software programs, like all software programs generally, may contain a number of undetected errors when they are first introduced or as new releases are subsequently released. This may result in increased costs to correct such errors and reduced acceptance of PeopleSoft's software products in the marketplace. The effort and expense of developing, testing and maintaining software product lines will increase with the increasing number of possible combinations of:

     - vendor hardware platforms;

     - operating systems and updated versions;

     - PeopleSoft application software products and updated versions; and

     - relational database management system platforms and updated versions.

Developing consistent software product performance characteristics across all of these combinations could place a significant strain on PeopleSoft's development resources and software product release schedules.

PEOPLESOFT RELIES ON CLIENT INTERFACES WHICH COULD NEGATIVELY IMPACT PEOPLESOFT IF CURRENT OR FUTURE CLIENT INTERFACES ARE NOT COMPATIBLE WITH PEOPLESOFT'S CURRENT SOFTWARE PRODUCT DESIGN.

     Currently, PeopleSoft supports client platforms using browsers certified to run its Java-based Web client, or Microsoft's Windows family of software products, including Windows 3.1 (for PeopleSoft releases prior to Release 6 only), Windows NT, Windows 95 and Windows 98. If Microsoft fundamentally changes the architecture of its software products so that users of PeopleSoft's software applications experience significant performance degradation or PeopleSoft's software applications become incompatible with future versions of Microsoft's Windows operating system, it could cause PeopleSoft to expend significant resources to reconfigure its products. The use of a Web browser as a primary user interface is emerging as an alternative to the traditional desktop access through networked Microsoft Windows-based personal computers. This client access via the Internet or an intranet involves numerous risks inherent in using the Internet, including security, availability and reliability. PeopleSoft may wish to offer its applications on future or existing client platforms that achieve popularity within the business application marketplace. These future or existing client platforms may or may not be architecturally compatible with PeopleSoft's current software product design. PeopleSoft may not be able to support new client interfaces and achieve market acceptance of new client interfaces which it does support.

PEOPLESOFT HAS LIMITED PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS AND MAY POTENTIALLY INFRINGE THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS.

     PeopleSoft considers certain aspects of its internal operations, software and documentation to be proprietary, and relies on a combination of contract, patent, copyright, trademark and trade secret laws and other measures to protect this information. Outstanding applications may not result in issued patents and, even if issued, the patents may not provide any meaningful competitive advantage. Existing copyright laws afford only limited protection. PeopleSoft believes that the rapid pace of technological change in the computer software industry has made trade secret and copyright protection less significant than factors such as:

     - knowledge, ability and experience of PeopleSoft's employees;

     - frequent software product enhancements; and

     - timeliness and quality of support services.

     PeopleSoft's competitors may independently develop technologies that are substantially equivalent or superior to PeopleSoft's technology. Through an escrow arrangement, PeopleSoft has granted many of its customers a contingent future right to use PeopleSoft's source code solely for internal maintenance services. This possible access to PeopleSoft's source code may increase the likelihood of misappropriation or other misuse of PeopleSoft's intellectual property. Finally, the laws of some countries in which PeopleSoft's software products are or may be licensed do not protect PeopleSoft's software products and intellectual property rights to the same extent as the laws of the United States. Defending PeopleSoft's rights could be costly.

     Third parties may assert infringement claims against PeopleSoft. These assertions could distract management, require PeopleSoft to enter into royalty arrangements, and could result in costly and time consuming litigation, including damage awards.

PEOPLESOFT MAY EXPERIENCE LIABILITY CLAIMS ARISING OUT OF THE LICENSING OF ITS SOFTWARE AND PROVISION OF SERVICES.

     PeopleSoft's agreements contain provisions designed to limit its exposure to potential liability claims. However, these provisions could be invalidated by unfavorable judicial decisions or by federal, state, local or foreign laws or ordinances. For example, PeopleSoft might not be able to avoid or limit liability for disputes relating to product performance or the provision of services. If a claim against PeopleSoft were successful, PeopleSoft might be required to incur significant expense and pay substantial damages. Even if PeopleSoft was to prevail, the accompanying publicity could adversely impact the demand for PeopleSoft's software.


UNCERTAINTY SURROUNDING THE YEAR 2000 OR THE FAILURE OF PEOPLESOFT'S OR THIRD-PARTY'S PRODUCTS TO BE YEAR 2000 READY AND PEOPLESOFT'S FAILURE TO ADEQUATELY DEVELOP AND IMPLEMENT CONTINGENCY PLANS COULD IMPACT SALES, SUBJECT PEOPLESOFT TO LIABILITY CLAIMS, OR CAUSE PEOPLESOFT TO EXPERIENCE PRODUCT INTERRUPTIONS OR DELAYS THAT MIGHT CAUSE PEOPLESOFT TO INCUR UNANTICIPATED EXPENSES.



     Each customer's evaluation of its need to achieve Year 2000 readiness may affect its purchase decisions. PeopleSoft believes that many current and potential customers are heavily engaged in testing and correcting system Year 2000 issues, and beginning in the second half of 1998 PeopleSoft's revenues have been negatively impacted by such customers choosing to defer system investments. In addition, PeopleSoft's sales cycles have lengthened due to lessened urgency of customers' system investment decisions. Because Year 2000-related impacts on customer purchasing decisions are unprecedented, PeopleSoft has a limited ability to forecast accurately the effects of the Year 2000 on its quarter-to-quarter revenues.



     PeopleSoft's internal business information systems are comprised primarily of the same currently-supported application software products it generally offers for license to customers. These applications have been tested for Year 2000 readiness. However, PeopleSoft cannot be sure that no Year 2000 readiness issues will arise related to its application software products. As a result, PeopleSoft's customers who use these products could assert claims that could be costly and time consuming to defend and could result in the payment of damages.



     PeopleSoft uses other third-party vendor network equipment, telecommunication products, and software products that may not be Year 2000 ready. PeopleSoft currently is taking steps to address the impact of any currently known Year 2000 issue surrounding these third-party products. The failure of any critical technology components to operate properly in the Year 2000 could cause a significant disruption in PeopleSoft's business and cause PeopleSoft to incur significant unanticipated expenses to remedy any problems.


PEOPLESOFT'S STOCK PRICE IS VOLATILE AND THERE IS A RISK OF LITIGATION.

     The trading price of PeopleSoft common stock has in the past and may in the future be subject to wide fluctuations in response to factors such as the following:

     - revenue or results of operations in any quarter failing to meet the expectations, published or otherwise, of the investment community;

     - announcements of technological innovations by PeopleSoft or its competitors;

     - new products or the acquisition of significant customers by PeopleSoft or its competitors;

     - developments with respect to patents, copyrights or other proprietary rights of PeopleSoft or its competitors;

     - changes in recommendations or financial estimates by securities analysts;

     - changes in management:

     - conditions and trends in the software industry generally;

     - the announcement of acquisitions or other significant transactions by PeopleSoft or its competitors;

     - adoption of new accounting standards affecting the software industry; and

     - general market conditions and other factors.

     Fluctuations in the price of PeopleSoft's common stock may expose PeopleSoft to the risk of securities class action lawsuits. As a result of the significant declines in the price of its common stock during the second half of fiscal 1998 and the first half of fiscal 1999, several such lawsuits were filed against PeopleSoft. Although PeopleSoft believes that these lawsuits are without merit, defending against them could result in substantial costs and divert management's attention and resources. In addition, any settlement or adverse determination of these lawsuits could subject PeopleSoft to significant liabilities. PeopleSoft cannot be assured that there will not be additional lawsuits in the future.

RISK FACTORS RELATING TO VANTIVE

VANTIVE'S QUARTERLY OPERATING RESULTS MAY FLUCTUATE IN FUTURE PERIODS AND THIS MAY CAUSE IT TO FAIL TO MEET EXPECTATIONS.

     Vantive's quarterly operating results have varied significantly in the past and Vantive expects that they will vary significantly from quarter to quarter in the future. In addition, Vantive's operating results may not follow any past trends. If the operating results are below the expectations of public market analysts and investors, the price of Vantive common stock may fall. These quarterly variations are caused by many factors, including:

     - variations in demand for Vantive's products;

     - the timing and execution of individual contracts, product deployments, and achievement of milestones, particularly for large orders;

     - delays in customer orders and in the closing of sales near the end of a quarter;

     - the amount and timing of increases in expenses;

     - costs and complications relating to acquisitions and integration of new technologies or businesses; and

     - the utilization rate of services personnel.

     It is particularly difficult to predict the timing or amount of Vantive's license revenues because Vantive recognizes a substantial portion of its license revenues in the last month of a quarter, and often in the last weeks or days of a quarter. Nevertheless, Vantive bases its decisions regarding its operating expenses in part on anticipated revenue trends. Because many of Vantive's expenses are relatively fixed in the short term, a delay in recognizing revenue from a limited number of license transactions could cause operating results to vary significantly from quarter to quarter and could result in operating losses. To the extent these expenses are not followed by increased revenues that match projections, operating results will suffer.

VANTIVE'S MARKET IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE AND FAILURE TO ENHANCE PRODUCTS AND DEVELOP NEW PRODUCTS TO RESPOND TO SUCH CHANGE COULD HARM VANTIVE'S BUSINESS.

     Vantive's failure to enhance its product line and develop new products to successfully respond to rapid technological change would significantly harm its business. The software market in which Vantive competes is characterized by rapid technological change. Existing products may become obsolete and unmarketable when products using new technologies are introduced and/or when industry standards emerge. For example, Vantive's customers have adopted a wide variety of hardware, software, database,

Internet-based and networking platforms. Vantive must continue to support and maintain its products on a variety of such platforms. As a result, the life cycles of its products are difficult to estimate. To be successful, Vantive must continue to enhance its current product line and develop new products that successfully respond to such developments. In addition, customers may defer or forego purchases of Vantive products if Vantive, its competitors or major hardware, systems or software vendors introduce or announce new products or product enhancements.

VANTIVE MAY NOT BE ABLE TO DEVELOP NEW PRODUCTS OR ENHANCE EXISTING PRODUCTS ON A TIMELY BASIS.

     Vantive may experience difficulties that could delay or prevent the successful development, introduction or marketing of new or enhanced products in the future. Vantive's product development requires substantial investment. There can be no assurance that Vantive will have sufficient resources to make the necessary investments. Vantive has delayed enhancements or new product release dates several times in the past and may not be able to introduce enhancements or new products successfully or in a timely manner in the future. Vantive's business could be significantly harmed if it delays the release of its products and product enhancements or if these products or product enhancements fail to achieve market acceptance when released.

VANTIVE DEVELOPS COMPLEX SOFTWARE PRODUCTS SUSCEPTIBLE TO SOFTWARE ERRORS OR DEFECTS THAT COULD RESULT IN LOST REVENUES, OR DELAYED OR LIMITED MARKET ACCEPTANCE.

     Vantive faces possible claims and higher costs as a result of the complexity of its products and the potential for undetected errors. Vantive's software products may contain errors that may be detected at any point in the products' life cycles. Vantive has in the past discovered software errors in certain of its products and as a result has experienced delays in shipment of products during the period required to correct these errors. There can be no assurance that, despite testing by Vantive and by current and potential customers, errors will not be found in new products or releases after shipment, resulting in loss of revenue or delay in market acceptance and sales, diversion of development resources, injury to Vantive's reputation, or increased service and warranty costs, any of which could severely harm Vantive's business. Vantive's products are generally used in systems with other vendors' products, and as a result, they must integrate successfully with existing systems. System errors, whether caused by Vantive's products or those of another vendor, could adversely affect the market acceptance of Vantive's products, and any necessary revisions could cause Vantive to incur significant expenses.

OTHERS MAY BRING PRODUCT LIABILITY CLAIMS AGAINST VANTIVE WHICH COULD BE TIME-CONSUMING AND EXPENSIVE TO DEFEND.

     Since Vantive's products are often used for mission-critical applications such as sales, marketing or field services, errors, defects or other performance problems could result in financial or other damages to Vantive's customers. Although Vantive's license agreements generally contain provisions designed to limit its exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate such limitation of liability provisions. Although no product liability actions have been filed against Vantive to date, such an action could result in damages and, even if it were unsuccessful, could be time-consuming and costly to defend.

VANTIVE'S GLOBAL OPERATIONS AND ITS PLANNED EXPANSION OF ITS INTERNATIONAL OPERATIONS MAKE VANTIVE MUCH MORE SUSCEPTIBLE TO RISKS FROM INTERNATIONAL OPERATIONS.


     International revenue, or revenue derived from sales to customers in foreign countries, accounted for approximately 33% and 26% of Vantive's revenue for the nine months ended September 30, 1999 and 1998, respectively. Vantive intends to substantially expand its international operations and to enter new international markets. The following are some of the risks Vantive faces from doing business on an international basis:

     - significant management attention and financial resources to successfully translate and localize its software products into various languages;

     - difficulties in staffing and managing foreign operations;

     - its ability to maintain or increase international market demand for its products;

     - licenses, tariffs and other trade barriers; and

     - political and economic instability.

     Vantive, or its distributors, resellers or channel partners, may also not be able to sustain or increase international revenues from licenses or from consulting and customer support or its relationships with distributors, resellers or channel partners may deteriorate.

FLUCTUATIONS IN THE RELATIVE VALUE OF FOREIGN CURRENCIES COULD HARM VANTIVE'S OPERATING RESULTS.

     Exchange rate fluctuations could cause currency transaction gains and losses. Vantive's foreign subsidiaries operate primarily in local currencies and their results are translated into U.S. dollars. Vantive began hedging activities in the second quarter of 1999 to limit the exposure resulting from increases in the value of the U.S. dollar relative to foreign currencies. Hedging activities do not guarantee complete protection from exchange rate fluctuation risk and exposure resulting from a fluctuation in the value of the U.S. dollar relative to foreign currencies could significantly harm Vantive's operating results.

REMEDIATION OF PROBLEMS RELATED TO THE EURO MAY INVOLVE SIGNIFICANT TIME AND EXPENSE AND MAY REDUCE VANTIVE'S FUTURE SALES.

     Vantive's business may be harmed, including reduction of future sales, if it is not able to successfully address and remedy any problems related to the adoption by member countries of the Euro. On January 1, 1999 the Euro became a functional legal currency of member countries who were required to fix their respective currencies to the new currency. During the next three years, business in member countries will be conducted in both the existing national currency and the Euro. Vantive and its third-party suppliers have products that may or may not address the issues related to conversion to the European Monetary Union or, EMU. Although Vantive continues to take steps to address the impact, if any, of EMU compliance for its products or third-party products it uses or embeds, failure of any critical technology components to operate properly in compliance with conversion to the EMU may reduce sales or require Vantive to incur unanticipated expenses to remedy any problems.

SERVICE REVENUES REPRESENT A SIGNIFICANT PERCENTAGE OF VANTIVE'S TOTAL REVENUES AND LOWER THAN ANTICIPATED SERVICE REVENUES WOULD SIGNIFICANTLY HARM VANTIVE'S BUSINESS.


     If service revenues are lower than anticipated, Vantive's business, financial condition and operating results could be adversely affected. Service revenues represented 55.1% of Vantive's total revenues in the first nine months of 1999 and 45.2% of Vantive's total revenues in the first nine months of 1998. Vantive anticipates that service revenues will continue to represent a significant percentage of total revenues. Service revenues depend in part on ongoing renewals of support contracts by its customers, some of which may not renew their support contracts. In addition, consulting revenues as a percentage of total revenues could decline if customers select third-party service providers to install and service Vantive products more frequently than they have in the past. Vantive's ability to increase service revenues depends in part on its ability to increase the scale of its services organization, including its ability to successfully recruit and train a sufficient number of qualified services personnel. Vantive may not be able to do so.

SERVICE REVENUES AND THIRD-PARTY CONTRACT REVENUES CARRY LOWER GROSS MARGINS THAN LICENSE REVENUES AND AN OVERALL INCREASE IN THESE AREAS AS A PERCENTAGE OF TOTAL REVENUES COULD HAVE AN ADVERSE IMPACT ON VANTIVE'S BUSINESS.

     Because service revenues have lower gross margins than license revenues, a continued increase in the percentage of total revenues represented by service revenues could have a detrimental impact on Vantive's overall gross margins and could adversely affect its operating results. In addition, Vantive subcontracts certain consulting, customer support and training services to third-party service providers. Third-party contract revenues generally carry lower gross margins than Vantive's service business overall. As a result, service revenues and related margins may vary from period to period, depending on the mix of these third-party contract revenues.

A HIGH DEGREE OF VANTIVE'S COSTS ARE FIXED AND COULD CAUSE ADVERSE IMPACTS ON OPERATING MARGINS IF REVENUES FALL SHORT OF EXPECTATIONS.

     Vantive's business, as well as the customer relationship management systems industry as a whole, is characterized by a very high degree of operating leverage. A substantial portion of Vantive's operating costs and expenses consist of employee and facility related costs, which are relatively fixed over the short term. In addition, Vantive's expense levels and hiring plans are based substantially on Vantive's projections of future revenues. If Vantive's actual revenues fall below expectations, its net income is likely to be disproportionately adversely affected.

VANTIVE INCORPORATES SOFTWARE LICENSED FROM THIRD PARTIES WITH ITS PRODUCTS AND ANY SIGNIFICANT INTERRUPTION IN THE AVAILABILITY OF THESE THIRD-PARTY SOFTWARE PRODUCTS OR DEFECTS IN THESE PRODUCTS COULD IMPAIR VANTIVE'S BUSINESS.

     Vantive licenses technology on a non-exclusive basis from several businesses for use with its products and anticipates that Vantive will continue to do so in the future. Vantive's inability to continue to license these products or to license other necessary products for use with its products or substantial increases in royalty payments under third-party licenses could harm Vantive's business. In addition, the effective implementation of Vantive products depends upon the successful operation of third-party licensed products in conjunction with its products, and therefore any undetected errors in such licensed products may prevent the implementation or impair the functionality of products, delay new product introductions or injure Vantive's reputation.

INTERFACING VANTIVE'S PRODUCTS WITH THE LEADING SOFTWARE PRODUCTS IN THEIR CATEGORY MAY REQUIRE GREATER USE OF THIRD-PARTY SOFTWARE WHICH IN TURN COULD REQUIRE VANTIVE TO REWRITE ITS SOFTWARE PRODUCTS OR ENTER INTO UNFAVORABLE LICENSE AGREEMENTS.

     Vantive's commitment to adopt or interface with "best-of-breed" software technology may require it to increase use of third-party software. To qualify as "best-of-breed," Vantive must determine that the technology has a clear future market direction, is extremely robust and is commercially supported. The greater use of third-party software could require Vantive to invest significant resources in rewriting some or all of its software applications products utilizing third-party software. It could also require Vantive to enter into license arrangements with third-parties which could result in higher royalty payments and a loss of product differentiation. Vantive cannot assure you that Vantive would be able to successfully rewrite its products or enter into commercially reasonable licenses, and the costs of, or inability or delays in, doing so could significantly harm Vantive's business.

THE MARKETS IN WHICH VANTIVE SELLS ITS PRODUCTS ARE HIGHLY COMPETITIVE AND VANTIVE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

     The market for customer relationship management software and services is intensely competitive, fragmented and rapidly changing. Vantive faces competition or potential competition in the customer relationship management software market and services primarily from the following types of companies:

     - front-office software applications vendors;

     - large enterprise hardware and software vendors;

     - system integrators;

     - Internet start-ups; and

     - Vantive's potential customers' internal information technology departments, which may seek to develop proprietary enterprise relationship management systems.

     In addition, as Vantive develops new products, particularly applications focused on specific industries, Vantive may begin competing with companies with whom Vantive has not previously competed. It is also possible that new competitors will enter the market or that Vantive's competitors will form alliances that may enable them to rapidly increase their market share or that Vantive's current business partners may now or in the future compete with Vantive.

VANTIVE'S FAILURE TO SUCCESSFULLY MANAGE ITS RAPID GROWTH COULD STRAIN ITS RESOURCES AND ADVERSELY AFFECT ITS BUSINESS.

     Vantive has recently experienced a period of growth and expansion that has placed significant demands on its managerial, administrative, operational, financial and other resources. Its ability to successfully offer new products and services in a rapidly evolving market requires effective planning and management. Its new employees include a number of key managerial, marketing, planning, technical and operations personnel who have not yet been fully integrated into Vantive's organization. Vantive intends to continue to expand its operations internationally and domestically, grow its customer base and pursue market opportunities through multiple growth strategies. To accommodate continued anticipated growth and expansion, Vantive will be required to:

     - improve existing and implement new operational and financial systems, procedures and controls;

     - hire, train, manage, retain and motivate qualified personnel and enter into relationships with strategic partners;

     - integrate its new management team; and

     - anticipate and respond to changing market conditions.

     These measures may place a significant burden on Vantive's management and its internal resources. If Vantive is not able to install adequate control systems in an efficient and timely manner, if its current or planned personnel systems, procedures and controls are not adequate to support future operations, or if Vantive is unable to otherwise manage growth effectively, Vantive's business could be harmed.

IF VANTIVE LOSES KEY PERSONNEL OR IS UNABLE TO HIRE ADDITIONALLY QUALIFIED PERSONNEL AS NECESSARY, VANTIVE MAY NOT BE SUCCESSFUL.

     Vantive has experienced substantial employee turnover in 1999. Vantive's success depends to a significant degree on the continued contributions of its key management, engineering, sales and marketing and professional services personnel, many of whom would be difficult to replace. Vantive's success also depends in large part on its ability to attract and retain highly skilled engineering, sales and marketing and professional services personnel. Competition for such personnel is intense, especially in the Silicon Valley, where Vantive's principal facilities are located. If Vantive is unable to retain its existing key personnel, or attract and train additional qualified personnel, its business could be harmed.

VANTIVE DEPENDS ON EMERGING MARKETS FOR THE GROWTH OF FRONT-OFFICE AUTOMATION SOFTWARE AND A SLOWER GROWTH IN THE DEMAND FOR INTEGRATED FRONT-OFFICE PRODUCTS WOULD HARM VANTIVE'S BUSINESS.

     Vantive's future financial performance will depend in large part on the growth in demand for individual front-office automation software as well as the number of organizations adopting comprehensive front-office automation software information systems for their client/server and Web computing environments. Vantive believes that an important competitive advantage for its products is their ability to be integrated with one another and with other back office software into a front-office automation information system. If the demand for integrated suites of front-office automation applications fails to develop, or develops more slowly than Vantive currently anticipates, this could have a significant negative effect on the demand for Vantive's products and on its business, results of operations and financial condition.

VANTIVE'S BUSINESS DEPENDS ON A LIMITED NUMBER OF PRODUCTS AND A DECLINE IN THE DEMAND FOR THESE PRODUCTS COULD HARM VANTIVE'S BUSINESS.

     To date, a significant portion of Vantive's license revenue is derived from the sale of a limited number of products, in particular, Vantive Support, Vantive FieldService, Vantive Sales and Vantive HelpDesk. License revenues from these products and their enhanced versions may continue to account for a significant portion of its future revenues. As a result, factors adversely affecting the pricing of or demand for such products such as competition or technological change could significantly affect its business in a negative manner.

VANTIVE'S PERFORMANCE WILL DEPEND ON THE GROWTH OF THE INTERNET FOR COMMERCE.

     Vantive's future success depends on the Internet being accepted and widely used for commerce. Vantive is investing in the field service, eCommerce and Web product markets. "eCommerce," or electronic commerce, represents paperless transactions between businesses or between a business and a customer. "Web product" is a product that can be easily used or adapted for the Internet. Should these markets fail to develop, not accept Vantive's products, or cause Vantive to lose new business and/or customers in its traditional markets, Vantive's business could be adversely affected.

VANTIVE'S FAILURE TO EXPAND ITS DIRECT SALES FORCE AND THIRD-PARTY DISTRIBUTION CHANNELS WOULD IMPEDE ITS REVENUE GROWTH AND FINANCIAL CONDITION.

     Vantive has historically sold its products through its direct sales force. Vantive's ability to achieve significant revenue growth in the future will depend in large part on its success in recruiting and training sufficient sales personnel and establishing relationships with distributors, resellers and systems integrators. Vantive is currently investing, and plans to continue to invest, significant resources to expand its domestic and international direct sales force and to develop distribution relationships with certain third-party distributors, resellers and systems integrators. There can be no assurance that Vantive will be able to attract a sufficient number of third-party distribution partners or that such partners will recommend Vantive products and if Vantive fails, it will hurt Vantive's sales. In addition, there can be no assurance that Vantive will be able to successfully expand its direct sales force or other distributors. If Vantive fails to expand its direct sales force or other distribution channels Vantive's business could be harmed.

VANTIVE RELIES ON ITS RELATIONSHIPS WITH THIRD PARTIES FOR, AMONG OTHER THINGS, THE SALES, MARKETING AND IMPLEMENTATION OF ITS PRODUCTS AND ITS FAILURE TO MAINTAIN THESE EXISTING RELATIONSHIPS OR TO ESTABLISH NEW RELATIONSHIPS COULD HARM VANTIVE'S BUSINESS.

     Vantive relies heavily on its relationships with a number of organizations that are important to worldwide sales and marketing of Vantive products. If Vantive fails to maintain its existing relationships, or to establish new relationships, or if Vantive partners do not perform to its expectations, Vantive's sales could be significantly hurt. Vantive also relies on a number of systems consulting and integration firms to implement its software, provide customer support services and endorse its products during the competitive evaluation stage of the sales cycle. Although Vantive seeks to maintain relationships with these service providers, many of them have similar, and often more established, relationships with Vantive's competitors. These third parties, many of which have significantly greater resources than Vantive has, may in the future market software products that compete with Vantive's products or reduce or discontinue their relationships with Vantive or their support of Vantive products. In addition, Vantive's business, financial condition and operating results could be harmed if:

     - Vantive is unable to develop and retain effective, long-term relationships with systems integrators;

     - Vantive is unable to adequately train a sufficient number of systems integrators;

     - systems integrators do not have or do not devote the resources necessary to facilitate implementation of Vantive products; or

     - systems integrators endorse a product or technology other than Vantive's products or technology.

THE PRICE OF VANTIVE'S COMMON STOCK MAY BE VOLATILE, WHICH MAY SUBJECT VANTIVE TO A RISK OF SECURITIES LITIGATION.

     The price of Vantive's common stock has been and may continue to be volatile. The market price of Vantive's common stock could substantially fluctuate due to a variety of factors outside of Vantive's control, in addition to Vantive's financial performance. Furthermore, stock prices for many technology companies fluctuate widely for reasons that may be unrelated to operating results of such companies and could result from many other factors. These fluctuations, as well as general economic, market and political conditions such as recessions or military conflicts, may significantly and adversely affect the market price of Vantive's common stock, which could in turn harm Vantive's business.

     In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources. Vantive is currently a defendant in three substantially similar securities class action lawsuits based largely upon fluctuations in Vantive's stock price in 1998.

COSTS NECESSARY TO PROTECT VANTIVE'S PROPRIETARY SOFTWARE AND OTHER PROPRIETARY INFORMATION COULD SIGNIFICANTLY HARM VANTIVE'S BUSINESS AND, DESPITE VANTIVE'S EFFORTS, IT MAY BE UNABLE TO PROTECT AGAINST INFRINGEMENT.

     Vantive's success and ability to compete depends on its proprietary technology. Vantive relies primarily on copyright, trade secret, trademark and patent law, as well as contractual provisions, to protect its proprietary software and other proprietary information. Vantive presently has two patents and one patent application pending. Vantive also enters into agreements with its employees, consultants and customers to control their access to and distribution of its software, documentation and other proprietary information. Nevertheless, a third party could copy or otherwise obtain Vantive's software or other proprietary information without authorization, or could develop software competitive to Vantive's software.

In addition, effective trademark protection may not be available. Vantive's competitors may adopt names similar to Vantive's trade-names, thereby impeding Vantive's ability to build brand identity and possibly leading to customer confusion.

     Vantive may have to litigate to enforce its intellectual property rights, to protect its trade secrets or know-how or to determine their scope and validity, or the scope, validity or enforceability of the proprietary rights of other third parties. Enforcing or defending Vantive's proprietary technology is expensive, could cause the diversion of Vantive's resources, and may not prove successful. In addition, the laws of other countries may not protect Vantive's products and intellectual property rights to the same extent as the laws of the United States. Vantive's protective measures may be inadequate in these countries to protect Vantive's proprietary rights. Any failure to enforce or protect Vantive's intellectual property rights could cause Vantive to lose a valuable asset and could harm Vantive's business.

CLAIMS BY THIRD PARTIES ALLEGING INFRINGEMENT OF THEIR PROPRIETARY RIGHTS COULD BE COSTLY TO DEFEND OR COULD OTHERWISE SIGNIFICANTLY HARM VANTIVE'S BUSINESS.

     Although Vantive is not aware of any infringement by any of its products of the intellectual property rights of any third party, claims may be made against Vantive in the future that allege violation of such proprietary rights as a result of the internal use of Vantive products or their external use by Vantive's customers or other third parties. Any such claim would be costly and time-consuming to defend, would divert Vantive management's attention, could cause product delays, could require the payment of damages, and could otherwise harm Vantive's business. If Vantive were to discover that its products violate a third-party's proprietary rights, Vantive could be required to enter into royalty or licensing agreements in order to be able to sell its products. Such arrangements may not be available to Vantive, and even if they are available, they might be prohibitively expensive.

YEAR 2000 ISSUES PRESENT TECHNOLOGICAL RISKS, COULD CAUSE DISRUPTION TO VANTIVE'S BUSINESS AND COULD HARM VANTIVE'S FUTURE SALES.

     As is true for most companies, the Year 2000 issue creates risks for Vantive. If systems do not correctly recognize date information when the year changes to 2000, there could be an adverse impact on Vantive's operations. The Year 2000 issue not only may have an impact on Vantive at the end of the calendar year 1999, but could also have an impact on Vantive in the year 2000. The risks posed by Year 2000 issues could adversely affect Vantive's business in a number of significant ways. Vantive's risk exists primarily in the following areas:

     - systems used by Vantive to run its business including information systems, equipment and facilities;

     - systems used by Vantive's suppliers;

     - potential warranty or other claims from its customers relating to Vantive products or services; and

     - potential for reduced spending, or a moratorium on spending, by potential customers due to Year 2000 remediation.

     Vantive believes that it has adequately addressed each of these risks, except the risk of potential reduced spending by customers which is beyond Vantive's control. If remediation is inadequate, there could be a significant adverse effect on Vantive's business.

VANTIVE'S CURRENT REVENUE RECOGNITION PRACTICES MAY NEED TO CHANGE, WHICH COULD HARM VANTIVE'S BUSINESS.

     The American Institute of Certified Public Accountants issued Statement of Position 97-2, Software Revenue Recognition, in October 1997 and amended it by Statement of Position 98-4. Vantive adopted these statements effective January 1, 1998. In December 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-9 which further amended Statement of Position 97-2 and 98-4. Vantive believes its current revenue recognition policies and practices are consistent with these statements. However, full interpretations of Statement of Position 97-2 are still being debated. Once these interpretations are available, Vantive's current revenue accounting practices may need to change, and such changes could harm Vantive's future revenues and earnings.

                            VANTIVE SPECIAL MEETING

GENERAL


     This proxy statement/prospectus is first being mailed to the recordholders of Vantive common stock around November 22, 1999. Also enclosed is a notice of the special meeting of Vantive stockholders and a form of proxy that the Vantive board of directors is soliciting for use at the special meeting and at any adjournments or postponements thereof. The special meeting will be held on December 29, 1999, 9:00 a.m., local time, at The Santa Clara TechMart at 5201 Great America Parkway, Santa Clara, California.


MATTERS TO BE CONSIDERED

     The purpose of the special meeting is to vote on the merger agreement. Vantive stockholders may also be asked to vote upon a proposal to adjourn or postpone the special meeting to allow additional time for the solicitation of additional votes to approve the merger agreement if the secretary of the meeting determines that there are not sufficient votes to approve the merger agreement.

PROXIES

     Vantive stockholders should fill out and send back the accompanying form of proxy if they will be unable to attend the special meeting in person. Vantive stockholders may revoke their proxies at any time before the proxies are exercised by giving the secretary of Vantive written notice of revocation, properly executed proxies of a later date or by attending the special meeting and voting in person. Written notices of revocation and other communications with respect to the revocation of Vantive proxies should be addressed to The Vantive Corporation, 2525 Augustine Drive, Santa Clara, California 95054,
Attention: Secretary. All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxies. If no specification is made, the proxies will be voted in favor of the merger agreement. No proxy that is voted against the merger agreement will be voted in favor of any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies. However, if a stockholder abstains from voting on the adoption of the merger agreement and makes no specification on an adjournment or postponement for the purpose of soliciting additional proxies, then the proxy will be voted for the adjournment or postponement.

SOLICITATION OF PROXIES

     Vantive will pay the entire cost of soliciting proxies. In addition to soliciting proxies by mail, Vantive will request banks, brokers and other recordholders to send proxies and proxy material to the beneficial owners of Vantive common stock and obtain their voting instructions, if necessary. Vantive will reimburse these recordholders for their reasonable expenses in performing these tasks. Vantive has also made arrangements with D. F. King & Co., Inc. to assist in soliciting proxies from banks, brokers and nominees and has agreed to pay D. F. King & Co., Inc. approximately $8,000 plus expenses for its services. If necessary, Vantive may also use several of its regular employees, who will not be specially compensated, to solicit proxies from Vantive stockholders, either personally or by telephone, letter or other means.

RECORD DATE AND VOTING RIGHTS


     The Vantive board of directors has fixed November 17, 1999 as the record date for determining the Vantive stockholders entitled to notice of and to vote at the Vantive special meeting. Therefore, only stockholders of record at the close of business on the record date will receive notice of, and be able to vote at, the Vantive special meeting. At the close of business on the record date, there were 981,928 shares of Vantive common stock outstanding held by about 327 recordholders in addition to approximately

26,841,132 holders who do not hold shares in their own names. A majority of these shares must be present at the special meeting, either in person or by proxy, in order for there to be a quorum at the special meeting. There must be a quorum in order for the vote on the merger agreement to occur. Each share of outstanding Vantive common stock entitles its holder to one vote.


     Shares of Vantive common stock present in person at the Vantive special meeting but not voting, and shares for which Vantive has received proxies but with respect to which holders of these shares have abstained, will be counted as present at the special meeting for purposes of determining whether or not a quorum exists. Brokers who hold shares in nominee or "street" name for customers who are the beneficial owners of the shares may not give a proxy to vote shares held for these customers on the matters to be voted on at the special meeting without specific instructions from them. However, broker non-votes will be counted for purposes of determining whether a quorum exists.

     Under Delaware law and Vantive's certificate of incorporation, holders of a majority of the outstanding shares of Vantive common stock entitled to vote at the Vantive special meeting must vote for the merger agreement in order for it to be adopted by Vantive.

     Because approval of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Vantive common stock entitled to vote at the special meeting, abstentions and broker non-votes will have the same effect as votes against approving the merger agreement. Therefore, the Vantive board of directors urges stockholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

     As of the record date, Vantive's directors and executive officers beneficially owned approximately 420,000 shares of Vantive common stock, entitling them to exercise about 1.5% of the voting power of the Vantive common stock entitled to vote at the special meeting. Vantive expects that each of these directors and/or executive officers will vote his or her shares for the merger agreement.

     More information about the beneficial ownership of Vantive common stock by those who own more than 5% of the stock, and more detailed information about the beneficial ownership of Vantive common stock by Vantive's directors and executive officers, can be found in Vantive's annual report on Form 10-K for the year ended December 31, 1998, incorporated into this proxy statement/prospectus by reference. See "Where You Can Find More Information."

RECOMMENDATION OF THE VANTIVE BOARD

     The Vantive board of directors has unanimously approved the merger agreement and the proposed merger and other transactions described in the merger agreement. The Vantive board believes that the merger agreement is in the best interests of Vantive and its stockholders and recommends that Vantive stockholders vote "FOR" the merger agreement. See "The Merger -- Recommendation of the Vantive Board of Directors and Vantive's Reasons for the Merger."

                                   THE MERGER

     This section of the proxy statement/prospectus describes the most significant aspects of the merger, including the principal provisions of the merger agreement and the option agreement between Vantive and PeopleSoft. The following discussion which includes a summary of the significant terms and provisions of the merger agreement and the option agreement is qualified by reference to the merger agreement and the option agreement. The merger agreement is attached as Appendix A and the option agreement is attached as Appendix B to this proxy statement/prospectus, each of which is incorporated herein by reference. Other than statements of historical facts, statements made in this section including statements as to the benefits expected to result from the merger and as to future financial performance and the analyses performed by the financial advisors of Vantive and Peoplesoft are forward-looking statements. Actual results could differ significantly from those anticipated in these forward-looking statements as a result of various factors, including those set forth in "Risk Factors" and elsewhere in this proxy statement/prospectus.

BACKGROUND OF THE MERGER

     As a regular part of their business plans PeopleSoft and Vantive have from time to time each considered opportunities for expanding and strengthening their technology, products, research and development capabilities and distribution channels, including strategic acquisitions, business combinations, investments, licensing and development agreements and joint ventures.

     Since December 1995, PeopleSoft and Vantive have been customers of each other. On November 16, 1996 the two companies furthered their relationship with the execution of a joint development and integration agreement relating to a field service product. On August 18, 1998 the two companies entered into a software alliance program master agreement that replaced all previous agreements. As part of the agreement Vantive was designated a "preferred partner" of PeopleSoft for the front office applications market and became entitled to all the rights such designation confers including but not limited to potential sales leads, access to the PeopleSoft alliance connection and use of the PeopleSoft Global Alliance Program logo. On September 30, 1998 the two companies signed an alliance agreement which gave PeopleSoft the right to distribute up to $800,000 of specified Vantive products in the United States. From time to time, representatives from the two companies met to further those agreements.

     On July 12, 1999, Craig Conway, President and Chief Executive Officer of PeopleSoft and Rick Bergquist, Chief Technology Officer of PeopleSoft, met with Thomas L. Thomas, Chief Executive Officer of Vantive at PeopleSoft's headquarters in Pleasanton, California. The purpose of the meeting was to discuss the potential expansion of the current partnership between the two companies to include original equipment manufacturer agreements and joint marketing programs. As a result of this meeting, on July 19, 1999, the development teams of both companies met at Vantive's headquarters in Santa Clara to review their products and see what could be done with the two products to enhance the companies' respective competitive positions.

     In mid-August, 1999, PeopleSoft hired Goldman Sachs & Co. to assist PeopleSoft in exploring its strategic alternatives, including potential partnerships or business combinations, in a variety of market segments.

     On or about September 10, 1999, a meeting of members of PeopleSoft's key management team was held at which Messrs. Conway and Bergquist and Stephen Hill, Acting Chief Financial Officer, Howard Gwin, Executive Vice
President -- Worldwide Operations, Baer Tierkel, Senior Vice
President -- Strategy and Business Development, Michael Gioja, Executive Vice President -- Development, Jeff Carr, Senior Vice President -- Global Marketing, Anne Jordan, Senior Vice President and General Counsel, and David Thompson, Chief Information Officer, discussed possible strategic business combinations for PeopleSoft, including a transaction with Vantive.

     On September 17, 1999, Vantive's board held a telephonic meeting with a general discussion of strategic matters, including a brief mention of meetings with PeopleSoft.

     On September 24, 1999, Messrs. Conway, Hill and Tierkel and Ms. Jordan, while attending an off site management team meeting in Marina del Rey, California, met separately and discussed various proposed transactions. At this meeting management decided to approach Vantive about a possible combination. Mr. Conway made a telephone call to Mr. Thomas suggesting that they meet to discuss a potential business combination.

     On September 25, 1999, Mr. Conway met with Mr. Thomas at a restaurant in Palo Alto, California, to discuss a potential merger of the two companies and to determine a preliminary valuation basis for the proposed business combination. Messrs. Conway and Thomas had a general discussion regarding valuation and agreed to continue discussions.

     On September 26, 1999, Mr. Thomas called Mr. Conway and they agreed to continue exploratory discussions and to begin assembling teams on both sides to prepare executive presentations.

     On September 27, 1999, Messrs. Conway and Thomas met and discussed a possible merger with Vantive. In connection with these discussions, both parties executed a confidentiality agreement, which was subsequently replaced.

     During the week of September 27, Mr. Thomas and Mr. Conway had several telephone conversations regarding the companies' interest in pursuing merger discussions. In addition, Credit Suisse First Boston, Vantive's financial advisor, held several discussions with Goldman Sachs regarding the schedule for financial and business due diligence.

     On October 1, 1999, Mr. Thomas called Mr. Conway and informed him of the preliminary financial results of Vantive's third quarter.

     On October 2 and 3, 1999, during internal meetings at Vantive's headquarters, representatives of Credit Suisse First Boston, Mr. Thomas, Leonard LeBlanc, Chief Financial Officer, David Schellhase, General Counsel, Catherine Frye, Vice President of Business Development, Brian Tuller, Director of Product Marketing, James Reno, Chief Technology Officer, Guy DuBois, Vice President of International Operations and Michael Loo, Vice President of Finance discussed the prospect of a business combination with PeopleSoft and prepared for due diligence meetings.

     On October 4, 1999, a meeting between the senior managers of both companies, their financial advisors and outside legal counsel took place in Pleasanton, California to provide overviews of the organizations. In attendance for PeopleSoft were Messrs. Conway, Hill, Gwin, and Tierkel, Ms. Jordan, Philip Wilmington, Senior Vice President -- Americas Operations, Faith Richardson, Manager of Corporate Development and Dave Sankaran, Vice President -- Finance, Global Operations. In attendance for Vantive were Messrs. Thomas, LeBlanc, Reno, Schellhase, Loo, Tuller and DuBois. Also in attendance were representative of Gibson, Dunn & Crutcher LLP, PeopleSoft's legal counsel, Goldman Sachs, Gray Cary Ware & Freidenrich LLP, Vantive's legal counsel, and Credit Suisse First Boston. At the meeting, PeopleSoft's and Vantive's executives made presentations regarding their respective businesses and product strategies. Also on October 4, 1999, PeopleSoft's board held a telephonic meeting at which the board authorized management to engage in due diligence and complete negotiating the terms of the transaction and instructed Mr. Conway to execute a formal engagement letter with Goldman Sachs as PeopleSoft's financial advisor with respect to the proposed transaction.

     On October 5, 1999, Vantive and PeopleSoft executed a new confidentiality agreement, and Gibson, Dunn & Crutcher distributed drafts of the proposed merger agreement and stock option agreement to the parties for their review.

     During the period beginning on October 5, 1999 through October 11, 1999, the parties, their financial advisors and their legal counsel conducted due diligence.

     In the evening of October 5, 1999, Vantive's board of directors held a special meeting to discuss the strategic benefits to Vantive and its stockholders of a combined company as well as the prospects of Vantive as a stand-alone company. After extensive discussion, the board directed Mr. Thomas to continue the discussions with PeopleSoft.

     On October 7, 1999, after conferring with Mr. Hill and Ms. Jordan, representatives of Gibson, Dunn & Crutcher and Goldman Sachs discussed the terms of the merger agreement and the stock option agreement with representatives of Gray Cary Ware & Freidenrich and Credit Suisse First Boston and Patricia Timm, Corporate Counsel for Vantive.

     On October 8, 1999, the PeopleSoft transaction team reviewed the status of the negotiations and due diligence with Mr. Conway. That afternoon, after conferring with Mr. Hill and Ms. Jordan, representatives of Gibson, Dunn & Crutcher continued to discuss the terms of the merger agreement and the stock option agreement with representatives of Vantive, Gray Cary Ware & Freidenrich and Credit Suisse First Boston.

     On October 8, 1999, at a special telephonic meeting, PeopleSoft's board, among other things, discussed the status of the proposed transaction with Vantive. Members of the board discussed the strategic advantages to PeopleSoft that would result from a merger with Vantive. Mr. Conway presented to the board a summary of all discussions with Vantive, Ms. Jordan updated the board on the preliminary results of the due diligence and the board provided Mr. Conway some guidance about the circumstances under which PeopleSoft should continue discussions. The board approved a resolution authorizing a transaction within specified parameters, including a deal structure involving stock and the assumption of outstanding options, convertible debt and other rights to acquire Vantive common stock. A representative of Goldman Sachs presented to the board considerations relevant to determination of the exchange ratio for the issuance of PeopleSoft shares of common stock to Vantive stockholders and the assumption of outstanding options, convertible debt and any such other rights. Based on that information, the board directed Mr. Conway to continue discussions.

     On the morning of October 9, 1999, Mr. Conway met with Mr. Thomas to discuss the terms of the proposed transaction, including the exchange ratio.

     On October 9, 1999, Vantive held a special meeting of the board of directors to discuss the potential transaction. At that meeting, representatives of Gray Cary Ware & Freidenrich made a presentation on the significant terms and conditions of the draft merger agreement and reviewed the board's fiduciary duties with respect to considering a business combination transaction. Representatives of Credit Suisse First Boston reviewed with the board the financial terms of the proposed transaction and also discussed the possibility of soliciting the potential interest of other companies with whom Vantive could combine. The Vantive board, management and financial and legal advisors discussed the advantages and disadvantages of the potential transaction with PeopleSoft, all of which are discussed below under "Recommendation of the Vantive Board and Vantive's Reasons for the Merger." The board also discussed the advantages and disadvantages associated with a combination with another company or remaining independent. Credit Suisse First Boston presented a financial analysis of the proposed exchange ratio. At that time, the board considered a fixed exchange ratio of 0.825, which implied a valuation for Vantive of $14.23 per share, based upon the October 8, 1999 closing price of $17.25 per share of PeopleSoft. After extensive discussion, the board determined to continue discussions with PeopleSoft and provided guidance and parameters for the negotiations.

     In the evening of October 9, 1999 and throughout the day on October 10, 1999, representatives of Vantive, PeopleSoft, Credit Suisse First Boston, Goldman Sachs, Gray Cary Ware & Freidenrich and

Gibson, Dunn & Crutcher held various telephonic conference calls to continue negotiating the terms of the transaction, including provisions in the draft merger agreement and the option agreement.

     On October 10, 1999, Vantive held a special meeting of the board of directors by teleconference. Gray Cary Ware & Freidenrich updated the board on the terms of the merger agreement. Credit Suisse First Boston delivered its opinion, which was subsequently confirmed by delivery of a written opinion dated October 11, 1999, to the effect, that as of the date of the opinion and based upon and subject to the matters stated in the opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to the holders of Vantive common stock. The board reviewed the advantages and disadvantages of the proposed merger, as well as the alternative of remaining independent, which had been discussed at the meeting held on October 9, 1999. After extensive discussion, the Vantive board approved an exchange ratio of 0.825, and instructed management to continue discussions with PeopleSoft and approved a resolution authorizing Mr. Thomas to execute the merger agreement upon negotiation of satisfactory terms.

     On October 10, 1999, at a special meeting held via teleconference, PeopleSoft's board, among other things, discussed the status of the proposed transaction with Vantive, Mr. Hill presented to the board a summary of all discussions with Vantive, Goldman Sachs advised the board regarding the financial aspects of the transaction and Kenneth R. Lamb of Gibson, Dunn & Crutcher presented the PeopleSoft board with the proposed final terms of the transactions. The board approved a resolution authorizing the transaction on that basis.

     On October 11, 1999, the parties finalized the merger agreement, the stock option agreement and all exhibits. Vantive, PeopleSoft and PeopleSoft's subsidiary then executed the merger agreement and the stock option agreement and publicly announced the execution prior to the open of the stock market on October 11, 1999.

PEOPLESOFT'S REASONS FOR THE MERGER

     PeopleSoft's strategic intent is to grow its business and provide its customers with completely integrated customer solutions through internal development, strategic acquisitions, business combinations and alliances. PeopleSoft's board of directors approved the merger and determined that the merger would provide PeopleSoft with a strategic presence in the customer relationship management software, or CRM, market segment and that Vantive's leadership in key market segments would complement PeopleSoft's leadership in enterprise client/server and Internet based application software products. In approving the merger PeopleSoft's board considered the following expected benefits:

     - PeopleSoft would acquire Vantive's customer relationship management software solution, otherwise known as CRM, which is one of the broadest CRM solutions available in the market today encompassing marketing, sales, customer service, field service, help desk and web self-service, and, similar to PeopleSoft's enterprise software suite, is highly scalable across multiple databases and operating systems;

     - PeopleSoft would acquire a CRM solution which is very highly rated by industry analysts and has consistently achieved a top rating for customer satisfaction;

     - the merger will enable the combined company to provide a comprehensive 360 degree enterprise view for managing and enhancing relationships with customers by combining Vantive's CRM solution with PeopleSoft's enterprise application software;

     - PeopleSoft believes Vantive's CRM architecture is more compatible with PeopleSoft's own architecture;

     - the merger will provide PeopleSoft immediate access to Vantive's employees who possess specific CRM domain expertise and technical skills, including computer telephony integration and mobile computing;

     - PeopleSoft will be able to expand internationally more quickly because of Vantive's strong presence, leading market shares and products availability in key international markets; and

     - PeopleSoft will gain access to Vantive's customer base; and

     - both companies have a common culture, including a shared commitment to maintaining high customer satisfaction levels and close geographic proximity, which will facilitate the integration of PeopleSoft's and Vantive's operations and support functions.

     The above discussion of reasons for the merger includes forward-looking statements about possible or assumed future results of operations of the combined company and the performance of the combined company after the merger. Future results and performance are subject to risks and uncertainties, which could cause such results and performance to differ significantly from those expressed in these statements. For a discussion of these risks and uncertainties, and other factors that could affect future results and performance, see "Risk Factors."

RECOMMENDATION OF THE VANTIVE BOARD OF DIRECTORS AND VANTIVE'S REASONS FOR THE MERGER

     The Vantive board of directors believes that the merger is advisable and fair to and in the best interests of Vantive and Vantive's stockholders. Accordingly, the Vantive board of directors has unanimously approved the merger agreement and unanimously recommends that Vantive stockholders vote "FOR" the adoption of the merger agreement and the transactions contemplated by that agreement, including the merger.

     The Vantive board believes that the merger will be beneficial to Vantive and its stockholders for the following reasons:

     - the merger is expected to provide Vantive stockholders with an attractive price for their Vantive shares;

     - the merger is expected to potentially reduce stockholder risk after the merger as a result of the greater resources of the combined companies;

     - the merger is expected to increase value for Vantive's customers through a diversification of product and service offerings;

     - the merger is expected to enhance the opportunity to realize Vantive's strategic objective of diversifying and building upon its strengths in eBusiness because of the complementary nature of the product and service offerings of PeopleSoft and Vantive;

     - the merger is expected to provide a better opportunity for Vantive to attract and retain qualified personnel;

     - the merger is expected to provide access to PeopleSoft's global sales force; and

     - the merger is expected to provide Vantive immediate access to specific technical skills and depth of technical talent that PeopleSoft possesses.

     In arriving at its decision to approve the merger agreement and the merger, the Vantive board considered a number of factors. In particular, the Vantive board considered:

     - the strategic benefits expected from the merger, and the anticipated effect of the merger on long-term stockholder value, in light of the business, financial condition, results of operations and prospects of Vantive and PeopleSoft, the current economic and industry environment, and the risks and uncertainties of proceeding as a separate stand-alone company;

     - the fact that the exchange ratio represented a premium of approximately 60% to Vantive stockholders based on the closing prices of PeopleSoft common stock and Vantive common stock on October 8, 1999 and a premium based on the average closing prices of PeopleSoft and Vantive common stock in recent historical periods;

     - the immediate access to specific technical skills and depth of technical talent that PeopleSoft possesses;

     - the complementary characteristics of the respective business and management philosophies and corporate cultures of Vantive and PeopleSoft;

     - the potential benefits of the merger to Vantive's customers and employees such as gaining access to PeopleSoft's more extensive product offerings;

     - the potential for reduced stockholder risk after the merger as a result of the diversification of product and service offerings and revenue bases;

     - the fairness to Vantive of the terms and conditions of the merger agreement, which were the product of extensive arm's length negotiations;

     - the financial presentation of Credit Suisse First Boston, including its opinion to the effect that as of the date of the opinion and based upon the matters stated in the opinion, the exchange ratio was fair to the holders of Vantive common stock from a financial point of view;

     - other possible strategic advantages for Vantive; and

     - the fact that the merger is expected to qualify as a tax-free reorganization, generally enabling Vantive stockholders to exchange their Vantive common stock for PeopleSoft common stock without having current taxes due.

     In assessing the merger, the Vantive board considered a number of sources of information, including:

     - historical information concerning the respective businesses, financial performance, condition, operations, technology, products, properties, assets, management style, competitive position and trends and prospects of PeopleSoft and Vantive;

     - SEC filings by PeopleSoft;

     - current and historical market prices, volatility and trading data for the two companies;

     - information and advice based on the results of due diligence investigations by members of Vantive's management and Vantive's legal, financial and accounting advisors concerning the business, financial performance, condition, operations, technology, products, properties, assets, competitive position and trends and prospects of PeopleSoft, trends in PeopleSoft's business and financial results and the capabilities of PeopleSoft's management team;

     - reports from management relating to the prospects for successful integration of the two companies; and

     - reports by Gray Cary Ware & Freidenrich on the terms of the merger agreement and related agreements, and an evaluation of those terms in comparison to the terms of other recent mergers and acquisitions.

     The Vantive board also identified and considered a number of uncertainties and risks in its deliberations concerning the merger, including, but not limited to:

     - the risk that the potential benefits sought in the merger might not be fully realized, if at all;

     - the potential effects of the public announcement of the merger on Vantive's stock price, sales, customer relations and operating results and Vantive's ability to attract and retain key management, engineers, salespeople and other technical and non-technical personnel;

     - the risk of market confusion and potential delay or reduction in or cancellation of product or service contracts;

     - the risk that PeopleSoft would be unable to achieve growth or sustain profitability after the merger;

     - the potential difficulties in the technical integration of Vantive's and PeopleSoft's product and service offerings;

     - the effect of the covenant not to solicit other bidders and limitations on the ability of Vantive to consider competing offers prior to consummation of the merger;

     - the provisions in the merger agreement that require payments to be made if the merger agreement is terminated;

     - the effect of the option agreement on Vantive's capital structure and the fact that by entering into the option agreement Vantive would likely be precluded from being acquired in a pooling of interests transaction by a third party; and

     - the other risks associated with the businesses of Vantive and PeopleSoft and the merger described under "Risk Factors" in this proxy statement/prospectus.

     The Vantive board of directors also evaluated PeopleSoft's requirement before entering into any agreement that Vantive agree to the provisions of the merger agreement limiting Vantive's rights to consider and negotiate acquisition proposals with others. It appeared unlikely to the Vantive board that Vantive would be able to enter into an agreement with PeopleSoft without these provisions. In the view of the Vantive board, the potentially negative factors, either individually or collectively, did not outweigh the potential benefits to the Vantive stockholders of the merger.

     The above discussion of the information and factors considered by the Vantive board is not intended to be exhaustive but is believed to include all significant factors considered by it. In view of the variety of factors considered in connection with its evaluation of the merger, the Vantive board did not find it practicable to and did not quantify or otherwise assign relative or specific weight to the factors considered in reaching its determination. In addition, individual members of the Vantive board may have given different weight to different factors.

     The Vantive board of directors is unanimous in its recommendation that Vantive stockholders vote for approval and adoption of the merger agreement. For a discussion of the interests of certain executive officers and directors of Vantive in the merger, see "-- Interests of Vantive's Management in the Merger and Potential Conflicts of Interests."

INTERESTS OF VANTIVE'S MANAGEMENT IN THE MERGER AND POTENTIAL CONFLICTS OF INTERESTS

     Some members of Vantive's management have interests in the merger that are in addition to their interests as Vantive stockholders generally. The Vantive board was aware of these interests and considered them in approving the merger agreement.

     The directors, officers and principal stockholders of Vantive and their associates may have had in the past, and may have in the future, transactions in the ordinary course of business with PeopleSoft. Any of these transactions were, and are expected to be, on substantially the same terms as those between PeopleSoft and others for similar transactions.

     As a result of the merger, PeopleSoft will assume outstanding options to purchase Vantive common stock under Vantive's stock option plans.


     Employment Agreements. At the time it entered into the merger agreement, PeopleSoft also entered into employment agreements with certain Vantive employees, including Ms. Alexander, Mr. DuBois, Eric Miles and William Morton. Each of these employees will commence employment with PeopleSoft or one of its subsidiaries on the day after the closing of the merger and will serve in roughly the same capacities as he or she serves in his or her current position with Vantive. Each will also be entitled to a specified annual base salary and a bonus, provided that the employee and the combined company reach certain predetermined goals.



     The employment agreements for Ms. Alexander and Messrs. Miles and Morton provide that each is an at-will employee and either the employee or PeopleSoft may terminate the employment relationship at any time. Mr. DuBois' employment agreement is for an unlimited period and unless terminated for cause, may only be terminated upon three months notice.



     The employment agreements further entitle each employee to specified severance benefits if their employment is terminated without cause. If terminated without cause within the first 24 months after their start date, each of Mr. Miles and Ms. Alexander would be entitled to four months base salary in effect on the date of termination. Mr. Miles and Ms. Alexander would also be entitled to the benefits of Vantive's executive retention and severance plan, as described below during the times specified in that plan. If terminated without cause within the first 12 months after his start date, Mr. Morton would be entitled to six months base salary in effect on the date of his termination. If terminated without cause, Mr. DuBois would be entitled to the benefits provided for in his current employment agreement with Vantive as described below. Mr. DuBois would also receive certain benefits upon a change in control as outlined in his Vantive employment agreement and described below.



     In addition, Messrs. DuBois and Miles and Ms. Alexander have each agreed in their employment agreements not to compete with or solicit the employees or customers of PeopleSoft or post-merger Vantive for 12 months following any termination of employment. Mr. Morton has agreed not to solicit the employees or customers of PeopleSoft or post-merger Vantive for six months following a termination of employment without cause.


     Executive Retention and Severance Plan. The Vantive executive retention and severance plan provides for certain payments and accelerated vesting of stock options to a number of Vantive executives where their employment is terminated upon a change in control. The merger will be a change in control for purposes of the Vantive executive retention and severance plan. The executive will be deemed to have been terminated upon a change in control if:

     - the executive is terminated for any reason other than cause at any time during the time period beginning on the date 30 days prior to the date of the merger agreement until 12 months, or 18 months in the case of chief executive officer, following the effective date of the merger; or

     - the executive resigns from Vantive for good reason as defined in the plan within 12 months following the effective date of the merger, or 18 months in the case of the chief executive officer.

     Subject to a number of conditions, if terminated upon a change in control, Mr. Thomas would receive credit for three years' additional service towards the vesting of his options, vesting in full of certain shares of restricted stock, payment of two years' base salary and an amount equal to his prior year's bonus;

Messrs. LeBlanc and DuBois, considered executive vice presidents under the plan, would each receive credit for three years' additional service towards the vesting of their options and payment of two years' base salary and an amount equal to 50% of their prior year's bonuses; and Ms. Alexander, Messrs. Loo, Miles, and Schellhase, Donna Taylor and James Whitaker would each receive credit for two years' additional service towards the vesting of his or her options and payment of one year's base salary and an amount equal to 50% of his or her prior year's bonus.

     In the event that any payment or benefit received by the executive under the Vantive executive retention and severance plan would subject the executive to the golden parachute excise tax and Vantive to the non-deductibility provisions of the Internal Revenue Code, the executive may, in his or her sole discretion, elect to reduce the amounts of any benefits and payments under the plan in order to avoid triggering such provisions.

     Acceleration of Stock Options. In addition to the accelerated vesting under the executive retention and severance plan, in the event of a change in control, Ms. Alexander, Ms. Taylor and Messrs. DuBois, LeBlanc, Loo, Schellhase and Whitaker will be given credit for an additional 12 months towards the vesting of his or her options as of the date of the change in control.

     Severance Arrangements. Some of Vantive's employees have severance arrangements with Vantive in the event of their termination for any reason other than voluntary resignation, death, disability or just cause. Upon a qualifying termination,

     - Mr. LeBlanc would be entitled to receive six months of paid COBRA coverage of medical, dental and other insurance, 12 months of accelerated vesting on stock options, and a salary continuation of six months;

     - Mr. DuBois would be entitled to receive nine months of paid health coverage, nine months of accelerated vesting on stock options and a salary and on-target bonus continuation of nine months. Mr. DuBois may also be entitled to certain statutory benefits under applicable law; and

     - Mr. Whitaker would be entitled to three months of paid COBRA coverage of medical, dental and other insurance and a salary continuation of three months.

     Indemnification; Directors' and Officers' Insurance. The merger agreement provides that, after the merger, PeopleSoft will, as permitted by law, indemnify persons who were Vantive's directors or officers before the merger who suffer liabilities or losses from any threatened or actual claim or proceeding based on the merger agreement or on the fact that the person was a Vantive director or officer. The merger agreement further provides that PeopleSoft will cause the Vantive officers and directors immediately prior to the merger to be covered by Vantive's directors' and officers' liability insurance policy or a similar policy for six years after the merger. In addition, PeopleSoft has agreed to honor Vantive's agreements in effect on October 11, 1999 and charter provisions in effect on the closing date to indemnify its officers and directors. PeopleSoft's indemnification of Vantive's directors or officers may be limited to Vantive's net worth as of June 30, 1999.

OPINION OF VANTIVE'S FINANCIAL ADVISOR

     Credit Suisse First Boston has acted as Vantive's financial advisor in connection with the merger. Vantive selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, expertise and reputation, and familiarity with Vantive's business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In connection with Credit Suisse First Boston's engagement, Vantive requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the holders of Vantive common stock of the exchange ratio provided for in the merger. On October 10, 1999, at a meeting of the Vantive board of directors held to evaluate the merger, Credit Suisse First Boston rendered to the Vantive board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated October 11, 1999, the date of the merger agreement, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of Vantive common stock.

     The full text of Credit Suisse First Boston's written opinion dated October 11, 1999 to the Vantive board of directors, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix C and is incorporated into this document by reference. Holders of Vantive common stock are urged to, and should, read this opinion carefully and in its entirety. Credit Suisse First Boston's opinion is addressed to the Vantive board of directors and relates only to the fairness of the exchange ratio from a financial point of view, does not address any other aspect of the merger or any related transaction and does not constitute a recommendation to any stockholder as to any matter relating to the merger. The summary of Credit Suisse First Boston's opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

     In arriving at its opinion, Credit Suisse First Boston reviewed the merger agreement, as well as publicly available business and financial information relating to Vantive and PeopleSoft. Credit Suisse First Boston also reviewed other information relating to Vantive and PeopleSoft, including publicly available financial forecasts, and met with the managements of Vantive and PeopleSoft to discuss the businesses and prospects of Vantive and PeopleSoft. Credit Suisse First Boston also considered financial and stock market data of Vantive and PeopleSoft, and compared those data with similar data for other publicly held companies in businesses Credit Suisse First Boston deemed similar to those of Vantive and PeopleSoft. Credit Suisse First Boston considered, to the extent publicly available, the financial terms of other business combinations and other transactions which have recently been effected. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

     In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the publicly available financial forecasts, the managements of Vantive and PeopleSoft reviewed the forecasts and informed Credit Suisse First Boston that they believed that the forecasts represented reasonable estimates and judgments as to the future financial performance of Vantive and PeopleSoft. Credit Suisse First Boston also assumed, with the consent of the Vantive board of directors, that the merger would be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. In addition, Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Vantive or PeopleSoft, nor was Credit Suisse First Boston furnished with any evaluations or appraisals. The Credit Suisse First Boston opinion is necessarily based upon information available to it, and financial, economic, market and other conditions as they exist and can be evaluated, on the date of the Credit Suisse First Boston opinion. Credit Suisse First Boston did not express any opinion as to the actual value of the PeopleSoft common stock when issued pursuant to the merger or the prices at which the PeopleSoft common stock will trade subsequent to the merger. In connection with its engagement, Credit Suisse First Boston was not requested to, and did not, solicit third party indications of interest regarding the possible acquisition of all or a part of Vantive or its assets.

     In preparing its opinion to the Vantive board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Vantive and PeopleSoft. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to Vantive or PeopleSoft or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

     Credit Suisse First Boston's opinion and financial analyses were only one of many factors considered by the Vantive board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Vantive board of directors or management with respect to the merger or the exchange ratio.

     The following is a summary of the material financial analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion and reviewed with the Vantive board of directors at a meeting of the Vantive board of directors held on October 9, 1999. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND CREDIT SUISSE FIRST BOSTON'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH IN THE TABLES BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF CREDIT SUISSE FIRST BOSTON'S FINANCIAL ANALYSES.

     Historical Stock Price Analysis. Credit Suisse First Boston reviewed the prices at which the Vantive common stock traded since Vantive's initial public offering on August 15, 1995 through October 8, 1999. Credit Suisse First Boston noted that the all-time high price for Vantive common stock was $42.25 on October 16, 1996 and the all-time low price for Vantive common stock was $5.00 on October 8, 1998.

     Credit Suisse First Boston also reviewed the prices at which the PeopleSoft common stock traded since PeopleSoft's initial public offering on November 19, 1992 through October 8, 1999. Credit Suisse First Boston noted that the all-time high price for PeopleSoft common stock was $55.94 on April 21, 1998 and the all-time low price for PeopleSoft common stock was $1.59 on February 19, 1993.

     Comparative Stock Price Performance. Credit Suisse First Boston reviewed the recent stock price performance of Vantive and compared such performance with each of the companies in the enterprise applications software industry listed below and with the Nasdaq composite index over the period from January 2, 1998 through October 8, 1999. Credit Suisse First Boston also compared the recent stock price performance of Vantive with an equal-weighted enterprise resource planning software index comprised of the following companies during the same period: SAP AG, Oracle Corporation, J.D. Edwards & Company and Baan Company N.V. The results of this analysis were as follows:

                                                                 INCREASE/(DECREASE)
                                                              IN MARKET PRICE PER SHARE
                      COMPANY OR INDEX                         FROM 1/2/98 TO 10/8/99
                      ----------------                        -------------------------
Vantive.....................................................             (67)%
Siebel Systems, Inc.........................................             322%
Clarify, Inc................................................             295%
Remedy Corporation..........................................              28%
PeopleSoft..................................................             (54)%
Pegasystems Inc.............................................             (57)%
Nasdaq Composite Index......................................              83%
Enterprise Resource Planning Software Index.................              96%

     Peer Group Comparison. Credit Suisse First Boston compared equity market capitalization, stock price as a multiple of earnings per share, commonly referred to as EPS, and aggregate market capitalization as a multiple of revenues for each of Vantive and PeopleSoft with corresponding information for the following companies in the enterprise applications software industry:

           CRM SOFTWARE COMPANIES                        ERP SOFTWARE COMPANIES
           ----------------------                        ----------------------
- - Siebel Systems, Inc.                        - SAP AG
- - Clarify, Inc.                               - Oracle Corporation
- - Remedy Corporation                          - J.D. Edwards & Company
- - SalesLogix Corporation                      - Baan Company N.V.
- - UNYX Software Corporation
- - Pegasystems Inc.

     For the groups of companies, the mean of the group is shown. The multiples are based on a compilation of publicly available information and consensus forecasts by securities research analysts. In particular, such comparison showed:

                                                     MULTIPLE OF SELECTED VALUATION METRICS AS OF OCTOBER 8, 1999
                                              --------------------------------------------------------------------------
                                                                          SIEBEL        CLARIFY,      CRM         ERP
              VALUATION METRIC                VANTIVE    PEOPLESOFT    SYSTEMS, INC.      INC.      SOFTWARE    SOFTWARE
              ----------------                -------    ----------    -------------    --------    --------    --------
Aggregate Value/
Projected Calendar
1999 Revenue................................    1.0x        3.0x           11.7x          5.0x        6.5x        5.0x
Aggregate Value/
Projected Calendar
2000 Revenue................................    0.9x        2.5x            8.3x          3.4x        4.5x        4.2x
Share Price/
Projected Calendar
2000 EPS....................................   32.7x       66.1x           70.0x         41.9x       45.1x       50.4x

     Historical Exchange Ratio Analysis. Credit Suisse First Boston reviewed the average of the ratios of the closing stock price for Vantive divided by the closing stock price for PeopleSoft over various periods beginning January 2, 1998 and ending October 8, 1999 and computed the premium of the exchange ratio in relation to averages of these ratios. The following table sets forth the average of the exchange ratios over the various periods covered and the premium implied by the exchange ratio in relation to such averages:

                                                                                       PERCENTAGE PREMIUM
                                                                                    REPRESENTED BY EXCHANGE
                                                              AVERAGE EXCHANGE        RATIO IN MERGER OVER
              PERIOD PRECEDING OCTOBER 8, 1999                RATIO OVER PERIOD    HISTORICAL EXCHANGE RATIOS
              --------------------------------                -----------------    --------------------------
October 8, 1999.............................................       0.518x                     59.2%
10 trading days.............................................       0.492x                     67.7%
30 trading days.............................................       0.517x                     59.7%
60 trading days.............................................       0.581x                     42.0%
90 trading days.............................................       0.608x                     35.7%
180 trading days............................................       0.631x                     30.8%
Since January 2, 1998.......................................       0.547x                     50.8%

     Exchange Ratio Premiums Paid Analysis. Credit Suisse First Boston reviewed the exchange ratios in eight selected relevant stock-for-stock transactions in the enterprise applications software industry, as well as 131 selected stock-for-stock transactions in the technology industry. Credit Suisse First Boston compared the premium implied by the exchange ratios in the selected transactions to the average of the ratios of the closing stock prices of the companies involved in each of the selected transactions over the latest twelve months, 90-day, 60-day, 30-day, 10-day and one-day periods ending the day preceding the public announcement of the relevant transactions. Credit Suisse First Boston also calculated the exchange ratio implied by comparing the median of the premiums observed in each of the selected transactions to the average of the ratios of the daily closing stock prices of Vantive and PeopleSoft for the comparable periods ended on October 8, 1999. This analysis indicated the following:

                                                 MEDIAN PERCENTAGE PREMIUM OVER        IMPLIED VANTIVE/PEOPLESOFT
                                              AVERAGE HISTORICAL EXCHANGE RATIOS IN     EXCHANGE RATIO BASED ON
        PERIOD PRECEDING ANNOUNCEMENT                 SELECTED TRANSACTIONS                 MEDIAN PREMIUMS
        -----------------------------         -------------------------------------    --------------------------
Selected Transactions in the Enterprise
  Applications Software Industry
1 Trading Day................................                 20.7%                              0.626x
10 trading days..............................                 32.2%                              0.650x
30 trading days..............................                 34.4%                              0.694x
60 trading days..............................                 36.3%                              0.792x
90 trading days..............................                 25.7%                              0.764x
Latest twelve months.........................                  2.2%                              0.587x

Selected Transactions in the Technology Industry
1 Trading Day................................                 26.5%                              0.655x
10 trading days..............................                 31.7%                              0.648x
30 trading days..............................                 34.3%                              0.694x
60 trading days..............................                 33.3%                              0.774x
90 trading days..............................                 28.8%                              0.782x
Latest twelve months.........................                 19.5%                              0.686x

     Selected Transactions Analysis. Credit Suisse First Boston analyzed the publicly available financial terms of the following 13 publicly announced transactions involving companies in the enterprise applications software industry and call center industry, or the "Selected Transactions," as well as 206 transactions in the software industry, or the "Software Transactions":

                          ACQUIROR                                               TARGET
                          --------                                               ------
        - Alcatel                                      Genesys Telecommunications Laboratories, Inc.
        - Nortel Networks Corp.                        Periphonics Corp.
        - ADC Telecommunications, Inc.                 Saville Systems PLC
        - Security First Technologies Corp.            Edify Corp.
        - Lucent Technologies Inc.                     Kenan Systems Corp.
        - Oracle Corp.                                 Concentra Corp.
        - Aspect Telecommunications Corp.              Voicetek Corp.
        - Siebel Systems, Inc.                         Scopus Technology, Inc.
        - International Business Machines Corp.        Software Artistry, Inc.
        - Cisco Systems, Inc.                          GeoTel Communications Corp.
        - Lucent Technologies Inc.                     Mosaix, Inc.
        - Koninklijke Philips Electronics N.V          Voice Control Systems, Inc.
        - Baan Company, N.V.                           Aurum Software, Inc.

     This analysis indicated that the median premium to the closing stock price of the target company one day and 30 days prior to the announcement of the transaction paid was approximately 28.6% and 56.6% in the Selected Transactions and 30.4% and 47.0% in the Software Transactions, as compared to the premium represented by the nominal price implied by the exchange ratio to the closing stock price for Vantive one day and 30 days prior to announcement of the merger of approximately 59.2% and 86.6%. The following table sets forth information concerning the median multiples of the selected financial metrics paid in these precedent transactions and the multiple of the same financial metrics for Vantive implied by the exchange ratio:

                                                              MEDIAN MULTIPLE PAID IN
                                                               PRECEDENT TRANSACTIONS
                                                            ----------------------------
                                                              SELECTED        SOFTWARE      MULTIPLE IMPLIED
                          METRIC                            TRANSACTIONS    TRANSACTIONS    BY EXCHANGE RATIO
                          ------                            ------------    ------------    -----------------
Aggregate Transaction Value/
Latest Twelve Months Revenue..............................      4.5x            3.6x               2.2x
Share Price/Next Twelve Months EPS........................     42.2x           30.1x              57.0x

     Contribution Analysis. Credit Suisse First Boston analyzed the relative contributions of Vantive and PeopleSoft to the revenue, gross profit, operating income and net income of the combined company for estimated calendar years 1999 and 2000, based on estimates prepared by securities research analysts, as well as for the latest twelve months. Credit Suisse First Boston then analyzed the pro forma ownership of the combined company implied by Vantive's relative contribution. This analysis indicated the following:

                                                                IMPLIED VANTIVE SHAREHOLDER PRO FORMA
                                                              OWNERSHIP LEVEL BASED ON VARIOUS PERIODS
                                                         ---------------------------------------------------
                   OPERATING METRIC                      LATEST 12 MONTHS    CALENDAR 1999     CALENDAR 2000
                   ----------------                      ----------------    --------------    -------------
Revenues...............................................        11.2%             12.1%             13.2%
Gross Profit...........................................        12.7%             14.1%             15.2%
Operating Income.......................................         1.8%         Not Meaningful         9.9%
Net Income.............................................         2.2%         Not Meaningful         9.6%

     Credit Suisse First Boston noted that the pro forma fully diluted ownership of the Vantive stockholders in the combined company implied by the exchange ratio was 8.8%.

     Pro Forma Earnings Impact Analysis. Credit Suisse First Boston analyzed the potential pro forma effect of the merger on PeopleSoft's and Vantive's EPS for estimated calendar years 2000 and 2001. This analysis was performed based on a consensus of securities research analysts' estimates for PeopleSoft and three scenarios for Vantive. The first scenario, the research analyst case, was based on publicly available research analysts estimates. The second scenario, the alternative case one, was based on adjustments to the research analyst case discussed with and reviewed by the management of Vantive assuming decreased revenue growth and constant operating margins for Vantive. The third scenario, the alternative case two, was based on adjustments to the research analyst case discussed with and reviewed by the management of Vantive assuming increased revenue growth and operating margins for Vantive. This analysis indicated the following accretion/(dilution) to PeopleSoft's and Vantive's EPS, both before and after giving effect to potential benefits and cost savings and other potential synergies anticipated by the management of Vantive to result from the merger:

                                                              ACCRETION/(DILUTION) TO PEOPLESOFT AND VANTIVE EPS
                                                              --------------------------------------------------
                                                              ESTIMATED CALENDAR 2000    ESTIMATED CALENDAR 2001
                                                              -----------------------    -----------------------
                                                              VANTIVE     PEOPLESOFT     VANTIVE     PEOPLESOFT
                                                              --------    -----------    --------    -----------
Without Synergies:
Research Analyst Case.......................................   (14.0%)        1.5%          1.6%        (0.1%)
Alternative Case One........................................     0.8%        (0.1%)       117.4%        (4.7%)
Alternative Case Two........................................   (42.9%)        7.3%         10.1%        (0.8%)
With Synergies:
Research Analyst Case.......................................    16.9%        38.1%         25.9%        23.7%
Alternative Case One........................................    37.7%        36.5%        171.8%        19.2%
Alternative Case Two........................................    23.4%        43.8%         36.6%        23.0%

     Potential Future Trading Analysis. Credit Suisse First Boston calculated the equivalent per share present value of Vantive common stock both on a stand-alone basis and assuming the merger is consummated. This analysis was based upon publicly available research analysts estimates and on the alternative case one and alternative case two estimates, as described above, and assumed a range of multiples of EPS and discount rates for Vantive on a stand alone basis and for the combined company. This analysis indicated the following ranges of approximate equivalent per share present values of Vantive common stock based on earnings for calendar years 2000 and 2001, both before and after giving effect to potential revenues, cost savings and other synergies anticipated by Vantive management to result from the merger:

                                                              ESTIMATED PER SHARE PRESENT VALUE FOR VANTIVE
                                                                               COMMON STOCK
                                                              ----------------------------------------------
                                                                    ESTIMATED                ESTIMATED
                                                               CALENDAR YEAR 2000       CALENDAR YEAR 2001
                                                              ---------------------    ---------------------
Vantive Stand Alone.........................................     $4.19 - $15.88           $ 4.03 - $18.06
Combined Company -- Without Synergies.......................     $4.22 - $ 9.06           $ 8.76 - $19.16
Combined Company -- With Synergies..........................     $5.77 - $12.16           $10.95 - $23.73

     Vantive has agreed to pay Credit Suisse First Boston for its financial advisory services a fee of $1.5 million upon announcement of the merger and, upon completion of the merger, a total fee equal to 1.25% of the aggregate value of the transaction against which any prior fees paid in connection with the merger will be credited. Vantive also has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     Credit Suisse First Boston and its affiliates have in the past provided financial services to Vantive unrelated to the proposed merger, for which services Credit Suisse First Boston and its affiliates have received compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both Vantive and PeopleSoft for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

THE MERGER

     Once the conditions to completing the merger contained in the merger agreement have been satisfied or waived, the merger will be completed in accordance with Delaware law.

CLOSING

     The closing date of the merger will be a date specified by PeopleSoft and Vantive but will be no later than two business days after the satisfaction or waiver of the latest to occur of the conditions to the merger in the merger agreement. PeopleSoft and Vantive anticipate that the merger will close no later than December 31, 1999. However, a delay in obtaining any required governmental approval may delay closing the merger. We cannot assure you if or when these approvals will be obtained or that the merger will, in fact, be completed. If the merger does not occur on or before March 31, 2000, either PeopleSoft or Vantive may terminate the merger agreement and its obligations to consummate the merger unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations in the merger agreement. See "-- Conditions to Completing the Merger" and "-- Regulatory and Other Approvals Required for the Merger."

CONVERSION OF VANTIVE STOCK; TREATMENT OF VANTIVE STOCK OPTIONS AND CONVERTIBLE SUBORDINATED NOTES

     In the merger, each Vantive stockholder will receive 0.825 shares of PeopleSoft common stock for each of his or her shares of Vantive common stock.

     Each stock option, whether vested or unvested, to acquire Vantive common stock granted under Vantive's stock option and incentive plans, which we refer to as the Vantive stock plans, and any other right to acquire Vantive common stock, outstanding and unexercised immediately before the merger will be converted automatically in the merger into a stock option or other right to purchase PeopleSoft common stock. In each case, the number of shares of PeopleSoft common stock subject to the new PeopleSoft options or other rights will be equal to 0.825 shares of PeopleSoft common stock for each share of Vantive common stock that the holder of the Vantive option or other right would have been entitled to receive had the holder exercised the option or other right, in full immediately before the merger. The applicable exercise price will be adjusted by dividing the per share exercise price in effect immediately before the merger by 0.825. The terms of each new PeopleSoft option or other right will be substantially the same, including vesting requirements, as the corresponding Vantive option or other right. In any event, options that are incentive stock options under the Internal Revenue Code will be adjusted as provided by the Internal Revenue Code.

     Soon after the merger occurs, PeopleSoft will deliver to the holders of Vantive options and other rights notices that describe these holders' rights under the Vantive stock plans and other rights, as applicable, and confirmation that the terms of the agreements evidencing the grants of the options or other rights continue subject to adjustments giving effect to stock splits or similar adjustments.

     In addition, PeopleSoft will assume all obligations under Vantive's convertible subordinated notes and will provide for the conversion rights to which the subordinated noteholders are entitled.

EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     Following the merger, PeopleSoft will deliver to its designated exchange agent certificates representing the shares of PeopleSoft common stock, and cash instead of any fractional shares that would otherwise be issued to Vantive stockholders under the merger agreement, in exchange for the outstanding shares of Vantive common stock.

     Within three business days after the merger becomes effective, the exchange agent will mail to Vantive stockholders a transmittal letter. The transmittal letter will contain instructions with respect to the surrender of certificates representing Vantive common stock.

     PLEASE DO NOT RETURN VANTIVE COMMON STOCK CERTIFICATES WITH THE ENCLOSED PROXY AND DO NOT FORWARD YOUR CERTIFICATES TO THE EXCHANGE AGENT UNLESS AND UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL FOLLOWING THE MERGER.

     Upon surrender of the certificates representing Vantive common stock after the merger accompanied by a completed letter of transmittal, you will be issued a certificate representing the shares of PeopleSoft common stock issued to you in the merger and you will be paid cash instead of any fraction of a share of PeopleSoft common stock you would otherwise receive. The amount of cash you receive instead of a fraction of a share will be equal to the fraction of a PeopleSoft share you would otherwise receive multiplied by the average of the last reported sales price for PeopleSoft common stock, as adjusted for stock splits, as reported on the Nasdaq National Market on the ten trading days immediately before the day the merger becomes effective.

     PeopleSoft will pay you dividends or other distributions declared on PeopleSoft common stock only after the merger has occurred and after you have surrendered your certificates representing Vantive common stock.

     If a certificate for Vantive common stock has been lost, stolen or destroyed, the exchange agent will issue your shares of PeopleSoft common stock and any cash instead of a fraction of a share only after you have delivered an affidavit as to such loss, theft or destruction and as to your ownership of the certificate. PeopleSoft or the exchange agent may require you to post a customary bond in such amount as PeopleSoft or the exchange agent may determine is reasonably satisfactory as indemnity against any claim that may be made against PeopleSoft with respect to the lost, stolen or destroyed certificate.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties by PeopleSoft and Vantive. These include:

     - due organization, existence, good standing and qualification to do business and, in the case of Vantive, its subsidiaries and its equity investments;

     - capitalization of the companies and their subsidiaries;

     - corporate power and authority to enter into the merger agreement and perform its obligations under the merger agreement and, in the case of Vantive, the stock option agreement;

     - proper execution, delivery and enforceability of the merger agreement and, in the case of Vantive, the stock option agreement;

     - compliance of the merger agreement with each party's charter documents, significant agreements and applicable law;

     - governmental and third-party approvals;

     - each party's financial statements and SEC filings;

     - broker's fees arising from the merger;

     - absence of undisclosed significant and negative changes in its business;

     - absence of legal proceedings and injunctions that are significant or may prevent or delay the merger;

     - accuracy of the information about each party furnished to the other and/or included in this proxy statement/prospectus;

     - each party's and Vantive's subsidiaries' compliance with applicable law;

     - pooling of interests accounting treatment and tax-free reorganization treatment of the merger;

     - absence of existing defaults under its charter documents, significant agreements and applicable law;

     - absence of undisclosed liabilities and, in the case of Vantive, undisclosed liabilities of its subsidiaries;

     - opinion of financial advisor;

     - affiliates of the companies; and

     - ownership of or rights to significant intellectual property.

     The merger agreement contains additional representations and warranties of Vantive. These include its:

     - unanimous approval of the merger and the stock option agreement by Vantive's board of directors;

     - absence of environmental liabilities;

     - payment of taxes and filing of tax returns;

     - employee benefit plans, labor, employment and related matters;

     - insurance;

     - certain business practices;

     - product warranties and guaranties;

     - customers and suppliers;

     - "Year 2000" compliance;

     - restrictions on business activities;

     - scheduled contracts and commitments;

     - title to, and leases of, properties and absence of liens on properties and assets;

     - the merger and Vantive not being subject to anti-takeover laws or regulations;

     - stockholder vote required to approve the merger; and

     - Vantive preferred stock rights not being triggered by the merger agreement, stock option agreement or the merger.

CONDUCT OF BUSINESS BEFORE THE MERGER

     Each of PeopleSoft and Vantive has agreed to do certain things before the merger occurs. These include Vantive and its subsidiaries each:

     - conducting its business in the ordinary course;

     - using commercially reasonable effort to preserve intact its business organization and business relationships; and

     - retaining the services of its current officers and key employees.

     PeopleSoft and Vantive have also agreed to:

     - cooperate with each other and use all reasonable efforts to make all filings, and to obtain consents and approvals of all third parties and governmental authorities, necessary to complete the merger, and to comply with the terms and conditions of all these consents and approvals;

     - furnish to the other party all information about itself and its subsidiaries as the other party reasonably requests;

     - use all reasonable efforts to take all actions to comply promptly with legal requirements imposed on it and to complete the merger;

     - not issue any press release or make any other public statements without the advance approval of the other party;

     - promptly tell the other party about any events or circumstances that would cause any representations or warranties to not be true or any obligations not to have been fulfilled; and

     - not take any action which would prevent the treatment of the merger as a pooling of interests transaction for financial accounting purposes.

     PeopleSoft has also agreed to use all reasonable efforts to list its shares to be issued in the merger and upon the exercise of stock options assumed in the merger on the Nasdaq National Market. Subject to the merger agreement, PeopleSoft has agreed to use all reasonable efforts to cause the merger to occur as soon as practicable after Vantive stockholders approve the merger.

     Unless the merger agreement permits, or except as already disclosed to PeopleSoft, Vantive has agreed for itself and on behalf of its subsidiaries not to:

     - amend its charter documents;

     - issue or agree to issue any stock or any other securities or equity equivalents, except for grants of options in the amounts and under the option plans disclosed to PeopleSoft as of the date of the merger agreement and shares of Vantive common stock issued under options granted prior to the date of the merger;

     - split, combine or reclassify any shares of its capital stock;

     - declare or pay any dividend or other payment of any kind in respect of its capital stock;

     - redeem any of its or its subsidiaries' securities;

     - take any action resulting in an event of default under its outstanding convertible subordinated notes;

     - adopt a plan of complete or partial liquidation, dissolution, merger or other reorganization other than the merger with PeopleSoft;

     - alter any subsidiary's corporate structure or ownership;

     - incur or assume any debt, except under existing lines of credit in the ordinary course of business, consistent with past practices, or change the terms of any existing debt;

     - become responsible for the obligations of any other person except for obligations of Vantive's subsidiaries incurred in the ordinary course of business, consistent with past practices;

     - make any loans to or investments in any other person, except its subsidiaries or for customary loans or advances to employees in the ordinary course of business consistent with its past practices;

     - pledge or encumber its capital stock;

     - mortgage or pledge any of its significant assets or create or permit any significant lien on these assets;

     - except as required by law, enter into, adopt, modify or terminate any employee compensation, benefit or similar plan or increase in any compensation or fringe benefits;

     - grant any severance or termination pay, except as required by law or by any written agreements existing on October 11, 1999;

     - voluntarily accelerate the vesting of any stock options;

     - acquire, license, sell, lease, transfer or dispose of any significant assets in any transaction or series of related transactions having a fair market value over $200,000 total, except for sales of its products and licenses of its software in the ordinary course of business;

     - enter into any exclusive license, distribution, marketing, sales or other agreements;

     - enter into any product development agreement with a term beyond 45 days that could exceed $50,000 for any single agreement or $100,000 total;

     - sell or dispose of any intellectual property;

     - except as required as a result of a change in law or in generally accepted accounting principles, significantly change any of its accounting principles, practices or methods;

     - revalue in any significant respect any of its assets other than in the ordinary course of business;

     - acquire any other business or entity;

     - enter into any significant agreement other than a non-exclusive license agreement or a service agreement with end-users entered into in the ordinary course of business;

     - modify or waive any significant right under its important contracts;

     - modify its standard product warranty terms or existing product warranties in any significant and negative manner;

     - authorize any new or additional capital expenditure(s) over $200,000 in any calendar quarter, except as required pursuant to existing customer contracts;

     - authorize any new or additional manufacturing capacity expenditures for any new manufacturing capacity contracts or arrangements;

     - make or revoke any material tax election or settle or compromise any material income tax liability;

     - fail to file any tax returns when due or fail to cause filed tax returns to be complete and accurate in all material respects;

     - permit any significant insurance policy to expire, be canceled or terminated, unless a comparable insurance policy is obtained and in effect;

     - fail to pay any significant taxes or other significant debts when due;

     - settle or compromise any legal proceeding that relates to the merger agreement, involves more than $100,000 total or would otherwise be significant to Vantive, or relates to any intellectual property matters;

     - take or fail to take any action that could reasonably be expected to limit the use of any net operating losses or tax credits or other similar items or to cause any transaction intended by Vantive or its subsidiaries to be a tax-free reorganization to fail to qualify as such a reorganization;

     - enter into any licensing or distribution agreements that are not cancelable with less than 45 days notice or provides for payment by or to Vantive of more than $100,000, except for agreements entered into in the ordinary course of business consistent with past practice;

     - take, or fail to take, any action that may interfere with pooling of interests treatment of the merger;

     - fail to meet any SEC filing deadlines;

     - engage in any willful action with the intent to directly or indirectly adversely impact the merger; and

     - agree to take any of the actions described above.

     Vantive has also agreed to use all reasonable efforts not to do anything that would make any of its representations or warranties contained in the merger agreement untrue.

     The merger agreement restricts Vantive's ability to discuss or negotiate proposals for certain significant transactions with anyone other than PeopleSoft. These provisions require Vantive not to have or continue discussions with anyone else for any third-party acquisition.

     We use the term third-party acquisition to mean any of the following:

     - an acquisition of Vantive by anyone other than PeopleSoft or its affiliates;

     - the acquisition of any significant portion of Vantive's assets, other than the sale of its products in the ordinary course of business consistent with its past practices;

     - an acquisition of 15% or more of the outstanding shares of Vantive common stock;

     - Vantive's adoption of a plan of liquidation or declaration or payment of an extraordinary dividend;

     - Vantive's repurchase of more than 10% of the outstanding shares of Vantive common stock; or

     - Vantive's acquisition of any interest or investment in any business whose annual revenue, net income or assets is equal to or greater than 10% of the annual revenue, net income or assets of Vantive.

     Vantive has agreed that it will:

     - cease and not encourage, solicit, participate in or initiate discussions with or provide any non-public information to anyone except PeopleSoft concerning any third-party acquisition. However, the merger agreement does not prohibit the Vantive board of directors from taking and disclosing to Vantive stockholders a position contemplated by Rules 14d-9 and 14e-2 under the Securities Exchange Act of 1934, or Exchange Act, with regard to a tender or exchange offer made by someone other than PeopleSoft. In addition, if the Vantive board determines in its good faith judgment, after consultation with legal counsel of nationally recognized standing, that its fiduciary duties require it to do so, the Vantive board may participate in discussions with a third-party regarding any unsolicited bona fide proposal or offer, but only for so long as such discussions are likely to lead to an offer:

      1. to acquire, solely for cash and/or securities, all of the shares of Vantive common stock then outstanding, or all or substantially all of Vantive's assets;

      2. that contains terms that the Vantive board of directors by a majority vote determines, in good faith taking into account, as to the financial terms, the opinion of a financial advisor of nationally recognized reputation, to be more favorable to Vantive stockholders than the merger with PeopleSoft, provided that any financing required to consummate the transaction contemplated by the offer is either in the possession of the third-party or committed or in the good faith determination of Vantive's board, based on the opinion of a financial advisor of nationally recognized reputation, is likely to be obtained on a timely basis;

      3. that the Vantive board by a majority vote determines, in its good faith judgment based on consultation with a financial advisor of nationally recognized reputation and its legal or other advisers, to be reasonably capable of being completed after taking into account all aspects of the transaction; and

      4. that does not contain a right of first refusal or right of first offer regarding any counter-proposal that PeopleSoft might make.

        We sometimes refer to an offer that has all of these characteristics as a superior proposal.

     - notify PeopleSoft if Vantive or any of its subsidiaries or other affiliates receives any communication regarding a third-party acquisition, including its key terms and conditions and the identity of the third-party;

     - provide a copy of any written agreements, proposals, or other materials Vantive receives about a third-party acquisition;

     - provide copies of all information furnished in connection with such third-party acquisition if the information has not already been provided to PeopleSoft; and

     - advise PeopleSoft from time to time upon PeopleSoft's request, of the status of any third-party acquisition, and any significant changes or developments concerning any third-party acquisition.

     Except as described below, the Vantive board of directors may not withdraw or modify its recommendation of the merger with PeopleSoft. Vantive also may not approve, recommend, cause or permit Vantive to enter into any letter of intent, agreement or obligation relating to any third-party acquisition. However, if the Vantive board determines in its good faith judgment, after consultation with legal counsel of nationally recognized standing and in a manner consistent therewith, that its fiduciary duties require it to do so, the Vantive board may withdraw its recommendation of the merger and approve or recommend any superior proposal. The Vantive board of directors may do so only after providing written notice to PeopleSoft advising PeopleSoft that the Vantive board of directors has received a superior proposal. This notice must specify its significant terms and conditions and identify the person making the superior proposal. PeopleSoft will then have three business days to make a counter offer, which must be accepted if the Vantive board of directors by a majority vote determines in good faith, based on the opinion of a financial advisor of nationally recognized reputation, that PeopleSoft's counter offer is at least as favorable to Vantive stockholders as the superior proposal. If PeopleSoft fails to make a counter offer, Vantive may enter into an agreement with respect to the superior proposal only if the merger agreement is concurrently terminated in accordance with its terms and Vantive has paid all of the $12 million termination payment and $2 million of expense reimbursement due to PeopleSoft under the merger agreement, as described below under "-- Termination of the Merger Agreement -- Termination Payment and Expenses." This termination will also give PeopleSoft rights under the stock option agreement as described below.

     Vantive also has agreed that it will:

     - provide PeopleSoft, upon reasonable notice, with reasonable access to Vantive's employees to, among other things, deliver offers of continued employment and provide information to the employees about PeopleSoft;

     - provide PeopleSoft and its representatives with reasonable access to Vantive's employees, books and records, offices and other facilities;

     - take all reasonable action to amend, merge, freeze or terminate all of its compensation and benefit plans as requested in writing by PeopleSoft;

     - provide PeopleSoft periodic financial information;

     - promptly grant such approvals and use all reasonable efforts to eliminate or minimize the effects of any takeover statute or any similar applicable law;

     - will not redeem any of the rights issued pursuant to, or amend the rights agreement or cause any such rights to become exercisable in connection with the merger or otherwise; and

     - take all necessary actions to provide that each outstanding and valid option granted or provided under its employee stock purchase plan is exercised before, and that the plan will terminate immediately after, the effectiveness of the merger.

     PeopleSoft and Vantive have agreed that they each will take all necessary action to ensure that the corporation surviving the merger or PeopleSoft will assume all obligations under Vantive's subordinated notes and will have provided for the conversion rights to which the subordinated noteholders are entitled.

     PeopleSoft has agreed that it will:

     - make available to Vantive, upon Vantive's reasonable request, executive officers and key employees to answer questions and make available information about PeopleSoft;

     - file a registration statement for PeopleSoft's shares issuable upon exercise of its assumed stock options;

     - use all reasonable efforts to provide each U.S. employee of PeopleSoft, who was previously an employee of Vantive, full credit for services performed for Vantive for employee benefits; and

     - not declare or pay a dividend, make any payments to stockholders, or redeem any of its securities, except as required by its options or agreements with former employees, directors, or consultants providing for the repurchase of unvested stock.

CONDITIONS TO COMPLETING THE MERGER

     Neither of PeopleSoft or Vantive must complete the merger unless:

     - Vantive stockholders have approved the merger agreement;

     - all applicable waiting periods under the Hart-Scott-Rodino Act or other similar foreign anti-trust laws have terminated or expired;

     - no law or order by any United States federal or state or foreign court or United States federal or state or foreign governmental authority prohibits, enjoins or restricts the merger;

     - PeopleSoft and Vantive have received all governmental approvals or other requirements necessary to complete the merger and generally operate Vantive's business after the merger as it was operated before the merger;

     - the registration statement containing this proxy statement/prospectus has become effective and is not subject to any stop order or proceedings seeking a stop order by the SEC; and

     - PeopleSoft and Vantive receive letters from their own respective independent auditors regarding treatment of this merger as a pooling of interests for accounting purposes.

     Vantive will not be required to complete the merger unless:

     - except for insignificant defects, PeopleSoft's representations and warranties in the merger agreement are true on the date of the merger;

     - PeopleSoft has performed each of its agreements to be performed before the merger;

     - the PeopleSoft common stock issuable to Vantive stockholders in the merger are approved for quotation on the Nasdaq National Market;

     - Vantive has received an opinion from its or PeopleSoft's tax counsel stating that generally the merger will be tax-free to Vantive, PeopleSoft and Vantive stockholders for federal income tax purposes; and

     - there have been no events, changes or effects, individually or in the aggregate, having a significant adverse effect on PeopleSoft.

     PeopleSoft will not be required to complete the merger unless:

     - except for insignificant defects, Vantive's representations and warranties contained in the merger agreement are true on the date of the merger;

     - Vantive has performed each of its agreements to be performed before the merger;

     - PeopleSoft receives letters from Vantive's directors and executive officers relating to restrictions on the disposition of the PeopleSoft common stock received by them in the Merger;

     - there have been no events, changes or effects, individually or in the aggregate, having a significant adverse effect on Vantive;

     - PeopleSoft has received the opinion of its or Vantive's tax counsel stating that generally the merger will be tax-free for federal income tax purposes;

     - the shares of PeopleSoft issuable to Vantive's stockholders and optionholders in the merger are approved for quotation on the Nasdaq National Market; and

     - the opinion of the financial advisor to Vantive must still be in effect as it was on the date of the merger agreement.

     All of the conditions to completing the merger are waivable. If the condition in respect of either party's receipt of a tax opinion confirming that the merger is a tax-free reorganization is waived and the change in tax consequences is material, or if any other material condition is waived, Vantive will resolicit its stockholders' approval and will recirculate the proxy statement/prospectus to its stockholders. PeopleSoft and Vantive cannot assure you that all of the conditions to completing the merger will be satisfied or waived.

REGULATORY AND OTHER APPROVALS REQUIRED FOR THE MERGER

     General. PeopleSoft and Vantive have agreed to use all reasonable efforts to do all things reasonably necessary under applicable law to complete the merger. These things include:

     - obtaining consents of all third parties and governmental authorities necessary or advisable to complete the merger; and

     - contesting any legal action designed to prevent the merger.

     Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act, and the U.S. Federal Trade Commission's rules, PeopleSoft and Vantive may not complete the merger until we have filed the required notifications with the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice, and have waited a specified period of time. On October 26, 1999, Vantive and PeopleSoft filed the notifications required under the Hart-Scott-Rodino Act, as well as certain information required to be given to the Federal Trade Commission and the Department of Justice. On November 3, 1999, Vantive and PeopleSoft made a pre-merger filing with the Brazilian Government. Vantive and PeopleSoft intend to make a similar filing in Australia on November 19, 1999. Early termination of the waiting period under the Hart-Scott-Rodino Act was granted on November 5, 1999. At any time before or after the merger, and even if the Hart-Scott-Rodino Act waiting period has expired, the Department of Justice, the Federal Trade Commission or any state or foreign governmental authority could take action under the antitrust laws as it deems necessary in the public interest. This action could include seeking to enjoin the merger or seeking PeopleSoft's divestiture of Vantive or PeopleSoft's divestiture of its or Vantive's businesses. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.


     Based on information available to them, PeopleSoft and Vantive believe that the merger will comply with all significant federal, state and foreign antitrust laws. However, we cannot assure you that there will not be a challenge to the merger on antitrust grounds or that, if this kind of challenge were made, we would prevail.

     PeopleSoft and Vantive are not aware of any other significant regulatory approvals or actions that are required for the merger. If any additional governmental approvals or actions are required, we intend to obtain them. We cannot assure you, however, that we will be able to obtain any additional approvals or actions.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

     Extension and Waiver. At any time before the merger, PeopleSoft and Vantive may agree to:

     - extend the time for performing any of the obligations or other acts of the other party;

     - waive any inaccuracies in the other's representations and warranties; and

     - waive the other's compliance with any of the agreements or conditions in the merger agreement.

     Amendment. The merger agreement may be changed by us at any time before or after Vantive stockholders approve the merger. However, any change which by law requires the approval of Vantive stockholders will require their subsequent approval to be effective.

TERMINATION OF THE MERGER AGREEMENT

     Termination. The merger agreement may be terminated and the merger abandoned at any time before completing the merger, whether or not approved by Vantive stockholders. This termination may occur in the following ways:

     - PeopleSoft and Vantive agree in writing to terminate it;

     - PeopleSoft or Vantive decides to terminate it because:

      1. any state or federal court or other governmental authority has issued a final, non-appealable ruling prohibiting the merger; or

      2. the merger is not completed by March 31, 2000, unless the failure to complete it by that date is due to the failure of the party seeking to terminate the merger agreement to perform its agreements in the merger agreement;

     - Vantive decides to terminate it because:

      1. PeopleSoft's representations or warranties in the merger agreement are untrue so that the conditions to Vantive's obligation to complete the merger could not be satisfied by March 31, 2000, so long as Vantive has not seriously breached its own obligations under the merger agreement;

      2. PeopleSoft failed to perform its agreements in the merger agreement, and this failure, in the aggregate, substantially adversely affects PeopleSoft or the ability of PeopleSoft or Vantive to complete the merger or substantially delays the merger, so long as Vantive has not seriously breached its own obligations under the merger agreement;

      3. Vantive has failed to obtain its stockholders' approval of the merger;
         or

      4. the Vantive board has received a superior proposal and responded in a way that permitted termination of the merger agreement, including payment of the termination payment and expenses to PeopleSoft;

     - PeopleSoft decides to terminate it because:

      1. Vantive's representations or warranties in the merger agreement are untrue so that the conditions to PeopleSoft's obligation to complete the merger could not be satisfied by March 31, 2000, so long as PeopleSoft has not seriously breached its own obligations under the merger agreement;

      2. Vantive has failed to perform its agreements in the merger agreement, and this failure, in the aggregate, substantially adversely affects Vantive or the ability of PeopleSoft or Vantive to complete the merger or substantially delays the merger, so long as PeopleSoft has not seriously breached its own obligations under the merger agreement;

      3. the Vantive board has recommended a superior proposal to its stockholders;

      4. the Vantive board has withdrawn or adversely modified its approval or recommendation of the merger; or

      5. Vantive convened a meeting of the Vantive stockholders to vote on the merger but did not obtain their approval of the merger.

     Effect of Termination. Even after the merger agreement has been terminated, its confidentiality and fees and expenses provisions will remain in effect. Also, termination will not relieve either party from liability for any fraudulent misconduct or willful breach by it of the merger agreement before it was terminated.

     Termination Payment and Expenses. Vantive has agreed to pay PeopleSoft $12 million if the merger agreement is terminated as follows:

     - it is terminated by Vantive because the Vantive board of directors received a superior proposal and responded in a way that permitted its termination;

     - it is terminated by PeopleSoft because:

      1. the Vantive board recommended that the Vantive stockholders approve a superior proposal;

      2. Vantive significantly breached its covenants an offer to acquire Vantive by a third party had been announced before termination or within six months after termination Vantive becomes party to a third-party acquisition;

      3. the Vantive board withdraws or adversely modifies its approval or recommendation of the merger; or

      4. Vantive holds a stockholder meeting and fails to obtain their approval of the merger and an offer to acquire Vantive by a third party had been announced before the vote and Vantive within 12 months becomes party to a third-party acquisition.

     In addition, Vantive has agreed to pay PeopleSoft $2 million as reimbursement of its fees and expenses if the merger agreement is terminated as follows:

     - it is terminated by Vantive because the Vantive board of directors received a superior proposal and responded in a way that permitted its termination;

     - it is terminated by PeopleSoft for any of the following reasons:

      1. Vantive's representations or warranties in the merger agreement are untrue so that the conditions to PeopleSoft's obligation to complete the merger could not be satisfied by March 31, 2000 so long as PeopleSoft has not seriously breached its own obligations under the merger agreement;

      2. Vantive failed to perform its agreements in the merger agreement, and this failure, in the aggregate, substantially adversely affects Vantive or the ability of PeopleSoft or Vantive to complete the merger or substantially delays the merger, so long as PeopleSoft has not seriously breached its own obligations under the merger agreement;

      3. the Vantive board of directors recommended that stockholders approve a superior proposal; or

      4. the Vantive board withdrew or adversely modified its approval or recommendation of the merger.

     Further, PeopleSoft has agreed to pay Vantive $2 million as reimbursement of its fees and expenses if the merger agreement is terminated by Vantive because:

     - PeopleSoft's representations or warranties in the merger agreement are untrue so that the conditions to Vantive's obligation to complete the merger could not be satisfied by March 31, 2000, so long as Vantive has not seriously breached its own obligations under the merger agreement; or

     - PeopleSoft failed to perform its agreements in the merger agreement, and this failure, in the aggregate, adversely effects PeopleSoft or the ability of PeopleSoft or Vantive to complete the merger or substantially delays the merger, so long as Vantive has not seriously breached its own obligations under the merger agreement.

     Except as described above, whether or not the merger occurs, we have agreed to pay our own fees and expenses incurred in connection with the merger agreement.

     If the merger agreement is terminated in a manner obligating Vantive to pay PeopleSoft the $12 million termination payment, PeopleSoft will have the right to exercise its option to purchase up to 5,497,300 shares of Vantive common stock. See "-- Option Agreement."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion addresses the material federal income tax considerations of the merger that are generally applicable to Vantive stockholders who are exchanging their Vantive common stock for PeopleSoft common stock pursuant to the merger. The following discussion does not deal with all federal income tax considerations that may be relevant to particular Vantive stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, banks, insurance companies, foreign persons, or tax-exempt organizations. This discussion also does not apply to stockholders who are subject to alternative minimum tax, who hold their shares as part of a hedge, straddle or other risk reduction transaction or who acquired their Vantive common stock through stock option or stock purchase programs or otherwise as compensation. In addition, it does not address the tax consequences of the merger under foreign, state or local tax laws or tax consequences of transactions completed before or after the merger, such as the exercise of options or rights to purchase Vantive common stock in anticipation of the merger.


     VANTIVE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE MERGER BASED ON THEIR OWN CIRCUMSTANCES, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

     The following discussion is based on the Internal Revenue Code, applicable Treasury Regulations, judicial decisions and administrative rulings and practice, all as of the date of this proxy statement/prospectus, all of which are subject to change. Any such changes could be applied retroactively and could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the merger to PeopleSoft, Vantive and/or their stockholders.


     Neither PeopleSoft nor Vantive has requested or will request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the merger. However, it is a condition to the consummation of the merger that PeopleSoft and Vantive receive an opinion of Gibson, Dunn & Crutcher LLP, counsel to PeopleSoft, and/or Gray Cary Ware & Freidenrich LLP, counsel to Vantive, that:


     - the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code; and

     - each of PeopleSoft and Vantive will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

     If the merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code as discussed above, and subject to the limitations and qualifications referred to in this discussion, in the opinion of Gibson, Dunn & Crutcher and Gray Cary Ware & Freidenrich, the following U.S. federal income tax consequences will result from the merger:

     - no gain or loss will be recognized by a Vantive stockholder upon the receipt of PeopleSoft common stock solely in exchange for Vantive common stock in the merger, except for gain or loss arising from the receipt of cash in lieu of a fractional share as discussed below;

     - the aggregate tax basis of the PeopleSoft common stock received by a Vantive stockholder in the merger, including any fractional share of PeopleSoft common stock for which cash is received, will be the same as the aggregate tax basis of the Vantive common stock exchanged for the PeopleSoft stock;


     - the holding period of the PeopleSoft common stock received by each Vantive stockholder in the merger will include the period for which the Vantive common stock exchanged therefor was considered to be held, provided that the Vantive common stock was held as a capital asset at the time of the merger;


     - a Vantive stockholder receiving cash instead of a fractional share of PeopleSoft common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the stockholder's basis in the fractional share; and

     - neither PeopleSoft nor Vantive will recognize gain or loss solely as a result of the merger.

     The opinions that have been rendered and the opinions to be rendered at the closing of the merger are and will be conditioned upon the following assumptions:

     - the truth and accuracy of the statements, covenants, representations and warranties in the merger agreement, in the representations received from PeopleSoft and Vantive that are to be delivered to counsel, and that are substantially in the forms contained in exhibits in the merger agreement, to support the opinions, and in other documents related to PeopleSoft and Vantive relied upon by such counsel for those opinions;

     - consummation of the merger in accordance with the merger agreement, without any waiver, breach or amendment of any material provisions of the merger agreement, the effectiveness of the merger under applicable state law, and the performance of all covenants contained in the merger agreement and the tax representations without waiver or breach of any material provision thereof;


     - the accuracy of any representation or statement made "to the knowledge of" or similarly qualified without such qualification, and as to all matters in which a person or entity is making a representation, that such person or entity is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement inconsistent with such representation, and there is no such plan, intention, understanding or agreement inconsistent with such representation;


     - the reporting of the merger as a reorganization under Section 368(a) of the Internal Revenue Code by PeopleSoft and Vantive in their respective federal income tax returns; and

     - other customary assumptions as to the accuracy and authenticity of documents provided to such counsel.


     If any of these statements, covenants, representations, warranties or assumptions is inaccurate, the conclusions contained in those opinions could be adversely affected and the consequences of the merger may differ from those described above. Moreover, opinions of counsel are not binding on the Internal Revenue Service or the courts. If the Internal Revenue Service determines successfully that the merger is not a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, Vantive stockholders must recognize gain or loss with respect to each share of Vantive common stock surrendered in the merger in an amount equal to the difference between the tax basis in the share and the fair market value of the PeopleSoft common stock received in exchange for the Vantive share. In such event, a Vantive stockholder's aggregate basis in the PeopleSoft common stock received in the merger would equal its fair market value, and the stockholder's holding period for the stock would begin the day after the merger.



     A stockholder of Vantive may be subject to backup withholding at a rate of 31%. However, backup withholding will not apply to a stockholder who either (i) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the transmittal letter, or (ii) otherwise proves to PeopleSoft and its exchange agent that the stockholder is exempt from backup withholding.


ACCOUNTING TREATMENT

     We believe that the merger will be accounted for as a pooling of interests transaction under GAAP. Under this method of accounting, the book value of the assets, liabilities and stockholders' equity of each of PeopleSoft and Vantive, as reported on their respective consolidated balance sheets, will be carried over to the consolidated balance sheet of the combined company, and no goodwill will be created. PeopleSoft will be able to include in its results of operations the consolidated income or loss of Vantive for the entire fiscal year in which the merger occurs and prior year's financial statements will be restated to include

Vantive. The unaudited pro forma financial information in this proxy statement/prospectus has been prepared using the pooling of interests accounting method to account for the merger.

EMPLOYEE BENEFITS AND PLANS

     After the merger, the employee benefit plans, arrangements and agreements of Vantive existing on the date of the merger agreement, will remain in effect with respect to Vantive employees covered by these plans when the merger occurs unless PeopleSoft requests Vantive to modify, freeze or terminate any of these Vantive benefit plans. Vantive's employee stock purchase plan will be terminated on December 17, 1999. Vantive employees who become entitled to participate in PeopleSoft's compensation and benefit plans will be given full credit for service performed for Vantive for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under parent benefit plans and employee arrangements, with the exception of PeopleSoft's vision plan and any defined benefit plans maintained by PeopleSoft and as otherwise limited by PeopleSoft's employee plans.

OPTION AGREEMENT

     PeopleSoft and Vantive have also entered into an option agreement that permits PeopleSoft to purchase up to 5,497,300 shares of Vantive common stock at a cash exercise price of $14.23125 per share. The total number of shares issuable upon exercise of the option represents 16.667% of the Vantive common stock outstanding on October 11, 1999, assuming exercise of the option, or 19.999% of Vantive common stock outstanding on that date, excluding the shares received by PeopleSoft.

     We entered into the option agreement so that, if a third party submitted a successful proposal to acquire Vantive, PeopleSoft would be compensated for its efforts, expenses and lost business opportunities incurred as a result of its attempted business combination with Vantive.

     PeopleSoft may exercise the option, in whole or in part, if the merger agreement is terminated in a manner obligating Vantive to pay PeopleSoft the $12 million termination payment. See "-- Termination of the Merger
Agreement -- Termination Payment and Expenses." PeopleSoft may exercise the option until the 12 month anniversary of the date the merger agreement is terminated except that if the merger agreement was terminated as a result of Vantive's failure to perform its agreements under the merger agreement having in the aggregate, a significant adverse effect on Vantive or the ability of PeopleSoft or Vantive to complete the merger, or substantially delays the merger, the option will expire on the sixth month anniversary of the termination date. However, PeopleSoft may not exercise the option if it has willfully and significantly breached the merger agreement.

     If after the date of the signing of the merger agreement any third party acquires or agrees to acquire 15% or more of the outstanding shares of Vantive common stock, the merger is terminated before such third-party acquisition and such acquisition occurs before the expiration of the option, or Vantive enters into an agreement with any third party providing for an acquisition of Vantive or any significant part of its assets, then PeopleSoft, if it so elects, instead of exercising the option, will have the right to receive in cancellation of the option cash equal to:

     1. the excess over the option exercise price of the greater of:

       - the market value of a share of Vantive common stock on the last trading day before exercise; or

       - the highest price per share paid in connection with a third-party acquisition not involving Vantive's assets; or

       - the fair market value equivalent of a share of Vantive common stock in connection with a third-party acquisition of Vantive assets,

     2. multiplied by 5,497,300, the number of Vantive shares covered by the option.

     The economic benefit that PeopleSoft may derive under the option agreement is limited to $4 million. The option may not be exercised for a number of Vantive shares as would, at exercise, result in PeopleSoft's receiving a total value exceeding this amount. Any amount PeopleSoft receives in excess of that amount must be paid to Vantive.

     As of the date of this proxy statement/prospectus, Vantive has informed PeopleSoft that no event triggering PeopleSoft's ability to exercise the option has occurred.

     Vantive is obligated to issue its shares upon exercise of the option only if there is no legal or regulatory restriction on the exercise, all applicable waiting periods under applicable laws have expired, and PeopleSoft has not substantially breached the merger agreement.

     PeopleSoft may request that Vantive register under the Securities Act of 1933, or the Securities Act, the offering and sale of the Vantive shares that have been acquired by or are issuable to PeopleSoft upon exercise of the option, if requested by PeopleSoft within two years after an event permitting exercise of the option. Any registration request must be for at least 20% of the option shares or, if for less than 20% of the originally issuable option shares, all of PeopleSoft's remaining option shares. PeopleSoft may make up to two demands for registration. PeopleSoft's registration rights terminate with respect to any option shares that may be sold under Rule 144(k) of the Securities Act. Vantive may include any other securities in any registration demanded by PeopleSoft only with PeopleSoft's consent. Vantive will use all reasonable efforts to cause each registration statement to become effective and remain so for 90 days and to obtain all consents or waivers required from other persons. Vantive's obligation to file a registration statement and to maintain its effectiveness may be suspended for up to 90 days if the Vantive board determines this registration would seriously and negatively affect Vantive, or financial statements required to be included in the registration statement are not yet available. If Vantive proposes to register the offering and sale of Vantive common stock for cash for itself or any other Vantive stockholder in a firm commitment underwriting, it will generally allow PeopleSoft to participate in the registration so long as PeopleSoft agrees to participate in the underwriting on terms reasonably satisfactory to its managing underwriters.

     The expenses of preparing and filing any registration statement for these Vantive shares and any sale covered by it will generally be paid by Vantive, except for underwriting discounts or commissions or brokers' fees, and the fees and disbursements of PeopleSoft's counsel.

     For each registration of option shares, Vantive and PeopleSoft have agreed to customary indemnification provisions for losses and liabilities under the Securities Act and otherwise. However, PeopleSoft will not be required to indemnify Vantive beyond PeopleSoft's net proceeds from the offering of its option shares.

     Upon the issuance of option shares, Vantive will use all commercially reasonable efforts to promptly list the shares on the Nasdaq National Market or on any other exchange on which Vantive common stock is then listed.

     Because the rights and obligations of PeopleSoft and Vantive under the option agreement are subject to compliance with the Hart-Scott-Rodino Act, PeopleSoft included in its merger notifications filed with the Department of Justice and Federal Trade Commission a description of its rights under the option agreement. See "-- Regulatory and Other Approvals Required for the Merger."

RESTRICTIONS ON RESALES BY AFFILIATES

     The shares of PeopleSoft common stock issuable to Vantive stockholders in the merger and upon exercise of outstanding Vantive stock options after the merger have been registered under the Securities Act. Therefore, these shares of PeopleSoft common stock may be traded freely and without restriction by those Vantive stockholders and holders of Vantive stock options who are not "affiliates" of Vantive as defined under the Securities Act. An "affiliate" of Vantive is a person who controls, is controlled by, or is under common control with, Vantive. Any subsequent transfer of these shares by a person who is an affiliate of Vantive at the time the merger is voted on by the Vantive stockholders will require one of the following:

     - further registration of these shares under the Securities Act;

     - compliance with Rule 145 under the Securities Act; or

     - the availability of another exemption from registration under the Securities Act.

     These restrictions are expected to apply to Vantive's directors and executive officers and the holders of 10% or more of its outstanding shares of common stock. PeopleSoft will give stop transfer instructions to its transfer agent and legend certificates representing the PeopleSoft common stock to be received by affiliated persons.

     SEC guidelines for qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. SEC guidelines also indicate that the pooling of interests method will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if the affiliates do not transfer any of the shares of the company they own or shares of a company they receive in a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined company have been published.

     PeopleSoft and Vantive have agreed to use all reasonable efforts to cause each of their affiliates to deliver a written agreement intended to ensure compliance with the Securities Act and preserve the companies' ability to treat the merger as a pooling of interests.

CORPORATE STRUCTURE OF PEOPLESOFT AFTER THE MERGER

     Although the merger is structured so that Vantive will become a subsidiary of PeopleSoft, PeopleSoft may elect to merge directly with Vantive after the closing of the merger. Therefore, all statements in this proxy statement/prospectus relating to employees, management and operations of Vantive after the merger should be understood to be equally applicable to PeopleSoft if such a merger occurs. Such a merger will not affect your right to receive shares of PeopleSoft common stock in the merger or otherwise affect your rights as a PeopleSoft stockholder.

                          MANAGEMENT AFTER THE MERGER

BOARDS OF DIRECTORS

     The PeopleSoft board of directors will not change as a result of the merger. Immediately after the merger, the Vantive board of directors will consist of two directors selected by PeopleSoft.

MANAGEMENT


     The composition of PeopleSoft's executive management is not expected to change as a result of the merger. It is expected that after the merger, Marie Alexander, Guy DuBois, William Morton and Eric Miles will also remain with Vantive with responsibilities comparable to those of their current positions as specified in their employment agreements with PeopleSoft.


     Key management and staff positions within the combined company post-merger have not been finally determined. From time to time prior to the merger, decisions may be made with respect to the management and operations of Vantive post-merger, including its other officers and managers.

     Information about the current PeopleSoft directors and executive officers is included or incorporated by reference into PeopleSoft's annual report on Form 10-K for the year ended December 31, 1998. Information about the current Vantive directors and executive officers can be found in Vantive's annual report on Form 10-K for the year ended December 31, 1998. PeopleSoft's and Vantive's annual reports on Form 10-K are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

                          PRICE RANGE OF COMMON STOCK

     PEOPLESOFT. PeopleSoft common stock is listed on The Nasdaq Stock Market under the symbol "PSFT". The following table shows, for the periods indicated, the high and low reported closing sale prices per share of PeopleSoft common stock on The Nasdaq Stock Market. The stock prices have been adjusted to reflect the 2-for-1 stock splits effected by PeopleSoft in December 1994, November 1995, November 1996 and December 1997. PeopleSoft has never declared or paid any cash dividends on its common stock, and does not plan on declaring any dividends in the near future.


                                                                PRICE RANGE OF
                                                                 COMMON STOCK
                                                              ------------------
                                                               HIGH        LOW
                                                              -------    -------
1996
  First Quarter.............................................  $14.813    $ 8.688
  Second Quarter............................................  $18.250    $11.938
  Third Quarter.............................................  $21.188    $14.094
  Fourth Quarter............................................  $26.125    $20.125

1997
  First Quarter.............................................  $28.375    $18.875
  Second Quarter............................................  $28.438    $15.313
  Third Quarter.............................................  $33.188    $26.000
  Fourth Quarter............................................  $39.500    $27.188

1998
  First Quarter.............................................  $52.688    $31.438
  Second Quarter............................................  $55.938    $41.938
  Third Quarter.............................................  $50.875    $27.250
  Fourth Quarter............................................  $32.500    $16.813

1999
  First Quarter.............................................  $24.500    $14.625
  Second Quarter............................................  $17.500    $12.125
  Third Quarter.............................................  $18.250    $13.063
  Fourth Quarter (through November 16, 1999)................  $17.813    $14.500

     VANTIVE. Vantive common stock is listed on The Nasdaq Stock Market under the symbol "VNTV." The following table shows the high and low closing sales prices for Vantive common stock for the periods indicated, as reported on The Nasdaq Stock Market. All sales prices have been adjusted to reflect the 2-for-1 stock split effected by Vantive in October 1996. Vantive has never declared or paid any cash dividends on its common stock, and does not plan on declaring any dividends in the near future. The merger agreement prohibits Vantive from paying cash dividends on Vantive common stock before the merger. See "The Merger -- Conduct of Business Before the Merger."


                                                                PRICE RANGE OF
                                                                 COMMON STOCK
                                                              ------------------
                                                               HIGH        LOW
                                                              -------    -------
1996
  First Quarter.............................................  $12.250    $ 9.500
  Second Quarter............................................  $19.750    $11.000
  Third Quarter.............................................  $32.380    $12.750
  Fourth Quarter............................................  $42.250    $21.156

1997
  First Quarter.............................................  $34.250    $19.000
  Second Quarter............................................  $30.875    $14.500
  Third Quarter.............................................  $38.000    $21.750
  Fourth Quarter............................................  $30.625    $21.375

1998
  First Quarter.............................................  $36.563    $24.375
  Second Quarter............................................  $39.375    $20.125
  Third Quarter.............................................  $19.125    $ 6.000
  Fourth Quarter............................................  $10.063    $ 5.000

1999
  First Quarter.............................................  $14.625    $ 8.969
  Second Quarter............................................  $12.563    $ 6.313
  Third Quarter.............................................  $13.156    $ 7.625
  Fourth Quarter (through November 16, 1999)................  $14.250    $ 8.313

                          INFORMATION ABOUT PEOPLESOFT

GENERAL


     PeopleSoft designs, develops, markets and supports a family of enterprise application software products for use throughout large and medium sized organizations. These organizations include corporations worldwide, higher education institutions, and federal, state, provincial and local government agencies. PeopleSoft provides enterprise application software for human resource management, financial accounting, distribution, supply chain management, and manufacturing operations. For more than 3,000 customers, PeopleSoft's applications offer a high degree of flexibility, rapid implementation, scalability across multiple databases and operating systems, and lower cost of ownership.



     Incorporated in Delaware in 1987, PeopleSoft shipped its first software product, a human resource management system, in December 1988. In 1992, PeopleSoft introduced the first of a series of financial management and accounting system software products, and, in 1994, it introduced the first of a series of distribution and supply chain management products. Since that time, PeopleSoft has introduced several additions to its existing product lines, plus industry specific software products. These industry solutions include manufacturing products, public sector financial management products, public sector human resource management products, student administration products for the higher education market, and human resource and financial management products for the U.S. federal government market. In the first quarter of 1999, PeopleSoft released its first analytical application products to support management decision making.



     In addition, all of PeopleSoft's software products are backed by PeopleSoft advantage customer service, a comprehensive consulting, education and technical support program. PeopleSoft's consulting business offers a variety of services to its customers including implementation assistance, project planning and strategy, upgrade assistance, electronic commerce, workflow or OLAP deployment, and minor software product enhancements. PeopleSoft's education business offers comprehensive training for key groups affected by the implementation of PeopleSoft's products and technology. PeopleSoft technical support program includes 24-hour telephone support, access to the PeopleSoft Advantage Customer Care Business Center and software product enhancements and upgrades released during the term of support contract.


     PeopleSoft's strategy is to offer comprehensive solutions that enable organizations to manage and enhance their relationships with customers, suppliers and employees. These solutions will include front office applications for customer relationship management, eCommerce and employee administration. In the third quarter of 1999, PeopleSoft shipped its first two front office applications, PeopleSoft eProcurement and PeopleSoft eStore. PeopleSoft eProcurement enables employees to purchase goods and services over the Internet while PeopleSoft eStore enables customers to conduct business to business and business to consumer commerce over the Internet. Front office applications such as PeopleSoft eProcurement and PeopleSoft eStore can be integrated with PeopleSoft's enterprise application software. This integration facilitates the seamless flow of information across multiple applications, such as purchasing, accounts payable and general ledger in the case of PeopleSoft eProcurement, and subjects a transaction to enterprise application functionality such as workflow whereby a purchase by an employee may be automatically screened for authorization and routed for approval based on pre-designated system settings.

     In addition to front office applications, PeopleSoft is developing a suite of analytical applications to support management decision making. Analytic applications take transaction information from multiple sources including PeopleSoft's enterprise application software and provide detailed analytic information which may be used to broaden or deepen an organization's relationships with its customers, suppliers and employees. The combination of enterprise applications, front office applications, and analytical applications can provide organizations with a complete 360 degree view of their customers, suppliers and employees.

     As of September 30, 1999, PeopleSoft employed approximately 6,400 people worldwide.


     PeopleSoft's principal executive offices are located at 4460 Hacienda Drive, Pleasanton, California 94588, and its telephone number is (925) 694-3000.

MANAGEMENT AND ADDITIONAL INFORMATION

     Information relating to executive compensation, various benefit plans, including stock option plans, voting securities and the principal holders thereof, relationships and related transactions between PeopleSoft and its management or major stockholders and other related matters as to PeopleSoft is incorporated by reference or set forth in PeopleSoft's annual report on Form 10-K for the year ended December 31, 1998, incorporated into this proxy statement/prospectus by reference. PeopleSoft stockholders desiring copies of such documents may contact PeopleSoft at its address or telephone number indicated under "Where You Can Find More Information."

                           INFORMATION ABOUT VANTIVE

GENERAL

     Vantive is a leading provider of customer relationship management solutions. Vantive empowers companies to more effectively win, keep, and know their customers. The Vantive Enterprise, Vantive's integrated software suite, enables call center, marketing, field sales, help-desk and field service personnel to deliver consistent customer service across many channels via the Internet, the call center, or in person. The consulting implementation and integration services that Vantive provides are intended to help its customers implement and optimize Vantive's software products. A "call center" is typically a functional area of a company in which a number of employees process container orders, complaints or service requests. "Field sales" refers to a direct sales force deployed throughout a geographic region. "Field service" refers to repair technicians deployed throughout a geographic region.

     The Vantive Enterprise is built using a component-based, multi-tier architecture and a common data model. "Multi-tiered architecture" is a software design intended to enhance scalability (the capacity to expand the number of users or the number of transactions processed for a given module of software) and minimize use of network bandwidth. A "common data model" is a database shared by each application in The Vantive Enterprise. Certain features of the modules in The Vantive Enterprise are accessible via a Web browser which permits wider use of these features than would be available under more traditional client-server product architectures. Vantive Enterprise software may be used independently or as part of an integrated, enterprise-wide, front-office automation system. Vantive believes businesses can better manage customer relationships by sharing valuable customer information throughout their organizations. The Vantive Enterprise has been deployed by businesses in a broad range of industries that include the following:

          - software
          - communications
          - consumer products
          - finance
          - outsourcing/services
          - personal computer hardware
          - healthcare
          - manufacturing
          - medical products
          - public sector/regulated industry
          - on-line services
          - consumer goods
          - retail


     As of September 30, 1999, Vantive had approximately 570 full-time employees worldwide.


     Vantive was incorporated in California in 1990 and reincorporated in Delaware in 1995. Its principal executive offices are located at 2525 Augustine Drive, Santa Clara, California 95054, and its telephone number is (408) 982-5700.

MANAGEMENT AND ADDITIONAL INFORMATION

     Information relating to executive compensation, various benefit plans, including stock option plans, voting securities and the principal holders thereof, relationships and related transactions between Vantive and its management or major stockholders and other related matters as to Vantive is incorporated by reference or set forth in Vantive's annual report on Form 10-K for the year ended December 31, 1998, incorporated into this proxy statement/prospectus by reference. Vantive stockholders desiring copies of such documents may contact Vantive at its address or telephone number indicated under "Where You Can Find More Information."

         PEOPLESOFT CAPITAL STOCK AND COMPARISON OF STOCKHOLDER RIGHTS

     When PeopleSoft and Vantive complete the merger, Vantive stockholders will become PeopleSoft stockholders.

     The following is a description of the PeopleSoft common stock to be issued in the merger and a summary of the significant differences between the rights of holders of PeopleSoft common stock and Vantive common stock.

DESCRIPTION OF PEOPLESOFT CAPITAL STOCK

     PeopleSoft's restated certificate of incorporation provides that PeopleSoft's authorized capital stock consists of 700,000,000 shares of common stock and 2,000,000 shares of preferred stock.

     PeopleSoft Common Stock. As of September 30, 1999, there were approximately 251,988,000 shares of PeopleSoft common stock outstanding held of record by approximately 3,542 persons. PeopleSoft common stockholders are entitled to one vote per share on all matters to be voted upon by PeopleSoft stockholders. Subject to the preferences of any outstanding preferred stock, PeopleSoft common stockholders are entitled to receive ratably dividends, if any, as the PeopleSoft board of directors may declare from time to time out of funds legally available for dividend payments. In the event of a liquidation, dissolution or winding up of PeopleSoft, PeopleSoft common stockholders share ratably in all assets remaining after payment of liabilities and any preferential liquidation rights of any outstanding preferred stock. The PeopleSoft common stock has no preemptive or conversion rights or other subscription rights nor do redemption or sinking fund provisions apply to the PeopleSoft common stock. All outstanding shares of PeopleSoft common stock are fully paid and non-assessable, and the shares of PeopleSoft common stock to be outstanding after the merger will be fully paid and non-assessable. Boston Equiserv LLC is the transfer agent and registrar for the PeopleSoft common stock. Boston Equiserv's address is 289 South San Antonio Road, Suite 100, Los Altos, CA 94022.

     PeopleSoft Preferred Stock. The PeopleSoft board of directors may issue shares of PeopleSoft preferred stock in one or more series and, subject to Delaware law, may:

     - fix the rights, preferences, privileges and restrictions of any series;
       and

     - specify the number of shares and designation of any series.

     As of the date of this proxy statement/prospectus, no shares of PeopleSoft preferred stock were outstanding. Although PeopleSoft presently does not intend to do so, its board may issue without stockholder approval PeopleSoft preferred stock with voting and conversion rights which could negatively affect the voting power or other rights of the PeopleSoft common stockholders. The issuance of PeopleSoft preferred stock may delay or prevent a change in control of PeopleSoft.

PeopleSoft Rights Plan

     General. Under a stockholders rights plan adopted in 1995 and amended in 1997, PeopleSoft's board declared a dividend of one PeopleSoft right for each outstanding share of PeopleSoft common stock. BankBoston, N.A. has been appointed to serve as rights agent. Each PeopleSoft right entitles the registered holder to purchase one one-thousandth of a share of PeopleSoft participating preferred stock at a price of $190. The terms of the PeopleSoft rights are fully described in the PeopleSoft rights agreement between PeopleSoft and the rights agent.

     Distribution Date. The PeopleSoft rights attach to and trade only together with the shares of PeopleSoft common stock. The PeopleSoft rights will separate from shares of PeopleSoft common stock and rights certificates will be issued and become exercisable upon the earlier of the following events, which is referred to as a distribution date:

     - ten days after public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding PeopleSoft common stock; or

     - ten days after the announcement or commencement of a tender offer or exchange offer which would result in the beneficial ownership by a person or group of 20% or more of the outstanding shares of PeopleSoft common stock.

     Any person or group of affiliated or associated persons described above is referred to as a 20% acquirer.

     Issuance of Rights Certificates; Expiration of Rights. After the distribution date, rights certificates will be mailed to recordholders of PeopleSoft common stock on the distribution date. The PeopleSoft rights will expire on the earliest of:

     - February 15, 2005;

     - redemption or exchange of the PeopleSoft rights; or

     - completing an acquisition of PeopleSoft resulting from a tender offer determined by a majority of the PeopleSoft board to be adequate and in the best interests of PeopleSoft and its stockholders.

     Exercise of the Rights. Following the distribution date, and until one of the further events described below, PeopleSoft rights will entitle the holder to receive, for payment of the rights purchase price, one one-thousandth of a share of the PeopleSoft preferred stock. If PeopleSoft does not have sufficient preferred stock available for all PeopleSoft rights to be exercised, or the PeopleSoft board decides that such action is necessary and not contrary to the interests of PeopleSoft rights holders, PeopleSoft may instead substitute cash, assets or other securities for the PeopleSoft preferred stock upon exercise of PeopleSoft rights.

     Unless the PeopleSoft rights are earlier redeemed, after a distribution date, each holder of a PeopleSoft right which has not been exercised, other than a 20% acquirer, whose rights will be void, will have the right to receive, upon exercise and payment of the rights purchase price, PeopleSoft common stock having a value equal to two times the rights purchase price.

     Unless the PeopleSoft rights are earlier redeemed, if, after a distribution date,

     - PeopleSoft is acquired in a merger or other business combination transaction,

     - 50% or more of PeopleSoft's consolidated assets or earning power are sold other than in the ordinary course of business,

each PeopleSoft right, other than PeopleSoft rights owned by the 20% acquirer, will be exercisable for shares of common stock of the acquiring company with a value equal to two times the rights exercise price unless the transaction determined by a majority of the directors to be adequate and otherwise in the best interests of PeopleSoft and its stockholders. Where the PeopleSoft board has made such determination, the PeopleSoft rights will not become exercisable and will expire.

     Exchange and Redemption. At any time after a distribution date and before the acquisition by such 20% acquirer of 50% or more of the outstanding PeopleSoft common stock, the PeopleSoft board may exchange the PeopleSoft rights, other than rights owned by the 20% acquirer, in whole or in part, at an exchange ratio of one share of PeopleSoft common stock per right.

     At any time after the earlier of the tenth day following acquisition by a 20% acquirer and the expiration date of the rights, the PeopleSoft board may redeem the rights in whole, but not part, for $.01 per share.

     Amendment of Rights Agreement. The PeopleSoft rights agreement may be supplemented or amended by the PeopleSoft board before a distribution date without the approval of holders of PeopleSoft rights. After a distribution date, the PeopleSoft rights agreement may be amended by the PeopleSoft board to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of PeopleSoft rights, excluding the 20% acquirer, or to shorten or lengthen any time period under the PeopleSoft rights agreement; except no amendment to adjust the time period governing redemption may be made when the PeopleSoft rights are not redeemable.

     Rights and Preferences of the PeopleSoft Preferred Stock. Preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of preferred stock will be entitled to a dividend of 1,000 times the dividend declared per share of PeopleSoft common stock. Each share of preferred stock will be entitled to receive 1,000 times the amount received per share of common stock in the event of any merger, consolidation or other transaction in which the shares of PeopleSoft common stock are changed or exchanged and a minimum preferential liquidation preference equal to 1,000 times the per share amount distributed to PeopleSoft common stockholders in the event of a liquidation.

     This description of the PeopleSoft rights is qualified by reference to PeopleSoft's rights agreement, which is incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information."

     Certain Antitakeover Effects of the PeopleSoft Rights. The PeopleSoft rights are designed to protect and maximize the value of the outstanding equity interests in PeopleSoft in the event of an unsolicited attempt by an acquirer to take-over PeopleSoft, in a manner or on terms not approved by the PeopleSoft board. The PeopleSoft rights have been declared by the PeopleSoft board to deter these types of tactics, including a gradual accumulation in the open market of shares of PeopleSoft common stock representing a 20% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all stockholders equally and may unfairly pressure stockholders, not give stockholders any real choice and deprive them of the full value of their shares. The PeopleSoft rights may make more difficult or discourage an acquisition of PeopleSoft deemed undesirable by the PeopleSoft board by causing substantial dilution to a person or group that attempts to acquire PeopleSoft on terms or in a manner not approved by the PeopleSoft board, except for an acquisition offer conditioned upon the negation, purchase or redemption of the PeopleSoft rights.

     Antitakeover Effects of Delaware Law and Certain Provisions of PeopleSoft's Charter Documents. Certain provisions of Delaware law and PeopleSoft's certificate of incorporation may also make more difficult the acquisition of PeopleSoft by tender offer, a proxy contest or otherwise and the removal of officers and directors.

     - Delaware law prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder unless the business combination is approved in a specified manner. Generally, an interested stockholder is a person who, together with its affiliates and associates, owns 15% or more of the corporation's voting stock or owned 15% of such voting stock within three years before the proposed business combination, or is affiliated with the corporation.

     - The PeopleSoft certificate provides that the PeopleSoft board be divided into two classes, with staggered two-year terms. The classification of the PeopleSoft board makes it more difficult for PeopleSoft's stockholders to replace the PeopleSoft board and for another party to obtain control of PeopleSoft by replacing the board. Since the PeopleSoft board has the power to retain and discharge officers of PeopleSoft, these provisions could also make it more difficult for stockholders or another party to effect a change in management.

     - PeopleSoft's certificate provides that for so long as the company has a class of stock registered under the Exchange Act, stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent.

     - PeopleSoft's certificate and bylaws require the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of PeopleSoft to amend the provisions described above.

COMPARISON OF RIGHTS OF PEOPLESOFT STOCKHOLDERS AND VANTIVE STOCKHOLDERS

     The rights of holders of PeopleSoft common stock are governed by Delaware law, PeopleSoft's certificate of incorporation and PeopleSoft's bylaws, while the rights of Vantive stockholders are governed by Delaware law, Vantive's certificate of incorporation and Vantive's bylaws. In most respects, the rights of Vantive stockholders are similar to those of PeopleSoft stockholders. The following discussion summarizes the significant differences between the companies' charter documents. This summary is not a complete discussion of, and is qualified by reference to, PeopleSoft's certificate of incorporation, PeopleSoft's bylaws, Vantive's certificate of incorporation, Vantive's bylaws and Delaware law.

     Capital Stock. Vantive's authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value, and 2,000,000 shares of preferred stock, $0.001 par value. As of September 30, 1999, there were 27,486,659 shares of Vantive common stock outstanding held by approximately 335 recordholders and no shares of Vantive preferred stock outstanding. PeopleSoft's authorized capital stock consists of 700,000,000 shares of common stock and 2,000,000 shares of preferred stock.

     Classified Board. The PeopleSoft certificate provides that the PeopleSoft board be divided into two classes, with staggered two-year terms. The Vantive certificate does not provide for a classified board.

     Directors. PeopleSoft's bylaws provide for the PeopleSoft board to consist of five members. Directors may only be removed for cause and by an affirmative vote of not less than two-thirds the total outstanding shares of PeopleSoft common stock. Board vacancies may be filled by the affirmative vote of a majority of the directors then in office.

     Vantive's bylaws provide for the Vantive board to initially consist of seven members, which number may be changed by a resolution adopted by a majority of the Vantive board. Directors may be removed from office with or without cause by the affirmative vote of the holders of at least a majority of outstanding shares entitled to vote. Generally, board vacancies may be filled by the affirmative vote of a majority of the remaining directors and if a director was removed, the vacancy may be also be filled at a special meeting of the stockholders held for that purpose.

     Directors' Committees. The PeopleSoft bylaws provide that the board may by resolution of a majority of the board delegate powers normally held by the PeopleSoft board to a committee comprised of one or more members of the PeopleSoft board to the extent permitted by resolution of the board or the bylaws. These committees have no authority or power to adopt an agreement of merger or consolidation, recommend to PeopleSoft stockholders regarding the sale, lease, or exchange of all or substantially all of PeopleSoft's property or assets, recommend dissolution or a revocation of a dissolution of PeopleSoft or amend PeopleSoft's bylaws. In addition, committees have no authority to amend PeopleSoft's certificate except to fix the designation and any preferences of rights of shares issued if authorized by Board resolution. Finally, committees may not declare a dividend, authorize issuance of stock; or adopt a certificate of ownership and merger except as expressly authorized by board resolution establishing the committee, or by PeopleSoft's bylaws or certificate.

     The Vantive bylaws provide that a vote of the majority of the Vantive board effects designation of committees of the board. These committees may declare a dividend, authorize the issuance of stock, or adopt a certificate of ownership and merger only if the board resolution designating the committee so provides.

     Stockholder Proposals. PeopleSoft's bylaws require in order to nominate directors for election or other business before a stockholder meeting, a stockholder must give notice in writing not less than 20 days nor more than 60 days before the meeting of his or her intent to bring the nomination or business before the meeting, and the business must be a proper subject for stockholder action under Delaware law. If less than 30 days notice of the meeting is given, the stockholder's notice must be received no later than 10 days after the date of the meeting is first publicly announced. The stockholder notice must state:

     - if the stockholder intends to make nominations, any information regarding each nominee as would be required to be included in a proxy statement under the proxy rules of the SEC, including the written consent of each nominee to being named in the proxy statement as a nominee and to serve as a director if elected;

     - if the stockholder intends to make nominations, a description of all arrangements or understandings between the stockholder and each nominee and any other persons under which the nominations will be made;

     - a brief description of the business to be brought before the meeting, the reasons for conducting the business at the meeting and any material interest of the stockholder or the beneficial owners on whose behalf the nomination or proposal is made, if any, in the business;

     - the name and address of the stockholder who intends to make nominations or propose the business and the name, age, principal occupation and business and residential addresses of each nominee; and

     - the class and number of shares of PeopleSoft stock owned beneficially and of record by the stockholder who seeks to bring the action and the beneficial owners, if any, on whose behalf the nomination or proposal is made.

     The Vantive bylaws provide that in order to properly bring nominations for the election of directors or other business before a stockholder meeting, a stockholder must give notice in writing to Vantive's secretary not less than 120 days before the anniversary of the date on which Vantive mailed its proxy materials for the previous year's annual meeting of Vantive stockholders of his or her intent to bring the nomination or business before the meeting. If the date of the meeting is set more than 30 days before or after the date contemplated at the time of the previous year's annual meeting, if no annual meeting was held the previous year, or for a special meeting, the stockholder's notice must be received no later than 10 days after the date of the meeting is first publicly announced. The stockholder notice must state:

     - the name and address of the stockholder who intends to make nominations or propose the business and of each nominee;

     - the class and number of shares of Vantive common stock owned beneficially and of record by the stockholder who seeks to bring the action and the beneficial owners, if any, on whose behalf the nomination or proposal is made, and if the stockholder intends to make nominations, of whether the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

     - if the stockholder intends to make nominations, a description of all arrangements or understandings between the stockholder and each nominee and any other persons under which the nominations will be made;

     - a brief description of the business to be brought before the meeting, the reasons for conducting the business at the meeting and any material interest of the stockholder or the beneficial owners on whose behalf the proposal is made, if any, in the business;

     - other information regarding each nominee or each matter of business to be proposed by the stockholder as would be required to be included in a proxy statement under the proxy rules of the SEC had the nominee been nominated or the matter proposed by the Vantive board; and

     - the consent of each nominee to serve as a director of Vantive if so elected.

     Right to Call Special Meetings of Stockholders. PeopleSoft's bylaws provide that special meetings of PeopleSoft stockholders may be called by PeopleSoft's board, chairman or president.

     The Vantive bylaws provide that special meetings of stockholders of Vantive may be called by the resolution approved by a majority of the total number of authorized directors of Vantive's board or by stockholders holding shares representing not less than 10% of the votes entitled to vote at the meeting.

     Stockholders entitled to call a special meeting must submit a written request by registered mail to Vantive's president or chief executive officer. The Vantive board determines the time and place for the meeting. The time set for the special meeting will not be less than 120 nor more than 130 days after the receipt of the request for the special meeting and the determination of its validity. The Vantive board will set a record date not more than 60 days nor less than 10 days before the meeting, nor more than 60 days before any other action, to determine the stockholders entitled to vote at the special meeting. Following the receipt of the request, the secretary of Vantive must give notice of the special meeting to the stockholders entitled to vote at the meeting.

     No Written Consent by Stockholders. So long as PeopleSoft or Vantive has a class of stock registered under the Exchange Act, stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent.

     Amendment of Certificate of Incorporation and Bylaws. PeopleSoft's certificate of incorporation provides that the approval of at least 66 2/3% of the total number of votes of the outstanding shares entitled to vote in the election of directors must approve any amendment to the certificate to the provisions of the certificate relating to:

     - removal of a director;

     - the classified board and indemnification of directors, officers, employees or agents; or

     - the amendment of the bylaws or the certificate.

     Subject to the rights of the PeopleSoft stockholders, the PeopleSoft board may make, amend or repeal the PeopleSoft bylaws. PeopleSoft's certificate of incorporation provides that at least 66 2/3% of the total number of votes of the outstanding shares entitled to vote in the election of directors must approve any amendment of the special meeting provision, the advance notice of stockholder nominees provision and the advance notice of stockholder business provision of the PeopleSoft bylaws by the stockholders.

     Vantive's certificate of incorporation provides that at least 66 2/3% of the total number of votes of the outstanding shares entitled to vote in the election of directors must approve any amendment to the provisions of the certificate relating to:

     - management of Vantive's business and conduct of its affairs;

     - the number of directors, vacancies of board seats and removal of directors;

     - amendment of Vantive's bylaws by Vantive stockholders;

     - indemnification of Vantive's directors, officers, employees and agents;
       or

     - amendment of Vantive's certificate.

     Vantive's bylaws may be amended by vote of the majority of the Vantive board. In addition, Vantive's certificate of incorporation provides that any adoption, amendment or repeal of the Vantive bylaws by the Vantive stockholders requires an affirmative vote of at least 66 2/3% of the voting power of all of the then outstanding shares entitled to vote in the election of directors.

     Interested Director Transaction. The PeopleSoft and Vantive certificates of incorporation do not specifically provide for interested director transactions. Under Delaware law, certain contracts or transactions in which one or more of the directors of PeopleSoft or Vantive has an interest are void or voidable unless the following conditions are met:

     - the stockholders approve the contract or transaction after full disclosure of material facts;

     - the board approves the transaction after full disclosure of material facts and the transaction is fair, and approved by a majority of the disinterested directors, even though less than a quorum; or

     - the contract or transaction must have been fair as to PeopleSoft or Vantive at the time it was approved.

     Interested Stockholder Transaction. Both PeopleSoft and Vantive are subject to the provisions of Delaware law which prohibit the corporation from engaging in a business combination with an interested stockholder unless certain specified approvals are obtained.

     Directors' Liability. The PeopleSoft and Vantive certificates of incorporation eliminate the liability of directors to the fullest extent permitted by Delaware law.

  Vantive Rights Plan.

     General. Vantive has entered into a stockholder rights plan that permits Vantive to issue rights entitling the holders of such rights to purchase shares of Vantive's preferred stock.

     As with most stockholder rights plans, the terms of Vantive's rights plan are complex and not easily summarized, particularly as it relates to the acquisition of Vantive's common stock and to exercisability. This summary may not contain all of the information that is important to you. Accordingly, you should carefully read Vantive's stockholder rights plan, which is incorporated by this reference into this proxy statement/prospectus, in its entirety.

     The stockholder rights plan provides that each outstanding share of Vantive common stock will have the right to purchase one one-thousandth of a preferred share of Vantive attached to it. The purchase price per one one-thousandth of Vantive preferred share under the rights plan is $75, subject to adjustment.

     Distribution Date. Initially, the rights under the Vantive rights plan are attached to outstanding certificates representing Vantive common stock, and no separate certificates representing the rights will be distributed. The rights will be separate from Vantive common stock and will be represented by separate certificates approximately 10 days after a person or group of affiliated or associated persons acquires, obtains the right to acquire, or announces or commences a tender offer for 15% or more of the outstanding Vantive common stock, other than PeopleSoft in this merger, which we refer to as a distribution date. We refer to the above described person or group as a 15% acquirer. The Vantive rights will not separate from the Vantive common stock or become exercisable as a result of the merger.

     Issuance of Rights Certificates; Expiration of Rights. After the rights separate from the Vantive common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent the rights.

     All shares of Vantive common stock issued prior to the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The Vantive rights will expire on November 18, 2008, or upon the completion of the merger, unless earlier redeemed or exchanged by Vantive.

     Exercise of the Rights; Exchange and Redemption. After a distribution date, each right will entitle the holder, other than a 15% acquirer, to purchase a number of shares of Vantive common stock with a market value equal to the right purchase price, as adjusted, divided by half the average of the daily closing prices per share of the Vantive common stock for the prior 30 consecutive trading days.

     Each right will entitle the holder, other than a 15% acquirer, to purchase a number of shares of common stock of the acquirer with a market value equal to the right purchase price divided by one-half the average market price for the prior 30 consecutive trading days of the Vantive common stock. Unless the Vantive rights are earlier redeemed, in the event that, after a distribution date,

     - Vantive merges into another entity;

     - an acquiring entity merges into Vantive; or

     - Vantive sells more than 50% of its assets or earning power,

under Vantive's rights plan, any rights that are or were owned by an acquirer of more than 50% of Vantive's outstanding common stock will be null and void.

     The Vantive rights plan contains exchange provisions which provide that after an acquirer obtains 15% or more of Vantive's capital stock, but less than 50% of Vantive's outstanding common stock, the Vantive board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights for common shares. In such an event, the exchange ratio is one common share per right, adjusted to reflect any stock split, stock dividend or similar transaction.

     The Vantive board of directors may, at its option, redeem all of the outstanding rights under the rights plan prior to the earlier of (1) a distribution date or (2) the final expiration date of the rights plan. The redemption price under the rights plan is $.001 per right. The right to exercise the rights will terminate upon action of the Vantive board of directors ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

     Amendment of Rights Plan. Until the Vantive rights become nonredeemable, Vantive may, except with respect to the rights redemption price, amend the Vantive rights plan in any manner. After the Vantive rights become nonredeemable, Vantive may amend the rights plan, provided that no amendment may adversely affect the interests of the holders of the Vantive rights, other than the 15% acquirer, or cause the Vantive rights to again become redeemable or the rights plan to again be freely amendable.

     Rights and Preferences of Preferred Stock. Holders of rights will have no rights as stockholders of Vantive, including the right to vote or receive dividends, simply by virtue of holding the rights. Preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of preferred stock will be entitled to a dividend of 1,000 times the dividend declared per share of Vantive common stock. Each share of preferred stock will be entitled to receive 1,000 times the amount per share of common stock in the event of any merger, consolidation or other transaction in which the shares of Vantive Common Stock are changed or exchanged, and a minimum preferential liquidation preference equal to the greater of $75,000 per share plus accrued dividends or 1,000 times the per share amount distributed to Vantive common stockholders in the event of a liquidation.

     Certain Antitakeover Effects of the Vantive Rights. The Vantive stockholder rights plan contains rights that have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire Vantive without conditioning the offer on a substantial number of rights being acquired. Accordingly, the existence of the rights may deter acquirers from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of the Vantive board of directors to negotiate with an acquirer on behalf of all the stockholders. In addition, the rights should not interfere with a proxy contest.

                          DISSENTERS' APPRAISAL RIGHTS

     Vantive stockholders will not be entitled to dissenters' appraisal rights under Delaware law or any other statute in connection with the merger.

                                 LEGAL MATTERS

     The validity of the PeopleSoft common stock to be issued in connection with the merger has been passed upon by Gibson, Dunn & Crutcher LLP, San Francisco, California.

                                    EXPERTS


     The consolidated financial statements of PeopleSoft at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated by reference in the Proxy Statement of Vantive, which is referred to and made a part of this Prospectus and Registration Statement of PeopleSoft, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.



     The audited consolidated financial statements and schedules of Vantive incorporated by reference in this proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.


                             STOCKHOLDER PROPOSALS


     Vantive will hold a 2000 annual meeting of stockholders only if the merger does not occur before the time of the meeting. In the event that the meeting is held, the secretary of Vantive must receive any proposals of Vantive stockholders intended to be presented at the 2000 annual meeting by no later than January 3, 2000 in order for the proposals to be considered for inclusion in the Vantive proxy materials relating to the meeting.


                                 OTHER MATTERS

     As of the date of this proxy statement/prospectus, the Vantive board of directors and the PeopleSoft board of directors know of no matters that will be presented for consideration at the Vantive special meeting other than as described in this proxy statement/prospectus. If any other matters shall properly come before the Vantive special meeting or any adjournment or postponement of the special meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Vantive.

                      WHERE YOU CAN FIND MORE INFORMATION

     PeopleSoft has filed with the SEC a registration statement under the Securities Act that registers the distribution to Vantive stockholders of the shares of PeopleSoft common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about PeopleSoft and PeopleSoft common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this proxy statement/prospectus.

     In addition, PeopleSoft and Vantive file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

     The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like PeopleSoft and Vantive, who file electronically with the SEC. The address of that site is http://www.sec.gov.


     The SEC allows PeopleSoft and Vantive to incorporate by reference information into this proxy statement/prospectus. This means that the companies can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this document.


     This proxy statement/prospectus incorporates by reference the documents listed below that PeopleSoft and Vantive have previously filed with the SEC. They contain important information about our companies and their financial condition.


               PEOPLESOFT SEC FILINGS                               PERIOD
               ----------------------                               ------
Annual report on Form 10-K...........................  Year ended December 31, 1998
The description of PeopleSoft common stock contained
in PeopleSoft's Registration Statement on Form 8-A
(File No. 0-20170)...................................  Filed: October 7, 1992
The description of PeopleSoft Preferred Share
  Purchase Rights contained in PeopleSoft's
  Registration Statement on Form 8-A126/A (File No.
  0-20170)...........................................  Filed: March 25, 1998
Quarterly reports on Form 10-Q.......................  Quarter ended March 31, 1999
                                                       Quarter ended June 30, 1999
                                                       Quarter ended September 30, 1999
Current report on Form 8-K...........................  Filed: June 28, 1999
                                                              October 13, 1999

                VANTIVE SEC FILINGS                               PERIOD
                -------------------                               ------
Annual report on Form 10-K.........................  Year ended December 31, 1998
The description of Vantive common stock contained
in Vantive's Registration Statement on Form 8-A
(File No. 0-026592)................................  Filed: August 10, 1995
The description of Vantive's Preferred Stock
  Purchase Rights contained in Vantive's
  Registration Statement on Form 8-A126 (File No.
  0-26592).........................................  Filed: December 18, 1998
Quarterly reports on Form 10-Q.....................  Quarter ended March 31, 1999
                                                     Quarter ended June 30, 1999
                                                     Quarter ended September 30, 1999
Current reports on Form 8-K........................  Filed: October 21, 1999


     PeopleSoft and Vantive incorporate by reference additional documents that either company may file with the SEC between the date of this proxy statement/prospectus and the date of the Vantive special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.


     PeopleSoft common stock and Vantive common stock are quoted on the Nasdaq National Market. Accordingly, you may inspect the information in the companies' files with the SEC at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


     PeopleSoft has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to PeopleSoft, as well as all pro forma financial information, and Vantive has supplied all such information relating to Vantive.

     You can obtain any of the documents incorporated by reference in this document through PeopleSoft or Vantive, as the case may be, or from the SEC through the SEC's web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus without charge by requesting them in writing or by telephone from the appropriate company at the following addresses:

                                   PEOPLESOFT
                              Boston Equiserv, LLC
                           289 South San Antonio Road
                                   Suite 100
                              Los Altos, CA 94022
                           Telephone: (650) 917-3800

                                    VANTIVE
                             D.F. King & Co., Inc.
                                  77 Water St.
                            New York, NY 10005-4495
                           Telephone: (800) 431-9633


     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY DECEMBER 21, 1999 TO RECEIVE THEM BEFORE THE VANTIVE SPECIAL MEETING. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.



     Information contained in PeopleSoft's or Vantive's web sites is not a part of this proxy statement/ prospectus.

     No one has been authorized to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

    UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


     The following Unaudited Pro Forma Combined Condensed Consolidated Financial Statements assume a business combination between PeopleSoft and Vantive accounted for as a pooling of interests and are derived from the historical consolidated financial statements and the related notes, which are incorporated by reference in this proxy statement/prospectus. The Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet combines PeopleSoft's balance sheet as of September 30, 1999 with Vantive's balance sheet as of the same date. The Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations combine PeopleSoft's historical results of operations for the fiscal years ended December 31, 1998, 1997 and 1996 and the nine months ended September 30, 1999 with Vantive's results of operations for the same periods. The pro forma statement of operations data assume the combination occurred at the beginning of the earliest period presented while the pro forma balance sheet data assume the combination took place on September 30, 1999.


     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies following the merger.

     These Unaudited Pro Forma Combined Condensed Consolidated Financial Statements are based on, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of PeopleSoft and Vantive, incorporated herein by reference.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

       UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1999


                                 (IN THOUSANDS)


                                     ASSETS


                                           HISTORICAL    HISTORICAL     PRO FORMA         PRO FORMA
                                           PEOPLESOFT     VANTIVE      ADJUSTMENTS         COMBINED
                                           ----------    ----------    -----------        ----------
Current assets:
Cash and cash equivalents................  $  299,792     $ 55,472                        $  355,264
Short-term investments...................     186,648       33,078                           219,726
Accounts receivable, net.................     301,354       47,004                           348,358
Investments available for sale...........      63,374           --                            63,374
Deferred income taxes....................      49,917        7,337        19,000(4)           76,254
Other current assets.....................      55,723       13,483      $   (400)(3)          68,806
                                           ----------     --------      --------          ----------
          Total current assets...........     956,808      156,374        18,600           1,131,782
Property and equipment, net..............     168,119       20,490          (472)(3)         188,137
Investments..............................      68,004                                         68,004
Deferred income taxes....................       2,273                                          2,273
Capitalized software, less accumulated
  amortization...........................      43,221                                         43,221
Other assets.............................      41,487        3,581                            45,068
                                           ----------     --------      --------          ----------
                                           $1,279,912     $180,445      $ 18,128          $1,478,485
                                           ==========     ========      ========          ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued
  liabilities............................  $  102,108     $ 20,812      $ 60,000(4)       $  182,920
Accrued compensation and related
  expenses...............................     123,726        5,714                           129,440
Income taxes payable.....................       1,150                                          1,150
Deferred revenue.........................     402,914       19,589                           422,503
                                           ----------     --------      --------          ----------
          Total current liabilities......     629,898       46,115        60,000             736,013
Convertible debt.........................                   69,000                            69,000
Long term deferred revenue...............      89,589                                         89,589
Other long term liabilities..............      14,038        1,340                            15,378
Stockholders' equity:
Common stock.............................       2,520           27           200(1)            2,747
Additional paid-capital..................     419,456       77,252          (200)(1)         496,508
Accumulated other comprehensive income...      25,794       (1,088)                           24,706
Retained earnings........................      98,617      (12,201)      (41,872)(3)(4)       44,544
                                           ----------     --------      --------          ----------
          Total stockholders' equity.....     546,387       63,990       (41,872)            568,505
                                           ----------     --------      --------          ----------
                                           $1,279,912     $180,445      $ 18,128          $1,478,485
                                           ==========     ========      ========          ==========

  UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1999


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                          HISTORICAL    HISTORICAL     PRO FORMA         PRO FORMA
                                          PEOPLESOFT     VANTIVE      ADJUSTMENTS         COMBINED
                                          ----------    ----------    -----------        ----------
Revenues:
  License fees..........................  $  183,221     $ 61,170                        $  244,391
  Services..............................     722,696       75,138       $   (72)(3)         797,762
  Development and other services........      14,839                                         14,839
                                          ----------     --------       -------          ----------
          Total revenues................     920,756      136,308           (72)          1,056,992
Costs and expenses:
  Cost of license fees..................      30,796        1,651                            32,447
  Cost of services......................     377,041       45,230           (38)(3)         422,233
  Cost of development services..........      13,499                                         13,499
  Sales and marketing...................     237,664       59,242                           296,906
  Product development...................     190,156       25,646                           215,802
  General and administrative............      61,141       12,383                            73,524
  Restructuring charge..................       4,355        4,375                             8,730
  Contribution to Momentum Business
     Application........................     176,409                                        176,409
                                          ----------     --------       -------          ----------
          Total costs and expenses......   1,091,061      148,527           (38)          1,239,550
                                          ----------     --------       -------          ----------
  Operating loss........................    (170,305)     (12,219)          (34)           (182,558)
  Other income, interest expense and
     other..............................      15,688          690                            16,378
                                          ----------     --------       -------          ----------
  Loss before income taxes..............    (154,617)     (11,529)          (34)           (166,180)
  Provision for (benefit from) income
     taxes..............................       8,717       (2,551)          (14)(3)           6,152
                                          ----------     --------       -------          ----------
  Net loss..............................  $ (163,334)    $ (8,978)      $   (20)         $ (172,332)
                                          ==========     ========       =======          ==========
Basic and diluted loss per share........  $    (0.68)    $  (0.34)      $  0.36          $    (0.66)
                                          ==========     ========       =======          ==========
  Shares used in basic and diluted per
     share computation(2)...............     240,231       26,763        (4,684)            262,310
                                          ==========     ========       =======          ==========

  UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                              HISTORICAL   HISTORICAL    PRO FORMA       PRO FORMA
                                              PEOPLESOFT    VANTIVE     ADJUSTMENTS       COMBINED
                                              ----------   ----------   -----------      ----------
Revenues:
  License fees..............................  $  576,467    $ 89,215      $(1,405)(3)    $  664,277
  Services..................................     737,206      73,885         (600)(3)       810,491
                                              ----------    --------      -------        ----------
          Total revenues....................   1,313,673     163,100       (2,005)        1,474,768
Costs and expenses:
  Cost of license fees......................      42,933       1,485                         44,418
  Cost of services..........................     424,234      41,436         (337)(3)       465,333
  Sales and marketing.......................     339,973      67,615                        407,588
  Product development.......................     209,677      28,293                        237,970
  General and administrative................      61,447      12,827                         74,274
  In-process research and development and
     merger related costs...................      13,900      10,895                         24,795
                                              ----------    --------      -------        ----------
          Total costs and expenses..........   1,092,164     162,551         (337)        1,254,378
                                              ----------    --------      -------        ----------
Operating income............................     221,509         549       (1,668)          220,390
Other income, interest expense and other....      20,067         711                         20,778
                                              ----------    --------      -------        ----------
Income before income taxes..................     241,576       1,260       (1,668)          241,168
Provision for income taxes..................      98,358       3,546          679(3)        101,225
                                              ----------    --------      -------        ----------
Net income (loss)...........................  $  143,218    $ (2,286)     $  (989)       $  139,943
                                              ==========    ========      =======        ==========
Basic income (loss) per share...............  $     0.63    $  (0.09)     $  0.02        $     0.56
                                              ==========    ========      =======        ==========
Shares used in basic per share
  computation...............................     228,479      25,852       (4,524)          249,807
                                              ==========    ========      =======        ==========
Diluted income (loss) per share.............  $     0.55    $  (0.09)     $  0.04        $     0.50
                                              ==========    ========      =======        ==========
Shares used in diluted per share
  computation(2)............................     258,305      25,852       (3,099)          281,058
                                              ==========    ========      =======        ==========

  UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                               HISTORICAL    HISTORICAL     PRO FORMA       PRO FORMA
                                               PEOPLESOFT     VANTIVE      ADJUSTMENTS      COMBINED
                                               ----------    ----------    -----------      ---------
Revenues:
  License fees...............................   $433,195      $ 76,471                      $509,666
  Services...................................    382,456        40,875       $  (843)(3)     422,488
                                                --------      --------       -------        --------
          Total revenues.....................    815,651       117,346          (843)        932,154
Costs and expenses:
  Cost of license fees.......................     21,635           736                        22,371
  Cost of services...........................    229,178        22,748          (505)(3)     251,421
  Sales and marketing........................    225,498        45,811                       271,309
  Product development........................    129,553        17,508                       147,061
  General and administrative.................     43,611         9,377                        52,988
  In-process research and development and
     merger related costs....................                   21,121                        21,121
                                                --------      --------       -------        --------
          Total costs and expenses...........    649,475       117,301          (505)        766,271
                                                --------      --------       -------        --------
Operating income.............................    166,176            45          (338)        165,883
Other income, interest expense and other.....      9,862         1,305                        11,167
                                                --------      --------       -------        --------
Income before income taxes...................    176,038         1,350          (338)        177,050
Provision for income taxes...................     67,775         8,308          (130)(3)      75,953
                                                --------      --------       -------        --------
Net income (loss)............................   $108,263      $ (6,958)      $  (208)       $101,097
                                                ========      ========       =======        ========
Basic income (loss) per share................   $   0.49      $  (0.28)      $  0.21        $   0.42
                                                ========      ========       =======        ========
Shares used in basic per share computation...    219,302        24,570        (4,300)        239,572
                                                ========      ========       =======        ========
Diluted income (loss) per share..............   $   0.44      $  (0.28)      $  0.21        $   0.37
                                                ========      ========       =======        ========
Shares used in diluted per share
  computation(2).............................    248,321        24,570        (2,687)        270,204
                                                ========      ========       =======        ========

  UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                               HISTORICAL    HISTORICAL     PRO FORMA       PRO FORMA
                                               PEOPLESOFT     VANTIVE      ADJUSTMENTS      COMBINED
                                               ----------    ----------    -----------      ---------
Revenues:
  License fees...............................   $252,799      $41,513                       $294,312
  Services...................................    197,253       22,761        $   (85)(3)     219,929
                                                --------      -------        -------        --------
          Total revenues.....................    450,052       64,274            (85)        514,241
Costs and expenses:
  Cost of license fees.......................     12,357          392                         12,749
  Cost of services...........................    118,906       12,263            (51)(3)     131,118
  Sales and marketing........................    135,757       24,676                        160,433
  Product development........................     70,653        7,261                         77,914
  General and administrative.................     27,162        5,389                         32,551
  In-process research and development and
     merger related costs....................     29,393                                      29,393
                                                --------      -------        -------        --------
          Total costs and expenses...........    394,228       49,981            (51)        444,158
                                                --------      -------        -------        --------
Operating income.............................     55,824       14,293            (34)         70,083
Other income, interest expense and other.....      5,888        1,286                          7,174
                                                --------      -------        -------        --------
Income before income taxes...................     61,712       15,579            (34)         77,257
Provision for income taxes...................     25,851        4,674            (14)(3)      30,511
                                                --------      -------        -------        --------
Net income...................................   $ 35,861      $10,905        $   (20)       $ 46,746
                                                ========      =======        =======        ========
Basic income per share.......................   $   0.17      $  0.45        $ (0.42)       $   0.20
                                                ========      =======        =======        ========
Shares used in basic per share computation...    211,248       24,008         (4,201)        231,055
                                                ========      =======        =======        ========
Diluted income per share.....................   $   0.15      $  0.42        $ (0.39)       $   0.18
                                                ========      =======        =======        ========
Shares used in diluted per share
  computation(2).............................    239,452       25,847         (4,523)        260,776
                                                ========      =======        =======        ========

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. PRO FORMA SHARE ISSUANCE

     The Unaudited Pro Forma Combined Condensed Consolidated Financial Statements reflect the issuance of 0.825 of a share of PeopleSoft common stock for each outstanding share of Vantive common stock. The actual number of shares of PeopleSoft common stock to be issued will be based on the number of outstanding shares of Vantive common stock outstanding at the effective time of the merger.


     The following table provides the pro forma share issuances in connection with the merger as of September 30, 1999:



Vantive common shares outstanding as of September 30,
  1999......................................................   27,487,000
Exchange ratio..............................................   0.825:1.00
                                                              -----------
Number of shares of PeopleSoft stock exchanged..............   22,677,000
Number of shares of PeopleSoft common stock outstanding as
  of September 30, 1999.....................................  251,988,000
                                                              -----------
Number of shares of PeopleSoft common stock outstanding as
  of September 30, 1999 assuming completion of the merger on that date.................................................  274,665,000
                                                              -----------



     In addition, at the effective time of the merger, PeopleSoft will assume all of the outstanding Vantive stock options with the number of shares and the option price appropriately adjusted by the exchange ratio. At September 30, 1999, Vantive had options outstanding to purchase 6,508,882 shares of Vantive stock which would become options to purchase 5,369,827 shares of PeopleSoft common stock.


2. PRO FORMA COMBINED PER SHARE AMOUNTS

     The pro forma combined basic net income or loss per share amounts are based on PeopleSoft's weighted average shares outstanding for the respective periods plus Vantive's weighted average shares outstanding for the respective periods multiplied by the exchange ratio of 0.825. The pro forma combined diluted net income per share amounts are based on the pro forma weighted average shares computed above plus the potentially dilutive securities of PeopleSoft and also of Vantive on an as adjusted basis using the exchange ratio.

3. CONFORMING AND INTERCOMPANY ADJUSTMENTS

     There are no material differences between the accounting policies of PeopleSoft and Vantive; accordingly, no pro forma conforming adjustments are required. Certain Income Statement captions have been combined for consistency of presentation. The Unaudited Pro Forma Combined Condensed Consolidated Financial Statements include adjustments to eliminate transactions between PeopleSoft and Vantive.

4. MERGER TRANSACTION COSTS


     PeopleSoft and Vantive estimate they will incur costs in connection with the merger in the range of $50 million to $70 million. Such costs include direct transaction costs of approximately $12 million, consisting primarily of business consulting fees paid to investment bankers, legal and accounting fees and expenses and $38 million to $58 million for certain exit costs resulting from the merger. PeopleSoft is only in the preliminary stages of determining such exit costs which could include, among other things, charges related to severance for certain employees of Vantive who will not remain with the combined company following the merger, lease payments for duplicate facilities which will no longer be used, costs to be incurred to terminate contracts with third parties who provide redundant or conflicting services and write-off of duplicative equipment and other fixed assets. Accordingly, such estimates of cost are preliminary and, therefore, subject to change. PeopleSoft anticipates having an exit plan in place at the time the merger is consummated which is currently expected to be late in the fourth quarter of 1999, at which time these exit costs, as well as the direct transaction costs, will be charged to operations.



     The Pro Forma Combined Condensed Balance Sheet as of September 30, 1999 gives effect to such expenses using the mid-point of $60 million of the range above, less the related income tax effect, but these expenses have not been reflected in the Pro Forma Combined Condensed Consolidated Statements of Operations.

                                                                      APPENDIX A

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF OCTOBER 11, 1999

                                  BY AND AMONG

                               PEOPLESOFT, INC.,

                            THE VANTIVE CORPORATION

                                      AND

                           VICKERS ACQUISITION, INC.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----
ARTICLE 1  THE MERGER.........................................................    1
Section 1.1.      The Merger..................................................    1
  Section 1.2.    Effective Time..............................................    1
  Section 1.3.    Closing of the Merger.......................................    1
  Section 1.4.    Effects of the Merger.......................................    2
  Section 1.5.    Certificate of Incorporation and Bylaws.....................    2
  Section 1.6.    Directors...................................................    2
  Section 1.7.    Officers....................................................    2
  Section 1.8.    Conversion of Shares........................................    2
  Section 1.9.    Dissenters' Rights..........................................    2
  Section 1.10.   Exchange of Certificates....................................    3
  Section 1.11.   Stock Options...............................................    4

ARTICLE 2  REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................    5
  Section 2.1.    Organization and Qualification; Subsidiaries; Investments...    5
  Section 2.2.    Capitalization of the Company and its Subsidiaries..........    6
  Section 2.3.    Authority Relative to this Agreement; Recommendation........    7
  Section 2.4.    SEC Reports; Financial Statements...........................    7
  Section 2.5.    Information Supplied........................................    8
  Section 2.6.    Consents and Approvals; No Violations.......................    8
  Section 2.7.    No Default..................................................    9
  Section 2.8.    No Undisclosed Liabilities; Absence of Changes..............    9
  Section 2.9.    Litigation..................................................   10
  Section 2.10.   Compliance with Applicable Law..............................   10
  Section 2.11.   Employee Benefits...........................................   10
  Section 2.12.   Labor and Employment Matters................................   14
  Section 2.13.   Environmental Laws and Regulations..........................   14
  Section 2.14.   Taxes.......................................................   15
  Section 2.15.   Intellectual Property.......................................   16
  Section 2.16.   Insurance...................................................   20
  Section 2.17.   Restrictions on Business Activities.........................   21
  Section 2.18.   Title to Properties; Absence of Liens and Encumbrances......   21
  Section 2.19.   Certain Business Practices..................................   21
  Section 2.20.   Product Warranties..........................................   21
  Section 2.21.   Agreements, Scheduled Contracts and Commitments.............   22
  Section 2.22.   Suppliers and Customers.....................................   22
  Section 2.23.   Vote Required...............................................   22
  Section 2.24.   Pooling.....................................................   22
  Section 2.25.   Affiliates..................................................   23
  Section 2.26.   Opinion of Financial Advisor................................   23
  Section 2.27.   Brokers.....................................................   23
  Section 2.28.   Company Rights Agreement....................................   23
  Section 2.29.   Takeover Statutes...........................................   23
  Section 2.30.   Representations Complete....................................   23

                                                                                PAGE
                                                                                ----
ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION...........
                                                                                 23
  Section 3.1.    Organization................................................   24
  Section 3.2.    Capitalization of Parent and its Subsidiaries...............   24
  Section 3.3.    Authority Relative to this Agreement........................   25
  Section 3.4.    SEC Reports; Financial Statements...........................   25
  Section 3.5.    Information Supplied........................................   26
  Section 3.6.    Consents and Approvals; No Violations.......................   26
  Section 3.7.    Litigation..................................................   26
  Section 3.8.    Tax Treatment; Pooling......................................   26
  Section 3.9.    Opinion of Financial Advisor................................   26
  Section 3.10.   Brokers.....................................................   27
  Section 3.11.   No Prior Activities.........................................   27
  Section 3.12.   No Undisclosed Liabilities; Absence of Changes..............   27
  Section 3.13.   Compliance with Applicable Law..............................   27
  Section 3.14.   Affiliates..................................................   27
  Section 3.15.   Intellectual Property.......................................   27
  Section 3.16.   No Default..................................................   27
  Section 3.17.   Representations Complete....................................   28

ARTICLE 4  COVENANTS..........................................................   28
  Section 4.1.    Conduct of Business of the Company..........................   28
  Section 4.2.    Preparation of S-4 and the Proxy Statement..................   31
  Section 4.3.    No Solicitation or Negotiation..............................   31
  Section 4.4.    Comfort Letters.............................................   33
  Section 4.5.    Meeting of Stockholders.....................................   33
  Section 4.6.    Nasdaq National Market......................................   34
  Section 4.7.    Access to Information.......................................   34
  Section 4.8.    Certain Filings; Reasonable Efforts.........................   35
  Section 4.9.    Public Announcements........................................   35
  Section 4.10.   Indemnification and Directors' and Officers' Insurance......   35
  Section 4.11.   Notification of Certain Matters.............................   37
  Section 4.12.   Affiliates; Pooling; Tax-Free Reorganization................   37
  Section 4.13.   Additions to and Modification of Company Disclosure Schedule
                  and Parent Disclosure Schedule..............................   37
  Section 4.14.   Access to Company Employees.................................   38
  Section 4.15.   Company Compensation and Benefit Plans......................   38
  Section 4.16.   Convertible Subordinated Notes..............................   38
  Section 4.17.   Takeover Statutes...........................................   38
  Section 4.18.   Company Rights Agreement....................................   38
  Section 4.19.   Form S-8....................................................   39
  Section 4.20.   Employee Matters............................................   39
  Section 4.21.   Employee Stock Purchase Plan................................   39
  Section 4.22.   Parent Capital Stock........................................   39

                                                                                PAGE
                                                                                ----
ARTICLE 5  CONDITIONS TO CONSUMMATION OF THE MERGER...........................   40
  Section 5.1.    Conditions to Each Party's Obligations to Effect the
                  Merger......................................................   40
  Section 5.2.    Conditions to the Obligations of the Company................   40
  Section 5.3.    Conditions to the Obligations of Parent and Acquisition.....   41

ARTICLE 6  TERMINATION; AMENDMENT; WAIVER.....................................   42
  Section 6.1.    Termination.................................................   42
  Section 6.2.    Effect of Termination.......................................   43
  Section 6.3.    Fees and Expenses...........................................   43
  Section 6.4.    Amendment...................................................   44
  Section 6.5.    Extension; Waiver...........................................   44

ARTICLE 7  MISCELLANEOUS......................................................   44
  Section 7.1.    Nonsurvival of Representations and Warranties...............   44
  Section 7.2.    Entire Agreement; Assignment................................   44
  Section 7.3.    Validity....................................................   45
  Section 7.4.    Notices.....................................................   45
  Section 7.5.    Governing Law and Venue; Waiver of Jury Trial...............   46
  Section 7.6.    Descriptive Headings........................................   47
  Section 7.7.    Parties in Interest.........................................   47
  Section 7.8.    Certain Definitions.........................................   47
  Section 7.9.    Personal Liability..........................................   49
  Section 7.10.   Specific Performance........................................   49
  Section 7.11.   Counterparts................................................   49


                                    EXHIBITS

Exhibit A-1..........................  Form of Letter Agreement with Company Affiliates
Exhibit A-2..........................  Form of Letter Agreement with Parent Affiliates
Exhibit B-1..........................  Form of Representations Relating to Tax Matters of the
                                       Company
Exhibit B-2..........................  Form of Representations Relating to Tax Matters of Parent
                                       and Acquisition
Exhibit C............................  Form of Certificate of Merger

                          COMPANY DISCLOSURE SCHEDULE

     [The Company agrees to furnish supplementally to the Securities and Exchange Commission copies of any of the following omitted schedules upon request of the Commission]

Section 2.1(a).......................  Subsidiaries
Section 2.1(c).......................  Equity Investments
Section 2.2(a).......................  Repurchase and Redemption Obligations
Section 2.2(b).......................  Options, Warrants and Similar Rights
Section 2.6..........................  Consents and Approval
Section 2.7..........................  Defaults
Section 2.8..........................  Undisclosed Liabilities; Absence of Changes
Section 2.9..........................  Litigation
Section 2.10(b)......................  Compliance with Applicable Law

Section 2.11(b)......................  Company Employee Plans and Related Agreements
Section 2.11(c)......................  Employee Plan Compliance
Section 2.11(f)......................  Post-Employment Obligations
Section 2.11(h)......................  Plan Expenses and Amendment
Section 2.11(i)......................  Employee Benefits Affected by this Transaction
Section 2.11(j)......................  Outstanding Options
Section 2.11(k)......................  Foreign Plans
Section 2.12.........................  Labor and Employment Matters
Section 2.12(d)......................  Officers, Employees and Consultants
Section 2.12(g)......................  Visas
Section 2.12(h)......................  Termination of Employees
Section 2.14(b)......................  Delinquent or Inaccurate Tax Returns
Section 2.14(c)......................  All Taxes Paid
Section 2.14(d)......................  Tax Claims
Section 2.14(e)......................  Excess Parachute Payments
Section 2.14(h)......................  Net Operating Losses
Section 2.14(i)......................  Accounting Changes
Section 2.14(j)......................  Adjustments
Section 2.15(a)......................  Intellectual Property
Section 2.15(b)......................  Trademarks
Section 2.15(d)......................  Unregistered Copyrights
Section 2.15(e)......................  Trade Secrets
Section 2.15(f)(1)...................  Inbound License Agreements
Section 2.15(f)(2)...................  Outbound License Agreements
Section 2.15(j)......................  Pending or Threatened Infringement Claims
Section 2.15(k)......................  Infringement
Section 2.15(l)......................  Restrictions on Assignment or Change of Control
Section 2.15(m)......................  Embedded Software
Section 2.15(n)......................  Performance of Existing Software Products
Section 2.15(p)......................  Year 2000 Compliance
Section 2.16.........................  Insurance
Section 2.17.........................  Restrictions on Business Activities
Section 2.18.........................  Real Property Leases
Section 2.20.........................  Product Warranties
Section 2.21.........................  Material Contracts
Section 2.25.........................  Affiliates
Section 4.1..........................  Conduct of Business
Section 4.1(b).......................  Option Grants
Section 4.1(c).......................  Dividends and Distributions
Section 4.1(g).......................  Employee Compensation Increases
Section 4.1(h).......................  Severance and Termination Obligations
Section 4.1(i).......................  Vesting Acceleration
Section 4.1(m)(v)....................  Capital Budget
Section 4.1(q).......................  Summit dispute
Section 7.8(f).......................  Employees With Knowledge

                           PARENT DISCLOSURE SCHEDULE

     [The Parent agrees to furnish supplementally to the Securities and Exchange Commission copies of any of the following omitted schedules upon request of the Commission]

Section 3.2(a).......................  Repurchase and Redemption Obligations
Section 3.2(b).......................  Options, Warrants and Similar Rights
Section 3.7..........................  Litigation
Section 3.12.........................  No Undisclosed Liabilities; Absence of Changes
Section 3.14.........................  Affiliates
Section 3.15.........................  Intellectual Property
Section 3.16.........................  Defaults
Section 7.8(f).......................  Employees With Knowledge

                             TABLE OF DEFINED TERMS

                                                                   CROSS REFERENCE
                            TERM                                    IN AGREEMENT
                            ----                                   ---------------
Acquiring Person............................................  Section 2.28
Acquisition.................................................  Preamble
affiliate...................................................  Section 7.8(a)
Agreement...................................................  Preamble
Applicable Law..............................................  Section 7.8(b)
blue sky....................................................  Section 4.5
business day................................................  Section 7.8(c)
Business System.............................................  Section 2.15(p)(i)
capital stock...............................................  Section 7.8(d)
Certificate of Merger.......................................  Section 1.2
Certificates................................................  Section 1.10(b)
Closing Date................................................  Section 1.3
Closing.....................................................  Section 1.3
Code........................................................  Preamble
Company Acquisition.........................................  Section 7.8(e)
Company Affiliates..........................................  Section 2.25
Company Board...............................................  Section 2.3(a)
Company Disclosure Schedule.................................  Article 2
Company Employee Plan.......................................  Section 2.11(a)(iii)
Company Financial Advisor...................................  Section 2.26
Company Permits.............................................  Section 2.10
Company Plans...............................................  Section 1.11(a)
Company.....................................................  Preamble
Company Rights Agreement....................................  Section 2.2(a)
Company Rights..............................................  Section 2.2(a)
Company SEC Reports.........................................  Section 2.4(a)
Company Securities..........................................  Section 2.2(a)
Company Stock Option or Options.............................  Section 1.11(a)
consenting corporation......................................  Section 2.14(k)
Continuing Employee.........................................  Section 4.20(a)
control share acquisition...................................  Section 2.29
Copyrights..................................................  Section 2.15(a)
development services........................................  Section 2.8
DGCL........................................................  Section 1.1
Distribution Date...........................................  Section 2.28
DOL.........................................................  Section 2.11(b)
Effective Time..............................................  Section 1.2
Employee Agreement..........................................  Section 2.11(a)(v)
employee benefit plan.......................................  Section 2.11(a)(iii)
employee pension benefit plan...............................  Section 2.11(a)(ix)
Employee....................................................  Section 2.11(a)(iv)
employees...................................................  Section 2.12(c)
Environmental Laws..........................................  Section 2.13(a)
ERISA Affiliate.............................................  Section 2.11(a)(ii)
ERISA.......................................................  Section 2.11(a)(i)

                                                                   CROSS REFERENCE
                            TERM                                    IN AGREEMENT
                            ----                                   ---------------
excess parachute payment....................................  Section 2.11(i)(ii)
excess parachute payments...................................  Section 2.14(e)
Exchange Act................................................  Section 2.2(c)
Exchange Agent..............................................  Section 1.10(a)
Exchange Fund...............................................  Section 1.10(a)
Exchange Ratio..............................................  Section 1.8(b)
fair price..................................................  Section 2.29
Final Date..................................................  Section 6.1(b)
Flip In Event...............................................  Section 4.18
Foreign Plan................................................  Section 2.11(k)
Governmental Entity.........................................  Section 2.6
Hazardous Material..........................................  Section 2.13(a)
Hazardous Substance.........................................  Section 2.13(a)
hazardous substances........................................  Section 2.13(a)
hazardous waste.............................................  Section 2.13(a)
HSR Act.....................................................  Section 2.6
Inbound License Agreements..................................  Section 2.15(f)
include or including........................................  Section 7.8(g)
include, without limitation.................................  Section 7.8(g)
including, without limitation...............................  Section 7.8(g)
Indemnified Liabilities.....................................  Section 4.10(a)
Indemnified Persons.........................................  Section 4.10(a)
Indenture...................................................  Section 2.2(a)
independent contractors.....................................  Section 2.12(c)
Insurance Policies..........................................  Section 2.16
Insured Parties.............................................  Section 4.10(c)
Intellectual Property.......................................  Section 2.15(a)
IRS.........................................................  Section 2.11(a)(vi)
knowledge or known..........................................  Section 7.8(f)
Lien........................................................  Section 7.8(h)
Material Adverse Effect on Parent...........................  Section 7.8(j)
Material Adverse Effect on the Company......................  Section 7.8(i)
Meeting.....................................................  Section 4.5
Merger Consideration........................................  Section 1.8(a)
Merger......................................................  Section 1.1
moratorium..................................................  Section 2.29
Multiemployer Plan..........................................  Section 2.11(a)(vii)
Multiple Employer Plan......................................  Section 2.11(a)(viii)
Notice of Superior Proposal.................................  Section 4.3(b)
Opinion of Company Financial Advisor........................  Section 2.26
Opinion of Parent Financial Advisor.........................  Section 3.9
Other Interests.............................................  Section 2.1(c)
Outbound License Agreements.................................  Section 2.15(f)
Parent 401(k) Plan..........................................  Section 4.20(a)
Parent Affiliates...........................................  Section 3.14
Parent Board................................................  Section 3.3(a)
Parent Common Stock.........................................  Section 1.8(a)

                                                                   CROSS REFERENCE
                            TERM                                    IN AGREEMENT
                            ----                                   ---------------
Parent Disclosure Schedule..................................  Article 3
Parent Employee Plans.......................................  Section 4.20(a)
Parent Financial Advisor....................................  Section 3.9
Parent Option Plans.........................................  Section 3.2(a)
Parent Permits..............................................  Section 3.13
Parent......................................................  Preamble
Parent Rights Agreement.....................................  Section 3.2(a)
Parent Rights...............................................  Section 3.2(a)
Parent SEC Reports..........................................  Section 3.4(a)
Parent Securities...........................................  Section 3.2(a)
Parent Shares...............................................  Section 3.2(a)
Parent Welfare Plan.........................................  Section 4.20(b)
Patents.....................................................  Section 2.15(a)
Pension Plan................................................  Section 2.11(a)(ix)
person......................................................  Section 7.8(k)
Pooling Transaction.........................................  Section 2.24
prohibited transaction......................................  Section 2.11(c)
Proxy Statement.............................................  Section 2.5
reference rate..............................................  Section 6.3(e)
S-4.........................................................  Section 2.5
SEC.........................................................  Section 2.4(a)
Securities Act..............................................  Section 2.4(a)
Share.......................................................  Section 1.8(a)
Shares......................................................  Section 1.8(a)
Software....................................................  Section 2.15(m)
Stock Option Agreement......................................  Section 7.8(l)
Stock Purchase Plan.........................................  Section 4.21
Stock Purchase Rights.......................................  Section 4.21
Subordinated Notes..........................................  Section 2.2(a)
subsidiary or subsidiaries..................................  Section 7.8(m)
Superior Proposal...........................................  Section 4.3(c)
Surviving Corporation.......................................  Section 1.1
Takeover Statute............................................  Section 2.29
Tax or Taxes................................................  Section 2.14(a)(i)
Tax Return..................................................  Section 2.14(a)(ii)
Third Party.................................................  Section 4.3(c)
Third Party Acquisition.....................................  Section 4.3(c)
Trade Secrets...............................................  Section 2.15(a)
Trademarks..................................................  Section 2.15(a)
Triggering Event............................................  Section 2.28
welfare benefit plan........................................  Section 4.20(b)
Welfare Plan................................................  Section 2.11(a)(x)
Year 2000 Compliant.........................................  Section 2.15(p)(i)

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of October 11, 1999, is by and among The Vantive Corporation, a Delaware corporation (the "Company"), PeopleSoft, Inc., a Delaware corporation ("Parent"), and Vickers Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Section 7.8 of this Agreement.

     WHEREAS, the Boards of Directors of the Company, Parent and Acquisition have each (i) determined that the Merger (as defined below) is advisable and fair and in the best interests of their respective stockholders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the combination of the Company and Parent shall be effected by the terms of this Agreement through a transaction in which Acquisition will merge with and into the Company, the Company will become a wholly-owned subsidiary of Parent and the stockholders of the Company will become stockholders of Parent;

     WHEREAS, the Merger is intended to be treated as a "pooling of interests" for financial accounting purposes; and

     WHEREAS, for Federal income tax purposes it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     SECTION 1.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Acquisition shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Acquisition shall cease. The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Code. Parent, as the sole stockholder of Acquisition, hereby approves the Merger and this Agreement.

     SECTION 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.3), (a) a Certificate of Merger substantially in the form of Exhibit C (the "Certificate of Merger") shall be duly executed and acknowledged by Acquisition and the Company and thereafter delivered for filing to the Secretary of State of the State of Delaware for filing pursuant to Section 251 of the DGCL and (b) the parties shall make such other filings with the Secretary of State of the State of Delaware as shall be necessary to effect the Merger. The Merger shall become effective at such time as a properly executed copy of the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL, or such later time as Parent and the Company may agree upon and as may be set forth in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the "Effective Time").

     SECTION 1.3. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date (the "Closing Date") to be specified by the parties, which shall be no later than the second business day after satisfaction (or waiver) of the latest to occur of the conditions set forth in Article 5, at the offices of Gibson, Dunn & Crutcher LLP, One Montgomery Street, San Francisco, California 94104, unless another time, date or place is agreed to in writing by the parties hereto.

     SECTION 1.4. Effects of the Merger. The Merger shall have the effects as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.5. Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Acquisition in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with Applicable Law. The bylaws of Acquisition in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

     SECTION 1.6. Directors. The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

     SECTION 1.7. Officers. The officers of Acquisition at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

     SECTION 1.8. Conversion of Shares.

     (a) At the Effective Time, each share of common stock, par value $.001 per share, of the Company (individually a "Share" and collectively the "Shares") issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the Company's treasury and (ii) Shares held by Parent, Acquisition or any other subsidiary of Parent) shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be converted into and shall become a number of fully paid and nonassessable shares of common stock, par value $.01 per share, of Parent ("Parent Common Stock") equal to the Exchange Ratio (as defined below) (the "Merger Consideration"). Unless the context otherwise requires, each reference in this Agreement to shares of Parent Common Stock and to the Shares shall include the associated Parent Rights (as such term is defined in Section 3.2(a) hereof) and associated Company Rights (as defined in Section 2.2(a)), respectively. Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or the Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

     (b) The "Exchange Ratio" shall be 0.825.

     (c) At the Effective Time, each outstanding share of the common stock of Acquisition shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

     (d) At the Effective Time, each Share held in the treasury of the Company and each Share held by Parent, Acquisition or any subsidiary of Parent or Acquisition immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be canceled, retired and cease to exist, and no shares of Parent Common Stock shall be delivered with respect thereto.

     SECTION 1.9. Dissenters' Rights. In accordance with Section 262 of the DGCL, the holders of the Shares shall not be entitled to dissenters' or appraisal rights.

     SECTION 1.10. Exchange of Certificates.

     (a) From time to time following the Effective Time, as required by subsections (b) and (c) below, Parent shall deliver to its transfer agent, or a depository or trust institution of recognized standing selected by Parent and Acquisition (the "Exchange Agent") for the benefit of the holders of Shares for exchange in accordance with this Article 1: (i) certificates representing the appropriate number of shares of Parent Common Stock issuable pursuant to Section 1.8; and (ii) cash to be paid in lieu of fractional shares of Parent Common Stock (such shares of Parent Common Stock and such cash are hereinafter referred to as the "Exchange Fund"), in exchange for outstanding Shares.

     (b) Not later than three (3) business days after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (the "Certificates") and whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.8: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and, if applicable, cash to be paid for fractional shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal duly executed, the holder of such Certificate shall be issued a certificate representing that number of whole shares of Parent Common Stock and, if applicable, a check representing the cash consideration to which such holder is entitled on account of a fractional share of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article 1, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock and a check representing the amount of consideration payable in lieu of fractional shares shall be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this
Section 1.10.

     (c) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.10(f), until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of Applicable Law, following surrender of any such Certificate there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor without interest (i) the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.10(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such number of whole shares of Parent Common Stock and (ii) at the appropriate payment date the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

     (d) In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor upon the making of an affidavit of that fact by the holder thereof such shares of Parent Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant to this Agreement; provided, however, that Parent or the Exchange Agent may, in its discretion, require the delivery of a customary bond or indemnity reasonably satisfactory to Parent and the Exchange Agent.

     (e) All shares of Parent Common Stock issued upon the surrender for exchange of Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.10(c) or 1.10(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares; subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the date hereof that remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

     (f) No fractions of a share of Parent Common Stock shall be issued in the Merger but in lieu thereof each holder of Shares otherwise entitled to a fraction of a share of Parent Common Stock shall upon surrender of his or her Certificate or Certificates be entitled to receive an amount of cash (without interest) equal to such fractional part of a share of Parent Common Stock multiplied by the average of the last reported sales prices for Parent Common Stock as reported on the Nasdaq National Market on the ten (10) trading days immediately preceding the Effective Time. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

     (g) Any portion of the Exchange Fund that remains undistributed to the stockholders of the Company upon the expiration of one (1) year after the Effective Time shall be delivered to Parent upon demand and any stockholders of the Company who have not theretofore complied with this Article 1 shall thereafter look only to Parent as general creditors for payment of their claim for Parent Common Stock and cash in lieu of fractional shares, as the case may be, and any applicable dividends or distributions with respect to Parent Common Stock.

     (h) Neither Parent nor the Company shall be liable to any holder of Shares or Parent Common Stock for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

     SECTION 1.11. Stock Options.

     (a) At the Effective Time, each outstanding option, warrant or other right to purchase Shares (a "Company Stock Option" and collectively, "Company Stock Options") issued pursuant to the 1991 Amended and Restated Stock Option Plan, the 1995 Outside Directors Stock Option Plan and the 1997 Non-Statutory Stock Option Plan, and all other agreements or arrangements other than the 1995 Employee Stock Purchase Plan, whether vested or unvested, shall be converted as of the Effective Time into an option, warrant or right, as applicable, to purchase shares of Parent Common Stock in accordance with the terms of this
Section 1.11. All plans or agreements described above pursuant to which any Company Stock Option has been issued or may be issued other than outstanding warrants or rights are referred to collectively as the "Company Plans." Each Company Stock Option so converted shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock that the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Company Stock Option, whether or not vested, in full immediately prior to the Effective Time rounded to the nearest whole share at a price per share, rounded to the nearest whole cent, equal to the exercise price per Share pursuant to such Company Stock Option immediately prior to the Effective Time divided by the Exchange Ratio; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under Sections 422 through 424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be adjusted as necessary in order to comply with Section 424(a) of the Code.

     (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Plans and that the agreements evidencing the grants of such Company Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.11 after giving effect to the Merger). Parent shall comply with the terms of the Company Plans and ensure, to the extent required by and subject to the provisions of such Plans, that Company Stock Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Parent after the Effective Time.

     (c) At or before the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options assumed in accordance with this Section 1.11. Promptly following the Effective Time, Parent shall, if no registration statement is in effect covering such Parent shares, file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to any Company Stock Options held by all persons with respect to whom registration on Form S-8 is available and shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     (d) At or before the Effective Time, the Company shall cause to be effected, in a manner reasonably satisfactory to Parent, such amendments, if any, to the Company Plans that are necessary to give effect to the foregoing provisions of this Section 1.11.

                                   ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to each of Parent and Acquisition, subject to the exceptions set forth in the Disclosure Schedule (the "Company Disclosure Schedule") delivered by the Company to Parent in accordance with Section 4.13 (which exceptions shall specifically identify a Section, Subsection or clause of a single Section or Subsection hereof, as applicable, to which such exception relates) that:

     SECTION 2.1. Organization and Qualification; Subsidiaries; Investments.

     (a) Section 2.1(a) of the Company Disclosure Schedule sets forth a true and complete list of all the Company's directly or indirectly owned subsidiaries and sales and other offices, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock or other equity interests owned by the Company or another subsidiary of the Company. Each of the Company and its subsidiaries is duly organized, validly existing and, except as set forth in Section 2.1(a) of the Company Disclosure Schedule, in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Except as set forth in Section 2.1(a) of the Company Disclosure Schedule, the Company has heretofore delivered or made available to Acquisition or Parent accurate and complete copies of the Certificate of Incorporation and bylaws (or similar governing documents), as currently in full force and effect, of the Company and each of its subsidiaries. Section 2.1(a) of the Company Disclosure Schedule specifically identifies each subsidiary of the Company that contains any material assets or through which the Company conducts any operations. Except as set forth in Section 2.1(a) of the Company Disclosure Schedule, the Company has no operating subsidiaries other than those incorporated in a state of the United States.

     (b) Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except where the failure to obtain such qualification or license with respect to the Company or any subsidiary would not adversely affect the Company or any such subsidiary in any material way.

     (c) Section 2.1(c) of the Company Disclosure Schedule sets forth a true and complete list of each equity investment in an amount of Five Thousand Dollars ($5,000) or more or that represents a five percent (5%) or greater ownership interest in the subject of such investment made by the Company or any of its subsidiaries in any person other than the Company's subsidiaries ("Other Interests"). Except as described in Section 2.1(c) of the Company Disclosure Schedule, the Other Interests are owned by the Company, by one or more of the Company's subsidiaries or by the Company and one or more of its subsidiaries, in each case free and clear of all Liens (as defined below).

     SECTION 2.2. Capitalization of the Company and its Subsidiaries.

     (a) The authorized capital stock of the Company consists of Fifty-Two Million (52,000,000) Shares, of which, as of September 30, 1999, Twenty-Seven Million Four Hundred Eighty-Six Thousand Six Hundred Fifty-Nine (27,486,659) Shares were issued and outstanding and Two Million (2,000,000) shares of preferred stock, none of which is outstanding. All of the outstanding Shares have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of September 30, 1999, approximately Three Million One Hundred Nine Thousand Six Hundred Sixty-One (3,109,661) Shares were reserved for issuance and, as of September 30, 1999, approximately Six Million Four Hundred Twenty-Six Thousand Eight Hundred Fifty-Two (6,426,852) were issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Plans and the Stock Purchase Plan. The maximum number of shares that may be issued under the Stock Purchase Plan is Seven Hundred Thousand (700,000) shares, of which, as of October 1, 1999, approximately Two Hundred Ninety-Four Thousand Seventy (294,070) shares have been issued and Four Hundred Five Thousand Nine Hundred Thirty (405,930) shares are reserved for issuance. Between September 30, 1999 and the date hereof, no shares of the Company's capital stock have been issued other than pursuant to Company Stock Options already in existence on such first date, and between September 30, 1999 and the date hereof, no stock options have been granted. Except (i) as set forth above, (ii) for the Company's 4.75% Convertible Subordinated Notes Due 2002 (the "Subordinated Notes") issued pursuant to the Indenture dated as of August 15, 1997, by and between the Company and Deutsche Bank AG, New York Branch (the "Indenture") and (iii) for the rights (the "Company Rights") issued pursuant to the Company's Rights Agreement, dated as of November 19, 1998, between the Company and Harris Trust and Savings Bank (the "Company Rights Agreement"), as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other securities of the Company, (iii) no options, preemptive or other rights to acquire from the Company or any of its subsidiaries, and, except as described in the Company SEC Reports (as defined below), no obligations of the Company or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or other securities of the Company and (iv) no equity equivalent interests in the ownership or earnings of the Company or its subsidiaries or other similar rights (collectively "Company Securities"). Except as set forth in Section 2.2(a) of the Company Disclosure Schedule, as of the date hereof, there are no outstanding rights or obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company. The Company has not voluntarily accelerated the vesting of any Company Stock Options as a result of the Merger or any other change in control of the Company. No Shares are held by the Company's subsidiaries.

     (b) All of the outstanding capital stock of the Company's subsidiaries owned by the Company is owned, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same except as may be provided as a matter of Applicable Law). Except for the Subordinated Notes and as set forth in Section 2.2(b) of the Company Disclosure Schedule, there are no (i) securities of the Company or any of its subsidiaries convertible into or exchangeable or exercisable for, (ii) options or (iii) except for the Company Rights, other rights to acquire from the Company or any of its subsidiaries any capital stock or other ownership interests in or any other securities of any subsidiary of the Company, and there exists no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any such capital stock. There are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company.

     (c) The Company Rights and the Shares constitute the only classes of equity securities of the Company or its subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     SECTION 2.3. Authority Relative to this Agreement; Recommendation.

     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement, to perform its obligations under this Agreement and the Stock Option Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Stock Option Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Board of Directors of the Company (the "Company Board"), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Stock Option Agreement, or to consummate the transactions contemplated hereby or thereby, except the approval of this Agreement by the holders of a majority of the outstanding Shares. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and the Stock Option Agreement by Parent and Acquisition, constitute the valid, legal and binding agreements of the Company, enforceable against the Company in accordance with their terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

     (b) Without limiting the generality of the foregoing, the Company Board has unanimously (1) determined that the Merger is fair to, and in the best interests of the Company and the Company's stockholders, (2) approved this Agreement, the Stock Option Agreement, the Merger and the other transactions contemplated hereby, (3) resolved to recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company's stockholders, and (4) has not withdrawn or modified such approval or resolution to recommend (except as otherwise permitted in this Agreement).

     SECTION 2.4. SEC Reports; Financial Statements.

     (a) The Company has filed all required forms, reports and documents ("Company SEC Reports") with the Securities and Exchange Commission (the "SEC") since January 1, 1996, each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, each law as in effect on the dates such forms, reports and documents were filed. None of such Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded or amended by a Company SEC Report filed subsequently and prior to the date hereof. The audited consolidated financial statements of the Company included in the

Company SEC Reports fairly present, in conformity in all material respects with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended. Notwithstanding the foregoing, the Company shall not be deemed to be in breach of any of the representations or warranties in this
Section 2.4(a) as a result of any changes to the Company SEC Reports that the Company may make in response to comments received from the SEC on the S-4 or the Proxy Statement (each as defined below).

     (b) The Company has heretofore made, and hereafter will make, available to Acquisition or Parent a complete and correct copy of any amendments or modifications that are required to be filed with the SEC but have not yet been filed with the SEC to agreements, documents or other instruments that previously had been filed by the Company with the SEC pursuant to the Exchange Act.

     SECTION 2.5. Information Supplied. None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the "S-4") will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger, which may be a joint proxy statement/ prospectus (the "Proxy Statement") will, at the date mailed to stockholders of the Company and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The Proxy Statement insofar as it relates to the meeting of the Company's stockholders to vote on the Merger will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Parent or Acquisition that is contained in or omitted from any of the foregoing documents.

     SECTION 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), any filings under similar merger notification laws or regulations of foreign Governmental Entities and the filing and recordation of the Certificate of Merger as required by the DGCL, no material filing with or notice to and no material permit, authorization, consent or approval of any United States (federal, state or local) or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the Stock Option Agreement or the consummation by the Company of the transactions contemplated hereby or thereby. Neither the execution, delivery and performance of this Agreement or the Stock Option Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) except as set forth in Section 2.6 of the Company Disclosure Schedule, result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture (including the Indenture), lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or (iii) except as set forth in Section 2.6 of the Company Disclosure Schedule, materially violate any material order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets.

     SECTION 2.7. No Default. Except as set forth in Section 2.7 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in material breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or bylaws (or similar governing documents), (ii) any material note, bond, mortgage, indenture (including the Indenture), lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is now a party or by which it or any of its properties or assets are bound or (iii) any material order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of its properties or assets.

     SECTION 2.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports or as set forth in Section 2.8 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company (including the notes thereto), other than (i) liabilities specifically described in this Agreement or in the Company Disclosure Schedule, (ii) normal or recurring liabilities incurred since June 30, 1999 in the ordinary course of business consistent with past practices and
(iii) liabilities permitted by Section 4.1. Except as publicly disclosed by the Company in the Company SEC Reports or as set forth in Section 2.8 of the Company Disclosure Schedule, since June 30, 1999, there have been no events, changes or effects with respect to the Company or its subsidiaries that, individually or in the aggregate, have had or reasonably would be expected to have had a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, except as and to the extent publicly disclosed by the Company in the Company SEC Reports or as set forth in Section 2.8 of the Company Disclosure Schedule, since June 30, 1999, the Company and its subsidiaries have conducted their respective businesses in all material respects only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent with past practices, and there has not been any (i) material adverse change in the financial condition, properties, business or results of operations of the Company and its subsidiaries; (ii) material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its subsidiaries, not covered by insurance; (iii) declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any of its subsidiaries (other than wholly-owned subsidiaries) or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its subsidiaries; (iv) amendment of any material term of any outstanding security of the Company or any of its subsidiaries; (v) incurrence, assumption or guarantee by the Company or any of its subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices; (vi) creation or assumption by the Company or any of its subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices; (vii) loan, advance or capital contributions made by the Company or any of its subsidiaries to, or investment in, any person other than (1) loans or advances to employees in connection with business-related travel, (2) loans made to employees consistent with past practices that are not in the aggregate in excess of Fifty Thousand Dollars ($50,000), and (3) loans, advances or capital contributions to or investments in wholly-owned subsidiaries, and in each case made in the ordinary course of business consistent with past practices; (viii) material transaction or commitment made, or any material contract or agreement entered into, by the Company or any of its subsidiaries relating to its material assets or business (including the acquisition (by sale, license or otherwise) or disposition (by sale, license or otherwise) of any material assets) or any relinquishment by the Company or any of its subsidiaries of any contract, agreement or other right, in any such case, material to the Company and its subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement; (ix) labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its subsidiaries, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; (x) any exclusive license, distribution, marketing, sales or other agreement entered into or any agreement to enter into any exclusive license, distribution, marketing, sales or other agreement; (xi) "development services" or other similar agreement; or (xii) change by the Company or any of its subsidiaries in its accounting principles, practices or methods. Since June 30, 1999, except as disclosed in the Company SEC Reports filed prior to the date hereof or increases in the ordinary course of business consistent with past practices, there has not been any material increase in the compensation payable or that could become payable by the Company or any of its subsidiaries to (a) officers of the Company or any of its subsidiaries (b) any employee of the Company or any of its subsidiaries whose annual cash compensation is One Hundred Thousand Dollars ($100,000) or more, or
(c) any other employees, where the aggregate amount of such increases to such other employees is more than One Hundred Thousand Dollars ($100,000).

     SECTION 2.9. Litigation. Except as publicly disclosed by the Company in the Company SEC Reports or as set forth in Section 2.9 of the Company Disclosure Schedule, there is no suit, claim, action, arbitration, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity or brought by any person that is material or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement beyond the Final Date. Except as publicly disclosed by the Company in the Company SEC Reports, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to be material or would reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby. No Governmental Entity has at any time challenged or questioned in writing to the Company the legal right of the Company to design, offer or sell any of its products or services in the present manner or style thereof.

     SECTION 2.10. Compliance with Applicable Law. Except as set forth in
Section 2.10(b) of the Company Disclosure Schedule or publicly disclosed by the Company in the Company SEC Reports, the Company and its subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"). Except as publicly disclosed by the Company in the Company SEC Reports, the Company and its subsidiaries have complied and are in material compliance with the terms of the Company Permits. Except as publicly disclosed by the Company in the Company SEC Reports, the businesses of the Company and its subsidiaries have been and are being conducted in material compliance with all material Applicable Laws. Except as publicly disclosed by the Company in the Company SEC Reports, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same.

     SECTION 2.11. Employee Benefits.

     (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

          (i) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

          (ii) "ERISA Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c),
     (m) or (o) of the Code and the regulations thereunder;

          (iii) "Company Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, stock option, stock purchase, stock bonus, performance awards, membership interest or membership interest-related awards, retirement, health, life, disability insurance, dependent care, retirement, medical, fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded, written or unwritten, including each "employee benefit plan," within the meaning of
     Section 3(3) of ERISA that is or has within the last three (3) years been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any "Employee" (as defined below) and pursuant to which the Company or any ERISA Affiliate has or may have any liability contingent or otherwise;

          (iv) "Employee" shall mean any current, former, or retired employee, director, or officer of the Company or any ERISA Affiliate or any other Person entitled to participate under any Company Employee Plan;

          (v) "Employee Agreement" shall refer to each management, employment and consulting agreement or contract as to which unsatisfied obligations of the Company are greater than Fifty Thousand Dollars ($50,000) and each severance, signing bonus, relocation, repatriation, expatriation, visa, work permit or similar agreement or contract between the Company or any ERISA Affiliate and any Employee or consultant, as to which unsatisfied obligations of the Company are greater than Ten Thousand Dollars ($10,000), except, for purposes of Section 2.11(i), the term "Employee Agreement" shall not be limited by the Ten Thousand Dollars ($10,000) amount if the aggregate amount of unsatisfied obligations of the Company under all such agreements is in excess of Fifty Thousand Dollars ($50,000);

          (vi) "IRS" shall mean the Internal Revenue Service;

          (vii) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

          (viii) "Multiple Employer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiple employer plan," as defined in Section 4063 or 4064 of ERISA;

          (ix) "Pension Plan" shall refer to each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA; and

          (x) "Welfare Plan" shall refer to each Company Employee Plan which is a welfare plan as defined in ERISA Section 3(1).

     (b) Employee Plans. Section 2.11(b) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company has never verbally represented, promised or contracted to any Employee to maintain or sponsor any Company Employee Plan other than those listed in Section 2.11(b) of the Company Disclosure Schedule. To the knowledge of the Company, there is no verbal Company Employee Plan to which the Company is a party. Except as and to the extent publicly disclosed in the Company SEC Reports or as set forth in Section 2.11(b) of the Company Disclosure Schedule, the Company has also made available to Parent or its counsel, where applicable, true, complete and correct copies of (1) the most recent plan documents, related trust documents, adoption agreements, summary plan descriptions, and all amendments thereto for each Company Employee Plan,
(2) the three most recent annual reports on Form 5500 filed with the IRS with respect to each Company Employee Plan, (3) each group annuity contract, insurance policy, service agreement, and other material agreement or policy related to any Company Employee Plan, (4) the three most recent annual nondiscrimination test reports for each Company Employee Plan, (5) the three most recent actuarial and audit reports for each Pension Plan, (6) all IRS determination letters and rulings received by the Company and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Company Employee Plan, (7) all material communications in the Company's or its outside counsel's possession to any Employee relating to any Company Employee Plan, or in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any Liability to the Company, and (8) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

     (c) Employee Plan Compliance. Except as set forth in Section 2.11(c) of the Company Disclosure Schedule, (i) each Company Employee Plan has been established and maintained in accordance with its terms and all Applicable Laws, including ERISA and the Code; (ii) no "prohibited transaction," within the meaning of
Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan; (iii) no Employee of the Company has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Company Employee Plan; (iv) there are no proceedings pending, or, to the Company's knowledge, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without liability to the Company, Parent or any of their respective ERISA Affiliates (other than amounts for accrued benefits and ordinary administration expenses incurred in a termination event); (vi) there are no inquiries, investigations, audits or proceedings pending or, to the Company's knowledge, threatened by the IRS or DOL with respect to any Company Employee Plan or any related trust; (vii) neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Sections 4975 through 4980 of the Code; (viii) each Pension Plan that is intended to be qualified under Section 401(a) of the Code is and has received a favorable determination opinion, notification or advisory letter with respect to such status from the IRS or has time remaining to apply under applicable Treasury Regulation or IRS pronouncement for a determination or opinion letter and to make any necessary amendments, and no event has occurred and no condition or circumstance has existed or exists which may reasonably be expected to result in the disqualification of such Pension Plan; (ix) there is no violation of any reporting or disclosure requirements imposed by ERISA or the Code with respect to any Company Employee Plan that would result in a material liability to the Company; (x) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code (without regard to any waivers of such requirements) or the terms of the Employee Plan, have been made on or before their due dates (including any contractual or statutory grace periods); (xi) neither Company nor any ERISA Affiliate is, nor do any of them expect to be, subject to (1) a security interest pursuant to Section 412(f) of the Code or (2) a lien pursuant to Section 412(n) of the Code or Section 4068 or 302(f) of ERISA; and (xii) no event has occurred and there exists no condition or set of circumstances which could reasonably be anticipated to result in any material liability to the Parent, the Company or its ERISA Affiliates with respect to any Company Employee Plan.

     (d) Pension Plans. At no time have the Company or its ERISA Affiliates maintained a Pension Plan subject to Code section 412 or ERISA section 302.

     (e) Multiemployer and Multiple Employer Plans. At no time have the Company or its ERISA Affiliates contributed to or been required to contribute to any Multiemployer Plan or Multiple Employer Plan.

     (f) Post-Employment Obligations. Except as set forth in Section 2.11(f) of the Company Disclosure Schedule, no Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon his or her retirement or termination of employment for any reason, except as (i) may be required by statute, (ii) to benefits the full cost of which are borne by Employees of the Company (or such Employees' beneficiaries or dependents), (iii) death or disability benefits under any of the Company Employee Plans, or (iv) life insurance benefits for any Employee who dies while in service with the Company.

     (g) Welfare Plans. With respect to any Welfare Plans maintained by the Company or its ERISA Affiliates, the Company and its ERISA Affiliates have complied with the provisions of Sections 4980B, 9801 and 9802 of the Code.

     (h) Plan Expenses and Amendment. Since the beginning of the current fiscal year of any Company Employee Plan, no event had occurred and no condition or circumstance has existed that could result in a material increase in the benefits under or the expense of maintaining such Company Employee Plan maintained by Company, and its subsidiaries from the level of benefits or expense incurred for the most recently completed fiscal year of such Company Employee Plan. Except as provided in Section 2.11(h) of the Company Disclosure Schedule, no insurance policy nor any other contract or agreement affecting any Company Employee Plan requires or permits a retroactive increase in premiums or payments due thereunder. Except as set forth in Schedule 2.11(h) of the Company Disclosure Schedule, all amendments and actions required to bring each of the Company Employee Plans into conformity with all of the applicable provisions of ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Effective Time and have been made available to Parent or its counsel or will be provided to Parent within fourteen (14) days of the date hereof.

     (i) Effect of Transaction.

          (i) Except as set forth in Section 2.11(i) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events other than events occurring after the Effective Time which are caused by acts or omissions of Parent) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

          (ii) Except as set forth in Section 2.11(i) of the Company Disclosure Schedule, no payment or benefit which will or may be made by the Company or Parent or any of their respective affiliates with respect to any Employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

     (j) Stock Options. Section 2.11(j) of the Company Disclosure Schedule lists all outstanding Stock Options as of October 1, 1999, identifying for each such option: (1) the number of shares issuable, (2) the number of vested shares, (3) the date of expiration and (4) the exercise price. Other than the automatic vesting of Stock Options that may occur without any action on the part of the Company or its officers or directors, the Company has not taken any action that would result in any Stock Options that are unvested becoming vested or their terms being extended in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     (k) Foreign Plans. Except as set forth in Section 2.11(k) of the Company Disclosure Schedule, with respect to any Company Employee Plan maintained for Employees outside of the United States (each a "Foreign Plan"): (1) each Foreign Plan covers only Employees of a single company and no other Employee and covers only Employees who regularly perform services in a single country, (2) each Foreign Plan and the manner in which it has been administered satisfies all Applicable Laws, (3) all contributions to each Foreign Plan required through the Closing have been and will be made by the Company, (4) each Foreign Plan is either fully funded (or fully insured) based upon generally accepted local actuarial and accounting practices and procedures or adequate accruals for each Foreign Plan have been made in the Company's financial statements, (5) there are no pending investigations by any Governmental Entity involving any Foreign Plan nor any pending claims (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan; and (6) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any material liability with respect to any Foreign Plan.

     SECTION 2.12. Labor and Employment Matters. Except as set forth in Section
2.12 of the Company Disclosure Schedule:

          (a) No collective bargaining agreement exists that is binding on the Company or any of its subsidiaries, and the Company has not been officially apprised that any petition has been filed or proceeding instituted by an employee or group of employees of the Company, or any of its subsidiaries, with the National Labor Relations Board seeking recognition of a bargaining representative.

          (b)(i) To the Company's knowledge, there is no labor strike, dispute, slow down or stoppage pending or threatened against the Company or any of its subsidiaries; and

          (ii) Neither the Company nor any of its subsidiaries has received in the last twenty-four (24) months any demand letters, civil rights charges, suits or drafts of suits with respect to claims made by any of their respective employees.

          (c) All individuals who are performing consulting or other services for the Company or any of its subsidiaries are or were correctly classified by the Company as either "independent contractors" or "employees" as the case may be, and, at the Closing Date, will qualify for such classification.

          (d) Section 2.12(d) of the Company Disclosure Schedule contains a list of the name of each officer, employee and consultant of the Company or any of the Company's subsidiaries, together with such person's position or function, annual base salary or wages and any incentives or bonus arrangement with respect to such person and has provided to Parent or its counsel all Form 1099s filed with the IRS. As of the date hereof, the Company has not received any information that would lead it to believe that any such person will or may cease to be engaged by the Company or such subsidiary for any reason, including because of the consummation of the transactions contemplated by this Agreement.

          (e) The Company and each of its subsidiaries has in all material respects withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees.

          (f) The Company is not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

          (g) Section 2.12(g) of the Company Disclosure Schedule sets forth a complete and correct list of all Employees holding visas issued by the United States listing each such employee by name and type of visa. Within fourteen (14) days of the date of this Agreement, the Company shall deliver a complete and correct list of all Employees holding visas issued by foreign countries, listing each such employer by name, and type of visa. Except as set forth in Section 2.12(g) of the Company Disclosure Schedule, all other Employees of the Company and its subsidiaries are citizens of the United States or the foreign country in which such Employee performs services for the Company and its subsidiaries.

          (h) Except as set forth in Section 2.12(h) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is bound by any agreement, nor has it taken or omitted to take any action, that restricts its ability to terminate the employment of any of its Employees at any time without payment or other liability.

     SECTION 2.13. Environmental Laws and Regulations.

     (a) The term "Environmental Laws" means any applicable federal, state, local or foreign law, statute, treaty, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree or injunction relating to: (a) Releases (as defined in 42 U.S.C. sec. 9601(22)) or threatened Releases of Hazardous Material (as hereinafter defined) into the environment,
(b) the generation, treatment, storage,
disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material, (c) the health or safety of employees in the workplace, (d) protecting or restoring natural resources or (e) the environment. The term "Hazardous Material" means (1) "hazardous substances" (as defined in 42 U.S.C. sec. 9601(14)), including "hazardous waste" as defined in 42 U.S.C. sec. 6903, (2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos containing materials, (5) PCBs or materials containing PCBs, (6) any material regulated as a medical waste, (7) lead containing paint, (8) radioactive materials and (9) "Hazardous Substance" or "Hazardous Material" as those terms are defined in any indemnification provision in any contract, lease, or agreement to which the Company or any of its subsidiaries is a party.

     (b) During the period of ownership or operation by the Company and its subsidiaries of any of their current or previously owned or leased properties, there have been no Releases of Hazardous Material by the Company or any of its subsidiaries in, on, under or affecting such properties or any surrounding site, and neither the Company nor any of its subsidiaries has disposed of any Hazardous Material in a manner that has led, or could reasonably be anticipated to lead to a Release. There have been no Releases of Hazardous Material by the Company or any of its subsidiaries in, on, under or affecting their current or previously owned or leased properties or any surrounding site at times outside of such periods of ownership, operation or lease. Since January 1, 1995, the Company and its subsidiaries have not received any written notice of, or entered into any order, settlement or decree relating to: (a) any violation of any Environmental Laws or the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any alleged violation of Environmental Laws or (b) the response to or remediation of Hazardous Material at or arising from any of the Company's properties or any subsidiary's properties. There have been no material violations of any Environmental Laws by the Company or any subsidiary.

     (c) There are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that constitute a violation by the Company or any of the Company's subsidiaries of, or are reasonably likely to prevent or interfere with the Company's or any of the Company's subsidiaries' future compliance with, any Environmental Laws.

     SECTION 2.14. Taxes.

     (a) Definitions. For purposes of this Agreement:

          (i) the term "Tax" (including "Taxes") means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and

          (ii) the term "Tax Return" means any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes.

     (b) Except as set forth in Section 2.14(b) of the Company Disclosure Schedule (i) the Company and its subsidiaries have duly and timely filed all material Tax Returns required to be filed; (ii) such Tax Returns are complete and accurate in all material respects and correctly reflect the Tax liability required to be reported thereon; and (iii) such Tax Returns do not contain a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law).

     (c) Except as set forth in Section 2.14(c) of the Company Disclosure Schedule (i) the Company and its subsidiaries have paid all Taxes due and payable, and have adequately provided in the financial statements included in the SEC Reports for all material Taxes (whether or not shown on any Tax Return) accrued but not yet due and payable through the date of such Company SEC Reports; (ii) all material Taxes the Company and its subsidiaries accrued following the end of the most recent period covered by the Company SEC Report have been accrued in the ordinary course of business of the Company consistent with past practice and each such subsidiary and have been paid when due in the ordinary course of business consistent with past practices; and (iii) no material election has been made with respect to Taxes of the Company or its subsidiaries in any Tax Returns that have not been provided to Parent.

     (d) Except as set forth in Section 2.14(d) of the Company Disclosure Schedule, no material claim for assessment or collection of Taxes is presently being asserted against the Company or its subsidiaries and neither the Company nor any of its subsidiaries is a party to any pending action, proceeding, or investigation by any governmental taxing authority nor does the Company have knowledge of any such threatened action, proceeding or investigation.

     (e) Except as set forth in Section 2.14(e) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement or any change of control of the Company or any of its subsidiaries, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

     (f) The Company has not made any payments since December 31, 1998, and is not required to make any payments that will not be fully deductible under
Section 162(m) of the Code.

     (g) Neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     (h) Except as set forth in Section 2.14(h) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or bound by any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

     (i) Except as set forth in Section 2.14(i) of the Company Disclosure Schedule, there is currently no limitation on the utilization of net operating losses, built-in losses, tax credits or other similar items of the Company or its subsidiaries under Section 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder.

     (j) Except as set forth in Section 2.14(j) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has agreed to, or is required to make, any adjustment under Section 481 of the Code by reason of a change in accounting method.

     (k) Neither the Company nor any of its subsidiaries is a "consenting corporation" within the meaning of Section 341(j) of the Code.

     SECTION 2.15. Intellectual Property.

     (a) Section 2.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all: (a) patents and patent applications; (b) Trademark registrations and applications and material unregistered Trademarks; and (c) copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed). For purposes of this Agreement, "Intellectual Property" means: trademarks and service marks (whether registered or unregistered), trade names, designs and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, "Trademarks"); patents (including any continuations, continuations in part, renewals and applications for any of the foregoing) (collectively "Patents"); copyrights (including any registrations and applications therefor and whether registered or unregistered) (collectively "Copyrights"); computer software; databases; works of authorship; mask works; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, user interfaces, customer lists, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential data or information (collectively, "Trade Secrets").

     (b) Trademarks.

          (i) All Trademark registrations are currently in compliance in all material respects with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise materially affect the priority, validity and enforceability of the Trademark in question.

          (ii) No registered Trademark has been within the last three (3) years or is now involved in any opposition or cancellation proceeding in the United States Patent and Trademark Office. No such action has been threatened in writing within the two (2)-year period prior to the date of this Agreement.

          (iii) Except as set forth in Section 2.15(b) of the Company Disclosure Schedule, the knowledge of the Company, there has been no prior use of any material Trademark by any third party that confer upon said third party superior rights in any such Trademark.

          (iv) All material Trademarks registered in the United States have been in continuous use by the Company or its subsidiaries.

          (v) The Company and its subsidiaries have adequately policed the Trademarks against third party infringement, and the material Trademarks registered in the United States have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or renewal certificates, as the case may be.

     (c) Patents.

          (i) All Patents are currently in compliance with legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use) other than any requirement that, if not satisfied, would not result in a revocation or otherwise materially affect the enforceability of the Patent in question.

          (ii) No Patent has been or is now involved in any interference, reissue, reexamination or opposing proceeding in the United States Patent and Trademark Office. No such action has been threatened in writing within the two (2)-year period prior to the date of this Agreement.

          (iii) There is no patent or, to the Company's knowledge, patent application of any person that conflicts in any material respect with any Patent or invalidates any claim the Company, or any of the Company's subsidiaries, has in any Patent.

     (d) Copyrights.

          (i) All Copyrights are currently in compliance with legal requirements other than any requirement that, if not satisfied, would not result in a revocation or otherwise materially affect the enforceability of the Copyright in question. The Company is the owner of all right, title and interest in and to each of the Copyrights, free and clear of all Liens and other adverse claims.

          (ii) Except as specified in Section 2.15(d) of the Company Disclosure Schedule, all of the Copyrights have been registered with the U.S. Copyright Office or, if foreign, with the appropriate foreign governmental authority, and are currently in compliance with all formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or actions.

          (iii) No Copyright is infringed or, to the Company's knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party.

     (e) Trade Secrets.

          (i) Except as set forth in Section 2.15(e) of the Company Disclosure Schedule, the Company and each of its subsidiaries has taken reasonable steps in accordance with normal industry practice to protect their respective rights in its Trade Secrets.

          (ii) Without limiting the generality of Section 2.15(e)(i) and except as would not be materially adverse to the Company or its business, the Company and each subsidiary enforces a policy of requiring each relevant employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms (which are valid and enforceable under applicable law) that assign to the Company all rights to any Intellectual Property rights relating to the Company's business that are developed by the employee, consultant or contractor, as applicable, in the course of his or her activities for the Company or are developed during working hours or using Company resources and that otherwise appropriately protect the Intellectual Property of the Company and its subsidiaries, and, except under confidentiality obligations, there has been no disclosure by the Company or any subsidiary of material confidential information or Trade Secrets.

     (f) License Agreements.

     Other than software commercially available on reasonable terms to any person for a license fee of no more than One Hundred Thousand Dollars ($100,000) that is not material to the Company or any of its subsidiaries, Section 2.15(f)(1) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements granting to the Company or any of its subsidiaries any material right to use or practice any rights under any Intellectual Property (collectively, the "Inbound License Agreements"), indicating for each the title, date and the parties thereto. Other than licenses with customers that, in the twelve-month period prior to the date hereof, have purchased or licensed products for which the total payments to the Company and its subsidiaries did not exceed One Hundred Thousand Dollars ($100,000) and that otherwise are not material to the Company, Section 2.15(f)(2) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements under which the Company or any of its subsidiaries licenses software or grants other rights to use or practice any rights under any Intellectual Property (collectively, the "Outbound License Agreements"), indicating for each the title, date and the parties thereto. There is no material outstanding or, to the Company's knowledge, threatened dispute or disagreement with respect to any Inbound License Agreement or any Outbound License Agreement.

     (g) Ownership; Sufficiency of IP Assets. The Company or one of its subsidiaries owns or possesses adequate licenses or other rights to use, free and clear of Liens, orders and arbitration awards, all of the Intellectual Property used in and material to its business. The Company's Intellectual Property, together with the Company's and its subsidiaries' unregistered copyrights and the Company's and its subsidiaries' rights under the licenses granted to the Company or any of its subsidiaries under the Inbound License Agreements, constitute all the material Intellectual Property rights used in the operation of the Company's and its subsidiaries' businesses as they are currently conducted and are all the Intellectual Property rights necessary to operate such businesses after the Effective Time in substantially the same manner as such businesses have been operated by the Company prior thereto.

     (h) Protection of IP. The Company has taken reasonable steps to protect the Intellectual Property of the Company and its subsidiaries.

     (i) No Infringement by the Company. Except as set forth in Section 2.15(d) of the Company Disclosure Schedule, the products used, manufactured, marketed, sold or licensed by the Company and its subsidiaries, and all Intellectual Property used in the conduct of the Company's and its subsidiaries' businesses as currently conducted, do not infringe upon, violate or constitute the unauthorized use of any valid and enforceable rights owned or controlled by any third party, including any Intellectual Property of any third party.

     (j) No Pending or Threatened Infringement Claims. Except and to the extent publicly disclosed in the Company SEC Reports, no litigation is now or, within the three (3) years prior to the date of this Agreement, was pending and, to the Company's knowledge, no notice or other claim has been made against the Company within the one (1) year prior to the date of this Agreement, (A) alleging that the Company any of its subsidiaries has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or licensed by or to the Company. Except as specifically disclosed in one or more Sections of the Company Disclosure Schedule pursuant to this Section 2.15, no Intellectual Property (a) that is owned by the Company or any of its subsidiaries or the subject of an Inbound License Agreement, is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or any such subsidiary, except as may be provided in an Inbound License Agreement, or (b) that is the subject of an Outbound License Agreement, is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the sale, transfer, assignment or licensing thereof by the Company or any of its subsidiaries to any person.

     (k) No Infringement by Third Parties. Except as and to the extent publicly disclosed in the Company SEC Reports or as set forth in Section 2.15(k) of the Company Disclosure Schedule, to the knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or licensed by the Company or any of its subsidiaries, and no such claims have been brought against any third party by the Company or any of its subsidiaries.

     (l) Assignment; Change of Control. Except as set forth in Section 2.15(l) to the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not: (1) cause (whether or not with the passage of time or at the election of any third party) any payment to become due and payable by the Company or any of its subsidiaries, or Parent or any of its subsidiaries, that would not otherwise have become due and payable if this Agreement had not been executed, delivered or performed, under any Inbound License Agreement or Outbound License Agreement, (2) result in the loss or impairment of, or give rise to any right of any third party to terminate or modify, any of the Company's or any of its subsidiaries' rights to own any of its Intellectual Property or their respective rights under any Inbound License Agreement or Outbound License Agreement, or (3) require the consent of any Governmental Authority or third party in respect of any Inbound License Agreement or Outbound License Agreement.

     (m) Software. The Software owned or purported to be owned by the Company or any of its subsidiaries, was either (i) developed by employees of the Company or any of its subsidiaries within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Company or any of its subsidiaries pursuant to legal, valid and enforceable written agreements; or
(iii) otherwise acquired by the Company or a subsidiary from a third party. Except as set forth in Section 2.15(m) of the Company Disclosure Schedule, the Software does not contain any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any person other than the Company or any of its subsidiaries. For purposes of this
Section 2.15(m), "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and
(iv) all documentation, including user manuals and training materials, relating to any of the foregoing.

     (n) Performance of Existing Software Products. The Company's and its subsidiaries' existing and currently manufactured and marketed Software products listed and described on Section 2.15(n) of the Company Disclosure Schedule perform in all material respects, free of significant bugs, viruses or programming errors, the functions described in any agreed specifications, end user documentation or warranties provided to customers or other information provided to customers of the Company or its subsidiaries on which such customers relied when licensing or otherwise acquiring such products.

     (o) Documentation. The Company and its subsidiaries have taken all actions customary in the software industry to document the Software and its operation, such that the materials comprising the Software, including the source code and documentation, have been written in a clear and professional manner as customary for the industry so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

     (p) Year 2000 Compliance.

          (i) Except as set forth in Section 2.15(p) of the Company Disclosure Schedule, all of the Company's and its subsidiaries' material products (including products currently under development) will record, store, process and calculate and present calendar dates falling on and after December 31, 1998, and will calculate any information dependent on or relating to such dates in the same manner and with the same functionality, data integrity and performance as the products record, store, process, calculate and present calendar dates on or before December 31, 1998, or calculate any information dependent on or relating to such dates (collectively "Year 2000 Compliant"). Except as set forth in Section 2.15(p) of the Company Disclosure Schedule, (A) all of the Company's and its subsidiaries' material products will lose no significant functionality with respect to the introduction of records containing dates falling on or after December 31, 1998; and (B) all of the Company's and its subsidiaries' internal computer systems comprised of software, hardware, databases or embedded control systems (microprocessor controlled, robotic or other device) related to the Company's and its subsidiaries' businesses (collectively, a "Business System"), that constitutes any part of, or is used in connection with the use, operation or enjoyment of, any tangible or intangible asset or real property of the Company and its subsidiaries, including its accounting systems, are Year 2000 Compliant. Except as set forth in Section 2.15(p) of the Company Disclosure Schedule, the current versions of the Company's and its subsidiaries' Software and all other Intellectual Property may be used prior to, during and after December 31, 1998, such that such Software and Intellectual Property will operate prior to, during and after such time period without error caused by date data that represents or references different centuries or more than one century.

          (ii) All of the Company's and its subsidiaries' material products conform to all representations and warranties made by the Company and its subsidiaries to customers with respect to the introduction of records containing dates falling on or after December 31, 1998, the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century. Except as set forth in Section 2.15(p) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is reasonably likely to incur material expenses arising from or relating to the failure of any of its Business Systems or any products (including all products sold on or prior to the date hereof) as a result of the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000.

     SECTION 2.16. Insurance. Each of the Company and its subsidiaries maintains insurance policies (the "Insurance Policies") against all risks of a character and in such amounts as are customarily insured against by similarly situated companies in the same or similar businesses. Each material Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full.

The Company has recently renewed its Directors, Officers and Corporate Liability and Company Reimbursement policies on substantially the same terms and conditions as contained in the policies provided to Parent or its counsel. Except as set forth in Section 2.16 of the Company Disclosure Schedule, none of the material Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. Each of the Company and its subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Company's knowledge, indicated any intent to do so or not to renew any such policy. All material claims of which the Company has knowledge under the Insurance Policies have been filed in a timely fashion.

     SECTION 2.17. Restrictions on Business Activities. Except as set forth in
Section 2.17 of the Company Disclosure Schedule, there is no agreement (noncompete or otherwise), judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company that has or is reasonably likely to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products or providing services to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     SECTION 2.18. Title to Properties; Absence of Liens and Encumbrances.

     (a) The Company owns no real property, nor has it ever owned any real property. Section 2.18 of the Company Disclosure Schedule sets forth a list of all real property currently leased by the Company. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a default). Complete and correct copies of such leases have been made available to Parent or its counsel.

     (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Company SEC Reports except for Liens for Taxes not yet due and payable and such imperfections of title, if any, that do not materially interfere with the present value of the subject property or as may be reflected in Section 2.18 of the Company Disclosure Schedule.

     SECTION 2.19. Certain Business Practices. None of the Company, any of its subsidiaries or any directors or officers or, to the Company's knowledge, agents or employees of the Company or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

     SECTION 2.20. Product Warranties. Section 2.20 of the Company Disclosure Schedule sets forth complete and accurate copies of the forms of written warranties and guaranties by the Company or any of its subsidiaries currently in effect with respect to its products. There have not been any material deviations (written or oral) from such warranties and guaranties, and neither the Company, any of its subsidiaries nor any of their respective salesmen, employees, distributors and agents is authorized to undertake obligations to any customer or to other third parties materially in excess of such warranties or guaranties. Neither the Company nor any of its subsidiaries has made any material oral warranty or guaranty with respect to its products not described on such schedule.

     SECTION 2.21. Agreements, Scheduled Contracts and Commitments. Except as set forth in Section 2.21 of the Company Disclosure Schedule, the Company does not have, is not a party to nor is it bound by:

          (i) any collective bargaining agreements;

          (ii) any employment or consulting agreement with an employee or individual consultant, or any consulting or sales agreement under which a firm or other organization provides services to the Company other than those that are terminable by the Company or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit the Company's or any of its subsidiaries' ability to terminate employees at will, or any consulting agreement;

          (iii) any fidelity or surety bond or completion bond;

          (iv) any agreement of indemnification other than in the ordinary course of business consistent with past practice or any guaranty;

          (v) any agreement pursuant to which the Company has granted or may grant in the future, to any party a source-code license or option or other right to use or acquire source-code;

          (vi) any agreement relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business consistent with past practices;

          (vii) any material distribution, joint marketing or development agreement;

          (viii) any customer agreement, or group of related agreements that relate to any single customer together with its affiliated entities, that provides for aggregate revenue to the Company of more than Nine Hundred Thousand Dollars ($900,000); or

          (ix) any other material agreement or commitment, whether written or oral that has not otherwise been disclosed to Parent and Acquisition.

Neither the Company nor any of its subsidiaries has in any material respect breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth in Section 2.21 of the Company Disclosure Schedule and each such agreement, contract or commitment is in full force and effect and is not subject to any material default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto.

     SECTION 2.22. Suppliers and Customers. The documents and information supplied by the Company to Parent or any of its representatives with respect to relationships and volumes of business done with its significant suppliers and customers are accurate in all material respects. During the last twelve (12) months, neither the Company nor any of its subsidiaries has received notices of termination or written threats of termination from any of the ten (10) largest suppliers or the twenty-five (25) largest customers of the Company and its subsidiaries.

     SECTION 2.23. Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement.

     SECTION 2.24. Pooling. Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take action that would prevent the Merger from being treated for financial accounting purposes as a pooling of interests in accordance with generally accepted accounting principles and the rules regulations and interpretations of the SEC (a "Pooling Transaction").

     SECTION 2.25. Affiliates. Except for the directors and executive officers of the Company, each of whom is listed in Section 2.25 of the Company Disclosure Schedule, there are no persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company within the meaning of Rule 145 of the Securities Act ("Company Affiliates").

     SECTION 2.26. Opinion of Financial Advisor. Credit Suisse First Boston Corporation (the "Company Financial Advisor") has delivered to the Company Board its written opinion dated the date of this Agreement to the effect that as of such date the Exchange Ratio is fair, from a financial point of view, to the holders of Shares (the "Opinion of Company Financial Advisor"). A true and complete copy of such opinion has been delivered or made available to Parent.

     SECTION 2.27. Brokers. No broker, finder or investment banker (other than the Company Financial Advisor, a true and correct copy of whose engagement agreement has been provided to Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     SECTION 2.28. Company Rights Agreement. The Company has taken all necessary action to ensure that neither its entering into this Agreement or the Stock Option Agreement, nor the consummation of the Merger, nor exercise of Parent's rights under such Stock Option Agreement in accordance with its terms, will cause the Company Rights to become exercisable, cause Parent or Acquisition to become an "Acquiring Person" (as defined in the Company Rights Agreement), or cause there to occur a "Triggering Event" or a "Distribution Date" (each as defined in the Company Rights Agreement). The Company has not taken any action to prevent the Company Rights from becoming exercisable in connection with any Company Acquisition nor to prevent any third party from becoming an Acquiring Person or to cause there to occur a Triggering Event or a Distribution Date in connection with any Company Acquisition.

     SECTION 2.29. Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (each a "Takeover Statute") is applicable to the Company, the Shares, the Merger or any of the other transactions contemplated by this Agreement. The Company Board has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement, and the Stock Option Agreement the transactions contemplated by this Agreement and the Stock Option Agreement the provisions of DGCL Section 203 to the extent, if any, such Section is applicable to the Merger, this Agreement, the Stock Option Agreement or any of the transactions contemplated by this Agreement and the Stock Option Agreement.

     SECTION 2.30. Representations Complete. The representations and warranties made by the Company in this Agreement, the statements made in any Schedules or certificates furnished by the Company pursuant to this Agreement, and the statements made by the Company in any documents mailed, delivered or furnished to the Company's stockholders in connection with soliciting their proxy or consent to this Agreement and the Merger, do not contain and will not contain, as of their respective dates and as of the Effective Time, any untrue statement of a material fact, nor do they omit or will they omit, as of their respective dates or as of the Effective Time, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE 3

            REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

     Parent and Acquisition hereby jointly and severally represent and warrant to the Company, subject to the exceptions set forth in the Disclosure Schedule (the "Parent Disclosure Schedule") delivered by Parent to the

Company in accordance with Section 4.13 (which exceptions shall specifically identify a Section, Subsection or clause of a single Section or Subsection hereof, as applicable, to which such exception relates) that:

     SECTION 3.1. Organization. Each of Parent and Acquisition is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent has heretofore made available to the Company accurate and complete copies of the Certificates of Incorporation and bylaws as currently in full force and effect, of Parent and Acquisition.

     SECTION 3.2. Capitalization of Parent and its Subsidiaries.

     (a) The authorized capital stock of the Parent consists of Seven Hundred Million (700,000,000) shares of Parent Common Stock ("Parent Shares"), of which, as of September 30, 1999, Two Hundred Forty-Three Million Seven Hundred Ninety-Four Thousand Eight Hundred Sixty-Five (243,794,865) Parent Shares were issued and outstanding, and Two Million (2,000,000) shares of preferred stock, none of which is outstanding. All of the outstanding Parent Shares have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of September 30, 1999, approximately One Hundred Thirty-One Million Two Hundred Seventy-Seven Thousand Five Hundred Eighty-Six (131,277,586) Parent Shares were reserved for issuance and, as of September 30, 1999, approximately Fifty-Two Million Two Hundred Seventy-Four Thousand One Hundred Ten (52,274,110) were issuable upon or otherwise deliverable in connection with the exercise of outstanding options to purchase Parent Common Stock issued pursuant to the following plans ("Parent Option Plans"): 1992 Directors' Stock Option Plan, 1992 Employee Stock Purchase Plan, 1989 Stock Plan, 1993 Red Pepper Software Company Plan, 1992 Intrepid Systems, Inc. Plan, TriMark Technology, Inc. 1998 Director and Executive Officer Non-Statutory Stock Option Plan, TriMark Technology, Inc. 1995 Director and Executive Officer Stock Option Plan, TriMark Technology, Inc. 1995 Employees and Consultants Stock Option Plan, TriMark Technology, Inc. 1993 Stock Option Plan, and the Distinction Software, Inc. Stock Option Plan. Except as set forth in Section 3.2(a) of the Parent Disclosure Schedule, between September 30, 1999 and the date hereof, no shares of the Parent's capital stock have been issued other than pursuant to options already in existence on such first date issued under Parent Option Plans, and between September 30, 1999 and the date hereof, no stock options have been granted. Except (i) as set forth above, (ii) for Parent's warrants issued pursuant to the Warrant Agreement between Parent and the First National Bank of Boston, as warrant agent, dated October 30, 1995, and (iii) for the rights (the "Parent Rights") issued pursuant to Parent's First Amended and Restated Preferred Share Rights Agreement, effective as of December 16, 1997, between Parent and BankBoston, N.A. (the "Parent Rights Agreement"), as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of Parent, (ii) no securities of Parent or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other securities of Parent, (iii) no options, preemptive or other rights to acquire from Parent or any of its subsidiaries, and, except as described in the Parent SEC Reports (as defined below), no obligations of Parent or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or other securities of Parent, and (iv) no equity equivalent interests in the ownership or earnings of the Company or its subsidiaries or other similar rights (collectively "Parent Securities"). Except as set forth in Section 3.2(a) of the Parent Disclosure Schedule, as of the date hereof, there are no outstanding rights or obligations of the Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Parent is a party or by which it is bound relating to the voting or registration of any shares of capital stock of Parent.

     (b) All of the outstanding capital stock of Parent's subsidiaries owned by Parent is owned, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same except as may be provided as a matter of Applicable Law). Except as set forth in Section 3.2(b) of the Parent Disclosure Schedule, there are no
(i) securities of Parent or any of its
subsidiaries convertible into or exchangeable or exercisable for, (ii) options or (iii) except for the Parent Rights, other rights to acquire from Parent or any of its subsidiaries any capital stock or other ownership interests in or any other securities of any subsidiary of Parent, and there exists no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any such capital stock. There are no outstanding contractual obligations of Parent or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of Parent.

     (c) The Parent Rights and Parent Shares constitute the only classes of equity securities of Parent or its subsidiaries registered or required to be registered under the Exchange Act.

     SECTION 3.3. Authority Relative to this Agreement.

     (a) Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent (the "Parent Board") and Acquisition and by Parent as the sole stockholder of Acquisition, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes, assuming the due authorization, execution and delivery hereof by the Company, a valid, legal and binding agreement of each of Parent and Acquisition enforceable against each of Parent and Acquisition in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

     (b) Without limiting the generality of the foregoing, the Parent Board has
(1) determined that the Merger is fair to, and in the best interests of Parent and Parent's stockholders, (2) approved this Agreement, the Stock Option Agreement, the Merger and the other transactions contemplated hereby, and (3) has not withdrawn or modified such approval.

     SECTION 3.4. SEC Reports; Financial Statements.

     (a) Parent has filed all required forms, reports and documents ("Parent SEC Reports") with the SEC since January 1, 1996, each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each law as in effect on the dates such forms, reports and documents were filed. None of such Parent SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded or amended by a Parent SEC Report filed subsequently and prior to the date hereof. The audited consolidated financial statements of Parent included in the Parent SEC Reports fairly present in conformity in all material respects with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended. Notwithstanding the foregoing, Parent shall not be deemed to be in breach of any of the representations or warranties in this Section 3.4 as a result of any changes to the Parent SEC Reports that Parent may make in response to comments received from the SEC on the S-4 or the Proxy Statement.

     (b) Parent has heretofore made, and hereafter will make, available to the Company a complete and correct copy of any amendments or modifications that are required to be filed with the SEC but have not yet been filed with the SEC to agreements, documents or other instruments that previously had been filed by Parent with the SEC pursuant to the Exchange Act.

     SECTION 3.5. Information Supplied. None of the information supplied or to be supplied by Parent or Acquisition in writing for inclusion or incorporation by reference in (i) the S-4 will at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or
(ii) the Proxy Statement will at the date mailed to stockholders of the Company and at the times of the meeting or meetings of stockholders of the Company to be held in connection with the Merger contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by the Company that is contained in or omitted from any of the foregoing documents.

     SECTION 3.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under and other applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, and any filings under similar merger notification laws or regulations of foreign Governmental Entities and the filing and recordation of the Certificate of Merger as required by the DGCL, no material filing with or notice to, and no material permit, authorization, consent or approval of any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or bylaws (or similar governing documents) of Parent or Acquisition, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent's other subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or (iii) violate any material order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of Parent's other subsidiaries or any of their respective properties or assets.

     SECTION 3.7. Litigation. Except as publicly disclosed by the Parent in the Parent SEC Reports or as set forth in Section 3.7 of the Parent Disclosure Schedule, there is no suit, claim, action, arbitration, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity or brought by any person that is material or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement beyond the Final Date. Except as publicly disclosed by Parent in the Parent SEC Reports, neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to be material or would reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     SECTION 3.8. Tax Treatment; Pooling. Neither Parent, Acquisition nor, to the knowledge of Parent, any of its affiliates has taken, proposes to take, or has agreed to take any action that would prevent the Merger (a) from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code or (b) from being treated as a Pooling Transaction for financial accounting purposes.

     SECTION 3.9. Opinion of Financial Advisor. Goldman Sachs & Co. (the "Parent Financial Advisor") has delivered to the Board of Directors of Parent its opinion to the effect that, as of the date hereof, the

Merger Consideration is fair, from a financial point of view, to Parent ("Opinion of Parent Financial Advisor").

     SECTION 3.10. Brokers. Other than the Parent Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition.

     SECTION 3.11. No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Acquisition has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind or entered into any agreement or arrangement with any person.

     SECTION 3.12. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by Parent in the Parent SEC Reports, neither Parent nor any of its subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Parent (including the notes thereto) other than
(i) liabilities specifically described in this Agreement or in the Parent Disclosure Schedule, and (ii) normal or recurring liabilities incurred since June 30, 1999 in the ordinary course of business consistent with past practices. Except as publicly disclosed by Parent in the Parent SEC Reports or as set forth in Section 3.12 of the Parent Disclosure Schedule, since June 30, 1999, there have been no events, changes or effects with respect to Parent or its subsidiaries that, individually or in the aggregate, have had or reasonably would be expected to have had a Material Adverse Effect on Parent.

     SECTION 3.13. Compliance with Applicable Law. Except as publicly disclosed by Parent in the Parent SEC Reports, Parent and its subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Parent Permits"). Except as publicly disclosed by Parent in the Parent SEC Reports, Parent and its subsidiaries are in material compliance with the terms of the Parent Permits. Except as publicly disclosed by Parent in the Parent SEC Reports, to the knowledge of Parent, the businesses of Parent and its subsidiaries have been and are being conducted in material compliance with all material Applicable Laws. Except as publicly disclosed by Parent in the Parent SEC Reports, no investigation or review by any Governmental Entity with respect to Parent or any of its subsidiaries is pending or, to the knowledge of Parent, threatened, nor, to the knowledge of Parent, has any Governmental Entity indicated an intention to conduct the same.

     SECTION 3.14. Affiliates. Except for the directors and executive officers of Parent, each of whom is listed in Section 3.14 of the Parent Disclosure Schedule, there are no persons who, to the knowledge of Parent, may be deemed to be affiliates of Parent within the meaning of Rule 145 of the Securities Act ("Parent Affiliates").

     SECTION 3.15. Intellectual Property. Parent (or one of its subsidiaries) owns all of the material Intellectual Property, or has a valid and enforceable right to use all of the material Intellectual Property that is not owned exclusively by it, that is used in Parent's business. Except as set forth in
Section 3.15 of the Parent Disclosure Schedule, the products used, manufactured, marketed, sold or licensed by Parent and its subsidiaries, and all Intellectual Property used in the conduct of Parent's businesses as currently conducted, do not infringe upon, violate or constitute the unauthorized use of any valid and enforceable rights owned or controlled by any third party, including any Intellectual Property of any third party. All of Parent's and its subsidiaries' material products conform to all representations and warranties made by Parent and its subsidiaries to customers with respect to the introduction of records containing dates falling on or after December 31, 1998, the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century.

     SECTION 3.16. No Default. Except as set forth in Section 3.16 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries is in material breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or bylaws (or similar governing documents), (ii) any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is now a party or by which it or any of its properties or assets are bound or (iii) any material order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or any of its subsidiaries or any of its properties or assets.

     SECTION 3.17. Representations Complete. The representations and warranties made by Parent and Acquisition in this Agreement, the statements made in any certificates furnished by Parent and Acquisition pursuant to this Agreement, and the statements made by Parent and Acquisition in any documents mailed, delivered or furnished to the Company's stockholders in connection with soliciting their proxy or consent to this Agreement and the Merger, do not contain and will not contain, as of their respective dates and as of the Effective Time, any untrue statement of a material fact, nor do they omit or will they omit, as of their respective dates or as of the Effective Time, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE 4

                                   COVENANTS

     SECTION 4.1. Conduct of Business of the Company. Except as contemplated by this Agreement or as described in Section 4.1 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice with no less diligence and effort than would be applied in the absence of this Agreement, use commercially reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and key employees and preserve its relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with it with the intention that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement and except as described in Section 4.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent, which consent shall not unreasonably be withheld:

          (a) amend its Certificate of Incorporation or bylaws (or other similar governing instrument);

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other debt or equity securities or equity equivalents (including any stock options or stock appreciation rights) except for (i) grants of options under the Company Plans up to the amounts set forth on Section 4.1(b) of the Company Disclosure Schedule, or
     (ii) the issuance and sale of Shares pursuant to options granted under the Company Plans prior to the date hereof;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries except as may be required under any Company Option or any other agreement set forth in Section 4.1(c) of the Company Disclosure Schedule;

          (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

          (e) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of any subsidiary;

          (f)(i) incur or assume any long-term or short-term debt or issue any debt securities in each case, except for borrowings under existing lines of credit in the ordinary course of business consistent with past practices, or modify or agree to any amendment of the terms of any of the foregoing;
     (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for obligations of subsidiaries of the Company incurred in the ordinary course of business consistent with past practices; (iii) make any loans, advances or capital contributions to or investments in any other person (other than to subsidiaries of the Company or customary loans or advances to employees in each case in the ordinary course of business consistent with past practice); (iv) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

          (g) except as may be required by Applicable Law, enter into, adopt or amend or terminate any bonus, special remuneration, compensation, severance, stock option, stock purchase agreement, retirement, health, life, or disability insurance, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer, employee or consultant in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock appreciation rights or performance units), except as set forth in Section 4.1(g) of the Company Disclosure Schedule;

          (h) grant any severance or termination pay to any director, officer, employee or consultant, except payments made pursuant to written agreements outstanding on the date hereof, the material terms of which are disclosed on Section 4.1(h) of the Company Disclosure Schedule or as required by applicable federal, state or local law or regulations;

          (i) except as set forth in Section 4.1(i) of the Company Disclosure Schedule, exercise its discretion or otherwise voluntarily accelerate the vesting of any Company Stock Option as a result of the Merger, any other change of control of the Company (as defined in the Company Plans) or otherwise.

          (j)(1) acquire, sell, lease, license, transfer or otherwise dispose of any material assets in any single transaction or series of related transactions (including in any transaction or series of related transactions having a fair market value in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate), other than sales of its products and licenses of software in the ordinary course of business consistent with past practices, (2) enter into any exclusive license, distribution, marketing, sales or other agreement, (3) enter into any agreement with a person whereby such person would provide product development or similar services if the term of such agreement exceeds forty-five (45) days or provides for payments that could exceed Fifty Thousand Dollars ($50,000) for any single agreement or One Hundred Thousand Dollars ($100,000) for all such agreements, or (4) sell, transfer or otherwise dispose of any Intellectual Property;

          (k) except as may be required as a result of a change in law or in generally accepted accounting principles, materially change any of the accounting principles, practices or methods used by it;

          (l) revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practices;

          (m)(i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other entity or division thereof or any equity interest therein; (ii) enter into any contract or agreement that would be material to the Company and its subsidiaries, taken as a whole other than a non-exclusive license agreement or a service agreement with end-users entered into in the ordinary course of business consistent with past practices; (iii) amend, modify or waive any material right under any material contract of the Company or any of its subsidiaries; (iv) modify its standard warranty terms for its products or amend or modify any product warranties in effect as of the date hereof in any material manner that is adverse to the Company or any of its subsidiaries; (v) authorize any additional or new capital expenditure or expenditures in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate in any calendar quarter, if any such expenditure or expenditures are not listed in the capital budget attached as Section 4.1(m)(v) of the Company Disclosure Schedule; provided that nothing in the foregoing clause (v) shall limit any capital expenditure required pursuant to existing customer contracts; or
     (vi) authorize any new or additional manufacturing capacity expenditure or expenditures for any manufacturing capacity contracts or arrangements;

          (n) make or revoke any material tax election or settle or compromise any material income tax liability or permit any material insurance policy naming it as a beneficiary or loss-payable to expire, or to be canceled or terminated, unless a comparable insurance policy reasonably acceptable to Parent is obtained and in effect;

          (o) fail to file any Tax Returns when due (or, alternatively, fail to file for available extensions) or fail to cause such Tax Returns when filed to be complete and accurate in all material respects;

          (p) fail to pay any material Taxes or other material debts when due;

          (q) settle or compromise any pending or threatened suit, action or claim that (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of suits, actions, or claims which would involve more than One Hundred Thousand Dollars ($100,000) in the aggregate, or that would otherwise be material to the Company or relates to any Intellectual Property matters, provided that the Company may settle the dispute with Summit Software for up to the amount disclosed in Section 4.1(q) of the Company Disclosure Schedule;

          (r) take any action or fail to take any action that could reasonably be expected to (i) limit the utilization of any of the net operating losses, built-in losses, tax credits or other similar items of the Company or its subsidiaries under Section 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder, or (ii) cause any transaction in which the Company or any of its subsidiaries was a party that was intended to be treated as a reorganization under Section 368(a) of the Code to fail to qualify as a reorganization under Section 368(a) of the Code; or

          (s) other than licensing and distribution contracts and agreements with end-user customers entered into in the ordinary course of business consistent with past practice, enter into any licensing, distribution, sponsorship, advertising or other similar contracts, agreements, or obligations which may not be canceled without penalty by the Company or its subsidiaries upon notice of 45 days or less or which provide for payments by or to the Company or its subsidiaries in an amount in excess of One Hundred Thousand Dollars ($100,000) over the term of the agreement;

          (t) Take any action, or omit to take any action, that would be reasonably likely to interfere with Parent's ability to account for the Merger as a pooling of interests, whether or not otherwise permitted by the provisions of this Article 4;

          (u) Fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

          (v) Engage in any willful action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

          (w) take or agree in writing or otherwise to take any of the actions described in Sections 4.1(a) through 4.1(v) (and it shall use all reasonable efforts not to take any action that would make any of the representations or warranties of the Company contained in this Agreement (including the exhibits hereto) untrue or incorrect).

     SECTION 4.2. Preparation of S-4 and the Proxy Statement. The Company and Parent shall diligently work together and promptly prepare and file with the SEC the Proxy Statement and the S-4, respectively. Each of Parent and the Company shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and upon the exercise of Company Stock Options, and the Company shall furnish all information concerning the Company and the holders of Shares as may be reasonably requested in connection with any such action.

     SECTION 4.3. No Solicitation or Negotiation.

     (a) The Company shall, and shall cause its subsidiaries, its affiliates and their respective officers and other employees, directors, representatives (including the Company Financial Advisor and any other investment banker and any attorneys and accountants) and agents to, immediately cease any discussions or negotiations with any parties with respect to any Third Party Acquisition (as defined below). The Company also agrees promptly to request each person that has at any time heretofore executed a confidentiality agreement that governs such person's discussions with the Company or any of its representatives, at any time on or after January 1, 1999, of acquiring (whether by merger, acquisition of stock or assets or otherwise) the Company or any of its subsidiaries, if any, to return all confidential information heretofore furnished to such person by or on behalf of the Company or any of its subsidiaries and, if requested by Parent, to enforce such person's obligation to do so. Neither the Company nor any of its affiliates shall, nor shall the Company authorize or permit any of its or their respective officers, directors, employees, representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any non-public information to any person or group (other than Parent and Acquisition or any designees of Parent and Acquisition) concerning any Third Party Acquisition; provided, however, that if the Company Board determines in good faith, acting only after consultation with legal counsel of nationally recognized standing and in a manner consistent therewith, that the failure to do so would be a breach of its fiduciary duties to the Company's stockholders under the DGCL, the Company may, in response to a proposal or offer for a Company Acquisition that was not solicited and that the Company Board determines, based upon the opinion of the Company Financial Advisor (or another financial advisor of nationally recognized standing), is from a Third Party that is capable of consummating a Superior Proposal and only for so long as the Board of Directors so determines that its actions are likely to lead to a Superior Proposal, (i) furnish information to any such person only pursuant to a confidentiality agreement substantially in the same form as was executed by Parent prior to the execution of this Agreement and only if copies of such information are concurrently provided to Parent, and (ii) participate in discussions and negotiations regarding such proposal or offer; provided, further, nothing herein shall prevent the Company Board from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender or exchange offer. The Company shall promptly (and in any event within twenty-four
(24) hours after becoming aware thereof) (i) notify Parent in the event the Company or any of its subsidiaries or other affiliates or any of their respective officers, directors, employees and agents receives any proposal or inquiry concerning a Third Party Acquisition, including the material terms and conditions thereof and the identity of the party submitting such proposal, and any request for confidential information in connection with a potential Third Party Acquisition,
(ii) provide a copy of any written agreements, proposals or other materials the Company receives from any such person or group (or its representatives), (iii) provide Parent with copies of all information furnished to any such Person pursuant to Clause (i) of the preceding sentence if such information has not been previously furnished to Parent and (iv) notify Parent of any material changes or developments with respect to any of the matters described in clauses
(i) or (ii). The Company shall also advise Parent from time to time of the status, at any time upon Parent's request, of any such matters.

     (b) Except as set forth in this Section 4.3(b), the Company Board shall not withdraw or modify its recommendation of the transactions contemplated hereby or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Third Party Acquisition. Notwithstanding the foregoing, if the Company Board by a majority vote determines in its good faith judgment, acting only after consultation with legal counsel of nationally recognized standing and in a manner consistent therewith, that it is required to do so in order to comply with its fiduciary duties, the Company Board may withdraw its recommendation of the transactions contemplated hereby and approve or recommend a Superior Proposal (as defined in subsection
(c) below), but only (i) after providing written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (ii) if Parent does not, within three (3) business days of Parent's receipt of the Notice of Superior Proposal, make an offer that the Company Board by a majority vote determines in its good faith judgment (based on the opinion of a financial advisor of nationally recognized reputation, which may be the Company Financial Advisor) to be at least as favorable to the Company's stockholders as such Superior Proposal; provided, however, that the Company shall not be entitled to enter into any binding agreement with respect to a Superior Proposal unless concurrently therewith this Agreement is terminated by its terms pursuant to
Section 6.1 and the Company pays all amounts due to Parent pursuant to Section
6.3. Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal for a Third Party Acquisition or otherwise in order to comply with its fiduciary duties or Rule 14d-9 or 14e-2 will not constitute a violation of this Agreement, provided that such disclosure does not contain any statements that violate this Section 4.3(b).

     (c) For the purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by tender offer, exchange offer, merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Acquisition or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of any material portion (which shall include fifteen percent (15%) or more) of the assets of the Company and its subsidiaries taken as a whole, other than the sale of its products in the ordinary course of business consistent with past practices consistent with past practices; (iii) the acquisition by a Third Party of fifteen percent (15%) or more of the outstanding Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company or any of its subsidiaries of more than ten percent (10%) of the outstanding Shares; or (vi) the acquisition (or any group of acquisitions) by the Company or any of its subsidiaries by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business (or businesses) whose annual revenues, net income or assets is equal or greater than ten percent (10%) of the annual revenues, net income or assets of the Company. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal (1) to acquire, directly or indirectly, for consideration consisting solely of cash and/or securities, all of the Shares then outstanding, or all or substantially all the assets, of the Company, (2) that contains terms that the Company Board by a majority vote determines in its good faith judgment (taking into account, as to the financial terms, the opinion of the Company Financial Advisor or another financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger, provided that any financing required to consummate the transaction contemplated by the offer is either in the possession of the Third Party or committed or in the good faith determination of the Company Board, based upon the opinion of the Company Financial Advisor (or another financial advisor of nationally recognized standing), is likely to be obtained by such Third Party on a timely basis, (3) that the Company Board by a majority vote determines in its good faith judgment (following and based on consultation with the Company Financial Advisor or another financial advisor of nationally recognized reputation and its legal and other advisors) to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal) and (4) that does not contain a "right of first refusal" or "right of first offer" with respect to any counter-proposal that Parent might make.

     SECTION 4.4. Comfort Letters.

     (a) The Company shall use all reasonable efforts to cause Arthur Andersen LLP to deliver a letter dated not more than five (5) days prior to the date on which the S-4 shall become effective and addressed to itself and Parent and their respective Boards of Directors in form and substance reasonably satisfactory to Parent and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the S-4 and the Proxy Statement.

     (b) Parent shall use all reasonable efforts to cause Ernst & Young LLP to deliver a letter dated not more than five (5) days prior to the date on which the S-4 shall become effective and addressed to itself and the Company and their respective Boards of Directors in form and substance reasonably satisfactory to the Company and customary in scope and substance for agreed-upon procedures letters delivered by independent accountants in connection with registration statements and proxy statements similar to the S-4 and the Proxy Statement.

     SECTION 4.5. Meeting of Stockholders. The Company shall take all actions necessary in accordance with the DGCL and its Certificate of Incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby (the "Meeting"). The Company's obligation to call, give notice of, convene and hold the Meeting in accordance with this Section 4.5 shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any proposal for a Third Party Acquisition (as defined in Section 4.3), or by any withdrawal, amendment or modification of the recommendation of the Company Board with respect to the Merger. The stockholder vote required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the DGCL and the Company's Certificate of Incorporation and bylaws. The Company will, through the Company Board, recommend to its stockholders approval of such matters subject to the provisions of Section 4.3(b). The Company and the Parent shall promptly prepare and file with the SEC the Proxy Statement and the S-4 for the solicitation of a vote of the holders of Shares approving the Merger, which, subject to the provisions of Section 4.3(b), shall include the recommendation of the Company Board that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the written opinion of the Company Financial Advisor that the Exchange Ratio is fair from a financial point of view to the holders of the Shares. The Company shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after filing, and promptly thereafter mail the Proxy Statement to the stockholders of the Company. Parent shall use all reasonable efforts to have the S-4 declared effective by the SEC as promptly as practicable after such filing. Whenever any event occurs which is required to be set forth in an amendment or supplement to the S-4 and/or the Proxy Statement, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone (i) the Meeting to the extent necessary to ensure that any necessary supplement or amendment to the S-4 and/or the Proxy Statement is provided to the Company's stockholders in advance of a vote on the Merger and this Agreement or (ii) the time for which the Meeting is originally scheduled (as set forth in the S-4 and the Proxy Statement), if there are insufficient Shares represented, either in person or by proxy, to constitute a quorum necessary to conduct the business of the Meeting. Parent shall use all reasonable efforts to obtain all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto, provided that the Company shall cooperate with Parent in obtaining such permits and approvals as reasonably requested.

     SECTION 4.6. Nasdaq National Market. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

     SECTION 4.7. Access to Information.

     (a) Between the date hereof and the Effective Time, upon reasonable notice, the Company will give Parent and its authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records and personnel files of current employees of the Company and its subsidiaries as Parent may reasonably require, and will cause its officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Parent may from time to time reasonably request. Between the date hereof and the Effective Time, Parent shall make available to the Company such executive officers and key employees of Parent as are reasonably requested by the Company to answer questions and make available such information and books and records regarding Parent and its subsidiaries as are reasonably requested by the Company taking into account the nature of the transactions contemplated by this Agreement.

     (b)(1) Between the date hereof and the Effective Time, the Company shall furnish to Parent (I) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each fiscal quarter) an unaudited balance sheet as of the end of such quarter and the related statements of earnings, stockholders' equity (deficit) and cash flows for the quarter then ended, and (II) within two (2) business days following preparation thereof (and in any event within ninety (90) calendar days after the end of each fiscal year) an audited balance sheet as of the end of such year and the related statements of earnings, stockholders' equity (deficit) and cash flows, all of such financial statements referred to in clauses (I), and (II) to prepared in accordance with generally accepted accounting principles in conformity with the practices consistently applied by the Company with respect to such financial statements. All the foregoing shall be in accordance with the books and records of the Company and shall fairly present its financial position (taking into account the differences between the monthly, quarterly and annual financial statements prepared by the Company in conformity with its past practices) as of the last day of the period then ended.

     (2) Between the date hereof and the Effective Time, Parent shall furnish to the Company (I) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each fiscal quarter) an unaudited balance sheet as of the end of such quarter and the related statements of earnings, stockholders' equity (deficit) and cash flows for the quarter then ended, and (II) within two (2) business days following preparation thereof (and in any event within ninety (90) calendar days after the end of each fiscal year) an audited balance sheet as of the end of such year and the related statements of earnings, stockholders' equity (deficit) and cash flows, all of such financial statements referred to in clauses (I) and (II) to prepared in accordance with generally accepted accounting principles in conformity with the practices consistently applied by Parent with respect to such financial statements. All the foregoing shall be in accordance with the books and records of Parent and shall fairly present its financial position (taking into account the differences between the monthly, quarterly and annual financial statements prepared by Parent in conformity with its past practices) as of the last day of the period then ended.

     (c) Each of the parties hereto will hold, and will cause its consultants and advisors to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Parent dated as of October 5, 1999.

     SECTION 4.8. Certain Filings; Reasonable Efforts.

     (a) Subject to the terms and conditions herein provided, including Section 4.3(b), each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to do the following, (i) cooperate in the preparation and filing of the Proxy Statement and the S-4 and any amendments thereto, any filings that may be required under the HSR Act and any filings under similar merger notification laws or regulations of foreign Governmental Entities; (ii) obtain consents of all third parties and Governmental Entities necessary, proper, advisable or reasonably requested by Parent or the Company, for the consummation of the transactions contemplated by this Agreement; (iii) contest any legal proceeding relating to the Merger; and (iv) execute any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and Acquisition agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the Company stockholder vote with respect to the Merger. The Company agrees to use all reasonable efforts to encourage its employees to accept any offers of employment extended by Parent. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement the proper officers and directors of each party hereto shall take all such necessary action.

     (b) Parent and the Company will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, letters, white papers, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other foreign, federal, or state antitrust, competition, or fair trade law. In this regard, each party hereto shall promptly inform the other of any material communication between such party and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other federal, foreign or state antitrust or competition Governmental Entity regarding the transactions contemplated herein.

     SECTION 4.9. Public Announcements. Neither Parent, Acquisition nor the Company shall issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement, including the Merger, or any Third Party Acquisition, without the prior consent of Parent (in the case of the Company) or the Company (in the case of Parent or Acquisition), except (i) as may be required by Applicable Law, or by the rules and regulations of, or pursuant to any agreement with, the Nasdaq National Market, or (ii) following a change, if any, of the Company Board's recommendation of the Merger (in accordance with Section 4.3(b)). The first public announcement of this Agreement and the Merger shall be a joint press release agreed upon by Parent, Acquisition and the Company.

     SECTION 4.10. Indemnification and Directors' and Officers' Insurance.

     (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless (and shall also cause the Surviving Corporation to advance expenses as incurred to the fullest extent permitted under Applicable Law to), to the extent not covered by insurance, each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of the Company's subsidiaries (the "Indemnified Persons") against (i) all losses, claims, damages, costs, expenses (including counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any of its subsidiaries, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time ("Indemnified Liabilities"); and (ii) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement, the Stock Option Agreement or the transactions contemplated hereby or thereby, in each case to the fullest extent required or permitted under Applicable Law. Nothing contained herein shall make Parent, Acquisition, the Company or the Surviving Corporation, an insurer, a co-insurer or an excess insurer in respect of any insurance policies that may provide coverage for Indemnified Liabilities, nor shall this Section 4.10 relieve the obligations of any insurer in respect thereto. The parties hereto intend, to the extent not prohibited by Applicable Law, that the indemnification provided for in this
Section 4.10 shall apply to negligent acts or omissions by an Indemnified Person. Each Indemnified Person is intended to be a third party beneficiary of this Section 4.10 and may specifically enforce its terms. This Section 4.10 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company's Certificate of Incorporation or bylaws as presently in effect.

     (b) From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of or prior to the date hereof (or indemnification agreements in the Company's customary form for directors joining the Company Board prior to the Effective Time) and any indemnification provisions under the Company's certificate of incorporation or bylaws as in effect immediately prior to the Effective Time; provided, however, that Parent's aggregate obligation to indemnify and hold harmless all Indemnified Persons for all matters to which such Indemnified Persons may be entitled to be indemnified or held harmless under subsections (a) and (b) of this Section 4.10 shall in no event exceed the Company's net worth as of June 30, 1999.

     (c) For a period of six years after the Effective Time, Parent will maintain or cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who, as of immediately prior to the Effective Time, are covered by the Company's directors' and officers' liability insurance policy (the "Insured Parties") on terms no less favorable to the Insured Parties than those of the Company's present directors' and officers' liability insurance policy; provided, however, that in no event shall Parent or the Company be required to expend on an annual basis in excess of 200% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for 200% of such annual premium); provided further, that, in lieu of maintaining such existing insurance as provided above, Parent, at its election, may cause coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries, so long as the terms are not materially less advantageous to the intended beneficiaries thereof than such existing insurance.

     (d) Neither Parent nor any of its affiliates shall be obligated to guarantee the payment or performance of the Company's obligations under subsection (a) or (b) of this Section 4.10, so long as the Surviving Corporation honors such obligations to the extent of the Company's net worth at June 30, 1999. In no event, however, shall Parent or any such affiliate have any liability or obligation to any Indemnified Person arising from the Company's breach of, or inability to perform its obligations under, subsection (a) or (b) of this Section 4.10 in excess of the difference between the net worth of the Company at June 30, 1999 and the aggregate of all amounts paid by the Company in satisfaction of such obligation. The provisions of this Section 4.10 are intended to be for the benefit of, and will be enforceable by, each person entitled to indemnification hereunder and the heirs and representatives of such person. Parent will not permit the Company to merge or consolidate with any other Person (including Parent) unless Parent ensures that the surviving or resulting entity assumes the obligations imposed by this Section 4.10, provided that if the Company shall be merged with Parent, the net worth limitations contained above shall no longer apply.

     SECTION 4.11. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any condition contained in
Article 5 to not be satisfied at or prior to the Effective Time and (ii) any material failure by such first party to comply with or satisfy in any material respect any covenant condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.11 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 4.12. Affiliates; Pooling; Tax-Free Reorganization.

     (a) The Company shall use all reasonable efforts to obtain from all Company Affiliates, and from each person who becomes a Company Affiliate after the date of this Agreement and on or prior to the Effective Time, a letter agreement substantially in the form of Exhibit A-1 hereto as soon as practicable.

     (b) Parent shall use all reasonable efforts to obtain from all persons who are affiliates of Parent within the meaning of Rule 145 of the Securities Act, and from each person who becomes such an affiliate of Parent after the date of this Agreement and on or prior to the Effective Time, a letter agreement substantially in the form of Exhibit A-2 hereto.

     (c) Parent shall not be required to maintain the effectiveness of the S-4 for the purpose of resale of shares of Parent Common Stock by stockholders of the Company who may be affiliates of the Company or Parent pursuant to Rule 145 under the Securities Act.

     (d) Each party hereto shall use all reasonable efforts to cause the Merger to be treated for financial accounting purposes as a Pooling Transaction and shall not take and shall use all reasonable efforts to prevent any affiliate of such party from taking any actions that could prevent the Merger from being treated for financial accounting purposes as a Pooling Transaction, and shall take all reasonable actions to remedy the effects of any prior actions so as to permit such treatment.

     (e) The Company, on the one hand, and Parent and Acquisition, on the other hand, shall execute and deliver to legal counsel to the Company and Parent certificates substantially in the form attached hereto as Exhibits B-1 and B-2, respectively, at such time or times as reasonably requested by such legal counsel in connection with its delivery of an opinion with respect to the transactions contemplated hereby, and the Company and Parent shall each provide a copy thereof to the other parties hereto. Prior to the Effective Time, none of the Company, Parent or Acquisition shall take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the representations in Exhibits B-1 or B-2.

     SECTION 4.13. Additions to and Modification of Company Disclosure Schedule and Parent Disclosure Schedule.

     (a) Concurrently with the execution and delivery of this Agreement, the Company has delivered a Company Disclosure Schedule that includes all of the information required by the relevant provisions of this Agreement. In addition, the Company shall deliver to Parent and Acquisition such additions to or modifications of any Sections of the Company Disclosure Schedule necessary to make the information set forth therein true, accurate and complete in all material respects as soon as practicable after such information is available to the Company after the date of execution and delivery of this Agreement; provided, however, that such disclosure shall not be deemed to constitute an exception to its representations and warranties under Article 2, nor limit the rights and remedies of Parent and Acquisition under this Agreement for any breach by the Company of such representation and warranties.

     (b) Concurrently with the execution and delivery of this Agreement, Parent has delivered a Parent Disclosure Schedule that includes all of the information required by the relevant provisions of this Agreement.

In addition, Parent shall deliver to the Company such additions to or modifications of any Sections of the Parent Disclosure Schedule necessary to make the information set forth therein true, accurate and complete in all material respects as soon as practicable after such information is available to Parent or Acquisition after the date of execution and delivery of this Agreement; provided, however, that such disclosure shall not be deemed to constitute an exception to its representations and warranties under Article 3, nor limit the rights and remedies of the Company under this Agreement for any breach by Parent or Acquisition of such representation and warranties.

     SECTION 4.14. Access to Company Employees. The Company agrees to provide Parent with, and to cause each of its subsidiaries to provide Parent with, reasonable access to its employees during normal working hours following the date of this Agreement, to among other things, deliver offers of continued employment and to provide information to such employees about Parent. All communications by Parent with Company employees shall be conducted in a manner that does not disrupt or interfere with the Company's efficient and orderly operation of its business.

     SECTION 4.15. Company Compensation and Benefit Plans. The Company agrees to take all reasonable actions, subject to Applicable Law, necessary to amend, merge, freeze or terminate all compensation and benefit plans, effective at the Closing Date, as requested in writing by Parent.

     SECTION 4.16. Convertible Subordinated Notes. Parent, Acquisition and the Company shall take all necessary actions to ensure that the Surviving Corporation shall (i) assume the due and punctual payment of the principal of, premium, if any, and interest (including liquidated damages, if any) on all the Subordinated Notes and the performance or observance of every covenant of the Indenture and in the Subordinated Notes on the part of the Company to be performed or observed, and (ii) have provided for the applicable conversion rights set forth in Section 12.11 of the Indenture and the repurchase rights set forth in Article XIV of the Indenture. The Company shall take no actions that would result in an event of default under the Indenture.

     SECTION 4.17. Takeover Statutes. If any Takeover Statute or any similar statute, law, rule or regulation in any State of the United States (including under the DGCL or any other law of the State of Delaware) is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement or the Stock Option Agreement, the Company and the Company Board shall promptly grant such approvals and use all reasonable efforts to take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Stock Option Agreement, as the case may be, or by the Merger and use all reasonable efforts to otherwise take such lawful actions to eliminate or minimize the effects of such statute, law, rule or regulation, on such transactions.

     SECTION 4.18. Company Rights Agreement. The Company shall not (a) redeem any of the Company Rights issued pursuant to the Company Rights Agreement nor will the Company take any action to amend the Company Rights Agreement or take any action to cause the Company Rights to become exercisable in connection with the Merger, cause Parent or Acquisition to become an "Acquiring Person" (as defined in the Company Rights Agreement), or cause there to occur a "Flip In Event" (or any other "Triggering Event") or a "Distribution Date" (each as defined in the Company Rights Agreement) as a result of the Merger, or (b) take any action to amend the Company Rights Agreement or take any other action to prevent the Company Rights from becoming exercisable in connection with any Company Acquisition or to facilitate the acquisition of Shares by any Person other than Parent or Acquisition, to prevent any person other than Parent or Acquisition from becoming an "Acquiring Person" in connection with a Company Acquisition, or to prevent a "Flip In Event" (or any other "Triggering Event") or a "Distribution Date" from occurring in connection with any Company Acquisition unless in each case, this Agreement is first terminated in accordance with Section 6.1 of this Agreement and the Company pays all amounts due to Parent pursuant to Section 6.3.

     SECTION 4.19. Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options as soon as is reasonably practicable after the Effective Time, and in any event within ten (10) days after the Effective Time, and shall use its best efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

     SECTION 4.20. EMPLOYEE MATTERS.

     (a) After the Closing Date, Parent will use all reasonable efforts to give each employee of Parent domiciled in the United States, who immediately prior to the Closing Date was on the payroll of the Company (each such employee, a "Continuing Employee"), full credit for services performed for the Company prior to the Closing Date, for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under Parent benefit plans and employee arrangements under which such Continuing Employee is entitled to participate ("Parent Employee Plans") (with the exception of Parent's Vision Plan and any defined benefit plan maintained by Parent), if and to the extent permitted by such Parent Employee Plans. Pursuant to the terms of Parent's 401(k) plan (the "Parent 401(k) Plan"), any matching contributions made by Parent under the Parent 401(k) Plan for any Continuing Employee shall be calculated based only with respect to such Continuing Employee's contributions to the Parent 401(k) Plan after the Effective Time and not with respect to contributions made by the Continuing Employee to the Company's 401(k) plan prior to the Effective Time. No Continuing Employee nor any dependent of such Continuing Employee who is covered by the Company's group health plan prior to the Closing Date will experience a gap in medical coverage as a result of the transaction contemplated by this Agreement, provided such Continuing Employee or dependent of such Continuing Employee complies with all terms and procedures necessary to ensure continued coverage.

     (b) Parent will use reasonable efforts to the extent permitted by any Parent "welfare benefit plan" (as defined in Section 3(1) of ERISA) ("Parent Welfare Plan") to (i) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to Continuing Employees under any Parent Welfare Plan in which such Continuing Employees are eligible to participate after the Closing Date, and (ii) provide each Continuing Employee with credit for the remaining short plan year for any co-payments and deductibles paid under each comparable welfare benefit plan maintained by the Company prior to the Closing Date in satisfying any applicable deductible or co-payment requirements under any of Parent Welfare Plan that such Continuing Employees are eligible to participate in after the Closing Date.

     SECTION 4.21. Employee Stock Purchase Plan. The Company shall take all actions necessary, including the satisfaction of any notice requirements, to provide that each outstanding and valid option or right to purchase shares of Company Common Stock (the "Stock Purchase Rights") granted or provided under the Company's 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan") shall be exercised immediately before the Closing Date and the Stock Purchase Plan shall be terminated effective immediately thereafter. The Company represents and warrants that the Stock Purchase Plan provides that the Company can take the actions contemplated in this Agreement, including those contemplated in this
Section 4.21, without obtaining the consent of any holders of Stock Purchase Rights or Company Common Stock and without resulting in the acceleration of the exercisability provisions in effect with respect to such Stock Purchase Rights.

     SECTION 4.22. Parent Capital Stock. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, Parent will not declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities except as may be required under any Parent Options or pursuant to any agreements with former employees, directors or consultants providing for the repurchase of unvested stock.

                                   ARTICLE 5

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 5.1. Conditions to Each Party's Obligations to Effect the
Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company;

          (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States federal or state or foreign court or United States federal or state or foreign Governmental Entity that prohibits, restrains, enjoins or restricts the consummation of the Merger;

          (c) any waiting period applicable to the Merger under the HSR Act and any foreign antitrust or similar laws shall have terminated or expired;

          (d) any other governmental or regulatory notices, approvals or other requirements necessary to consummate the transactions contemplated hereby and to operate the Company's business after the Effective Time in all material respects as it is presently conducted, shall have been given, obtained or complied with, as applicable;

          (e) the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue shares of Parent Common Stock in exchange for Shares in the Merger; and

          (f) the Company shall have received from Arthur Andersen LLP, and Parent shall have received from Ernst & Young LLP, independent accountants for the Company and Parent, respectively, a copy of a letter addressed to the Company and Parent, respectively, each dated the Closing Date, in substance reasonably satisfactory to Parent and the Company (and which may contain customary qualifications and assumptions), to the effect that such independent accountants concur with the Company's and Parent's management's' conclusions that no conditions exist related to the Company or Parent, respectively, that would preclude Parent from accounting for the Merger as a "pooling of interests"; provided, however, that this condition shall be deemed waived by any party if any action taken by, or omitted to be taken by, such party or any of its employees or affiliates after the date hereof shall have been the proximate cause of the inability of Parent to account for the Merger as a "pooling of interests."

     SECTION 5.2. Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) the representations and warranties of Parent and Acquisition contained in this Agreement (other than those contained in Section 3.10) shall be true and correct as of the date hereof (except to the extent that the aggregate of all breaches thereof would not have a Material Adverse Effect on Parent) and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date, and in any event, subject to the foregoing Material Adverse Effect qualification) and the representations and warranties of Parent and Acquisition contained in Section 3.10 shall be true and correct in all respects at and as of the Effective Time, and, at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect, executed by two (2) executive officers of Parent and Acquisition;

          (b) each of the covenants and obligations of Parent and Acquisition to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time, and, at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect, executed by two (2) executive officers of Parent and Acquisition; provided, however, that in connection with the compliance by Parent or Acquisition with any Applicable Law (including the HSR Act) or obtaining the consent or approval of any Governmental Entity whose consent or approval may be required to consummate the transactions contemplated by this Agreement, Parent shall not be (i) required, or be construed to be required, to sell or divest any material assets or business or to restrict in any material respect any business operations in order to obtain the consent or successful termination of any review of any such Governmental Entity regarding the transactions contemplated hereby or (ii) prohibited from owning, and no material limitation shall be imposed on Parent's ownership of, any material portion of the Company's business or assets;

          (c) the shares of Parent Common Stock issuable to the Company's stockholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been approved for quotation on the Nasdaq National Market, upon official notice of issuance;

          (d) the Company shall have received the opinion of tax counsel to the Company or tax counsel to Parent to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent, Acquisition and the Company will be a party to the reorganization within the meaning of
     Section 368(b) of the Code, which opinion may rely on the representations set forth in Exhibits B-1 and B-2 and such other representations as such counsel reasonably deems appropriate and such opinion shall not have been withdrawn or modified in any material respect; and

          (e) there shall have been no events, changes or effects, individually or in the aggregate, with respect to Parent or its subsidiaries having, or that would reasonably be expected to have, a Material Adverse Effect on Parent.

     SECTION 5.3. Conditions to the Obligations of Parent and Acquisition. The respective obligations of Parent and Acquisition to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) the representations and warranties of the Company contained in this Agreement (other than those contained in Section 2.27) shall be true and correct as of the date hereof (except to the extent that the aggregate of all breaches thereof would not have a Material Adverse Effect on the Company) and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date, and in any event, subject to the foregoing Material Adverse Effect qualification) and the representations and warranties of the Company contained in Section 2.27 shall be true and correct in all respects at and as of the Effective Time, and, at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect, executed by two (2) executive officers of the Company;

          (b) each of the covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect, executed by two (2) executive officers of the Company;

          (c) Parent shall have received from each Affiliate of the Company referred to in Sections 2.21 and 4.13(a) an executed copy of the letter attached hereto as Exhibit A-1;

          (d) there shall have been no events, changes or effects, individually or in the aggregate, with respect to the Company or its subsidiaries having, or that would reasonably be expected to have, a Material Adverse Effect on the Company;

          (e) the shares of Parent Common Stock issuable to the Company's stockholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been approved for quotation on the Nasdaq National Market, upon official notice of issuance;

          (f) Parent shall have received the opinion of tax counsel to Parent or tax counsel to the Company to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent, Acquisition and the Company will be a party to the reorganization within the meaning of
     Section 368(b) of the Code, which opinion may rely on the representations set forth in Exhibits B-1 and B-2 and such other representations as such counsel reasonably deems appropriate, and such opinion shall not have been withdrawn or modified in any material respect; and

          (g) the Opinion of the Company Financial Advisor shall not have been withdrawn, revoked or amended.

                                   ARTICLE 6

                         TERMINATION; AMENDMENT; WAIVER

     SECTION 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after approval and adoption of this Agreement by the Company's stockholders:

          (a) by mutual written consent of Parent, Acquisition and the Company;

          (b) by Parent and Acquisition or the Company if (i) any court of competent jurisdiction in the United States or other United States federal or state Governmental Entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by March 31, 2000 (the "Final Date"); provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the Effective Time shall not have occurred on or before said date;

          (c) by the Company if (i) there shall have been a breach of any representations or warranties on the part of Parent or Acquisition set forth in this Agreement or if any representations or warranties of Parent or Acquisition shall have become untrue, such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by the Final Date, provided that the Company has not breached any of its obligations hereunder in any material respect; (ii) there shall have been a breach by Parent or Acquisition of any of their respective covenants or agreements hereunder having, in the aggregate, a Material Adverse Effect on Parent (or, in the case of Sections 4.2 and 4.8, any material breach thereof) or materially adversely affecting (or materially delaying) the ability of Parent, Acquisition or the Company to consummate the Merger, and Parent or Acquisition, as the case may be, has not cured such breach within thirty
     (30) business days after notice by the Company thereof, provided that the Company has not breached any of its obligations hereunder in any material respect; (iii) the Company shall have convened a meeting of its stockholders to vote upon the Merger in accordance with this Agreement and shall have failed to obtain the requisite vote of its stockholders at such meeting (including any adjournments thereof); or (iv) the Company Board has received a Superior Proposal, has complied with the provisions of Section 4.3(b), and has made the payment called for by Section 6.3(a); or

          (d) by Parent and Acquisition if (i) there shall have been a breach of any representations or warranties on the part of the Company set forth in this Agreement or if any representations or warranties of the Company shall have become untrue, such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by the Final Date, provided that neither Parent nor Acquisition has breached any of their respective obligations hereunder in any material respect; (ii) there shall have been a breach by the Company of one or more of its covenants or agreements hereunder having, in the aggregate, a Material Adverse Effect on the Company (or, in the case of Sections 4.2, 4.3, 4.5 or 4.8, any material breach thereof) or materially adversely affecting (or materially delaying) the ability of Parent, Acquisition or the Company to consummate the Merger, and the Company has not cured such breach within thirty (30) business days after notice by Parent or Acquisition thereof, provided that neither Parent nor Acquisition has breached any of their respective obligations hereunder in any material respect; (iii) the Company Board shall have recommended to the Company's stockholders a Superior Proposal; (iv) the Company Board shall have withdrawn or adversely modified its approval or recommendation of this Agreement or the Merger; or (v) the Company shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders at such meeting (including any adjournments thereof).

     SECTION 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders other than the provisions of this Section 6.2 and Sections 4.7(c) and 6.3 and the provisions of all of Article 7 (other than Section 7.8, in which case the only clauses that shall survive shall be the clauses in such section that contain defined terms that are referenced in the foregoing surviving sections). Nothing contained in this Section 6.2 shall relieve any party from liability for any fraudulent misconduct or willful breach of this Agreement prior to such termination.

     SECTION 6.3. Fees and Expenses.

          (a) In the event that this Agreement shall be terminated pursuant to:

             (i) Section 6.1(c)(iv) or 6.1(d)(iii) or (iv);

             (ii) Section 6.1(d)(ii) and either (I) prior to the termination of this Agreement a proposal for a Company Acquisition has been publicly announced, or (II) within six (6) months after termination of this Agreement the Company enters into an agreement with respect to a Company Acquisition or a Company Acquisition occurs involving any Third Party (or any affiliate thereof); or

             (iii) Section 6.1(c)(iii) or 6.1(d)(v) if (I) prior to the vote of the Company's stockholders at the stockholders' meeting referred to in either such clause a proposal for a Company Acquisition has been publicly announced, and (II) within twelve (12) months following the stockholders' meeting referred to in either such clause, the Company enters into an agreement with respect to a Company Acquisition or a Company Acquisition occurs involving any Third Party (or an affiliate thereof);

Parent and Acquisition would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Acquisition for such damages, the Company shall pay to Parent the amount of Twelve Million Dollars ($12,000,000) immediately upon the occurrence of the event described in this Section 6.3(a) giving rise to such damages.

          (b) Upon the termination of this Agreement pursuant to Section 6.1(c)(iv), or Section 6.1(d)(i), (ii), (iii) or (iv), in addition to any other remedies that Parent, Acquisition or their affiliates may have as a result of such termination (including pursuant to Section 6.3(a)), the Company shall pay to Parent the amount of Two Million Dollars ($2,000,000) as reimbursement for the costs, fees and expenses incurred by any of them or on their behalf in connection with this Agreement, the Merger and the consummation of all transactions contemplated by this Agreement (including fees payable to investment bankers, counsel to any of the foregoing and accountants).

          (c) Upon the termination of this Agreement pursuant to Section 6.1(c)(i) or (ii), in addition to any other remedies that the Company or its affiliates may have as a result of such termination, Parent shall pay to the Company the amount of Two Million Dollars ($2,000,000) as reimbursement for the costs, fees and expenses incurred by any of them or on their behalf in connection with this Agreement, the Merger and the consummation of all transactions contemplated by this Agreement (including fees payable to investment bankers, counsel to any of the foregoing and accountants).

          (d) Except as specifically provided in this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

          (e) Each of the Company, Parent and Acquisition acknowledge that the agreements contained in this Article 6 (including this Section 6.3) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Company, Parent and Acquisition would not enter into this Agreement. Accordingly, if the Company, or Parent and Acquisition, fails promptly to pay the amounts required pursuant to Section
     6.3 when due (including circumstances where, in order to obtain such payment the party owed such payment commences a suit that results in a final nonappealable judgment for such amounts against the party that failed to make such payment), the party that failed to make such payment shall pay to the party owed such payment (i) its costs and expenses (including attorneys' fees) in connection with such suit and (ii) interest on the amount that was determined to be due and payable hereunder at the rate announced by Chase Manhattan Bank as its "reference rate" in effect on the date such payment was required to be made from the date such payment first became due until paid.

     SECTION 6.4. Amendment. This Agreement may be amended by action taken by the Company, Parent and Acquisition at any time before or after approval of the Merger by the stockholders of the Company but after any such approval no amendment shall be made that requires the approval of such stockholders under Applicable Law without such approval. This Agreement (including, subject to Section 4.13, the Company Disclosure Schedule and the Parent Disclosure Schedule) may be amended only by an instrument in writing signed on behalf of the parties hereto.

     SECTION 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE 7

                                 MISCELLANEOUS

     SECTION 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto that by its terms requires performance after the Effective Time.

     SECTION 7.2. Entire Agreement; Assignment. This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule) (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior and contemporaneous agreements and understandings both written and oral between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Acquisition may assign any or all of its rights and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 7.3. Validity. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

     SECTION 7.4. Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (A) in the case of personal delivery, on the date of such delivery, (B) in the case of telecopier, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (C) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent and (D) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted:

       if to Parent or Acquisition:

       PeopleSoft, Inc.
       4460 Hacienda Drive
       Pleasanton, CA 94588
       Telecopier: (925) 694-5152
       Attention: General Counsel

       and

       PeopleSoft, Inc.
       4460 Hacienda Drive
       Pleasanton, CA 94588
       Telecopier: (925) 694-5152
       Attention: Chief Financial Officer

       with a copy to:

       Gibson, Dunn & Crutcher LLP
       One Montgomery Street
       Telesis Tower
       San Francisco, California 94104
       Telecopier: (415) 364-8427
       Attention: Kenneth R. Lamb
       if to the Company to:

       The Vantive Corporation
       2525 Augustine Drive
       Santa Clara, CA 95054
       Telecopier: (408) 367-4126
       Attention: General Counsel

       with a copy to:

       Gray Cary Ware & Freidenrich LLP
       400 Hamilton Avenue
       Palo Alto, California 94301
       Telecopier: (650) 327-3699
       Attention: Gregory M. Gallo

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     SECTION 7.5. Governing Law and Venue; Waiver of Jury Trial.

          (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the Federal courts of the United States of America located in the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.4 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

          (b) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of California or in California state court, this being in addition to any other remedy to which they are entitled at law or in equity.

          (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS

     CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5.

     SECTION 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as expressly provided herein, nothing in this Agreement is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement nor shall any such person be entitled to assert any claim hereunder. In no event shall this Agreement constitute a third party beneficiary contract.

     SECTION 7.8. Certain Definitions. For the purposes of this Agreement the term:

          (a) "affiliate" means (except as otherwise provided in Sections 2.25 and 4.12) a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person;

          (b) "Applicable Law" means, with respect to any person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Entity existing as of the date hereof or as of the Effective Time applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents.

          (c) "business day" means any day other than a day on which the Nasdaq National Market is closed;

          (d) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

          (e) "Company Acquisition" means the occurrence of any of the following events: (i) the acquisition by a Third Party of twenty-five percent (25%) or more of the assets of the Company and its subsidiaries taken as a whole;
     (ii) the acquisition by a Third Party of twenty-five percent (25%) or more of the outstanding Shares, or any securities convertible into or exchangeable for Shares that would constitute twenty-five percent (25%) or more of the outstanding Shares upon such conversion or exchange, or any combination of the foregoing; or (iii) the acquisition by the Company of the assets or stock of a Third Party if, as a result of which the outstanding shares of the Company immediately prior thereto are increased by thirty-three and one-third percent (33 1/3%) or more, or (iv) the merger, consolidation or business combination of the Company with or into a Third Party, where, following such merger, consolidation or business combination, the stockholders of the Company prior to such transaction do not hold, immediately after such transaction, securities of the surviving entity constituting more than seventy-five percent (75%) of the total voting power of the surviving entity.

          (f) "knowledge" or "known" means, with respect to any matter in question, the actual knowledge of such matter of (i) with respect to the Company, those persons listed on Section 7.8(f)(i) of the Company Disclosure Schedule and (ii) with respect to Parent, those persons listed on Section 7.8(f)(ii) of the Parent Disclosure Schedule. Any such individual will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (1) such individual has actual knowledge of such fact, circumstance, event or other matter, (2) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual's possession, including personal files of such person, or (3) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of the Company (in the case of knowledge of the Company) or Parent (in the case of knowledge of Parent) that would reasonably be expected to be reviewed by a person who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities.

          (g) "include" or "including" means "include, without limitation" or "including, without limitation," as the case may be, and the language following "include" or "including" shall not be deemed to set forth an exhaustive list.

          (h) "Lien" means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset; provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes that are not yet due and payable or are being contested in good faith by appropriate proceedings and are disclosed in Section 2.14 of the Company Disclosure Schedule or that are otherwise not material, (ii) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under Applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws.

          (i) "Material Adverse Effect on the Company" means any circumstance, change in, or effect on the Company and its subsidiaries, taken as a whole, that is, or is reasonably likely in the future to be, materially adverse to the financial condition, earnings, results of operations, or the business or operations (financial or otherwise), of the Company and its subsidiaries, taken as a whole, provided that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect on the Company: (i) a change in the market price or trading volume of the Company Common Stock, (ii) a failure by the Company to meet the revenue or earnings predictions of equity analysts as reflected in the First Call consensus estimate, or any other revenue or earnings predictions or expectations, for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Effective Date, provided further that this Section 7.8(i)(ii) shall not exclude any underlying change, effect, event, occurrence, state of facts or developments that resulted in such failure to meet such estimates, predictions or expectations, (iii) general industry or economic conditions affecting the U.S. or world economy as a whole, (iv) conditions affecting the computer software application industry, so long as such conditions do not affect the Company in a disproportionate manner as compared to companies of a similar size, (v) any disruption of customer, supplier or employee relationships resulting primarily from the announcement of this Agreement or the consummation of the Merger, to the extent so attributable, or (vi) any litigation brought or threatened by stockholders of the Company against any member of the Company Board or any officer of the Company in respect of the announcement of this Agreement or the consummation of the Merger.

          (j) "Material Adverse Effect on Parent" means any circumstance, change in, or effect on Parent and its subsidiaries, taken as a whole, that is, or is reasonably likely in the future to be, materially adverse to the financial condition, earnings, results of operations, or the business or operations (financial or otherwise), of Parent and its subsidiaries, taken as a whole, provided that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect on the
     Parent: (i) a change in the market price or trading volume of the Parent Common Stock, (ii) a failure by the Parent to meet the revenue or earnings predictions of equity analysts as reflected in the First Call consensus estimate, or any other revenue or earnings predictions or expectations, for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Effective Date, provided further that this Section 7.8(j)(ii) shall not exclude any underlying change, effect, event, occurrence, state of facts or developments that resulted in such failure to meet such estimates, predictions or expectations, (iii) general industry or economic conditions affecting the U.S. or world economy as a whole, (iv) conditions affecting the computer software application industry, so long as such conditions do not affect the Parent in a disproportionate manner as compared to companies of a similar size, (v) any disruption of customer, supplier or employee relationships resulting primarily from the announcement of this Agreement or the consummation of the Merger, to the extent so attributable, or (vi) any litigation brought or threatened by stockholders of Parent against any member of Parent Board or any officer of Parent in respect of the announcement of this Agreement or the consummation of the Merger.

          (k) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental Entity;

          (l) "Stock Option Agreement" means that certain Stock Option Agreement of even date herewith between the Company and Parent; and

          (m) "subsidiary" or "subsidiaries" of the Company, Parent, the Surviving Corporation or any other person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, Parent, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company or Parent or Acquisition or any officer, director, employee, agent, representative or investor of any party hereto.

     SECTION 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that if a party hereto receives all payments and reimbursements of expenses to which it is entitled pursuant to Section 6.3(a), (b) or (c) it shall not be entitled to specific performance to compel the consummation of the Merger.

     SECTION 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

                  (Remainder of page intentionally left blank)

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                          PEOPLESOFT, INC.

                                          By: /s/ CRAIG CONWAY
                                            ------------------------------------
                                          Name: Craig Conway
                                          Title: President and Chief Executive
                                          Officer
                                          Date: October 11, 1999

                                          THE VANTIVE CORPORATION

                                          By: /s/ THOMAS L. THOMAS
                                            ------------------------------------
                                          Name: Thomas L. Thomas
                                          Title: Chief Executive Officer
                                          Date: October 11, 1999

                                          VICKERS ACQUISITION, INC.

                                          By: /s/ STEPHEN F. HILL
                                            ------------------------------------
                                          Name: Stephen F. Hill
                                          Title: President
                                          Date: October 11, 1999

          [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER BY AND AMONG
                 PEOPLESOFT, INC., THE VANTIVE CORPORATION AND
                           VICKERS ACQUISITION, INC.]

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  EXHIBITS TO

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF OCTOBER 11, 1999

                                  BY AND AMONG

                               PEOPLESOFT, INC.,

                            THE VANTIVE CORPORATION

                                      AND

                           VICKERS ACQUISITION, INC.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                     EXHIBIT A-1

                   FORM OF AFFILIATE LETTER AGREEMENT-COMPANY

                                                                          , 1999

PeopleSoft, Inc.
4460 Hacienda Drive
Pleasanton, CA 94588

Dear Sirs:

     Reference is made to the provisions of the Agreement and Plan of Merger, dated as of October 11, 1999 (together with any amendments thereto, the "Merger Agreement"), among The Vantive Corporation, a Delaware corporation (the "Company"), PeopleSoft, Inc., a Delaware corporation ("Parent"), and Vickers Acquisition, Inc., Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition"), pursuant to which Acquisition will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"). This letter constitutes the undertakings of the undersigned contemplated by the Merger Agreement.

     I understand that I may be deemed to be an "affiliate" of the Company, as such term is defined for purposes of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and that the transferability of the shares of common stock, par value $.01 per share, of Parent (including the associated stock purchase rights, the "Parent Common Stock") that I will receive upon the consummation of the Merger in exchange for my shares of common stock, par value $.001 per share, of the Company (including the associated stock purchase rights, the "Company Common Stock") or upon exercise of certain options I hold to purchase Shares (as defined in the Merger Agreement), is restricted. Nothing herein shall be construed as an admission that I am an affiliate of the Company.

     I hereby represent, warrant and covenant to Parent that:

          (a) I will not transfer, sell or otherwise dispose of any shares of Parent Common Stock, except (i) pursuant to an effective registration statement under the Securities Act or (ii) as permitted by, and in accordance with, Rule 145, if applicable, or another applicable exemption under the Securities Act; and

          (b) I will not (i) transfer, sell, pledge or otherwise dispose of any shares of Company Common Stock prior to the Effective Time (as defined in the Merger Agreement) or (ii) without Parent's and the Company's permission, transfer, sell, pledge or otherwise reduce my risk (within the meaning of the Securities and Exchange Commission's Financial Reporting Release No. L, "Codification of Financial Reporting Policies," Section
     201.01 [47 F.R. 210281] (May 17, 1982)) with respect to any shares of Parent Common Stock until after such time (the "Delivery Time") as financial results reflecting at least 30 days of post-Merger combined operations of Parent and the Company have been published by Parent, except as permitted by Staff Accounting Bulletin No. 76 issued by the Securities and Exchange Commission; and

          (c) I have not taken and will not take or agree to take any action that would prevent the Merger from qualifying, or being accounted for under generally accepted accounting principles, as a pooling-of-interests.

     I hereby acknowledge that, except as otherwise provided in the Merger Agreement, Parent is under no obligation to register the sale, transfer, pledge or other disposition of the shares of Parent Common or to take any other action necessary for the purpose of making an exemption from registration available except that Parent agrees to use its reasonable commercial efforts, for a period of two years from the date of the closing of the Merger, to file with the Securities and Exchange Commission in a timely manner all reports and other documents required of Parent under the Securities Act and the Securities Exchange Act of 1934, as amended.
                                     A(1)-1

     I understand that Parent will issue stop transfer instructions to its transfer agent with respect to the shares of Parent Common Stock and that a restrictive legend will be placed on the certificates delivered to me evidencing the shares of Parent Common Stock in substantially the following form:

     "This certificate and the shares represented hereby have been issued pursuant to a transaction governed by Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold or otherwise disposed of unless registered under the Securities Act pursuant to a Registration Statement in effect at the time or unless the proposed sale or other disposition can be made in compliance with Rule 145 or without registration in reliance on another exemption therefrom. Reference is made to that certain letter agreement dated
                 , 1999 between the Holder and the Issuer, a copy of which is on file in the principal office of the Issuer that contains further restrictions on the transferability of this certificate and the shares represented hereby."

     Parent agrees to cause this legend to be removed from the certificates delivered to me evidencing the shares of Parent Common Stock promptly after the restrictions on transferability of the shares of Parent Common Stock are no longer applicable and after I have surrendered such certificates to the transfer agent with a request for such removal.

     The term "Parent Common Stock" as used in this letter shall mean and include not only the common stock of Parent as presently constituted, but also any other stock that may be issued in exchange for, in lieu of, or in addition to, all or any part of such Parent Common Stock.

     I hereby acknowledge that the receipt of this letter by Parent is an inducement and a condition to Parent's obligation to consummate the Merger under the Merger Agreement, and I understand the requirements of this letter and the limitations imposed upon the transfer, sale, pledge or other disposition of shares of Company Common Stock and Parent Common Stock.

                                          Very truly yours,

                                          --------------------------------------

ACKNOWLEDGED AND ACCEPTED:

PEOPLESOFT, INC.

By:

Name:

Title:

                                     A(1)-2

                                                                     EXHIBIT A-2

                  FORM OF AFFILIATE LETTER AGREEMENT -- PARENT

                                                                          , 1999

PeopleSoft, Inc.
4460 Hacienda Drive
Pleasanton, CA 94588

Dear Sirs:

     Reference is made to the provisions of the Agreement and Plan of Merger, dated as of October 11, 1999 (together with any amendments thereto, the "Merger Agreement"), among The Vantive Corporation, Delaware corporation (the "Company"), PeopleSoft, Inc., a Delaware corporation ("Parent"), and Vickers Acquisition Corporation, Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition"), pursuant to which Acquisition will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"). This letter constitutes the undertakings of the undersigned contemplated by the Merger Agreement.

     I hereby represent, warrant and covenant to Parent that:

          (a) Without Parent's permission, I will not transfer, sell, pledge or otherwise reduce my risk (within the meaning of the Securities and Exchange Commission's Financial Reporting Release No. L, "Codification of Financial Reporting Policies," Section 201.01 [47 F.R. 210281] (May 17, 1982)) with respect to any shares of common stock, par value $.01 per share, of Parent (including the associated stock purchase rights, the "Parent Common Stock") owned by me until after such time (the "Delivery Time") as financial results reflecting at least 30 days of post-merger combined operations of Parent and the Company have been published by Parent, except as permitted by Staff Accounting Bulletin No. 76 issued by the Securities and Exchange Commission; and

          (b) I have not taken and will not take or agree to take any action that would prevent the Merger from qualifying, or being accounted for under generally accepted accounting principles, as a pooling-of-interests.

     I further understand that Parent shall not be bound by any attempted transfer, sale, pledge or other disposition of any Parent Common Stock, and will issue stop transfer instructions to its transfer agent with respect to the shares of Parent Common Stock.

     The term "Parent Common Stock" as used in this letter shall mean and include not only the common stock of Parent as presently constituted, but also any other stock that may be issued in exchange for, in lieu of, or in addition to, all or any part of such Parent Common Stock.

     Nothing herein shall be construed as an admission that I am an affiliate of Parent.

                                     A(2)-1

     I hereby acknowledge that the receipt of this letter by Parent is an inducement and a condition to Parent's obligation to consummate the Merger under the Merger Agreement and that I understand the requirements of this letter and the limitations imposed upon the transfer, sale, pledge or other disposition of the shares of Parent Common Stock.

                                          Very truly yours,

                                          --------------------------------------

Acknowledged and Accepted:

PeopleSoft, Inc.

By:

Name:

Title:

                                     A(2)-2

                                                                     EXHIBIT B-1

         FORM OF REPRESENTATIONS RELATING TO TAX MATTERS OF THE COMPANY

     1. As of the Effective Time, the Company will hold at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by it immediately prior to the Merger. For the purpose of determining the percentage of the Company's net and gross assets held immediately prior to the Merger, the following assets will be treated as property immediately prior to the Merger: (i) assets used by the Company to pay expenses or liabilities incurred in connection with the Merger and (ii) assets used by the Company to make distributions, redemptions or other payments in respect of stock of the Company (except for regular, normal distributions) or in respect of rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or that are related thereto;

     2. Other than in the ordinary course of business or pursuant to its obligations under the Agreement, the Company has not disposed of any of its assets (including any distribution of assets with respect to, or in redemption of, stock) since January 1, 1999;

     3. The Company's principal reasons for participating in the Merger are bona fide business purposes unrelated to taxes;

     4. In the Merger, Shares representing "Control" of the Company will be exchanged solely for voting stock of Parent. For purposes of this paragraph, Shares exchanged in the Merger for cash and other property (including, without limitation, cash paid to stockholders of the Company in lieu of fractional shares of Parent Common Stock) will be treated as outstanding Shares on the date of the Merger but not exchanged for shares of Parent Common Stock. As used in these representations, "Control" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of shares of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person;

     5. The Company has no outstanding warrants, options, convertible securities or any other type of right to acquire capital stock of the Company (or any other equity interest in the Company) or to vote (or restrict or otherwise control the vote of) shares of the Company's capital stock that, if exercised, would affect Parent's acquisition and retention of Control of the Company;

     6. The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained for consideration;

     7. The Company has no plan or intention to issue additional shares of capital stock after the Merger, or take any other action, that would result in Parent losing Control of the Company;

     8. The Company has no plan or intention to sell or otherwise dispose of any of its assets or of any of the assets acquired from Acquisition in the Merger except for dispositions made in the ordinary course of business and except for transfers of its assets or assets of Acquisition to a corporation controlled by the Company;

     9. The fair market value of the Company's assets will, at the Effective Time of the Merger, exceed the aggregate liabilities of the Company plus the amount of liabilities, if any, to which such assets are subject;

     10. The fair market value of the shares of Parent Common Stock received by each stockholder of the Company will be approximately equal to the fair market value of the Shares surrendered in exchange therefor and the aggregate consideration received by stockholders of the Company in exchange for their Shares will be approximately equal to the fair market value of all of the outstanding Shares immediately prior to the Merger;

                                     B(1)-1

     11. The Company is not an "investment company" within the meaning of
Section 368(a)(2)(F)(iii) and (iv) of the Code;

     12. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

     13. There is no plan or intention by the shareholders of the Company who own five percent (5%) or more of the Company stock, and to the best knowledge of the management of the Company, there is no plan or intention on the part of the remaining shareholders of the Company to sell, exchange, or otherwise dispose of a number of shares of Parent Common Stock received in the Merger that would reduce the Company shareholders' ownership of Parent Common Stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of the Company as of the same date. For purposes of the preceding sentence the only transactions that shall be taken into account are (i) future sales, exchanges or dispositions of Company stock to or with the Parent or a "related person" as to the Parent or
(ii) future sales, exchanges or dispositions of Company stock for any consideration that in substance is furnished by the Parent. For purposes of this representation, any shares of the Company stock exchanged in the Merger for cash or other property or exchanged for cash in lieu of fractional shares of the Parent Common Stock will be treated as outstanding stock on the date of the Merger. For purposes of the foregoing, two corporations are "related persons" if either (i) the corporations are members of the same affiliated group as defined in Section 1504 without regard to section 1504(b), or (ii) one corporation owns, directly or indirectly, stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote, or at least fifty percent (50%) of the total value of shares of all classes of stock (determined by taking into account the constructive ownership of stock rules under Section 318(a) as modified by Section 304(c)) of the other corporation. In addition, (i) two corporations will be related if either of the foregoing relationships exist immediately before the Merger, immediately after the Merger, or is created in connection with the Merger, and (ii) a partner of a partnership is treated as owning or acquiring any stock owned or acquired by the partnership in accordance with that partner's interest in the partnership;

     14. Neither the Company nor a corporation "related" (as defined above) to the Company has within the last two years redeemed or acquired any shares of Company stock or entered into any agreement, arrangement, or understanding to redeem or acquire any shares of Company stock; nor will it redeem or acquire, or enter into any such agreement, arrangement or understanding to redeem or acquire, any such shares at anytime during the period commencing on the execution hereof and through the Effective Time;

     15. Dividends, if any, that the Company has paid or will pay to its shareholders prior to the Effective Time have been and will be regular and normal distributions made in accordance with the Company's past practices, and the Company has not made any extraordinary distributions (as determined under Treasury Regulation Section 1.368-1T(e)(1)(ii)(A)) in connection with the Merger;

     16. There is no intercorporate indebtedness existing between Parent and the Company or between Acquisition and the Company that was issued, acquired, or will be settled at a discount as a result of the Merger;

     17. None of the compensation received by any shareholder-employee of the Company will be separate consideration for, or allocable to, any of Shares owned by such shareholder-employee; none of the shares of Parent Common Stock received by any shareholder-employee of the Company will be separate consideration for, or allocable to, any employment agreement or any covenants not to compete; and the compensation paid to any shareholder-employee of the Company will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services; and

     18. Parent, Acquisition, the Company, and the Company's stockholders will pay their respective expenses, if any, incurred in connection with the Merger.

                                     B(1)-2

                                                                     EXHIBIT B-2

                FORM OF REPRESENTATIONS RELATING TO TAX MATTERS
                           OF PARENT AND ACQUISITION

     1. Pursuant to the Merger, Acquisition will merge with and into the Company, and the Company will acquire all of the assets and liabilities of Acquisition. Specifically, the assets transferred to the Company pursuant to the Merger will represent at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Acquisition immediately prior to the Merger. In addition, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger will continue to be held by the Company immediately after the Merger. For the purpose of determining the percentage of the Company's and Acquisition's net and gross assets held by the Company immediately following the Merger, the following assets will be treated as property held by Acquisition or the Company, as the case may be, immediately prior but not subsequent to the Merger: (i) assets used by the Company or Acquisition (other than assets transferred from Parent to Acquisition for such purpose) to pay stockholders perfecting dissenters' rights or other expenses or liabilities incurred in connection with the Merger and (ii) assets used to make distributions, redemptions or other payments in respect of stock of the Company (except for regular, normal distributions) or in respect of rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or that are related thereto;

     2. Acquisition was formed solely for the purpose of consummating the transactions contemplated by the Agreement and at no time will Acquisition conduct any business activities or other operations, or dispose of any of its assets, other than pursuant to its obligations under the Agreement;

     3. Parent's principal reasons for participating in the Merger are bona fide business purposes not related to taxes;

     4. No shares of Acquisition (or, following the Effective Time, the Company) have been or will be used as consideration or issued to stockholders of the Company pursuant to the Merger;

     5. Prior to and at the Effective Time, Parent will be in "Control" of Acquisition. As used in these representations, "Control" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person;

     6. In the Merger, Shares representing Control of the Company will be exchanged solely for shares of voting stock of Parent. For purposes of this paragraph, Shares exchanged in the Merger for cash and other property (including, without limitation, cash paid to shareholders of the Company in lieu of fractional shares of Parent Common Stock) will be treated as Shares outstanding on the date of the Merger but not exchanged for shares of voting stock of Parent. Parent has no plan or intention to cause the Company to issue additional Shares after the Merger, or take any other action, that would result in Parent losing Control of the Company;

     7. The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained for consideration;

     8. Parent has no plan or intention to reacquire any of its stock issued in the Merger. Neither Parent nor any "Related Person" will, in connection with the Merger, directly or indirectly reacquire any of Parent's stock
                                     B(2)-1
issued in the Merger. For purposes of the foregoing, two corporations are related if either (i) the corporations are members of the same affiliated group as defined in Section 1504 without regard to section 1504(b), or (ii) one corporation owns, directly or indirectly, stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote, or at least fifty percent (50%) of the total value of shares of all classes of stock (determined by taking into account the constructive ownership of stock rules under Section 318(a) as modified by Section 304(c)) of the other corporation. In addition, (i) two corporations will be related if either of the foregoing relationships exist immediately before the Merger, immediately after the Merger, or is created in connection with the Merger, and
(ii) a partner of a partnership is treated as owning or acquiring any stock owned or acquired by the partnership in accordance with that partner's interest in the partnership.

     9. Parent has no plan or intention to liquidate the Company; to merge the Company with or into another corporation (other than a statutory merger of Company with and into Parent pursuant to the merger statute of the state of incorporation of Parent and Company); to sell, distribute or otherwise dispose of the stock of the Company, including by means of a spin-off; to spin-off any other Subsidiary of Parent; or to cause the Company to sell or otherwise dispose of any of its assets, including by means of a spin-off, or of any assets acquired from Acquisition, except for dispositions made in the ordinary course of business or payment of expenses incurred by the Company pursuant to the Merger and except for transfers of stock of the Company to a corporation controlled by Parent or of assets of the Company or Acquisition to a corporation controlled by the Company;

     10. Following the Merger, Parent will either continue the historic business of the Company or use a significant portion of the historic business assets of the Company in a business. For purposes of this representation, Parent will be treated (i) as holding all of the businesses and assets of all of the members of the "qualified group" and (ii) as conducting the business of a partnership if members of the "qualified group" own (in the aggregate) more than a thirty three and one-third percentage (33 1/3%) interest in the capital and profits of the partnership or own more than a twenty percent (20%) interest in the capital and profits of the partnership and have active and substantial management functions as a partner with respect to the business of the partnership. The "qualified group" is one or more chains of corporations connected through stock ownership with the Parent, but only if the Parent owns directly an amount of stock meeting the control requirements of Section 368(c) in at least one of the corporations, and stock meeting the control requirements of Section 368(c) in each of the corporations (except the Parent) is owned directly by one of the other corporations.

     11. In the Merger, Acquisition will have no liabilities assumed by the Company and will not transfer to the Company any assets subject to liabilities, except to the extent incurred in connection with the transactions contemplated by the Agreement;

     12. During the past five (5) years, none of the outstanding shares of Company capital stock, including the right to acquire or vote any such shares, have directly or indirectly been owned by Parent;

     13. Neither Parent nor Acquisition is an "investment company" within the meaning of Sections 368(a)(2)(F)(iii) and (iv) of the Code;

     14. Neither Parent nor Acquisition is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

     15. The fair market value of the Parent Common Stock received by each stockholder of the Company will be approximately equal to the fair market value of the Shares surrendered in exchange therefor, and the aggregate consideration received by stockholders of the Company in exchange for their Shares will be approximately equal to the fair market value of all of the outstanding Shares immediately prior to the Merger;

                                     B(2)-2

     16. Acquisition, Parent, the Company and the stockholders of the Company will each pay separately its or their own expenses relating to the Merger;

     17. There is no intercorporate indebtedness existing between Parent and the Company or between Acquisition and the Company that was issued, acquired or will be settled at a discount as a result of the Merger;

     18. Other than as specifically provided in the Agreement, Parent will not reimburse any stockholder of the Company for the Company's capital stock such stockholder may have purchased or for other obligations such stockholder may have incurred.

                                     B(2)-3

                                                                       EXHIBIT C

                         FORM OF CERTIFICATE OF MERGER

                                       OF

                           VICKERS ACQUISITION, INC.
                            (A DELAWARE CORPORATION)

                                 WITH AND INTO

                            THE VANTIVE CORPORATION
                            (A DELAWARE CORPORATION)

                        UNDER SECTION 251 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

     The undersigned corporation, The Vantive Corporation, hereby certifies that:

          FIRST: The name and state of incorporation of each of the constituent corporations is: Vickers Acquisition, Inc., a Delaware corporation (the "Disappearing Corporation") and The Vantive Corporation, a Delaware corporation (the "Surviving Corporation").

          SECOND: An agreement of merger has been approved, adopted, certified, executed and acknowledged by the Disappearing Corporation and by the Surviving Corporation in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware.

          THIRD: The name of the surviving corporation is           .

          FOURTH: Upon the effectiveness of the merger, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Vickers Acquisition, Inc.

          FIFTH: The executed agreement of merger is on file at the principal place of business of the Surviving Corporation at 2455 Augustine Drive, Santa Clara, CA 95054.

          SIXTH: A copy of the agreement of merger will be furnished by the Surviving Corporation on request and without cost, to any stockholder of the Disappearing Corporation or the Surviving Corporation.

     IN WITNESS WHEREOF, the undersigned has executed and subscribed to this Certificate of Merger on behalf of The Vantive Corporation as its authorized officer and hereby affirms, under penalties of perjury, that this Certificate of Merger is the act and deed of such corporation and that the facts stated herein are true.

Dated:____________

                                          The Vantive Corporation,
                                          a Delaware corporation

                                          By:
                                          --------------------------------------
                                          Name:
                                          Title: President and Chief Executive
                                          Officer

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (this "Stock Option Agreement"), dated as of October 11, 1999, is by and between PeopleSoft, Inc., a Delaware corporation ("Grantee"), and The Vantive Corporation, a Delaware corporation ("Issuer").

                                    RECITALS

     A. Grantee, Vickers Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Grantee ("Acquisition"), and Issuer are simultaneously entering into an Agreement and Plan of Merger (the "Merger Agreement") that provides, among other things, that upon the terms and subject to the conditions thereof, Acquisition will merge with and into Issuer, with Issuer being the survivor of that merger (the "Merger"), and the stockholders of Issuer would receive shares of Common Stock of Grantee in connection therewith (the "Merger").

     B. As a condition and essential inducement to its willingness to enter into the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to enter into this Stock Option Agreement, which provides, among other things, that Issuer grant to Grantee an option to purchase shares of Issuer Common Stock, upon the terms and subject to the conditions provided for herein.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained in this Stock Option Agreement and the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Grant of Option. Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase Five Million Four Hundred Ninety-Seven Thousand Three Hundred (5,497,300) shares of Issuer Common Stock (the "Option Shares"), in the manner set forth below, at an exercise price of Fourteen and 23,125/100,000 Dollars ($14.23125) per share of Issuer Common Stock, subject to adjustment as provided below (the "Option Price"). Initially capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. Issuer represents and warrants to Grantee that the number of Option Shares constitutes less than twenty percent (20%) of the number of issued and outstanding shares of Issuer's Common Stock on the date hereof.

     2. Exercise of Option.

     (a) Subject to the satisfaction or waiver of the conditions set forth in
Section 9 of this Stock Option Agreement, prior to the termination of this Stock Option Agreement in accordance with its terms, Grantee may exercise the Option, in whole or in part, at any time or from time to time on or after the occurrence of a Triggering Event (as defined below). The Option shall terminate and not be exercisable at any time following the Expiration Date (as defined in Section
11). The term "Triggering Event" means the time immediately prior to the occurrence of any of the events (or series of events) specified in Section 6.3(a) of the Merger Agreement giving rise to the obligation of the Company to pay the fee specified in Section 6.3(a). Notwithstanding the foregoing, the Option will not be exercisable if Grantee has materially breached the Merger Agreement and such breach remains uncured at the time of exercise.

     (b) If Grantee wishes to exercise the Option at such time as the Option is exercisable and has not terminated, Grantee shall deliver written notice (the "Exercise Notice") to Issuer specifying Grantee's intention to exercise the Option, the total number of Option Shares it wishes to purchase and a date and time for the closing of such purchase (a "Closing"), which date shall not be less than two (2) nor more than thirty (30) business days after the later of (i) the date such Exercise Notice is given and (ii) the expiration or termination of any applicable waiting period under the HSR Act. If (1) any Third Party shall, after the date hereof, acquire fifteen percent (15%) or more of the then outstanding shares of Issuer Common Stock (a "Share Acquisition"), and a Triggering Event shall occur subsequent to such Share Acquisition, (2) a Triggering Event shall occur prior to a Share Acquisition and such Share Acquisition occurs prior to the Expiration Date, or (3) subsequent to a Triggering Event and prior to the Expiration Date, Issuer shall enter into a written definitive agreement with any Third Party providing for a Company Acquisition, then Grantee, in lieu of exercising the Option, shall have the right at any time thereafter (for so long as the Option is exercisable under Section 2(a) hereof) to request in writing that Issuer pay, and promptly (but in any event not more than ten (10) business days) after the giving by Grantee of such request, Issuer shall pay to Grantee, in cancellation of the Option, an amount in cash (the "Cancellation Amount") equal to the lesser of:

          (i) (1) the excess over the Option Price of the greater of (A) the last sale price of a share of Issuer Common Stock as reported on the Nasdaq National Market on the last trading day prior to the date of the Exercise Notice, and (B)(I) the highest price per share of Issuer Common Stock offered to be paid or paid by any Third Party pursuant to or in connection with such Share Acquisition or Company Acquisition or (II) if such Company Acquisition consists of a purchase and sale of assets, the sum of (a) the aggregate consideration offered to be paid or paid in any transaction or proposed transaction in connection with a Company Acquisition and (b) the amount of cash receivable by Issuer upon the exercise or conversion of outstanding in-the-money options, warrants, rights or convertible securities, divided by the sum of (x) the number of shares of Issuer Common Stock then outstanding plus (y) the number of shares issuable upon exercise or conversion of outstanding in-the-money options, warrants, rights or convertible securities, multiplied by (2) the number of Option Shares then covered by the Option, or

          (ii) Four Million Dollars ($4,000,000).

     If all or a portion of the price per share of Issuer Common Stock offered, paid or payable or the aggregate consideration offered, paid or payable for the stock or assets of Issuer, each as contemplated by the immediately preceding sentence, consists of non-cash consideration, such price or aggregate consideration shall be the cash consideration, if any, plus the fair market value of the non-cash consideration as determined jointly in good faith by the investment bankers of Issuer and the investment bankers of Grantee.

     (c) Notwithstanding anything to the contrary herein, if Grantee receives proceeds in connection with any sale or other disposition of Option Shares (or any rights thereto or thereof), together with any proceeds in connection with any dividends or distributions received by Grantee on any Option Shares, in an aggregate amount that exceeds the sum of (x) Four Million Dollars ($4,000,000), plus (y) the Option Price multiplied by the number of Option Shares purchased hereunder, then all proceeds to Grantee in excess of such sum shall be remitted to Issuer promptly following receipt thereof.

     (d) "Company Acquisition" means the occurrence of any of the following events: (i) the acquisition by a Third Party of twenty-five percent (25%) or more of the assets of the Company and its subsidiaries taken as a whole; (ii) the acquisition by a Third Party of twenty-five percent (25%) or more of the outstanding Shares, or any securities convertible into or exchangeable for Shares that would constitute twenty-five percent (25%) or more of the outstanding Shares upon such conversion or exchange, or any combination of the foregoing; or (iii) the acquisition by the Company of the assets or stock of a Third Party if, as a result of which the outstanding shares of the Company immediately prior thereto are increased by thirty-three and one-third percent (33 1/3%) or more, or (iv) the merger, consolidation or business combination of the Company with or into a Third Party, where, following such merger, consolidation or business combination, the stockholders of the Company prior to such transaction do not hold, immediately after such transaction, securities of the surviving entity constituting more than seventy-five percent (75%) of the total voting power of the surviving entity.

     3. Payment of Option Price and Delivery of Certificate. Any Closings under
Section 2 of this Stock Option Agreement shall be held at the principal executive offices of Issuer, or at such other place as Issuer and Grantee may agree. At any Closing hereunder, (a) Grantee or its designee shall make payment to Issuer of the aggregate price for the Option Shares being so purchased by delivery of a certified check, official bank check or wire transfer of funds pursuant to Issuer's instructions payable to Issuer in an amount equal to the product obtained by multiplying the Option Price by the number of Option Shares to be purchased, and (b) upon receipt of such payment, Issuer shall deliver to Grantee or its designee a certificate or certificates representing the number of validly issued, fully paid and non-assessable Option Shares so purchased, in the denominations and registered in such names designated to Issuer in writing by Grantee.

     4. Registration and Listing of Option Shares.

     (a) Grantee may, by written notice (a "Registration Notice"), request at any time or from time to time within two (2) years following a Triggering Event (the "Registration Period"), in order to permit the sale, transfer or other disposition of the Option Shares that have been acquired by or are issuable to Grantee upon exercise of the Option ("Registrable Securities"), that Issuer register under the Securities Act of 1933, as amended (the "Act"), the offering, sale and delivery, or other transfer or disposition, of the Registrable Securities by Grantee. Any such Registration Notice must relate to a number of Registrable Securities equal to at least twenty percent (20%) of the Option Shares, unless the remaining number of Registrable Securities is less than such amount, in which case Grantee shall be entitled to exercise its rights hereunder but only for all of the remaining Registrable Securities (a "Permitted Offering"). Any rights to require registration hereunder shall terminate with respect to any Option Shares that may be sold pursuant to Rule 144(k) under the Act. Issuer shall use all reasonable efforts to qualify any Registrable Securities Grantee desires to sell or otherwise dispose of under applicable state securities or "blue sky" laws; provided, however, that Issuer shall not be required to qualify to do business, consent to general service of process or submit to taxation in any jurisdiction by reason of this provision. Except as otherwise required pursuant to agreements disclosed to Grantee on or before the date hereof, without Grantee's prior written consent (which may be withheld in its sole discretion), no other securities may be included in any such registration. Issuer will use all reasonable efforts to cause each such registration statement to become effective as promptly as possible, to obtain all consents or waivers of other persons that are required therefor and to keep such registration statement effective for a period of at least ninety (90) days from the day such registration statement first becomes effective. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods not exceeding ninety
(90) days in the aggregate if the Board of Directors of Issuer shall have determined in good faith that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer, or Issuer is required under the Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement. Grantee shall be entitled to make up to two (2) requests for registration of Options Shares under this Section 4(a). For purposes of determining whether the two (2) requests have been made under this Section 4(a), only requests relating to a registration statement that has become effective under the Act will be counted.


     (b) If, during the Registration Period, Issuer shall propose to register under the Act the offering, sale and delivery of Issuer Common Stock for cash for its own account or for any other stockholder of Issuer pursuant to a firm commitment underwriting, it will, in addition to Issuer's other obligations under this Section 4, allow Grantee the right to participate in such registration so long as Grantee participates in such underwriting on terms reasonably satisfactory to the managing underwriters of such offering; provided, however, that, if the managing underwriter of such offering advises Issuer in writing that in its opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number that it would be in the best interests of Issuer to sell in such offering, Issuer will, after fully including therein all shares of Issuer Common Stock to be sold by Issuer, include the shares of Issuer Common Stock requested to be included therein by Grantee pro rata (based on the number of shares of Issuer Common Stock requested to be included therein) with the shares of Issuer Common Stock requested to be included therein by persons to whom Issuer currently owes a contractual obligation (other than any director, officer or employee of Issuer, who may not include any shares of Issuer Common Stock therein unless all of the shares of Issuer Common Stock that Grantee has requested be included, are so included).

     (c) The expenses associated with the preparation and filing of any registration statement pursuant to this Section 4 and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of SEC or the National Association of Securities Dealers, Inc.) ("Registration Expenses") will be paid by Issuer, except for underwriting discounts or commissions or brokers' fees in respect of Option Shares to be sold by Grantee and the fees and disbursements of Grantee's counsel; provided, however, that Issuer will not be required to pay for any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of Grantee unless Grantee agrees to forfeit its right to request one registration; provided further, however, that, if at the time of such withdrawal Grantee has learned of a material adverse change in the results of operations, condition, business or prospects of Issuer not known to Grantee at the time of the request and has withdrawn the request within a reasonable period of time following disclosure by Issuer to Grantee of such material adverse change, then Grantee shall not be required to pay any of such expenses and shall not forfeit such right to request one registration. Grantee will provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder.

     (d) In connection with each registration under this Section 4, Issuer shall indemnify and hold each holder of the Option or Option Shares participating in such offering (a "Holder"), its underwriters and each of their respective affiliates harmless against any and all losses, claims, damage, liabilities and expenses (including, without limitation, investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which such Holder, its underwriters and each of their respective affiliates may become subject, under the Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (including any prospectus therein), or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, other than such losses, claims, damages, liabilities or expenses (or actions in respect thereof) that arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by a Holder to Issuer expressly for use in such registration statement.

     (e) In connection with any registration statement pursuant to this Section 4, Grantee shall cause each Holder to contractually agree to furnish Issuer with such information concerning itself and the proposed sale or distribution as shall reasonably be required in order to ensure compliance with the requirements of the Act and to provide representations and warranties customary for selling stockholders who are unaffiliated with the issuer. In addition, Grantee shall, and Grantee shall cause each Holder to contractually agree to, indemnify and hold Issuer, its underwriters and each of their respective affiliates harmless against any and all losses, claims, damages, liabilities and expenses (including, without limitation, investigation expenses and fees and disbursement of counsel and accountants), joint or several, to which Issuer, its underwriters and each of their respective affiliates may become subject under the Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by any Holder to Issuer expressly for use in such registration statement; provided, however, that in no event shall any indemnification amount contributed by a Holder hereunder exceed the net proceeds of the offering received by such Holder.

     (f) Upon the issuance of Option Shares hereunder, Issuer will use all commercially reasonable efforts to promptly list such Option Shares on the Nasdaq National Market or with such national or other exchange on which the shares of Issuer Common Stock are at the time listed.

     5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into and perform its obligations under this Stock Option Agreement.

          (b) The execution and delivery of this Stock Option Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorized this Stock Option Agreement or to consummate the transactions contemplated hereby. The Board of Directors of Issuer has duly approved the issuance and sale of the Option Shares, upon the terms and subject to the conditions contained in this Stock Option Agreement, and the consummation of the transactions contemplated hereby. This Stock Option Agreement has been duly and validly executed and delivered by Issuer and, assuming this Stock Option Agreement has been duly executed and delivered by Grantee, constitutes a valid and binding obligation of Issuer enforceable against Issuer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally; the availability of injunctive relief and other equitable remedies; and limitations imposed by law on indemnification for liability under federal securities laws.

          (c) Issuer has taken all necessary action to authorize and reserve for issuance and to permit it to issue, and at all times from the date of this Stock Option Agreement through the date of expiration of the Option will have reserved for issuance upon exercise of the Option, a sufficient number of authorized shares of Issuer Common Stock for issuance upon exercise of the Option, each of which shares, upon issuance pursuant to this Stock Option Agreement and when paid for as provided herein, will be validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, charges, encumbrances and security interests (other than those imposed by Grantee, its affiliates or by Applicable Law).

          (d) The execution, delivery and performance of this Stock Option Agreement by Issuer and the consummation by it of the transactions contemplated hereby, except as required by the HSR Act and any material foreign competition authorities (if applicable), and, with respect to
     Section 4 hereof, compliance with the provisions of the Act and any applicable state securities laws, do not require the consent, waiver, approval, license or authorization of or result in the acceleration of any obligation under, or constitute a default under, any term, condition or provision of the Certificate of Incorporation or bylaws, or any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree or any restriction to which Issuer or any property of Issuer or its subsidiaries is bound, except where failure to obtain such consents, waivers, approvals, licenses or authorizations or where such acceleration or defaults could not, individually or in the aggregate, reasonably be expected to materially and adversely affect Grantee's rights hereunder.

     6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

          (a) Grantee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into and perform its obligations under this Stock Option Agreement.

          (b) The execution and delivery of this Stock Option Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of Grantee are necessary to authorize this Stock Option Agreement or to consummate the transactions contemplated hereby. This Stock Option Agreement has been duly and validly executed and delivered by Grantee and, assuming this Stock Option Agreement has been duly executed and delivered by Issuer, constitutes a valid and binding obligation of

     Grantee enforceable against Grantee in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally; the availability of injunctive relief and other equitable remedies; and limitations imposed by law on indemnification for liability under federal securities laws.

          (c) Grantee is acquiring the Option and it will acquire the Option Shares issuable upon the exercise thereof for its own account and not with a view to the distribution or resale thereof in any manner not in accordance with Applicable Law.

     7. Covenants of Grantee. Grantee agrees not to transfer or otherwise dispose of the Option or the Option Shares, or any interest therein, except in compliance with the Act and any applicable state securities laws. Grantee further agrees to the placement of the following legend on the certificates representing the Option Shares (in addition to any legend required under applicable state securities laws):

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE LAW GOVERNING THE OFFER AND SALE OF SECURITIES. NO TRANSFER OR OTHER DISPOSITION OF THESE SHARES, OR OF ANY INTEREST THEREIN, MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH OTHER STATE LAWS OR PURSUANT TO EXEMPTIONS FROM REGISTRATION UNDER THE ACT, SUCH OTHER STATE LAWS, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER."

     8. HSR Compliance Efforts. Grantee and Issuer shall take, or cause to be taken, all actions necessary to consummate and make effective the transactions contemplated by this Stock Option Agreement, including, without limitation, obtaining any necessary consents of third parties and Governmental Entities and the filing by Grantee and Issuer promptly of any required HSR Act notification forms and the documents required to comply with the HSR Act.

     9. Certain Conditions. The obligation of Issuer to issue Option Shares under this Stock Option Agreement upon exercise of the Option shall be subject to the satisfaction or waiver of the following conditions:

          (a) any waiting periods applicable to the acquisition of the Option Shares by Grantee pursuant to this Stock Option Agreement under the HSR Act shall have expired or been terminated; and

          (b) no statute, rule or regulation shall be in effect, and no order, decree or injunction entered by any court of competent jurisdiction or Governmental Entity in the United States shall be in effect that prohibits the exercise of the Option or acquisition or issuance of Option Shares pursuant to this Stock Option Agreement.

     10. Adjustments Upon Changes in Capitalization. In the event of any change in the number of issued and outstanding shares of Issuer Common Stock by reason of any stock dividend, stock split, recapitalization, merger, rights offering, share exchange or other change in the corporate or capital structure of Issuer, Grantee shall receive, upon exercise of the Option, the stock or other securities, cash or property to which Grantee would have been entitled if Grantee had exercised the Option and had been a holder of record of shares of Issuer Common Stock on the record date fixed for determination of holders of shares of Issuer Common Stock entitled to receive such stock or other securities, cash or property at the same aggregate price as the aggregate Option Price of the Option Shares.

     11. Expiration. The Option shall expire at the earliest of (x) the Effective Time, (y) 5:00 p.m., California time, on the day that is the one year anniversary of the date on which the Merger Agreement has been terminated in accordance with the terms thereof other than pursuant to Section 6.1(d)(ii), and
(z) 5:00 p.m., California time, on the day that is the sixth month anniversary of the date on which the Merger

Agreement is terminated pursuant to Section 6.1(d)(ii) (such expiration date is referred to as the "Expiration Date").

     12. General Provisions.

     (a) Survival. All of the representations, warranties and covenants contained herein shall survive a Closing and shall be deemed to have been made as of the date hereof and as of the date of each Closing.

     (b) Further Assurances. If Grantee exercises the Option, or any portion thereof, in accordance with the terms of this Stock Option Agreement, Issuer and Grantee will execute and deliver all such further documents and instruments and use all reasonable efforts to take all such further action as may be necessary in order to consummate the transactions contemplated thereby.

     (c) Severability. It is the desire and intent of the parties that the provisions of this Stock Option Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Stock Option Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Stock Option Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Stock Option Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     (d) Assignment; Transfer of Stock Option. This Stock Option Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that Issuer and Grantee, without the prior written consent of the other party, shall not be entitled to assign or otherwise transfer any of its rights or obligations hereunder and any such attempted assignment or transfer shall be void; provided further, that Grantee shall be entitled to assign or transfer this Stock Option Agreement or any rights hereunder to any wholly-owned subsidiary of Grantee without Issuer's consent so long as such wholly-owned subsidiary agrees in writing to be bound by the terms and provisions hereof.

     (e) Specific Performance. The parties acknowledge and agree that in the event of a breach of any provision of this Stock Option Agreement, the aggrieved party would be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Stock Option Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provisions, as well as to obtain damages for breach of this Stock Option Agreement. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

     (f) Amendments. This Stock Option Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Grantee and Issuer.

     (g) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the other party at the following addresses (or such other address for a party as shall be specified by like notice):

       If to Grantee:

       PeopleSoft, Inc.
       4460 Hacienda Drive
       Pleasanton, CA 94588
       Telecopier: (925) 694-5152
       Attention: General Counsel

       with a copy to:

       Gibson, Dunn & Crutcher LLP
       One Montgomery Street
       Telesis Tower
       San Francisco, CA 94104
       Telecopier: (415) 374-8427
       Attention: Kenneth R. Lamb, Esq.

       If to Issuer:

       The Vantive Corporation
       2525 Augustine Drive
       Santa Clara, CA 95054
       Telecopier: (408) 367-4126
       Attention: General Counsel

       with a copy to:

       Gray Cary Ware & Freidenrich
       400 Hamilton Avenue
       Palo Alto, California 94301
       Telecopier: (650) 327-3699
       Attention: Gregory Gallo, Esq.

     (h) Headings. The headings contained in this Stock Option Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Stock Option Agreement.

     (i) Counterparts. This Stock Option Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     (j) Governing Law and Venue; Waiver of Jury Trial.

          (1) THIS STOCK OPTION AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Stock Option Agreement and of the documents referred to in this Stock Option Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Stock Option Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute.

          (2) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Stock Option Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Stock Option Agreement and to enforce specifically the terms and provisions of this Stock Option Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

          (3) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS STOCK OPTION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS STOCK OPTION AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(J).

     (k) Entire Agreement. This Stock Option Agreement and the Merger Agreement, and any documents and instruments referred to herein and therein, constitute the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. Nothing in this Stock Option Agreement shall be construed to give any person other than the parties to this Stock Option Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Stock Option Agreement or any provision contained herein.

     (l) Expenses. Except as otherwise provided in this Stock Option Agreement, each party shall pay its own expenses incurred in connection with this Stock Option Agreement and the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          PeopleSoft, Inc., a Delaware
                                          corporation

                                          By: /s/ CRAIG CONWAY
                                            ------------------------------------
                                              Name: Craig Conway
                                              Title: President & Chief Executive
                                              Officer

                                          The Vantive Corporation, a Delaware
                                          corporation

                                          By: /s/ THOMAS L. THOMAS
                                            ------------------------------------
                                              Name: Thomas L. Thomas
                                              Title: Chief Executive Officer

             [SIGNATURE PAGE TO PEOPLESOFT, INC./THE VANTIVE CORPORATION
                            STOCK OPTION AGREEMENT]

                                                                      APPENDIX C

             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

October 11, 1999

Board of Directors
The Vantive Corporation
2525 Augustine Drive
Santa Clara, California 95054

Members of the Board:

You have asked us to advise you with respect to the fairness to the holders of the common stock of The Vantive Corporation ("Vantive") from a financial point of view of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger, dated as of October 11, 1999 (the "Merger Agreement"), by and among Vantive, PeopleSoft, Inc. ("PeopleSoft") and Vickers Acquisition, Inc., a wholly owned subsidiary of PeopleSoft ("Sub"). The Merger Agreement provides for, among other things, the merger of Sub with and into Vantive (the "Merger") pursuant to which each outstanding share of the common stock, par value $.001 per share, of Vantive (the "Vantive Common Stock") will be converted into the right to receive 0.825 (the "Exchange Ratio") of a share of the common stock, par value $.01 per share, of PeopleSoft (the "PeopleSoft Common Stock").

In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to Vantive and PeopleSoft. We have also reviewed certain other information relating to Vantive and PeopleSoft, including publicly available financial forecasts, and have met with the managements of Vantive and PeopleSoft to discuss the businesses and prospects of Vantive and PeopleSoft. We have also considered certain financial and stock market data of Vantive and PeopleSoft, and we have compared those data with similar data for other publicly held companies in businesses we deemed similar to those of Vantive and PeopleSoft, respectively. We have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the publicly available financial forecasts, the managements of Vantive and PeopleSoft have reviewed such forecasts and informed us that they believe that such forecasts represent reasonable estimates and judgments as to the future financial performance of Vantive and PeopleSoft, respectively. We also have assumed, with your consent, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Vantive or PeopleSoft, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing any opinion as to the actual value of the PeopleSoft Common Stock when issued pursuant to the Merger or the prices at which the PeopleSoft Common Stock will trade subsequent to the Merger. In connection with our engagement, we were not requested to, and did not, solicit third party indications of interest regarding the possible acquisition of all or a part of Vantive or its assets.

The Vantive Corporation
October 11, 1999
Page 2

We have acted as financial advisor to Vantive in connection with the Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We have in the past provided financial services to Vantive unrelated to the proposed Merger, for which services we have received compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of Vantive and PeopleSoft for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

It is understood that this letter is for the information of the Board of Directors of Vantive in connection with its evaluation of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to any matter relating to the Merger, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Vantive Common Stock from a financial point of view.

                                        Very truly yours,

                                        CREDIT SUISSE FIRST BOSTON CORPORATION

                                    PART II



                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS



     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the "1933 Act"). As permitted by the Delaware General Corporation Law, PeopleSoft has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Bylaws of PeopleSoft require it to (i) indemnify the officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and (ii) advance expenses to the officers and directors as incurred in connection with proceedings against them for which they may be indemnified. PeopleSoft has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require PeopleSoft, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they may be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. PeopleSoft believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.



     PeopleSoft understands that the staff of the Securities and Exchange Commission is of the opinion that statutory, charter and contractual provisions as are described above have no effect on claims arising under the federal securities laws.



     Commencing with the effectiveness of the merger, PeopleSoft will either cause Vantive to, or will itself directly indemnify the current officers and directors of Vantive in accordance with Vantive's Certificate of Incorporation, Bylaws and indemnification agreements in effect immediately before the merger to any action or inaction by such person prior to the merger.



ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE



(a) EXHIBITS



   EXHIBIT
   NUMBER                            EXHIBIT TITLE
   -------                           -------------
  2.1         Agreement and Plan of Merger dated as of October 11, 1999
              between the Registrant and Vantive (included as Appendix A to the prospectus/proxy statement included as a part of this
              Registration Statement).
  2.2         Agreement and Plan of Reorganization between the Registrant and Red Pepper Company dated as of September 4, 1996
              (incorporated by reference to Exhibit 2.1 filed with the
              Registrant's Form S-4 filed with the Securities and Exchange
              Commission on October 2, 1996).
  2.3         Agreement and Plan of Merger dated September 30, 1998
              between the Registrant and Intrepid Systems, Inc.
              (incorporated by reference to Exhibit 10.37 filed with the
              Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).
  2.4         Agreement and Plan of Reorganization, dated November 19,
              1998, by and among the Registrant, Certain Principal
              Shareholders and Distinction Software, Inc. and amendment
              dated May 17, 1999 (incorporated by reference to Exhibit 2.1 filed with the Registrant's Registration Statement on Form
              S-3 (No. 333-86135) filed with the Securities and Exchange
              Commission on August 27, 1999).

   EXHIBIT
   NUMBER                            EXHIBIT TITLE
   -------                           -------------
  2.5         Stock Option Agreement between the Registrant and Vantive
              dated October 11, 1999. (included as Appendix B to the
              prospectus/proxy statement included as a part of this
              Registration Statement).
  3.1         Restated Certificate of Incorporation of Registrant filed
              with the Secretary of State of the State of Delaware on May
              24, 1995 (incorporated by reference to Exhibit 4.1 filed
              with the Registrant's Form S-8 (No. 333-08575) filed with
              the Securities and Exchange Commission on July 22, 1996).
  3.2         Certificate of Amendment to Certificate of Incorporation of
              Registrant, as filed with the Secretary of State of the
              State of Delaware on June 17, 1996 (incorporated by
              reference to Exhibit 4.2 filed with the Registrant's Form
              S-8 (No. 333-08575) filed with the Securities and Exchange
              Commission on July 22, 1996).
  3.3         Certificate of Amendment to Certificate of Incorporation of
              Registrant, as filed with the Secretary of State of the
              State of Delaware on July 3, 1997 (incorporated by reference to Exhibit 3.3 filed with the Registrant's Annual Report on
              Form 10-K for the year ended December 31, 1997).
  3.4         Certificate of Amendment to Certificate of Incorporation of
              Registrant, as filed with the Secretary of State of the
              State of Delaware on June 29, 1998.
  3.5         Certificate of Designation as filed with the Secretary of
              State of the State of Delaware on March 24, 1998
              (incorporated by reference to Exhibit 3.4 filed with the
              Registrant's Annual Report on Form 10-K for the year ended
              December 31, 1997).
  3.6         Bylaws of Registrant as amended to date (incorporated by
              reference to Exhibit 3.5 filed with the Registrant's Annual
              Report on Form 10-K for the year ended December 31, 1998).
  3.7         Specimen Certificate of the Registrant's Common Stock
              (incorporated by reference to Exhibit 1 filed with Amendment
              No. 1 to the Registrant's Form 8-A filed with the Securities and Exchange Commission on November 6, 1992).
  4.2         First Amended and Restated Preferred Shares Rights Agreement
              dated December 16, 1997 (incorporated by reference to
              Exhibit 1 filed with the Registrant's Form 8-A/A filed with the Securities and Exchange Commission on March 25, 1998).
  5.1         Opinion of Gibson, Dunn & Crutcher LLP.
  8.1         Opinion of Gibson, Dunn & Crutcher LLP as to tax matters.
  8.2         Opinion of Gray Cary Ware & Freidenrich LLP as to tax
              matters.
  10.1(1)     Amended and Restated 1989 Stock Option Plan and forms of
              option agreements thereunder (incorporated by reference to
              Exhibit 10.1 filed with the Registrant's Quarterly Report on
              Form 10-Q for the quarter ended March 31, 1999).
  10.2        1992 Employee Stock Purchase Plan as amended to date, and
              form of subscription agreement thereunder (incorporated by reference to Exhibit 10.2 filed with the Registrant's
              Quarterly Report on Form 10-Q for the quarter ended March
              31, 1999).
  10.3        1992 Directors' Stock Option Plan and forms of option
              agreements thereunder (incorporated by reference to Exhibit
              10.3 filed with the Registrant's Registration Statement on
              Form S-1 (No. 33-53000) filed October 7, 1992, Amendment No.
              1 thereto filed October 26, 1992, Amendment No. 2 thereto
              filed November 10, 1992 and Amendment No. 3 thereto filed
              November 18, 1992, which Registration Statement became
              effective November 18, 1992 and the Registrant's
              Registration Statement on Form S-1 (No. 33-62356) filed on
              May 7, 1993, which Registration Statement became effective
              May 24, 1993 (collectively, the "Original S-1, as
              amended")).

   EXHIBIT
   NUMBER                            EXHIBIT TITLE
   -------                           -------------
  10.4(1)     Executive Bonus Plan (incorporated by reference to Exhibit
              10.4 filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994).
  10.5        Amendment and Restatement of PeopleSoft, Inc. 401(K) Plan,
              dated December 13, 1995, Amendment No. 1 dated December 30,
              1994, and Amendment No. 2, dated August 25, 1995
              (incorporated by reference to Exhibit 2.1 filed with the
              Registrant's Form 8-K filed with the Securities and Exchange
              Commission on December 15, 1995).
  10.6        Form of Indemnification Agreement entered into between the
              Registrant and each of its directors and officers
              (incorporated by reference to Exhibit 10.6 filed with the
              Original S-1, as amended).
  10.7        Loan Agreement between the Registrant and West America Bank,
              N.A. dated October 31, 1995 (incorporated by reference to
              Exhibit 2.1 filed with the Registrant's Form 8-K filed with the Securities and Exchange Commission on December 15,
              1995).
  10.8        Office Lease for 1331 North California Boulevard dated July
              23, 1990 between the Registrant and 1333 North California
              Boulevard, a California limited partnership, as amended by the First Amendment to Lease dated April 24, 1991 and the
              Second Amendment to Lease dated June 17, 1992 and related
              Lease Guarantees dated July 26, 1990 and June 14, 1991
              between 1333 North California Boulevard and David A.
              Duffield (incorporated by reference to Exhibit 10.8 filed
              with the Original S-1, as amended).
  10.9        Lease dated July 24, 1992 between the Registrant and Glen
              Pointe Associates (incorporated by reference to Exhibit 10.9 filed with the Original S-1, as amended).
  10.10(2)    Software License and Support Agreement dated June 23, 1992 between the Registrant and ADP, Inc., as amended by
              Amendment No. 1 dated September 30, 1992 (incorporated by
              reference to Exhibit 10.12 filed with the Original S-1, as amended).
  10.11       Lease dated June 23, 1993 between the Registrant and
              Westbrook Corporate Center (incorporated by reference to
              Exhibit 10.18 filed with the Registrant's Annual Report on
              Form 10-K for the year ended December 31, 1994).
  10.12       Lease dated January 17, 1994 between the Registrant and R-H
              Associates Bldg. III Corp. (incorporated by reference to
              Exhibit 10.19 filed with the Registrant's Annual Report on
              Form 10-K for the year ended December 31, 1994).
  10.13       Lease dated March 10, 1994 between the Registrant and
              Rosewood Associates (incorporated by reference to Exhibit
              10.20 filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994).
  10.14       Contract of Sale and Escrow Instructions between the
              Registrant and Rosewood Owner of California (B) LLC, a
              California limited liability company, dated October 4, 1995
              (incorporated by reference to Exhibit 2.1 filed with the
              Registrant's Form 8-K filed with the Securities and Exchange
              Commission on December 15, 1995).
  10.15       Warrant Agreement between the Registrant and The First
              National Bank of Boston, as Warrant Agent, dated October 30,
              1995 (incorporated by reference to Exhibit 10.1 filed with the Registrant's Registration Statement on Form S-3 (No.
              33-80755) filed with the Securities and Exchange Commission on December 22, 1995).
  10.16       Warrant Purchase Agreement between the Registrant and
              Goldman, Sachs & Co. dated October 30, 1995 (incorporated by reference to Exhibit 10.2 filed with the Registrant's
              Registration Statement on Form S-3 (No. 33-80755) filed with the Securities and Exchange Commission on December 22,
              1995).

   EXHIBIT
   NUMBER                            EXHIBIT TITLE
   -------                           -------------
  10.17       Registration Rights Agreement between the Registrant and
              Goldman, Sachs & Co. dated October 30, 1995 (incorporated by reference to Exhibit 10.3 filed with the Registrant's
              Registration Statement on Form S-3 (No. 33-80755) filed with the Securities and Exchange Commission on December 22,
              1995).
  10.18       Amendment No. 2 dated September 28, 1994, Amendment No. 3
              dated September 21, 1995 and Amendment No. 4 dated December
              28, 1995 to the Software License and Support Agreement dated
              June 23, 1992 between the Registrant and ADP, Inc.
              (incorporated by reference to Exhibit 10.25 filed with the
              Registrant's Annual Report on Form 10-K for the year ended
              December 31, 1995).
  10.19       Amended Software Development Agreement dated December 22,
              1995 between the Registrant and Solutions for Education
              Administrators, Inc. (incorporated by reference to Exhibit
              10.26 filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995).
  10.20       Exclusive Marketing and Distribution Agreement dated
              December 22, 1995 between the Registrant and SIS Development
              LLC ("SIS") (incorporated by reference to Exhibit 10.27 with the Registrant's Annual Report on Form 10-K for the year
              ended December 31, 1995).
  10.21       Amendment No. 1 dated September 19, 1994, Amendment No. 2
              dated May 15, 1995 and Amendment No. 3 dated June 19, 1995 to the Lease dated March 10, 1994 between the Registrant and
              Rosewood Associates (incorporated by reference to Exhibit
              10.28 filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996).
  10.22       Systems Integrator Agreement dated August 25, 1995 between the Registrant and Shared Medical Systems Corporation
              (incorporated by reference to Exhibit 10.29 filed with the
              Registrant's Annual Report on Form 10-K for the year ended
              December 31, 1995).
  10.23       Lease dated December 4, 1996 between the Registrant and
              Lease Plan North America, Inc. (incorporated by reference to
              Exhibit 10.32 filed with the Registrant's Annual Report on
              Form 10-K for the year ended December 31, 1996).
  10.24       Purchase Agreement dated October 22, 1996 between the
              Registrant and Norwest Equity Partners IV, L.P.
              (incorporated by reference to the Exhibit 10.33 filed with the Registrant's Annual Report on Form 10-K for the year
              ended December 31, 1996).
  10.25       Red Pepper Software Company 1993 Stock Option Plan, and
              forms of stock option agreement thereunder (incorporated by reference to Exhibit 2.1 filed with the Registrant's Form
              S-8 filed with the Securities and Exchange Commission on
              October 24, 1996).
  10.26       Agreement of Purchase and Sale dated July 22, 1998 between the Registrant and William Willson & Associates
              (incorporated by reference to Exhibit 10.35 filed with the
              Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).
  10.27       Lease dated September 14, 1998 between the Registrant and
              Hacienda Plaza Associates, LLC (incorporated by reference to
              Exhibit 10.36 filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).
  10.28       Development and License Agreement dated December 30, 1998
              between the Registrant and Momentum Business Applications,
              Inc. (incorporated by reference to Exhibit 10.37 filed with the Registrant's Annual Report on Form 10-K for the year
              ended December 31, 1998).
  10.29       Marketing and Distribution Agreement dated December 30, 1998 between the Registrant and Momentum Business Applications,
              Inc. (incorporated by reference to Exhibit 10.38 filed with the Registrant's Annual Report on Form 10-K for the year
              ended December 31, 1998).

   EXHIBIT
   NUMBER                            EXHIBIT TITLE
   -------                           -------------
  10.30       Distribution Agreement dated December 30, 1998 between the
              Registrant and Momentum Business Applications, Inc.
              (incorporated by reference to Exhibit 10.39 filed with the
              Registrant's Annual Report on Form 10-K for the year ended
              December 31, 1998).
  10.31       First Amendment to Participation Agreement and Appendix 1 to
              Participation Agreement, Master Lease and Construction Deed
              of Trust dated February 20, 1998 between the Registrant and
              Lease Plan North America, Inc. (incorporated by reference to
              Exhibit 10.40 filed with the Registrant's Annual Report on
              Form 10-K for the year ended December 31, 1998).
  10.32       Second Amendment to Participation Agreement, Master Lease,
              Guarantee, Construction Deed of Trust, Cash Collateral
              Agreement, Assignment of Lease and Appendix 1 to
              Participation Agreement, Master Lease and Construction Deed
              of Trust dated September 28, 1998 between the Registrant and
              Lease Plan North America, Inc (incorporated by reference to
              Exhibit 10.41 filed with the Registrant's Annual Report on
              Form 10-K for the year ended December 31, 1998).
  10.33       Participation Agreement dated September 28, 1998 between the
              Registrant and Wilmington Trust Company, ABN AMRO Leasing,
              Inc., ABN AMRO Bank N.V., and Financial Institutions listed in Schedule I of the Participation Agreement (incorporated by reference to Exhibit 10.42 filed with the Registrant's
              Annual Report on Form 10-K for the year ended December 31,
              1998).
  10.34       Master Lease dated September 28, 1998 between the Registrant and Wilmington Trust Company (incorporated by reference to
              Exhibit 10.43 filed with the Registrant's Annual
              Report on Form 10-K for the year ended December 31, 1998).
  10.35       Appendix 1 to the Participation Agreement and Master Lease
              dated September 28, 1998 (incorporated by reference to
              Exhibit 10.44 filed with the Registrant's Annual Report on
              Form 10-K for the year ended December 31, 1998).
  21.18       Subsidiaries of the Registrant (incorporated by reference to
              Exhibit 21.1 to the Registrant's Annual Report on Form 10-K
              for the year ended December 31, 1998).
  23.1        Consent of Ernst & Young LLP, independent auditors.
  23.2        Consent of Arthur Andersen LLP, independent public
              accountants.
  23.3        Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
              5.1 and Exhibit 8.1).
  23.4        Consent of Gray Cary Ware & Freidenrich LLP (included in
              Exhibit 8.2).
  24          Power of Attorney (see the signature page to this
              Registration Statement).
  99.1        Form of Proxy for holders of Vantive common stock.
  99.2        Consent of Credit Suisse First Boston Corporation.


- ---------------

(1) This agreement is a compensatory plan or arrangement.



(2) Confidential treatment previously granted.



(b) FINANCIAL STATEMENT SCHEDULE



     All schedules have been omitted because the required information is not applicable or is shown in the financial statements or the notes attached thereto.

ITEM 22. UNDERTAKINGS.



     The undersigned registrant hereby undertakes:



          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;



             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and



             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.



          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



          (d) (1) That for purposes of determining any liability under the Securities Act of 1933 each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



             (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters in addition to the information called for by the other items of the applicable form.



             (3) That every prospectus (i) that is filed pursuant to paragraph
        (2) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that for purposes of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          (e) To respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.



          (f) To supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein that was not the subject of and included in the registration statement when it became effective.



          (g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned thereunto duly authorized in the City of Pleasanton, State of California, on November 17, 1999.


                                          PEOPLESOFT, INC.

                                          By:       /s/ CRAIG CONWAY

                                            ------------------------------------
                                              Craig Conway
                                              President, Chief Executive Officer
                                              and Director

                               POWER OF ATTORNEY

     Each person whose individual signature appears below hereby constitutes and appoints Craig Conway, Stephen F. Hill and Anne Jordan and each of them severally, as his or her true and lawful attorney-in-fact with full power of substitution to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement on Form S-4, including any and all post-effective amendments.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed below by the following persons in the capacities indicated below.


           /s/ DAVID A. DUFFIELD                              /s/ CRAIG CONWAY
- --------------------------------------------    --------------------------------------------
David A. Duffield          November 17, 1999     Craig Conway              November 17, 1999
Chairman of the Board of Directors               President, Chief Executive Officer and
                                                 Director (Principal Executive Officer)

            /s/ STEPHEN F. HILL
- --------------------------------------------    --------------------------------------------
Stephen F. Hill            November 17, 1999    A. George Battle           November   , 1999
Vice President and Acting Chief Financial       Director
Officer (Principal Financial Officer and
Principal Accounting Officer)

              /s/ ANEEL BHUSRI                             /s/ CYRIL J. YANSOUNI
- --------------------------------------------    --------------------------------------------
Aneel Bhusri               November 17, 1999    Cyril J. Yansouni          November 17, 1999
Vice Chairman of the Board of Directors         Director

          /s/ GEORGE J. STILL JR.
- --------------------------------------------
George J. Still Jr.        November 17, 1999
Director

                                 EXHIBIT INDEX



   EXHIBIT
   NUMBER                            EXHIBIT TITLE
   -------                           -------------
  2.1         Agreement and Plan of Merger dated as of October 11, 1999
              between the Registrant and Vantive (included as Appendix A to the prospectus/proxy statement included as a part of this
              Registration Statement).
  2.2         Agreement and Plan of Reorganization between the Registrant and Red Pepper Company dated as of September 4, 1996
              (incorporated by reference to Exhibit 2.1 filed with the
              Registrant's Form S-4 filed with the Securities and Exchange
              Commission on October 2, 1996).
  2.3         Agreement and Plan of Merger dated September 30, 1998
              between the Registrant and Intrepid Systems, Inc.
              (incorporated by reference to Exhibit 10.37 filed with the
              Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).
  2.4         Agreement and Plan of Reorganization, dated November 19,
              1998, by and among the Registrant, Certain Principal
              Shareholders and Distinction Software, Inc. and amendment
              dated May 17, 1999 (incorporated by reference to Exhibit 2.1 filed with the Registrant's Registration Statement on Form
              S-3 (No. 333-86135) filed with the Securities and Exchange
              Commission on August 27, 1999).
  2.5         Stock Option Agreement between the Registrant and Vantive
              dated October 11, 1999. (included as Appendix B to the
              prospectus/proxy statement included as a part of this
              Registration Statement).
  3.1         Restated Certificate of Incorporation of Registrant filed
              with the Secretary of State of the State of Delaware on May
              24, 1995 (incorporated by reference to Exhibit 4.1 filed
              with the Registrant's Form S-8 (No. 333-08575) filed with
              the Securities and Exchange Commission on July 22, 1996).
  3.2         Certificate of Amendment to Certificate of Incorporation of
              Registrant, as filed with the Secretary of State of the
              State of Delaware on June 17, 1996 (incorporated by
              reference to Exhibit 4.2 filed with the Registrant's Form
              S-8 (No. 333-08575) filed with the Securities and Exchange
              Commission on July 22, 1996).
  3.3         Certificate of Amendment to Certificate of Incorporation of
              Registrant, as filed with the Secretary of State of the
              State of Delaware on July 3, 1997 (incorporated by reference to Exhibit 3.3 filed with the Registrant's Annual Report on
              Form 10-K for the year ended December 31, 1997).
  3.4         Certificate of Amendment to Certificate of Incorporation of
              Registrant, as filed with the Secretary of State of the
              State of Delaware on June 29, 1998.
  3.5         Certificate of Designation as filed with the Secretary of
              State of the State of Delaware on March 24, 1998
              (incorporated by reference to Exhibit 3.4 filed with the
              Registrant's Annual Report on Form 10-K for the year ended
              December 31, 1997).
  3.6         Bylaws of Registrant as amended to date (incorporated by
              reference to Exhibit 3.5 filed with the Registrant's Annual
              Report on Form 10-K for the year ended December 31, 1998).
  3.7         Specimen Certificate of the Registrant's Common Stock
              (incorporated by reference to Exhibit 1 filed with Amendment
              No. 1 to the Registrant's Form 8-A filed with the Securities and Exchange Commission on November 6, 1992).
  4.2         First Amended and Restated Preferred Shares Rights Agreement
              dated December 16, 1997 (incorporated by reference to
              Exhibit 1 filed with the Registrant's Form 8-A/A filed with the Securities and Exchange Commission on March 25, 1998).
  5.1         Opinion of Gibson, Dunn & Crutcher LLP.
  8.1         Opinion of Gibson, Dunn & Crutcher LLP as to tax matters.

   EXHIBIT
   NUMBER                            EXHIBIT TITLE
   -------                           -------------
  8.2         Opinion of Gray Cary Ware & Freidenrich LLP as to tax
              matters.
  10.1(1)     Amended and Restated 1989 Stock Option Plan and forms of
              option agreements thereunder (incorporated by reference to
              Exhibit 10.1 filed with the Registrant's Quarterly Report on
              Form 10-Q for the quarter ended March 31, 1999).
  10.2        1992 Employee Stock Purchase Plan as amended to date, and
              form of subscription agreement thereunder (incorporated by reference to Exhibit 10.2 filed with the Registrant's
              Quarterly Report on Form 10-Q for the quarter ended March
              31, 1999).
  10.3        1992 Directors' Stock Option Plan and forms of option
              agreements thereunder (incorporated by reference to Exhibit
              10.3 filed with the Registrant's Registration Statement on
              Form S-1 (No. 33-53000) filed October 7, 1992, Amendment No.
              1 thereto filed October 26, 1992, Amendment No. 2 thereto
              filed November 10, 1992 and Amendment No. 3 thereto filed
              November 18, 1992, which Registration Statement became
              effective November 18, 1992 and the Registrant's
              Registration Statement on Form S-1 (No. 33-62356) filed on
              May 7, 1993, which Registration Statement became effective
              May 24, 1993 (collectively, the "Original S-1, as
              amended")).
  10.4(1)     Executive Bonus Plan (incorporated by reference to Exhibit
              10.4 filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994).
  10.5        Amendment and Restatement of PeopleSoft, Inc. 401(K) Plan,
              dated December 13, 1995, Amendment No. 1 dated December 30,
              1994, and Amendment No. 2, dated August 25, 1995
              (incorporated by reference to Exhibit 2.1 filed with the
              Registrant's Form 8-K filed with the Securities and Exchange
              Commission on December 15, 1995).
  10.6        Form of Indemnification Agreement entered into between the
              Registrant and each of its directors and officers
              (incorporated by reference to Exhibit 10.6 filed with the
              Original S-1, as amended).
  10.7        Loan Agreement between the Registrant and West America Bank,
              N.A. dated October 31, 1995 (incorporated by reference to
              Exhibit 2.1 filed with the Registrant's Form 8-K filed with the Securities and Exchange Commission on December 15,
              1995).
  10.8        Office Lease for 1331 North California Boulevard dated July
              23, 1990 between the Registrant and 1333 North California
              Boulevard, a California limited partnership, as amended by the First Amendment to Lease dated April 24, 1991 and the
              Second Amendment to Lease dated June 17, 1992 and related
              Lease Guarantees dated July 26, 1990 and June 14, 1991
              between 1333 North California Boulevard and David A.
              Duffield (incorporated by reference to Exhibit 10.8 filed
              with the Original S-1, as amended).
  10.9        Lease dated July 24, 1992 between the Registrant and Glen
              Pointe Associates (incorporated by reference to Exhibit 10.9 filed with the Original S-1, as amended).
  10.10(2)    Software License and Support Agreement dated June 23, 1992 between the Registrant and ADP, Inc., as amended by
              Amendment No. 1 dated September 30, 1992 (incorporated by
              reference to Exhibit 10.12 filed with the Original S-1, as amended).
  10.11       Lease dated June 23, 1993 between the Registrant and
              Westbrook Corporate Center (incorporated by reference to
              Exhibit 10.18 filed with the Registrant's Annual Report on
              Form 10-K for the year ended December 31, 1994).
  10.12       Lease dated January 17, 1994 between the Registrant and R-H
              Associates Bldg. III Corp. (incorporated by reference to
              Exhibit 10.19 filed with the Registrant's Annual Report on
              Form 10-K for the year ended December 31, 1994).
  10.13       Lease dated March 10, 1994 between the Registrant and
              Rosewood Associates (incorporated by reference to Exhibit
              10.20 filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994).

   EXHIBIT
   NUMBER                            EXHIBIT TITLE
   -------                           -------------
  10.14       Contract of Sale and Escrow Instructions between the
              Registrant and Rosewood Owner of California (B) LLC, a
              California limited liability company, dated October 4, 1995
              (incorporated by reference to Exhibit 2.1 filed with the
              Registrant's Form 8-K filed with the Securities and Exchange
              Commission on December 15, 1995).
  10.15       Warrant Agreement between the Registrant and The First
              National Bank of Boston, as Warrant Agent, dated October 30,
              1995 (incorporated by reference to Exhibit 10.1 filed with the Registrant's Registration Statement on Form S-3 (No.
              33-80755) filed with the Securities and Exchange Commission on December 22, 1995).
  10.16       Warrant Purchase Agreement between the Registrant and
              Goldman, Sachs & Co. dated October 30, 1995 (incorporated by reference to Exhibit 10.2 filed with the Registrant's
              Registration Statement on Form S-3 (No. 33-80755) filed with the Securities and Exchange Commission on December 22,
              1995).
  10.17       Registration Rights Agreement between the Registrant and
              Goldman, Sachs & Co. dated October 30, 1995 (incorporated by reference to Exhibit 10.3 filed with the Registrant's
              Registration Statement on Form S-3 (No. 33-80755) filed with the Securities and Exchange Commission on December 22,
              1995).
  10.18       Amendment No. 2 dated September 28, 1994, Amendment No. 3
              dated September 21, 1995 and Amendment No. 4 dated December
              28, 1995 to the Software License and Support Agreement dated
              June 23, 1992 between the Registrant and ADP, Inc.
              (incorporated by reference to Exhibit 10.25 filed with the
              Registrant's Annual Report on Form 10-K for the year ended
              December 31, 1995).
  10.19       Amended Software Development Agreement dated December 22,
              1995 between the Registrant and Solutions for Education
              Administrators, Inc. (incorporated by reference to Exhibit
              10.26 filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995).
  10.20       Exclusive Marketing and Distribution Agreement dated
              December 22, 1995 between the Registrant and SIS Development
              LLC ("SIS") (incorporated by reference to Exhibit 10.27 with the Registrant's Annual Report on Form 10-K for the year
              ended December 31, 1995).
  10.21       Amendment No. 1 dated September 19, 1994, Amendment No. 2
              dated May 15, 1995 and Amendment No. 3 dated June 19, 1995 to the Lease dated March 10, 1994 between the Registrant and
              Rosewood Associates (incorporated by reference to Exhibit
              10.28 filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996).
  10.22       Systems Integrator Agreement dated August 25, 1995 between the Registrant and Shared Medical Systems Corporation
              (incorporated by reference to Exhibit 10.29 filed with the
              Registrant's Annual Report on Form 10-K for the year ended
              December 31, 1995).
  10.23       Lease dated December 4, 1996 between the Registrant and
              Lease Plan North America, Inc. (incorporated by reference to
              Exhibit 10.32 filed with the Registrant's Annual Report on
              Form 10-K for the year ended December 31, 1996).
  10.24       Purchase Agreement dated October 22, 1996 between the
              Registrant and Norwest Equity Partners IV, L.P.
              (incorporated by reference to the Exhibit 10.33 filed with the Registrant's Annual Report on Form 10-K for the year
              ended December 31, 1996).
  10.25       Red Pepper Software Company 1993 Stock Option Plan, and
              forms of stock option agreement thereunder (incorporated by reference to Exhibit 2.1 filed with the Registrant's Form
              S-8 filed with the Securities and Exchange Commission on
              October 24, 1996).
  10.26       Agreement of Purchase and Sale dated July 22, 1998 between the Registrant and William Willson & Associates
              (incorporated by reference to Exhibit 10.35 filed with the
              Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).

   EXHIBIT
   NUMBER                            EXHIBIT TITLE
   -------                           -------------
  10.27       Lease dated September 14, 1998 between the Registrant and
              Hacienda Plaza Associates, LLC (incorporated by reference to
              Exhibit 10.36 filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).
  10.28       Development and License Agreement dated December 30, 1998
              between the Registrant and Momentum Business Applications,
              Inc. (incorporated by reference to Exhibit 10.37 filed with the Registrant's Annual Report on Form 10-K for the year
              ended December 31, 1998).
  10.29       Marketing and Distribution Agreement dated December 30, 1998 between the Registrant and Momentum Business Applications,
              Inc. (incorporated by reference to Exhibit 10.38 filed with the Registrant's Annual Report on Form 10-K for the year
              ended December 31, 1998).
  10.30       Distribution Agreement dated December 30, 1998 between the
              Registrant and Momentum Business Applications, Inc.
              (incorporated by reference to Exhibit 10.39 filed with the
              Registrant's Annual Report on Form 10-K for the year ended
              December 31, 1998).
  10.31       First Amendment to Participation Agreement and Appendix 1 to
              Participation Agreement, Master Lease and Construction Deed
              of Trust dated February 20, 1998 between the Registrant and
              Lease Plan North America, Inc. (incorporated by reference to
              Exhibit 10.40 filed with the Registrant's Annual Report on
              Form 10-K for the year ended December 31, 1998).
  10.32       Second Amendment to Participation Agreement, Master Lease,
              Guarantee, Construction Deed of Trust, Cash Collateral
              Agreement, Assignment of Lease and Appendix 1 to
              Participation Agreement, Master Lease and Construction Deed
              of Trust dated September 28, 1998 between the Registrant and
              Lease Plan North America, Inc (incorporated by reference to
              Exhibit 10.41 filed with the Registrant's Annual Report on
              Form 10-K for the year ended December 31, 1998).
  10.33       Participation Agreement dated September 28, 1998 between the
              Registrant and Wilmington Trust Company, ABN AMRO Leasing,
              Inc., ABN AMRO Bank N.V., and Financial Institutions listed in Schedule I of the Participation Agreement (incorporated by reference to Exhibit 10.42 filed with the Registrant's
              Annual Report on Form 10-K for the year ended December 31,
              1998).
  10.34       Master Lease dated September 28, 1998 between the Registrant and Wilmington Trust Company (incorporated by reference to
              Exhibit 10.43 filed with the Registrant's Annual
              Report on Form 10-K for the year ended December 31, 1998).
  10.35       Appendix 1 to the Participation Agreement and Master Lease
              dated September 28, 1998 (incorporated by reference to
              Exhibit 10.44 filed with the Registrant's Annual Report on
              Form 10-K for the year ended December 31, 1998).
  21.18       Subsidiaries of the Registrant (incorporated by reference to
              Exhibit 21.1 to the Registrant's Annual Report on Form 10-K
              for the year ended December 31, 1998).
  23.1        Consent of Ernst & Young LLP, independent auditors.
  23.2        Consent of Arthur Andersen LLP, independent public
              accountants.
  23.3        Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
              5.1 and Exhibit 8.1).
  23.4        Consent of Gray Cary Ware & Freidenrich LLP (included in
              Exhibit 8.2).
  24          Power of Attorney (see the signature page to this
              Registration Statement).
  99.1        Form of Proxy for holders of Vantive common stock.

   EXHIBIT
   NUMBER                            EXHIBIT TITLE
   -------                           -------------
  99.2        Consent of Credit Suisse First Boston Corporation.


- ---------------

(1) This agreement is a compensatory plan or arrangement.



(2) Confidential treatment previously granted.